EXHIBIT D-1


                                VINSON & ELKINS
                                ATTORNEYS AT LAW

                                VINSON & ELKINS L.L.P.
                             THE WILLARD OFFICE BUILDING
                             1455 PENNSYLVANIA AVE., N.W.
                             WASHINGTON, D.C.  20004-1008
                               TELEPHONE (202) 639-6500
Writer's Phone: 202-639-6618     FAX (202) 639-6604    E-Mail:dbobbish@velaw.com
Writer's Fax: 202-879-8820                                    Web: www.velaw.com




                                   May 9, 2001

David  P.  Boergers,  Secretary
Federal Energy Regulatory Commission
888  First  Street,  N.E.
Room  1A,  East
Washington,  D.C.  20426

     Re:    Energy East Corporation and RGS Energy Group, Inc.
            --------------------------------------------------
            Docket  No.  EC01-97-000
            Application for Approval of Disposition of Jurisdictional Facilities

Dear  Mr.  Boergers:

     Enclosed for filing are an original and eight (8) copies of the "Joint Application of Energy East Corporation ("Energy East") and RGS Energy Group, Inc. ("RGS Group") for Approval of Disposition of Jurisdictional Facilities," ("Application") pursuant to Section 203 of the Federal Power Act and Part 33 of the Commission's regulations, 18 C.F.R. Sec. 33.1, et seq. (2001).

     Pursuant to Section 388.112 of the Commission's regulations, 18 C.F.R. Sec.
388.112 (2000), Applicants request privileged treatment of the document included in Exhibit P to the original Application. This document contains confidential business information which, if made available to the public, would subject Energy East and its subsidiaries to competitive harm. As required by Section 388.122(b)(ii), Applicants have indicated on the front of the document "Contains Privileged Information -- Do Not Release." Copies of the Application do not include Exhibit P.

     Pursuant to Section 388.112 of the Commission's regulations, Applicants also request privileged treatment of the model used in the competition analysis. This model contains confidential business information and trade secrets which, if released, would subject PA Consulting, Inc. to competitive harm. Applicants include three (3) copies of the model with the original Application and, in accordance with Section 388.112(b)(ii) of the Commission's regulations, have indicated on the front of each diskette, "Contains Privileged Information - Do Not Release." Copies of the Application do not include the model.


  WASHINGTON, D.C.         AUSTIN         BEIJING         DALLAS         HOUSTON
            LONDON         MOSCOW         NEW YORK         SINGAPORE

Mr.  David P. Boergers
Page  2
May  9,  2001

     Commission approval is prerequisite to closing the proposed transaction described in the Application. The parties to such transaction desire to effectuate such closing prior to the end of this calendar year. Therefore, as set forth in the enclosed Application, Applicants further request that the Commission consider this Application on an expedited basis, and issue an order approving the transaction no later than September 12, 2001.

     Also included with this filing is a Form of Notice suitable for publication in the Federal Register, in hard copy and in WordPerfect format on a 3-1/2"
         -----------------
diskette.

     Please contact the undersigned if you have any questions about this Application.

                                     Sincerely,


                                     ----------------------------------------

                                     Adam  Wenner
                                     Donna  J.  Bobbish
                                     Attorneys for Energy East Corporation




Enclosures

Mr. David P. Boergers
Page 3
May 9, 2001

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy East Corporation               )
                                      )
        and                           )          Docket No. EC01-97-000
                                      )
RGS  Energy Group, Inc.               )




                              JOINT APPLICATION OF
               ENERGY EAST CORPORATION AND RGS ENERGY GROUP, INC.
                      FOR APPROVAL OF THEIR PROPOSED MERGER
           AND THE RESULTING DISPOSITION OF JURISDICTIONAL FACILITIES




                                              Adam  Wenner
                                              Donna  J.  Bobbish
                                              Vinson  &  Elkins  L.L.P.
                                              1455  Pennsylvania  Ave., NW
                                              Washington,  DC  20004
                                              202-  639-6533  (phone)
                                              202-639-6604  (fax)

                                              Attorneys  for  Energy  East
                                              Corporation

                                              Robert  L.  Daileader,  Jr.
                                              Elizabeth  W.  White
                                              Nixon  Peabody  LLP
                                              401  9th  Street,  N.W.
                                              Washington,  DC  20004
                                              202-585-8318  (phone)
                                              202-585-8080  (fax)

                                              Attorneys for RGS Group, Inc.


May  9,  2001

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Energy East  Corporation                )
                                        )
          and                           )   Docket  No.  EC01-97-000
                                        )
RGS  Energy  Group,  Inc.               )

                              JOINT APPLICATION OF
               ENERGY EAST CORPORATION AND RGS ENERGY GROUP, INC.
            FOR APPROVAL OF DISPOSITION OF JURISDICTIONAL FACILITIES


     Pursuant to Section 203 of the Federal Power Act ("FPA")(1) and Part 33 of the Commission's regulations,(2) Energy East Corporation ("Energy East") and RGS Energy Group, Inc. ("RGS Group"), on behalf of their jurisdictional subsidiaries (collectively, "the Applicants"), jointly request Commission approval of the proposed transaction involving Energy East and RGS Group pursuant to the "Agreement and Plan of Merger" dated February 16, 2001, by and among Energy East, RGS Group and Eagle Merger Corp. ("Eagle")(3) ("Merger Agreement") (the "Merger"), and the resulting disposition of jurisdictional facilities, as explained more fully below.

     As shown herein, the Merger will not result in any adverse effects on competition, rates, or regulation. In order to enable the Merger to close by the end of calendar year 2001, the Applicants request that the Commission act expeditiously to approve the Merger without an evidentiary hearing, on or before its meeting scheduled for September 12, 2001.

--------------------
1     16  U.S.C  Sec.  824b(a)  (1994).

2     18  C.F.R.  Sec.  33.1,  et  seq.  (2001).

3     Eagle  is  a  New York corporation formed in February 2001, solely for the purpose of completing the Merger. Eagle has no employees and no business operations.

I.   INTRODUCTION

     The Commission should approve the Merger. The Merger is consistent with the public interest, because it will have no adverse impact on competition, rates or regulation in the relevant markets. As demonstrated in the Competitive Analysis Screen, the Merger raises no material horizontal or vertical market power issues and will not create any barriers to entry by other market participants. The Applicants have proposed ratepayer protections and have committed to abide by the Commission's policies on affiliate transactions. Accordingly, the Commission should find that the Merger satisfies the standards articulated in its Merger Policy Statement and clarified in Order No. 642.(4)

     Additionally, the Merger will result in benefits to the public, investors and consumers by allowing Energy East, through the acquisition of RGS Group, to become a larger, financially stronger company that will have the combined resources, experience and talent to focus on providing high-quality and cost-efficient energy delivery, products and services to customers in the Northeast. The Applicants estimate net cost savings resulting from the Merger at approximately $50 million per year.

     In the last few years, industry and regulators have begun implementing a transition to competitive wholesale and retail markets in New York State and elsewhere in the country. The stronger organization resulting from the Merger should enhance the ability of the utilities to provide high-quality service to their customers during the volatile period of transition to full competition.

---------------
4     Inquiry  Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, Order No. 592, III FERC Stats. and Regs. 31,044 (1996) ("Merger Policy Statement"), reconsideration denied, Order No. 592-A, 79 FERC 61,321 (1997). Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, III FERC Stats. & Regs. 31,111 (2000), order on reh'g, Order No. 642-A, 94 FERC 61,289 (2001) ("Order No. 642"). Order No. 642
became  effective  on  January  29,  2001.

     Finally, the Merger will join two companies with similar management approaches and similar business objectives. The utility subsidiaries of Energy East and RGS Group operate in comparable service territories and are subject to regulation by state commissions that have been engaged in restructuring utility operations and aggressively pursuing retail competition policies for the past several years. Open retail access is available today on the electric transmission and distribution systems of the Applicants' three principal electric utility company subsidiaries, Central Maine Power Company ("CMP"), New York State Electric & Gas Corporation ("NYSEG"), and Rochester Gas and Electric Corporation ("RG&E").

II.  INFORMATION  REQUIRED  BY  PART  33  OF  THE  COMMISSION'S  REGULATIONS

Sec.  33.2     General  Information  Requirements

     (a) The exact names and addresses of the principal business offices of the Applicants are as follows:

          1.   Energy  East
               ------------

          Energy  East  Corporation
          P.O.  Box  12904
          Albany,  NY  12212-2904

          2.   RGS  Group
               ----------

          RGS  Energy  Group,  Inc.
          89  East  Avenue
          Rochester,  NY  14649

     (b) The names and addresses of the persons authorized to receive notices and communications regarding this Application are as follows:

     1.   Energy  East
          ------------

     Kenneth  M.  Jasinski                     Adam  Wenner
     Executive  Vice  President,               Donna  J.  Bobbish
     General  Counsel  and  Secretary          Vinson  &  Elkins  L.L.P.
     Energy  East  Corporation                 1455  Pennsylvania  Ave.,  NW
     P.O.  Box  12904                          Washington,  DC  20004
     Albany,  NY  12904                        202-  639-6533  (phone)
     607-762-4315  (phone)                     202-639-6604  (fax)
     607-762-4345  (fax)                       awenner@velaw.com
     crmarcello@energyeast.com

                                              Stuart  A.  Caplan
                                              Huber  Lawrence  &  Abell
                                              605  Third  Avenue
                                              New  York,  NY  10158
                                              212-682-6200  (phone)
                                              212-661-5759  (fax)
                                              scaplan@huberlaw.com

     2.   RGS  Group
          ----------

     Michael  T.  Tomaino                     Robert  L.  Daileader,  Jr.
     Sr. Vice President & General Counsel     Nixon  Peabody  LLP
     RGS  Energy  Group,  Inc.                401  9th  Street,  N.W.
     89  East  Ave.                           Suite  900
     Rochester,  NY  14649                    Washington,  DC  20004
     716-724-8768  (phone)                    202-585-8318  (phone)
     716-724-8285  (fax)                      202-585-8080  (fax)
     michael_tomaino@rge.com                  rdaileader@nixonpeabody.com

     (c)  Description  of  the  Applicants

          1.   Energy  East
               ------------

     Energy East is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").(5) It is incorporated in the State of New York. Energy East neither owns nor operates any physical properties. Through its subsidiaries, Energy East is an energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire. The business activities of Energy East are described in Exhibit A-1 to this Application.

     The principal jurisdictional subsidiaries of Energy East are NYSEG, a combination electric and gas utility serving customers in upstate New York,(6) and CMP, a utility engaged in transmitting and distributing electricity generated by others to retail customers in Maine.(7) These companies are described more fully in Exhibit A-1 to this Application.

     Other Energy East holding company and utility subsidiaries are Connecticut Energy Corporation ("Connecticut Energy"), a holding company primarily engaged in the retail distribution of natural gas through its principal wholly-owned subsidiary, The Southern Connecticut Gas Company ("Southern Connecticut Gas"), which serves customers in Connecticut; CTG Resources, Inc. ("CTG Resources"), a holding company that is the parent company of Connecticut Natural Gas

-----------------------
5 15 U.S.C. Sec. 79, et seq. (1994). Energy East registered with the Securities and Exchange Commission under Section 5 of PUHCA following its merger with CMP Group, Inc. See Energy East Corporation and CMP Group, Inc., "Order Approving Disposition of Jurisdictional Facilities," 91 FERC 61,001 at 61,001
(2000)  ("Energy  East").

6     Energy  East  became  the parent of NYSEG on May 1, 1998.  See Energy East
Corporation,  HCAR  No.  26834,  March  4,  1998.

7     See  Energy East, supra.  Energy East completed its merger with CMP Group,
Inc.,  CTG Resources, Inc., and Berkshire Energy Resources on September 1, 2000.

Corporation ("CNGC"), a local natural gas distribution company also serving customers in Connecticut; Maine Natural Gas LLC ("Maine Natural Gas"), which was established to furnish natural gas distribution services, on a non-exclusive basis, in certain areas of Maine; and Berkshire Energy Resources ("Berkshire Energy"), a holding company and the parent company of The Berkshire Gas Company ("Berkshire"), a local natural gas distribution company serving customers in western Massachusetts. These companies and other energy subsidiaries of Energy East are described more fully in Exhibit B-1 to this Application.

     Energy East's current and proposed post-transaction corporate structures are depicted in the organization chart included in Exhibit C-1 to this Application. A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, both current, and planned to occur within a year from the date of filing, to which Energy East or its energy subsidiaries and affiliates is a party is included in Exhibit D-1 to this Application. There are no common officers or directors among Energy East and RGS Group. Consequently, Exhibit E has been omitted. Wholesale power sales customers and unbundled transmission services customers served by Energy East or its subsidiaries, affiliates and associate companies are described in Exhibit F-1 to this Application.

     2.   RGS  Group
          ----------

     RGS Group, incorporated in the State of New York, is an exempt public utility holding company pursuant to Section 3(a)(1) of PUHCA.(8) The business activities of RGS Group are described in Exhibit A-2 to this Application. RGS Group owns two utility subsidiaries, RG&E, a combination electric and gas utility that provides retail service in western New York State, and Energetix, Inc. ("Energetix"). RG&E and Energetix are described more fully in Exhibit A-2 to this Application. The other energy subsidiaries of RGS Group are described in Exhibit B-2 to this Application.

     RGS Group's current and proposed post-transaction corporate structures are depicted in the organization charts included in Exhibit C-2 to this Application. A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, both current, and planned to occur within a year from the date of filing, to which RGS Group or its energy subsidiaries and affiliates is a party, is included in Exhibit D-2 to this Application. Wholesale power sales customers and unbundled transmission services customers served by RGS Group or its subsidiaries, affiliates and associate companies are described in Exhibit F-2 to this Application.

     (d) The jurisdictional facilities owned, operated, or controlled by the Applicants or their subsidiaries, affiliates, and associate companies are described in Exhibit G to this Application.

     (e)  The  Merger  is  described  fully  in  Section  III,  below.

--------------
8     On  August  2,  1999,  RGS  became  the  holding  company for RG&E and its affiliates.  Rochester  Gas  and Electric Corporation, HCAR No. 26991 (March 16,
1999);  Rochester  Gas  and  Electric  Corp.,  85  FERC  61,306  (1998).

     (f) A copy of the Merger Agreement is included in Exhibit I to this Application.

     (g) A statement demonstrating that the Merger is consistent with the public interest is provided in Section IV, below, and in Exhibits J-1 through J-17, as referenced therein.

     (h) Maps showing in different colors the properties of the public utility subsidiaries of Energy East and RGS Group are included in Exhibits K-1 and K-2 to this Application.

     (i) The Merger also is subject to the jurisdiction of (1) the New York Public Service Commission ("NYPSC") pursuant to Section 70 of New York's Public Service Law(9), (2) the Securities and Exchange Commission ("SEC") under PUHCA, and (3) the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.(10)

     As of the date that this Application is filed, no orders have been issued with respect to the Merger. Consequently, Exhibit L to this Application has been omitted. As required by the Commission's regulations,(11) the Applicants will supplement Exhibit L to this Application promptly with a copy of any orders with respect to the Merger which are issued after the date this Application is filed.

----------------
9     On  March  23,  2001, Energy East, RGS Group, NYSEG, RG&E and Eagle Merger
Corp filed with the NYPSC a Joint Petition for Approval of Merger and Stock Acquisition.

10 In addition, RG&E, on behalf of itself and Energy East, must obtain approval from the Nuclear Regulatory Commission for the indirect transfer of the license for the R.E. Ginna Nuclear Power Plant to reflect the change in upstream ownership resulting from the Merger. Also, RG&E holds certain licenses from the Federal Communications Commission ("FCC"). Transfer of the license will require approval by the FCC.

11     18  C.F.R.  Sec.33.2  (i)  (2001).

Sec.  33.3     Additional  information  requirements  for applications involving horizontal  competitive  impacts

     This information is provided in Section IV, below, and in the exhibits referenced therein.

Sec.  33.4     Additional  information  requirements  for applications involving vertical  competitive  impacts

     This information is provided in Section IV, below, and in the exhibits referenced therein.

Sec.  33.5     Proposed  accounting  entries

     Proposed accounting entries showing the effect of the Merger on: (1) all account balances, (2) the income statement and (3) other relevant financial statements, along with an explanation of how each entry was determined, are included in Exhibit M to this Application.

     The proposed accounting treatment for the Merger is reasonable. The Merger will be accounted for as an acquisition of RGS Group by Energy East under the purchase method of accounting in accordance with generally accepted accounting principles. The amount of goodwill recorded will reflect the excess of the $1.4 billion purchase price over the estimated book value of assets and liabilities of RGS Group's utility businesses at the time of closing, and net fair value of assets and liabilities of RGS Group's nonutility businesses at the time of closing, plus Energy East's estimated transaction costs related to the Merger. The assets of RGS Group's unregulated subsidiaries will be revalued to fair value, including an allocation of goodwill to the subsidiaries, if appropriate. The remaining acquisition premium will be allocated to RG&E and will be recorded as an acquisition adjustment on RG&E's books, in Account 114, Electric Plant Acquisition Adjustments, consistent with the Uniform System of Accounts.

     The Commission previously has approved the use of the purchased method of accounting and the proposed treatment of the acquisition premium,(12) and should do so in this case.

Sec.  33.6     Form  of  Notice

     A form of notice of the application suitable for issuance in the Federal Register, is included in Exhibit N to this Application. Also submitted with this Application is a copy of the same notice in electronic format in WordPerfect 6.1.

Sec.  33.7     Verification

     The verifications of Kenneth M. Jasinski, Executive Vice President, General Counsel and Secretary of Energy East, and Michael T. Tomaino, Senior Vice President and General Counsel, RGS Group, taken under oath, are included in Exhibit O to this Application.

Sec.  33.9     Protective  Order

     Applicants request that the redacted copy of a contract referenced in Exhibit J-1, and included in Exhibit P to the original Application, be protected from public disclosure, since the contract constitutes commercially sensitive information, disclosure of which would result in competitive harm to Applicants. As required by the Commission's regulations, a proposed Protective Order is included in Exhibit Q-1 to this Application.

     Applicants further request that the model used in the competitive analysis be protected from public disclosure pursuant to Section 388.11 of the

----------------
12     See  Energy  East, 91 FERC at 61,005; and Entergy Services, Inc. and Gulf
States Utilities Company, Opinion No. 385, 65 FERC 61,332 (1993), order on reh'g, Opinion No. 385-A, 67 FERC 61,192 (1994).

Commission's regulations. 18 C.F.R. Sec. 388.11 (2000). The model represents business proprietary information and trade secrets, disclosure of which would result in competitive harm to PA Consulting, Inc. A protective agreement, which would enable parties to review the model, is included as Exhibit Q-2 to this Application.

III. DESCRIPTION  OF  THE  MERGER

     The Merger will be accomplished in accordance with the Merger Agreement, attached as Exhibit I to this Application. Energy East will acquire 100 percent of the common stock of RGS Group. RGS Group will merge with and into Eagle, which will be a wholly owned subsidiary of Energy East at the effective time of the Merger. Eagle will survive the Merger as New RGS and will continue to conduct RGS Group's businesses under the name RGS Energy Group, Inc. as a direct, wholly owned subsidiary of Energy East. As soon as practicable after the Merger, Energy East will transfer all of NYSEG's common stock to New RGS, so that NYSEG and RG&E can be operated under a combined management structure.

     The Merger will be a cash and stock transaction valued at $39.50 per RGS Group share, or $1.4 billion in the aggregate.(13) RGS Group shareholders may elect to receive consideration in the form of either cash or Energy East common stock or a combination of both, subject to allocation and proration procedures. These procedures provide that not more than 55 percent of the aggregate number of RGS Group shares eligible to receive consideration for the Merger will be

---------------
13 Figures are based on the number of outstanding RGS shares on February 16, 2001, and the assumption that the Average Market Price of Energy East shares will be between $16.57 and $22.41 per share. See below for additional discussion.

converted into the right to receive cash consideration, and not more than 45 percent of RGS Group shares will be converted into Energy East common stock.(14)

     Under the cash election option, the per share cash consideration will amount to $39.50, without interest. Under the stock election option, the number of Energy East shares RGS Group shareholders will receive will vary depending on the Average Market Price(15) of Energy East's shares.

     If the Average Market Price of Energy East's common stock is between $16.57 and $22.41, each RGS Group share converted into stock will be exchanged for the equivalent of $39.50 worth of Energy East shares. If the Average Market Price is less than or equal to $16.57, then each RGS Group share converted into stock will be exchanged for 2.3838 Energy East shares; if the Average Market Price is greater than or equal to $22.41 per share, then each RGS Group share will be exchanged for 1.7626 Energy East shares. The stock consideration option of the Merger is expected to be tax free to RGS Group shareholders. Energy East has not previously owned any RGS Group stock.

---------------
14 If RGS shareholders owning more than 55 percent of RGS shares elect to receive cash, the number of RGS shares converted into cash will be less than the number elected. Similarly, if RGS shareholders owning more than 45 percent of RGS shares elect to receive Energy East shares, the number of RGS shares converted into stock will be less than the number elected. For tax reasons more fully explained in the Merger Agreement, Energy East may have to increase the number of RGS shares converted into Energy East shares and decrease the number of RGS shares converted into cash. In the alternative, RGS may elect under some circumstances to have the Merger restructured so that Eagle would merge with and into RGS and RGS would be the surviving company.

15 The "Average Market Price" is the equivalent of the average of the closing prices of Energy East shares on the New York Stock Exchange during the 20 trading days immediately preceding the second trading day prior to the effective time of the Merger.

     Energy East will also assume approximately $1.0 billion of RGS Group debt. Energy East intends to finance the cash portion of the transaction (estimated at $750 million) primarily through the issuance of long-term debt and preferred stock.

     As a result of the Merger, Energy East will acquire 100 percent of the common stock of RGS Group, as described above. Control over all of the jurisdictional facilities of RG&E and of its power marketing affiliate, Energetix, Inc., as described in Exhibit G-2, will be transferred indirectly to Energy East. Consequently, Exhibit H to this Application has been omitted.

     Following the Merger, Energy East's corporate headquarters will remain in Albany, New York. The corporate headquarters of New RGS, NYSEG and RG&E will be in Rochester, New York, and the operations center for NYSEG will remain in Binghamton, New York. NYSEG and RG&E will continue to serve their respective service territories.

IV.  THE  MERGER  IS  CONSISTENT  WITH  THE  PUBLIC  INTEREST.

     The Commission has found that a proposed merger between public utility holding companies results in the disposition of jurisdictional facilities when there is a direct or indirect transfer of control over any of those facilities.(16) In the Merger, there will be no direct or indirect transfer of control over the jurisdictional facilities of any Energy East

---------------
16     Enova  Corp.  and Pacific Enterprises, "Order Asserting Jurisdiction," 79
FERC  61,107,  61,494  (1997).

subsidiary.(17) However, the Merger will involve Energy East's acquisition of 100 percent of the common stock of RGS Group and, consequently, the indirect transfer of control over the jurisdictional facilities of RG&E and of its power marketing affiliate, Energetix.(18) Accordingly, the Merger is subject to the Commission's jurisdiction under Section 203 by virtue of the disposition of the jurisdictional facilities of RG&E and Energetix.

     Commission approval of a proposed merger under Section 203 of the FPA requires a finding that the transaction "will be consistent with the public interest."(19) In its Merger Policy Statement, the Commission identified three factors for evaluating the public interest standard under Section 203: (1) the effect of the proposed merger on competition; (2) the effect of the proposed merger on rates; and (3) the effect of the proposed merger on regulation. (20) The Merger between Energy East and RGS Group is consistent with the public

---------------
17     While,  as  indicated  above,  as  soon  as practicable after the Merger,
Energy East will transfer all of NYSEG's common stock to New RGS, this transaction is not subject to Commission approval under Section 203 of the FPA, because it does not involve a transfer of control of NYSEG's jurisdictional facilities. See Enova, 79 FERC at 61,493 ("we will regard a parent and subsidiary as one company.") (citation omitted). While NYSEG will become a subsidiary of New RGS, New RGS will be a wholly-owned subsidiary of Energy East, NYSEG's current parent company. Accordingly, under Enova Corp. and Pacific Enterprises, infra., no change in control over NYSEG will occur. Were the Commission to determine that Section 203 authority were required to effect the transfer of NYSEG stock to New RGS, Applicants hereby request such authority.

18     In  Central  Vermont  Public Service Corporation, 39 FERC  61,295, 61,960
(1987), the Commission determined that the transfer of a public utility's stock is a transfer of ownership and control of the utility's jurisdictional facilities and that such transfer constitutes a "disposition of jurisdictional facilities" requiring Commission approval under Section 203 of the FPA.

19 Section 203 provides that: "No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so...After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same." 16 U.S.C. Sec. 824b(a) (1994).

20     Merger  Policy  Statement  at  30,111-12.

interest because it satisfies each of the three factors identified by the Commission in its Merger Policy Statement; that is, the Merger will have no adverse effect on competition, rates or regulation.

     A.   The  Merger  Will  Not  Have  An  Adverse  Effect  on  Competition.

     The Commission has said that its "objective in analyzing a proposed merger's effect on competition is to determine whether the merger will result in higher prices or reduced output in electricity markets."(21) As demonstrated herein, the Merger will not have an adverse effect on competition in the relevant markets. Specifically, the Merger raises neither horizontal nor vertical market power concerns, and will not create barriers to entry.

     Attached to this Application as Exhibits J-1 through J-16 are the testimony and exhibits of Dr. William H. Hieronymus, which assess the competitive effects of the Merger, as required by the Merger Policy Statement and Order No. 642. Dr. Hieronymus finds several facts relevant to his analysis of the competitive effects of the Merger. First, the Applicants do not control a substantial amount of generating capacity. NYSEG has divested all of its fossil fuel-fired generation. RG&E controls only a modest amount of generation. CMP has divested all of its generation and has auctioned its long-term NUG contracts. Applicants' unregulated affiliates control only de minimis amounts of generation. Second, NYSEG's and RG&E's provider of last resort ("POLR") loads still are substantial, and each bears the market price risk of satisfying that load; CMP no longer is engaged actively in the energy supply function for its retail load.(22) Third,

------------------
21     Order  No.  642  at  31,879.

22     CMP  has  POLR  responsibilities  for  certain  customer classes, but has out-sourced the supply function. CMP also has installed capacity supply responsibility for its POLR load.

following the Merger, the merged companies and their affiliates will remain net purchasers of power. NYSEG is a purchaser of power during most peak hours and some off-peak hours while RG&E tends to be a net seller only in off-peak and seasonal periods. As noted above, CMP no longer performs the supplier or merchant functions. Fourth, Applicants' transmission facilities are under the operational control of Commission-approved ISOs. Fifth, Applicants both have gas LDC operations, but no interstate gas pipeline transmission facilities,(23) and they do not control a substantial amount of firm capacity on interstate natural gas pipelines.

     Taking these facts into account, Dr. Hieronymus' analysis reviews both the horizontal and vertical effects of the Merger and concludes that the Merger will not adversely affect competition in any relevant product or geographic market or enable Applicants to raise prices above the levels they would have been able to charge if there had been no merger.(24)

          1.   The  Merger  raises  no  horizontal  market  power  concerns.

     The Merger will not have an adverse competitive impact as related to the consolidation of the Applicant's generation or transmission. The Merger raises no horizontal market power issues, since the affected utilities' combined market shares are small, the relevant markets are not concentrated and Applicants' transmission is under the operational control of Commission-approved ISOs.

-----------------
23 Exh. J-1 at 34. An affiliate of Energy East, TEN Transmission Company, owns a small minority interest (4.87 percent) in the Iroquois Gas Transmission System Limited Partnership ("Iroquois"), which operates a natural gas pipeline transporting Canadian natural gas into the states of New York, Massachusetts, and Connecticut.

24     Exh.  J-1  at  6.

                         a.   Combination  of Applicants' generation
                              assets will not  increase  concentration  levels.
                              ------------------------------------------------

     The combination of the generation assets of RG&E with the generation assets of NYSEG and CMP will not result in a material change in concentration levels in relevant electric energy markets. NYSEG has divested all of its fossil-fired generation, and CMP has divested all of its generation assets and purchase power contracts. Accordingly, NYSEG and CMP properly are viewed as transmission and distribution utilities rather than as traditional vertically integrated utilities.(25) While, pursuant to a NYPSC settlement order,(26) RG&E has retained generation capacity(27) in an amount that, combined with its long-term purchase arrangements, approximates its Year 2000 peak load, that amount does not include reserves. NYSEG's year 2000 peak load of 2,500 MW exceeded its owned generation and long-term purchased power resources, amounting to 1,392 MW, by approximately 1,100 MW. RG&E's 1,371 MW of owned assets and long-term purchased power resources matches its year 2000 peak load of 1,367 MW (an amount less than needed to cover its reserve requirements) and is almost 100 MW short of its 2001

---------------
25 In Central Maine Power Company, et al., 85 FERC 61,272 (1998), Central Maine received Commission approval to dispose of jurisdictional facilities related to the majority of its electric generating plants. By letter dated April 16, 1999, Central Maine informed the Commission that it had closed the transaction thereby completing the sale of the jurisdictional facilities. In addition, the Commission authorized the sale of the jurisdictional facilities associated with the Vermont Yankee Nuclear Power Station, including Central Maine's four percent ownership share of approximately 500 MWs. Vermont Yankee Nuclear Power Corp., et al., 91 FERC 61,325 (2000), reh'g and additional proceedings pending. NYSEG sold certain of its coal-fired generation assets to Edison Mission Energy in March 1999, and the remainder to the AES Corporation in May 1999. On February 28, 2001, in Docket No. EC01-75-000, NYSEG and RG&E filed a joint application (with Niagara Mohawk Power Corporation and Central Hudson Gas & Electric Corporation) requesting Commission authorization to dispose of their respective 18 and 14 percent interests in the Nine Mile Point Generation Station No. 2. NYSEG retains several hydroelectric facilities with an aggregate capacity of 61 MW, non-utility generation contracts, and contracts pursuant to which the New York Power Authority sells power to NYSEG.

26     Case 96-E-0898, In the Matter of Rochester Gas and Electric Corporation's
Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12, Opinion No. 98-1 (January 14, 1998).

27     See  Exhibit  G-2  to  this  Application.

forecasted peak load of 1475 MW. Both NYSEG and RG&E purchase power during many hours of the year. NYSEG is a net buyer during most peak hours and some off-peak hours, while RG&E tends to be a net seller only in off-peak hours and during certain times in the shoulder months.(28) Moreover, NYSEG and RG&E have entered into an agreement to sell their aggregate 32 percent interest in Nine Mile Point Nuclear Generating Station No. 2 ("NMP2") to an unaffiliated buyer, the overall effect of which will be to reduce generation under their control.(29)

     The Merger Policy Statement describes three ranges of market concentration:
(1) an unconcentrated post-merger market -- if the post-merger Herfindahl-Hirschman Index ("HHI") is below 1000, regardless of the change in HHI, the merger is unlikely to have adverse competitive effects; (2) a moderately concentrated post-merger market -- if the post-merger HHI ranges from 1,000 to 1,800 and the change in HHI is greater than 100, the merger potentially raises significant competitive concerns; and (3) a highly concentrated post-merger market -- if the post-merger HHI exceeds 1,800 and the change in the HHI exceeds 50, the merger potentially raises significant competitive concerns; if the change in HHI exceed 100, it is presumed that the merger is likely to create or enhance market power.(30)

-----------------
28     Exh.  J-1  at  31.

29 On February 28, 2001, in Docket No. EC01-75-000, NYSEG and RG&E filed a joint application (with Niagara Mohawk Power Corporation and Central Hudson Gas & Electric Corporation) requesting Commission authorization under Section 203 of the FPA to dispose of their 18 and 14 percent interests (respectively) in NMP2. Under ten-year Power Purchase Agreements, NYSEG will purchase 186 MW of the output of NMP2 (90 percent of its 18 percent share), and RG&E will purchase 143 MW of the output of NMP2 (90 percent of its 14 percent share).

30     Order  No.  642  at  31,896  n.  62.

     Consistent with the guidance in the Merger Policy Statement,(31) Dr. Hieronymus analyzed Economic Capacity,(32) focusing on the combination of Applicants' generation.(33) He analyzed ten destination markets: the NEPOOL market, the New York market, the East of Total East market, the New York City ("In-City") market, the New York East market, the New York West market, and four PJM markets (PJM West-Central-East, PJM Central-East, PJM East and overall
PJM).(34) He analyzed a total of nine time periods and ten price bands.(35) Consistent with the requirements of the Merger Policy Statement, his analysis was forward-looking, approximating conditions in 2002 as a representative near-term future year.(36)

     Dr. Hieronymus' analysis of Economic Capacity confirms that the Applicants' generation "overlap" in all relevant markets is small and that the HHI screen is passed readily.(37) In the New York West market, in which most of the Applicants' generation is located, the Applicants' combined post-Merger market share is no more than 11 percent in an unconcentrated market, and the HHI change is no more than 58 in any time period. This aggregate share and change in HHI,

----------------
31     Merger  Policy  Statement  at  30,119.

32 Dr. Hieronymus explains that Total Capacity and Uncommitted Capacity measures are not required by the Merger Policy Statement or Order No. 642 and, consequently, he did not analyze Uncommitted Capacity. Exh. J-1 at 26-27. He further testifies that he analyzed Total Capacity as traditionally defined and as an indication of the impact of the Merger in the NYISO ICAP market without taking into account imports. Exh. J-1 at 27. Finally, Dr. Hieronymus testifies that the Available Economic Capacity analysis is not relevant in the context of the Merger. Exh. J-1 at 30-31.

33     For  purposes  of  this  discussion,  the term "Applicants" refers to the
Applicants  and  their  subsidiaries.

34     Exh.  J-1  at  16.

35     Exh.  J-1  at  17-18.

36     Exh.  J-1  at  21.

37     Exh.  J-1  at  28,  and  Exh.  J-7.

although well within acceptable screening parameters, overstates the Applicants' market share because the New York West market excludes resources in New York East; however, power flows from west to east, and the western zone, essentially, never is constrained. Resources in New York East can, in fact, be used to serve New York West, but were not included in the very conservative analysis of the New York West market. In all other markets, the overlap is even smaller than in the New York West market. The New York markets, other than the East of Total East market, are unconcentrated, except for a few isolated instances when the HHI is slightly above 1,000. The New York East of Total East market is moderately concentrated, but the Applicants' overlap is small. The NEPOOL market is mostly unconcentrated. PJM markets are unconcentrated to moderately concentrated, but Applicants' share is de minimis.(38) Dr. Hieronymus' analysis demonstrates that the Merger is unlikely to have adverse competitive effects.

                         b. Combination of Applicants' transmission assets will not increase control in relevant markets.
                              --------------------------------------------------

     With respect to the combination of the Applicants' transmission assets, the Merger will not lead to increased control of transmission assets, because each of NYSEG, CMP and RG&E has transferred operational control of its transmission facilities to an independent system operator ("ISO"),(39) and those transmission facilities may be accessed under the NYISO (NYSEG and RG&E) or the NEPOOL (CMP) Open Access Transmission Tariff ("OATT"). In the Merger Policy Statement, the

----------------
38     Exh.  J-1  at  29.

39 NYSEG and RG&E transferred operational control of their transmission systems to the New York Independent System Operator ("NYISO"). Central Hudson Gas & Electric Corporation, et al., 83 FERC 61,352 (1998), order on reh'g, 87 FERC 61,135 (1999). CMP transferred control over its transmission system to ISO New England ("ISO-NE"). CMP has retained control of its "non-PTF" facilities which, for CMP, generally are facilities that operate at a voltage of
34.5  kV  or  less.  New  England  Power  Pool,  et al., 79 FERC  61,374 (1997).

Commission recognized that participation in an ISO would likely serve to mitigate any transmission market power held by applicants in a merger proceeding.(40) Indeed, in approving a proposed merger, the Commission has relied on the fact that the applicants' transmission facilities are under the control of the NYISO and ISO-NE.(41) Furthermore, each affected ISO has submitted a proposal to participate in a regional transmission organization ("RTO") by December 15, 2001, in compliance with Order No. 2000.(42) In Order No. 642, the Commission reiterated its "strong belief that participation in RTOs is procompetitive." (43) Therefore, the Commission should conclude that the combination of the Applicants' transmission assets will not have an adverse effect on competition in the relevant markets.

---------------
40     Merger  Policy  Statement  at  30,121.

41     Consolidated  Edison,  Inc.  and  Northeast  Utilities,  91 FERC  61,225,
61,825  (2000)  ("Consolidated  Edison").

42     Regional  Transmission  Organizations.,  III  FERC  Stats. & Regs  31,089
(1999) ("Order No. 2000"), and Regional Transmission Orgs., III FERC Stats. & Regs. 31,092 (2000) ("Order No. 2000"). On January 16, 2001, ISO-NE, together with CMP and other New England transmission owners, submitted in Docket No. RT01-86-000, a "Petition for Declaratory Order to Form the New England Regional Transmission Organization" ("NERTO"), and NYISO, together with NYSEG, RG&E and other transmission owning utilities in New York, submitted in Docket No. RT01-95-000 their Order No. 2000 compliance filing.

43     Order  No.  642  at  31,902.

                         c.   The  Merger  will  not  increase
                              concentration in  ancillary  services  markets.
                              -----------------------------------------------

     The Commission has said that it believes that "some ancillary services, specifically non-spinning reserves and imbalance energy -- if they are sold by the merging firms -- must be added to the list of relevant products to be analyzed by merger applicants."(44) Dr. Hieronymus' analysis of ancillary services markets demonstrates that market share/HHI calculations are unnecessary in this case because the Merger does not -- and cannot -- raise any concerns about concentration in ancillary services markets. He reaches this conclusion based on three primary facts.

     First, Applicants' control over relevant generation resources is modest. Neither NYSEG nor CMP controls any generating resources used for providing ancillary services.(45) The amount of resources that RG&E has available to bid into ancillary service markets is small, and because of transmission constraints across the Central East interface, or NYISO locational requirements, RG&E's generation sometimes is unable to participate in certain ancillary services markets.(46) Thus, Applicants' combined capability to participate in relevant

-----------------
44     Order  No.  642  at  31,884.

45 While both NYSEG and RG&E own portions of NMP2, which provides voltage support at cost-based rates, their respective shares of NMP2 are being sold to an unaffiliated buyer. NYSEG buys 99 MW of power from NYPA's Blenheim-Gilboa Pumped Storage Generating Station ("Gilboa"). Gilboa provides operating reserves and may be able to provide Black Start and Voltage Support. However, NYPA controls the bidding for all of the purchasers of Gilboa. NYSEG's hydroelectric facilities do not provide ancillary services. The seven MW State Street Unit could provide some minimal ancillary services West of Central-East, but this represents a de minimis amount. Moreover, the Commission has found that the current bid cap sufficiently mitigates market power to the extent it exists in the operating reserves markets; and Voltage Support and Black Start services are cost-based.

46 Like NYSEG, RG&E purchases 150 MW of capacity from Gilboa, which is capable of supplying operating reserves into the NYISO market. NYPA controls the bidding and operations of Gilboa, with no direction or input from RG&E.

ancillary services markets is small. Of the 1,800 MW of Operating Reserves required by the NYISO, RG&E is capable of bidding in and supplying only 28 MW
(summer)  of  non-spinning  and  14  MW  of  spinning.

     Second, while there have been documented problems in New York's 10-minute non-synchronous reserves ("NSR") market, such problems arise due to conditions east of the Central East Constraint.(47) Applicants' generation is located west of the Central-East constraint and, thus, is unable to participate in the relevant NSR markets during certain hours.(48) Even during times when the NYISO will accept RG&E reserves, RG&E controls only a de minimis amount of 10-minute NSR. Moreover, the Commission already has imposed price caps which the Commission deemed sufficient to mitigate market power in the 10-minute reserves market.(49)

     Finally, post-Merger, the Applicants will remain substantial net purchasers of ancillary services and, consequently, will have no incentive to see prices for ancillary services increase.

          2.   The  Merger  raises  no  vertical  market  power  concerns.

     The Commission has determined that a vertical merger can facilitate anticompetitive coordination in either the upstream or downstream markets, if the merger creates or enhances the ability of competing firms to agree to raise prices or restrict output, or dampens the incentive for firms to compete aggressively on price or service. Also, the Commission has found that

------------------
47 This constraint refers to the transmission interface between west/central New York and east New York that regularly hits its reliable operating limit and becomes constrained. In certain circumstances, this constraint prevents lower price energy resources in western New York from being delivered to serve load in eastern New York

48     Exh.  J-1  at  30.

49     New  York  Independent  System  Operator,  "Order  on  Tariff  Filing and
Complaints,"  91  FERC  61,218  (2000),  reh'g  pending.

anticompetitive coordination can occur if information that would facilitate coordinated behavior is shared between the upstream firm and its customers and there are substantial transactions between the upstream merging firm and non-affiliated customers.(50) Vertical mergers raise three types of general competitive concerns: (1) denying rival firms access to inputs or raising their input costs; (2) increased anticompetitive coordination; and (3) regulatory evasion.(51) As the Commission reiterated in Order No. 642, in order for a vertical merger involving upstream natural gas activities to have a potentially adverse effect on competition in the wholesale electricity market, it is necessary for both the upstream delivered gas and downstream wholesale power markets to be conducive to the exercise of market power.(52) Accordingly, a showing that either the upstream or downstream market is not conducive to the exercise of market power necessarily implies that the merger will not result in vertical market power issues.

     The  Commission  has  explained  that:

            [b]y raising input costs of generators currently or prospectively competing with its downstream affiliates, sharing competitively-sensitive information acquired from rival generators with its affiliates and deterring entry by unaffiliated, competing generators, the merged firm would be able to adversely affect competition in downstream markets, which is the Commission's primary concern. Reduced output and higher electric prices could occur if: (1) customers of the merged company in the upstream market are limited in their ability to switch to alternative suppliers of delivered gas (as indicated by a highly concentrated upstream market, i.e., HHI of 1,800 or above); and (2) customers in the

-------------------
50     Order  No.  642  at  31,905.

51     Long Island Lighting Co., 80 FERC  61,035, 61,075-6 (1997), reh'g denied,
82  FERC  61,216  (1998)  ("Brooklyn  Union").

52     Order  No.  642  at  31,904;  San  Diego Gas & Electric Company and Enova
Energy,  Inc.,  79  FERC  61,372,  62,561  (1997)  ("Enova").

            downstream electricity market are limited in their ability to switch to generators not served by the merged company (as indicated by a highly concentrated downstream market, i.e., HHI of 1,800 or above).(53)

     As explained below, the Merger raises no vertical competitive concerns related to the consolidation of electric and gas facilities controlled by the Applicants. The Merger will not create or enhance the inventive or ability for the Applicants to adversely affect production and output in the downstream market or to discourage entry by new generators.

                    a.   Relevant  product  and  geographic  markets
                         -------------------------------------------

     Consistent with the steps set out in Section 33.4 of the Commission's regulations, Dr. Hieronymus first defines the relevant upstream and downstream product and geographic markets. The relevant downstream product is wholesale electric energy, and the relevant geographic markets are NYPP, defined as the control area of the NYISO, and NEPOOL, defined as the control area of ISO-New England. Applicants have no natural gas facilities that serve generation in PJM and little participation in PJM electricity markets, so that market is not relevant to the downstream analysis. The relevant upstream products are commodity gas supplies, long-haul firm transportation of natural gas, and local distribution service in the Northeast, which Dr. Hieronymus defines as New York and New England; and storage in Ohio, Pennsylvania, New York and West Virginia.

---------------
53     Dominion  Resources,  Inc.  and Consolidated Natural Gas Company, 89 FERC
61,162,  61,477  (1999)  ("Dominion").

                    b.   The  Merger  will  not  have  an  adverse  effect  on
                         competitive  conditions  in  the  downstream  market.
                         -----------------------------------------------------

As required by Order No. 642, Dr. Hieronymus first analyzes the downstream market by assigning all generation capacity served by the same input supplier to that supplier. Dr. Hieronymus performs two variations in this approach; first, assigning generation to the transmission pipelines, as the ultimate supplier, and second, assigning it to the LDC supplier, in instances in which the generator is served by an LDC.(54)

     In both cases, Dr. Hieronymus' analysis shows that the relevant downstream markets in New York and New England are not highly concentrated.(55) Market concentration levels are similar to those found in the horizontal analysis - either unconcentrated or at the less concentrated end of the moderately concentrated range. The analysis that attributes generation to LDCs shows that each of the destination markets in New York and New England is unconcentrated in all but one time period in the East of Total-East market.(56)

                    c.   The  Merger  will  not  have  an  adverse  effect  on
                         competitive  conditions  in  the  upstream  market.
                         ---------------------------------------------------

     Because his analysis demonstrates that the downstream markets are not highly concentrated, Dr. Hieronymus concludes that a formal analysis of the upstream market is not necessary.(57) Nonetheless, Dr. Hieronymus examines competitive conditions in the upstream market and concludes that the Applicants cannot exercise market power in the relevant product and geographic markets.

------------------
54     Exh.  J-1  at  37.

55     Exh.  J-1  at  37-38.

56     Exh.  J-1  at  38.

57     Exh.  J-1  at  38.

                    i. The Applicants cannot exercise market power in the commodity gas market.

     The Applicants cannot exercise market power in the commodity gas market. Dr. Hieronymus notes that the Commission has found that the commodity gas market is competitive;(58) that neither Applicant is a gas producer; and that neither holds gas commodity contracts to supply unaffiliated retailers or off-system consumers. Rather, Applicants' primary role in the commodity market is as buyers on behalf of their franchise customers. Hence they cannot have a seller's market power.(59)

                    ii. The Applicants do not have market power in the long-haul gas transportation market.

     The Applicants do not have market power in the market for long-haul firm natural gas transportation in the Northeast. Most significantly, the Applicants do not own any long-haul gas transportation systems.(60) Dr. Hieronymus observes that the Applicants are LDCs, which hold transportation rights on interstate gas pipelines. He testifies that such rights do not create a potential vertical market power issue of the type with which the Commission has been concerned. The vertical issues, such as the ability to withhold capacity, curtail service, close windows, or require alternative nominations that might be available to the owner of a pipeline, are not present in the case of a holder of transportation rights. Similarly, there is no risk that a transportation customer will share competitive information with affiliates, since a customer has no non-public information regarding the operations of generators connected to the pipeline on

-------------------
58     Exh.  J-1  at  39.  See  e.g.,  Research,  Development  and Demonstration
Funding, FERC Stats. & Regs. 32,524 (1997) ("There now is a competitive commodity market for natural gas")

59     Exh.  J-1  at  39.

60     As  noted  previously,  an  affiliate  of  Energy  East, TEN Transmission
Company,  owns  a  small  minority  interest  (4.87  percent)  in  Iroquois.

which they are a shipper. A firm transportation customer cannot impede entry, since it will have no control over pipeline expansion or the availability and cost of new connections.(61)

     With respect to firm transportation capacity reserved by Applicants on pipelines owned by unaffiliated companies, Dr. Hieronymus finds that the overlap in Applicants' firm natural gas transportation capacity into New York lies primarily on the Dominion and Empire pipelines.(62) Energy East affiliates also have transportation contracts into New England.(63) However, Dr. Hieronymus concludes that, on a combined basis, Applicants would have entitlements to only ten percent of the firm transportation capacity entering New York, and to only eleven percent of the firm transportation capacity entering the Northeast.(64) This small amount of firm capacity held by Applicants does not give them the ability to affect adversely either access to or prices for long-haul transportation of natural gas in the Northeast.

                    iii. Applicants'  local  distribution  operations
                         cannot affect cost or availability of gas to generators.

     Dr. Hieronymus testifies that Applicants, as regulated LDCs, have very little ability, even theoretically, to affect the cost or availability of natural gas to generators. This contrasts sharply with the instances where the Commission has found potential competitive problems with combination mergers of gas pipeline owners and electric utilities located in the same state. With respect to the Applicants' affiliated LDCs, Dr. Hieronymus notes that only Energy East affiliates provide gas distribution services to third party

--------------
61     Exh.  J-1  at  41.

62     Exh.  J-1  at  40.

63     Exhs.  J-14  and  J-15.

64     Exh.  J-1  at  41  and  Exh.  J-13.

generators in their service areas. NYSEG serves four generating facilities in New York, representing a total of 224 MW of generation; Southern Connecticut Gas serves five facilities in Connecticut, representing 1,945 MW; and CNGC supplies five facilities in Connecticut, representing 87 MW. Maine Natural Gas plans to serve a 540 MW plant, the Westbrook Power plant, upon its completion. Most of this capacity is duel-fueled, and under current market conditions, a substantial portion of it is currently using oil as its primary fuel. RG&E currently provides no gas distribution service to third-party generators.

     Based on these facts, Dr. Hieronymus concludes that adding RG&E's LDC activities to Energy East clearly could have no effect on the downstream electricity market in New York.

                    iv.  Applicants  do  not  have  market  power  in  storage.

     Finally, Applicants do not have market power in storage markets. Dr. Hieronymus testifies that Applicants use storage capacity in New York, Ohio, Pennsylvania and West Virginia. NYSEG also has received from the Commission a limited certificate under Section 7 of the Natural Gas Act to provide firm and interruptible gas storage service to customers in interstate commerce using its facilities in New York, which have a capacity of 2.34 Bcf of storage.(65) Combined, Applicants have storage rights to about 33,000 million Dth (approximately 33 Bcf) of storage.(66) Since storage capacity in Ohio,

--------------
65     See  New  York  State Electric & Gas Corporation, 81 FERC  61,020 (1997).

66     See  Exhibit  No.  J-16.

Pennsylvania, New York and West Virginia totals more than 2,000 Bcf,(67) Applicants' storage rights represent a de minimis share of storage capacity in those states. Therefore, clearly, Applicants do not have the ability to exercise market power in storage to deny rivals access to natural gas or to raise rivals' gas costs.

                    d.   The  Merger  will  not  create
                         barriers  to  entry  in  the  relevant  markets.
                         ------------------------------------------------

     The Merger raises no issues concerning barriers to entry in the relevant markets, because Applicants have no ability to frustrate entry by exercising control over fuel supplies or delivery systems, and they cannot use transmission to discriminate against rival generators.

                    i.   Applicants  do  not  control  fuel
                         supplies  and  delivery  systems.

     Applicants do not have control over fuel supplies. Dr. Hieronymus first observes that they do not control gas production facilities.(68) In any case, the Commission has found that the wellhead and gas gathering markets are competitive.(69) Further, Applicants do not control long-distance gas transmission facilities, and their limited reserved transportation capacity on pipelines owned by others does not provide Applicants the ability to engage in anticompetitive information sharing or other similar activities.(70) While Applicants, through their subsidiaries, own local gas distribution companies, these companies do not limit entry into the generation market. First, a generator need not locate its facility in the service territory of an LDC that is affiliated with the Applicants. Second, under New York law, NYSEG and RG&E

---------------
67     Energy  Information  Administration,  Natural  Gas  Monthly.

68     Exh.  J-1  at  46.

69 See e.g., Vastar Resources, Inc., et al., 81 FERC 61,135, 61,634 (1997) ("Vastar's gas gathering facilities are not conducive to the exercise of market power since the facilities are part of the upstream wellhead market which has been recognized as workably competitive in Order Nos. 436 and 636.")

70     Exh.  J-1  at  6  and  46.

are open access transportation companies and are required to provide nondiscriminatory service to all customers, including rival generators.(71) Finally, new generators have the ability to connect directly to interstate pipelines. As a result, Applicants cannot impede entry, even within the service territories of their LDC subsidiaries.

                    ii. Applicants cannot use their transmission to discriminate against rival generators.

     The Applicants cannot use their control over transmission to impede entry or to diminish competition in electricity markets. Dr. Hieronymus notes that NYSEG, CMP and RG&E have transferred operational control of their facilities to ISOs -- NYSEG and RG&E, to NYISO; CMP, to ISO-New England. Moreover, each of these ISOs has submitted a proposal to the Commission to participate in a regional transmission organization ("RTO"), as required by the Commission in Order No. 2000.(72) As a result, Dr. Hieronymus finds that there is no reason for the Commission to be concerned that Applicants will use control over transmission to limit competition in electricity markets.

                    e. The Merger is different from other cases in which the Commission has found potential competitive problems.
                         -------------------------------------------------------

     The facts in this merger are readily distinguishable from instances where the Commission has found potential competitive problems with combination mergers between gas and electric utilities located in the same geographic area. In his testimony, Dr. Hieronymus compares the vertical issues raised in the Merger to those raised in the Dominion, Enova, and Brooklyn Union Gas cases, in which the Commission addressed vertical market power issues. In contrast to Dominion and

-----------------
71     Exh.  J-1  at  46.

72     Exh.  J-1  at  47.

Enova, in which the Commission found that both upstream gas and downstream electricity markets were highly concentrated, neither Applicant is an interstate pipeline; neither serves generation in the areas where the other's generation is located, and none of the markets in which Applicants own generation is highly concentrated.

     Dr. Hieronymus next considers the comparison of the instant case to the Brooklyn Union Gas and Enova cases with respect to changes in the incentive of the merged company to disadvantage competing gas-fired generation. In these instances, prior to the merger at least one of the merging parties was only a gas utility (Brooklyn Union Gas), or was affiliated with a gas utility company (Pacific Enterprises), thereby creating previously non-existent incentives to engage in foreclosure, to raise its rivals' costs, and to engage in anticompetitive coordination.

     Dr. Hieronymus testifies that, in contrast, in the instant case, both Applicants already are combination utilities serving some of the potential generating sites in their own electric service territories. As a result, there are no incentive issues -- in which a previously non-combination gas LDC became affiliated with an electric generator -- of the type that concerned the Commission in Brooklyn Union Gas and Enova. Dr. Hieronymus further notes that in the prior Energy East/CMP merger case, the Commission found that even if Energy East's gas utility affiliates in New England could raise the price of delivered gas, so as to disadvantage rivals' gas-fired generation, the location of NYSEG's generation assets - to the West of the Total East interface - is important. This interface is constrained regularly from West to East, especially during peak periods, and this constraint serves to separate the markets, so that NYSEG's generation does not compete with generation served by Energy East's New England LDCs. The same is true for RG&E's generation, which is located in western New York State and west of the Total-East interface.(73)

     He further testifies that in Enova, Pacific Enterprises, through Southern California Gas Co., controlled pipeline facilities that served a large and constrainable electric generation area, as well as all of the gas storage in the area. The concern was raised that by affiliating with San Diego Gas & Electric Company, Pacific Enterprises would acquire an incentive to manipulate the price and availability of gas to favor its newly-affiliated electricity generation activities.(74) Dr. Hieronymus points out that the Applicants in this case, which are LDCs rather than interstate pipelines, lack the ability to affect electricity prices in the way that Pacific Enterprises was alleged to be able to affect prices. First, Applicants do not control any high-pressure pipelines covering a wide and constrained area. Second, they do not control material amounts of storage that might be used to manipulate short-term prices.

     Finally, Dr. Hieronymus notes that the facts in this case are similar to those in the Brooklyn Union Gas case, in that there can be no issue of regulatory evasion. In Brooklyn Union Gas, the Commission concluded that since the NYPSC had jurisdiction over both of the applicants (LILCO and Brooklyn Union Gas Co.), that commission could adequately address concerns that might result from passing higher input prices through to the retail customers of regulated affiliates. Here the NYPSC similarly has ongoing regulatory jurisdiction over both NYSEG and RG&E, and also has jurisdiction over the Merger itself. Also, Energy East's other gas utility affiliates do not provide service to NYSEG or

-------------
73     Exh.  J-1  at  44.

74     Exh.  J-1  at  44-45.

RG&E. Finally, no regulatory evasion issues are raised with respect to CMP, since it operates only as a wires company and does not use gas as an input. Most important, NYSEG and RG&E are subject to retail price caps; the existence of a price cap prevents a regulated entity from passing inflated costs through to its customers.

                    f.   Additional  Codes  of  Conduct  are  unnecessary.
                         -------------------------------------------------

     In Dominion, the Commission required the applicants to accept, as a condition of the merger, the application of the Commission's Standards of Conduct requirement to the "corporate family" of the merged company.(75) Normally, the Commission's Standards of Conduct apply only to the relationship between gas affiliates, such as a pipeline and a gas marketer.(76) The facts of this case do not require the imposition on the Applicants of additional Standards of Conduct.

     Dr. Hieronymus considers the question of whether the circumstances in the instant case were similar to those in Dominion. Dr. Hieronymus points out that the restrictions in that case were imposed in order to help to mitigate the vertical market power that the Commission found would result from the combination of CNG and Dominion Resources. In addition to having found that both the upstream and downstream markets were highly concentrated, the Commission found that CNG pipeline system comprised a necessary link to delivered gas to fuel rivals' gas-fired generation. In contrast, in the instant case neither the upstream nor downstream markets are concentrated, and except for a very small minority interest in Iroquois, the Applicants own no interstate pipeline

-----------------
75     Dominion  at  61,478.

76     See  Dominion  at  61,477,  citing  18  C.F.R. Sec.Sec. 161.3 and 250.16.

system.(77) Also, both NYSEG and RG&E are open access gas systems, pursuant to New York State law;(78) further, generators are not "captive" to the LDC system, in that they can connect directly to the interstate pipeline, and can locate in areas not served by Applicants' LDCs.

     For these reasons, Dr. Hieronymus finds that the Merger will not have an adverse effect on competition in the downstream market. As a result, and in contrast to the circumstances in Dominion, there is no need to seek to mitigate vertical market power effects by such measures as imposing a "corporate family" Standards of Conduct requirement. Such a result is consistent with the Commission's conclusions in the Brooklyn Union. There, the Commission found that there was no increase in the incentive of one of the merging parties, LILCO, to disadvantage competing gas-fired generators, since it already operates as a combination electric and gas utility. The other merging party, Brooklyn Union, does not serve, and is not likely to serve electric generators; hence Brooklyn Union will not have the opportunity to use its gas distribution facilities or capacity rights on pipelines to disadvantage competition in the downstream market. As a result, the Commission found no need to impose the Standard of Conduct restrictions.(79)

     Dr. Hieronymus concludes that since these same considerations apply to the Merger, there is no basis for the Commission to impose the "corporate family" Standards of Conduct on the merged company here.(80)

-----------------
77     Exh.  J-1  at  49.

78     N.Y.  Public  Service  Law  Sec.  66-d(2)  (McKinney's  2000).

79     Brooklyn  Union  at  61,079.

80     Exh.  J-1  at  49.

     B.   THE  MERGER  WILL  NOT  HAVE  AN  ADVERSE  EFFECT  ON  RATES.

     The Merger Policy Statement identifies ratepayer protection as an important factor in the Commission's evaluation of a proposed merger's consistency with the public interest.(81) The Commission's concern is with any potential for an increase in rates resulting from a proposed merger. Thus, the Commission's focus is on jurisdictional ratepayers of the merging public utilities that pay rates based on costs.(82)

          1.   THE  MERGER  WILL  NOT  AFFECT  THE RATES OF WHOLESALE CUSTOMERS.

     NYSEG, CMP, RG&E and MEPCo are the only public utility subsidiaries of the Applicants that will provide electric service under cost-based rate schedules.(83) Neither CMP nor MEPCo has any wholesale requirements power sales customers. With respect to RG&E, it technically has no wholesale full requirements customers. However, under its retail access program, RG&E has agreed to provide a wholesale full requirements-type service to Load Serving Entities ("LSEs") serving load in RG&E's service territory through June 30, 2002.(84) Sales to LSEs will be at market-based rates. NYSEG has no full

--------------
81     Merger  Policy  Statement  at  30,123.

82 The Commission has stated that it does not have ratepayer protection concerns with respect to entities, such as power marketers, that make sales only under market-based rate schedules. Enron Corp., et al., 78 FERC 61,179 (1997).

83     MEPCo  is  a  partially-owned  subsidiary  of  CMP.

84 RG&E's retail access program is based on a single retailer model. Under this model, RG&E provides service to LSEs who then resell the services to the end-use customer. LSEs purchase energy from any source they choose and compensate RG&E through the payment of its state-approved distribution charges and the Transmission Service Charge associated with the NYISO. The LSE is a customer of the NYISO and pays the NYISO directly all ancillary and non-TSC-related charges. As a result of certain NYISO start-up issues, RG&E has agreed to continue to serve its LSEs as full requirements-type customers and obtained FERC approval of all such sales of energy to its affiliate, Energetix. Such authorization extended through the winter 2000-winter 2001 capability period. On April 30, 2001, in Docket No. ER01-1735-000, the Commission accepted for filing RG&E's application to continue making full requirements-type sales of energy to Energetix in connection with RG&E's agreement, at the request of the participating LSEs, to continue with the full-requirements options through June 30, 2002.

wholesale requirements customers, but does sell a small amount of power to three wholesale customers under cost-based rate schedules. These wholesale customers are: (1) Burlington Electric Department (approximately seven MW); (2) Vermont Public Power Supply Authority (approximately seven MW); and (3) Massena Electric Department (approximately fifteen MW). None of these customers is located on, or interconnected to, NYSEG's electric system, or is otherwise transmission-dependent upon NYSEG. In these transactions, the capacity prices are fixed, and the energy prices are either (a) indexed and adjusted for inflation, or (b) based on a market prices pass-through. The rates under each of the agreements with the three customers were negotiated at arm's-length and are not subject to unilateral changes by either party. Finally, the rates for all three customers will be completely unaffected by the Merger.

     In the Merger Policy Statement, the Commission said that it will focus on ratepayer protections designed to insulate consumers from any harm resulting from a merger.(85) The Applicants commit to hold all wholesale sales and transmission customers(86) harmless from the effects of the merger by excluding all merger transaction-related costs, including the acquisition premium, from cost-based rates for transmission service and wholesale power sales.(87) Thus, the merger will have no effect on rates.(88)

-----------------
85     Order  No.  642,  31,111  at  31,873.

86     "The  Merger  Policy  Statement  requires  only  that  applicants propose meaningful ratepayer protection to wholesale customers" Ohio Edison Company, et al., "Order Authorizing Merger," 94 FERC 61,291 (2001).

87 The LSEs participating in RG&E's retail access program who elect to continue to purchase their energy and capacity from RG&E will pay market-based rates for such capacity and energy. As a result, their rates will be unaffected by the Merger.

88     New  England  Power  Co.,  et  al., 87 FERC  61,287 at 62,146 (1999); and
PacifiCorp,  87  FERC  62,152  (1999).

          2. APPLICANTS COMMIT TO ELIMINATE MULTIPLE CHARGES WITHIN THEIR CONTROL FOR TRANSACTIONS OVER MORE THAN ONE OF THEIR SYSTEMS.

     The Commission generally requires merger applicants that are directly interconnected to file single system transmission tariffs for non-discriminatory access over the merged transmission system, to the extent they do not already provide service under a single tariff.(89) In cases involving the merger of utilities that are already members of Commission-approved ISOs with non-pancaked rates, the Commission has approved the mergers without requiring the applicants to provide either a single system tariff or the further elimination of rate pancaking.(90)

     RG&E and NYSEG are directly interconnected and already provide service under the NYISO OATT at non-pancaked rates,(91) thus obviating the need for the elimination of rate pancaking between their systems.(92) Neither RG&E nor NYSEG is directly interconnected to CMP. The Commission already approved the merger of the holding company parents of NYSEG and CMP and transmission protocols adopted by them to avoid rate pancaking for service on both systems.(93) The Commission found "to the extent that NYSEG and Central Maine are able to assess charges for

----------------
89 Consolidated Edison, 86 FERC 61,063, 61,242 (1999). The Commission has not imposed such a requirement on merging utilities that are neither directly interconnected nor have plans to become directly interconnected. Sierra Pacific Power Co. and Nevada Power Co., 87 FERC 61,077 (1999); and Upper Peninsula Energy and WPS Resources, 83 FERC 61,196 (1998) ("WPS Resources"). Neither RG&E nor NYSEG is directly interconnected with CMP nor do they have plans to become directly interconnected.

90     See  Consolidated  Edison 91 FERC at 61,225  (see also, Joint Application filed in Docket No. EC00-49-000 on January 14, 2000 at pp. 20-1); New England Power Co., 88 FERC 61,292, 61,889 (1999).

91     Central  Hudson  Gas  &  Electric  Corp.,  86  FERC  61,062  (1999).

92 Consolidated Edison Company of New York, Inc. and Orange and Rockland Utilities, Inc., 86 FERC 61,064 (1999) (stating that the proposed merger would not have adversely affected rates, in part because the applicants proposed to provide transmission service under the proposed NYISO transmission tariff, or under an interim joint single-system open access transmission tariff, if the NYISO tariff were not in effect at the time the merger was consummated).

93     Energy  East  at  61,005.

transactions that use both of their transmission systems, the Applicants state they will eliminate multiple transmission charges without disturbing current regional ISO operations or tariffs. In light of the above, we conclude that the proposed merger will not adversely affect rates."(94) Based on the Commission's approval of the Energy East-CMP transmission protocols, in this Application, the Applicants have adapted the Commission-approved protocols to avoid rate pancaking for transmission service on the systems of CMP and either RG&E or NYSEG.

     As discussed previously, RG&E and NYSEG have transferred operational control of their transmission facilities to the NYISO, and CMP has transferred operational control of its transmission facilities to the ISO-NE. Because control of these facilities is no longer in the hands of the Applicants, they are not in a position to commit to offering service over their combined transmission facilities under a single system transmission tariff, nor is such a commitment necessary.(95) RG&E and NYSEG are directly interconnected, but CMP is not directly interconnected with either RG&E or NYSEG. Nonetheless, the New York ISO and the ISO-NE are directly interconnected, and trade across the two systems is significant. The two ISOs, as well as the PJM Interconnection, also coordinate many of their activities to ensure reliable interregional operations and to encourage robust competitive markets by simplifying interregional transactions. It would not be in the public interest for RG&E, NYSEG and CMP to withdraw their facilities from the operational control of their respective ISOs

---------------
94     Energy  East,  at  61,005.

95     See,  e.g.,  cases  cited  in  fn  89.

in order to combine those facilities under an RG&E/NYSEG/CMP single system tariff, particularly since (i) RG&E and NYSEG are interconnected, (ii) the NYISO OATT provides for service across the systems of both RG&E and NYSEG at non-pancaked rates, and (iii) the interregional activities of the two ISOs, NYISO and ISO-NE, effectively integrate transmission service. Moreover, withdrawal of the transmission facilities of RG&E, NYSEG and CMP from the control and operation of their respective ISOs would be inconsistent with the Commission's policy goal of promoting RTOs.(96) Consistent with the Commission's orders approving several other mergers of ISO members, there is no need for the applicants to provide service under a single tariff.(97)

     The Applicants have developed a proposal that will, in effect, further integrate their transmission systems without disrupting the current operations of the NYISO and ISO-NE or the carefully constructed ISO tariff mechanisms that are in place. To the extent that RG&E, NYSEG and CMP are able to assess charges for transactions that use two or more of their transmission systems, the Applicants will eliminate the effects of all but one of the system charges. By ensuring that customers who use two or more of the RG&E, NYSEG and CMP transmission systems are not required to pay these multiple transmission charges, the Applicants' proposal will serve the purpose behind the Commission's policy of requiring merger applicants to file single system tariffs, but it will do so without disturbing current regional ISO operations or tariffs and in a manner similar to the protocols approved by the Commission in the Energy East-CMP merger docket.

--------------
96 The Applicants are advocating integration and adoption of best practices of ISO-NE, NYISO and PJM. See, e.g., Comments of NYSEG and RG&E In Support of Functional and Structural Integration of the Northeast ISOs, NYISO, FERC Docket No. RT01-95-000 (February 22, 2001).

97     See,  e.g.,  cases  cited  in  fn  90.

     The testimony of Thomas T. Fogg ("Fogg"), Steven S. Garwood ("Garwood"), and Jeffrey L. McKinney ("McKinney"), included as Exhibit J-17 to this Application, describes the transmission operations of each utility, including operations that are under the direct control of their respective ISOs. The testimony describes the Applicants' proposal to ensure that transmission customers using two or more of the transmission systems of RG&E, NYSEG and CMP are not assessed multiple charges by the Applicants.

     Operational control of all New England utilities' Pool Transmission Facilities ("PTF"), including those of CMP, is exercised by ISO-NE, and service over those facilities can be obtained pursuant to the NEPOOL Open Access Transmission Tariff ("OATT").(98) New England utilities, including CMP, directly provide transmission service over their non-transferred facilities, i.e., their non-PTF system, under the terms of their individual OATTs. CMP's OATT provides for Local Network Service ("LNS") and Local Point-to-Point Service ("LPTP").(99)

     Unlike New England utilities, New York utilities do not offer any new transmission service under their individual OATTs. Transmission service within the NYISO control area is subject to a single zonal rate equal to the Transmission Service Charge ("TSC") of the utility on whose system the energy is withdrawn or on whose system the energy is wheeled out of or exported from the NYISO control area. Thus, wheeling to loads within RG&E or NYSEG's service territory is subject to RG&E or NYSEG's TSC, respectively, but not both,

-------------
98 As part of the New England RTO ("NERTO") filing, CMP has proposed to join an independent transmission company ("ITC") that would exercise certain rights and have certain obligations concerning transmission service and facilities. See NERTO January 16, 2001, filing in Docket No. RT01-86-000.

99     Exhibit  J-17  at  8.

irrespective of whether the source of supply originates on or passes through the system of the other company. Transmission service for exports of power out of the NYISO control area or wheels through the NYISO control area is subject to the non-pancaked TSC of each system at which the energy exits the NYISO control area, in accordance with the NYISO's determination of power flows over each transmission owner's facilities that comprise the interface where the power is exported. Neither CMP nor RG&E owns any of the tie lines that comprise an interface between two control areas. NYSEG does not own any of the tie lines that comprise the NYISO-ISO-NE interface, but it does own a portion of the NYISO-PJM interface. NYSEG receives a portion of the NYISO OATT Transmission Service Charges associated with exports from NYISO to PJM and wheels through the NYISO to PJM, but does not receive any revenues associated with exports from or wheels through NYISO to ISO-NE.(100)

     Fogg, Garwood and McKinney identify three situations in which a wheeling transaction originating from a generator located on CMP's non-PTF system could be assessed charges by both CMP and either RG&E or NYSEG.(101) First, if the generator were to wheel power to a wholesale load, such as a municipal utility, located on RG&E's or NYSEG's system; second, if the generator were to wheel power to retail load located in RG&E's or NYSEG's service territory pursuant to

---------------
100     Exh.  J-17  at  6.

101 As noted earlier, under the NYISO OATT there are no transactions in which both a NYSEG and RG&E TSC would apply, and as of November 18, 1999, with the effectiveness of the NYISO OATT, neither company provides new transmission services under its company-specific OATT.

the applicable retail access program and tariff; and third, if the generator were to wheel power through NYSEG's system to PJM.

     Under these scenarios, absent special rate treatment, the generator would be assessed CMP's Local PTP charge, as well as the applicable TSC of either RG&E or NYSEG. As explained in the testimony, the Applicants commit that, upon consummation of the merger, they will only charge the higher of the applicable CMP Local PTP charges or either the RG&E or NYSEG TSC for transactions where generators on CMP's non-PTF system wheel power to a wholesale load located on RG&E's or NYSEG's system, respectively.(102) For transactions where a generator on CMP's non-PTF system wheels power to retail load located in either RG&E's or NYSEG's service territory pursuant to the applicable retail access program and tariff, CMP will eliminate the applicable CMP Local PTP charge by direct waiver of that charge under the CMP OATT. This approach avoids interference with NYSEG's and RG&E's retail access programs approved by the New York Public Service Commission as part of industry restructuring proceedings.(103) If a

------------
102     Exhibit  J-17  at  9.

103 RG&E and NYSEG have made all necessary filings with the Commission and the NYPSC to give effect to these programs. See Case 96-E-0898, In the Matter of Rochester Gas and Electric Corporation's Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12, Order Adopting Terms of Settlement Subject to Conditions and Changes (November 26, 1997), and Case
96-E-0891, In the Matter of New York State Electric & Gas Corporation's Plans For Electric Rate/Restructuring Pursuant to Opinion No. 96-12, Order Concerning Tariff Amendments to Establish a Retail Access Program (April 30, 1998). The Commission also accepted NYSEG's retail access program filing. New York State Electric & Gas Corp., Docket No. ER00-316-000, Letter Order accepting filing (December 2, 1999). In conjunction with its retail access program, RG&E also has filed certain applications with the Commission to allow RG&E to implement the program. See e.g., filings in Docket Nos. ER98-2922-000 and ER98-1605-000. On April 5, 2001, the Commission granted RG&E authority to make certain sales of energy and capacity to Energetix in the context of the retail access program. See Letter Order in Docket No. ER01-1802-000.

generator wheels power through NYSEG's system to PJM, NYSEG or CMP will charge the higher of the applicable CMP Local PTP charges or the NYSEG TSC,(104) but not both.

     There are no other transactions that would be assessed both a CMP Local PTP charge and either a NYSEG or RG&E TSC. For transactions from either NYSEG or RG&E subtransmission facilities (i.e., NYSEG or RG&E facilities that are not operationally controlled by the New York ISO) to CMP non-PTF facilities, no modifications are required because transmission customers will not have to pay a NYSEG or RG&E transmission service charge.(105)

     No transactions between NYSEG and RG&E's service territories will cause transmission customers to be assessed both the NYSEG TSC and the RG&E TSC. The NYISO OATT provides for a "license plate" rate design, so that if a generator located in RG&E's service territory serves retail access load or wholesale load in NYSEG's service territory or if that generator wheels power through NYSEG's territory to PJM, that generator does not pay the RG&E TSC. The license plate rate design provides that transmission customers pay the TSC based on where the customer withdraws the power, not based on where the power is injected or the source is located. The same is true where a generator located in NYSEG's service territory serves retail access load or wholesale load in RG&E's service territory. The NYISO OATT provides that the generator in NYSEG's service

-----------------
104 In the instances in which Applicants commit to charge the higher of the applicable CMP PTP charges or the NYSEG or RG&E TSC, the Applicants will compute the charges on a monthly basis and make certain that the customer in the transactions subject to both will only pay the higher of the two charges, but not both.

105 Pursuant to the New York ISO Tariff, transmission through or from the New York ISO control area is subject to the TSC of the transmission provider(s) on whose system(s) the energy exits the control area. Neither NYSEG nor RG&E owns or controls any transmission facilities that are part of an interface with the ISO-NE control area. Accordingly, neither RG&E's nor NYSEG's Transmission Service Charge would apply to transactions from NYSEG's or RG&E's subtransmission facilities to CMP non-PTF facilities.

territory will pay the RG&E TSC based on where the generator withdraws the power, and not the NYSEG TSC.(106)

     In sum, Applicants have described a mechanism pursuant to which they will eliminate the effects of rate pancaking. Upon Commission approval of this Application and prior to closing the Merger, CMP shall file an amendment to the CMP OATT and NYSEG and RG&E will adopt a billing credit for the NYSEG and RG&E TSCs under the NYISO OATT to give effect to the protocols described above. These commitments will satisfy the Commission's objectives of eliminating pancaked rates consistent with the Commission's approval of the Energy East-CMP merger.(107)

     C.   The  Merger  Will  Not  Have  an  Adverse  Effect  on  Regulation.

          1.   The  Merger  will  not  impair  federal  regulation.

     In its Merger Policy Statement, the Commission stated that, in the context of mergers that involve registered public utility holding companies, it will require applicants either to abide by the Commission's policies on intra-system transactions or the Commission will set the issue of the effect of the merger on regulation for hearing.(108) Energy East is registered public utility holding company under PUHCA and RGS Group is an exempt holding company under PUHCA. In accordance with the Commission's Merger Policy Statement, Applicants commit to abide by the Commission's policies with respect to intra-system transactions involving non-power goods and services.

-------------
106     Exh.  J-17  at  10-11.

107     Energy  East  at  61,005.

108     Merger  Policy  Statement  at  30,125.

          2.   The  Merger  will  not  impair  state  regulation.

     The Commission also has stated that it is concerned with the effect of a proposed merger on state regulation where a state does not have authority to act on a merger.(109) As explained above, the Merger is subject to approval by the NYPSC. Additionally, following the merger, RG&E and NYSEG will remain subject to regulation by the NYPSC and CMP will remain subject to regulation by the Maine Public Utilities Commission. Consequently, the Merger will not impair state regulatory authority.

--------------
109     Merger  Policy  Statement  at  30,124-25.

V.   CONCLUSION

     For the reasons set forth in this Application, including all accompanying testimony and exhibits, the Applicants request that the Commission (1) find that the Merger will not have an adverse effect on competition, rates or regulation, and that this filing satisfies all applicable requirements for authorization of the Merger under Section 203 of the FPA and Part 33 of the Commission's regulations; (2) approve the Merger and grant any and all other authorizations or approvals incidental thereto that may be required; (3) issue such approvals and related authorizations based on the information set forth in this Application and pleadings, without hearing; and (4) waive any filing requirement or other regulation as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

     In order to allow the Applicants to close the merger transaction by the end of calendar year, 2001, the Applicants request that the Commission act expeditiously to approve the Merger by September 12, 2001.

                            Respectfully submitted,


        ____________________________          _____________________________


        Robert  L.  Daileader,  Jr.           Adam  Wenner
        Elizabeth  W.  Whittle                Donna  J.  Bobbish
        Nixon  Peabody  LLP                   Vinson  &  Elkins  L.L.P.
        401  9th  Street,  N.W.               1455  Pennsylvania  Avenue,  N.W.
        Washington,  DC  20004-2128.          Washington,  DC  20004-1008
        (202)  585-8318  (phone)              (202)  639-6533  (phone)
        (202)  585-8080  (fax)                (202)  639-6604  (fax)

         Attorneys  for                       Attorneys  for
             RGS  Energy  Group,  Inc.            Energy  East  Corporation



May  9,  2001

                                   EXHIBIT A-1

                       BUSINESS ACTIVITIES OF ENERGY EAST

A.   JURISDICTIONAL  SUBSIDIARIES(1)

     The following entities, all of which are, directly or indirectly, wholly-owned by Energy East, except as otherwise indicated, are subject to the Commission's jurisdiction:

     1.     NYSEG

     NYSEG, a regulated public utility incorporated under the laws of the State of New York, is a combination electric and gas utility serving approximately 824,000 electric customers and approximately 248,000 natural gas customers in upstate New York. NYSEG has divested substantially all of its generating assets. It retains several hydroelectric facilities with an aggregate capacity of 61 MW, non-utility generation ("NUG") contracts, and contracts pursuant to which the New York Power Authority ("NYPA") sells power to NYSEG. NYSEG is engaged in the business of transmitting, and distributing electricity, and transporting, storing and distributing natural gas. NYSEG has received market-based rate authority.(2)

     NYSEG's service territory, 99 percent of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. NYSEG's service territory has an area of approximately 20,000 square miles and a population of 2,500,000. During the period 1998 through 2000, approximately 84 percent of NYSEG's operating revenue was derived from electric service, with the balance derived from natural gas service.

     NYSEG has reached an agreement to sell its 18 percent ownership interest in Nine Mile Point Nuclear Plant Unit No. 2 ("NMP2").(3) After the sale of its interest in NMP2, NYSEG will be engaged almost entirely in the transmission and distribution of electricity and the transportation, storage and distribution of natural gas. In addition, NYSEG has full Provider of Last Resort ("POLR") responsibilities for its franchise areas. These responsibilities include the offering service to customers that have switched and then return to NYSEG service.

--------------------------
(1) Section B of this exhibit lists and describes the business activities of Energy East's non-energy subsidiaries and non-energy affiliates. Exhibit B-1 to this Application contains descriptions of Energy East's energy subsidiaries and energy affiliates.

(2)  NYSEG  Solutions,  Inc., et al., 85 FERC 61,342 (1998).

(3) On February 28, 2001, in Docket No. EC01-75-000, NYSEG and the other owners of undivided interests in NMP2 submitted an application to the Commission for authorization, pursuant to Section 203 of the FPA, to transfer their interests to Nine Mile LLC, a wholly-owned subsidiary of Constellation Energy.

     NYSEG currently serves 96.5 percent of the customer population within its franchise areas. NYSEG's PLR rates are subject to NYPSC approval.

     As of December 31, 2000, NYSEG's electric transmission system consisted of approximately 4,384 circuit miles of line, and NYSEG's electric distribution system consisted of 33,962 pole-miles of overhead lines and 2,256 miles of underground lines. NYSEG has transferred operational control of its transmission system to the NYISO.

     In connection with its natural gas business, NYSEG has long-term commitments with a variety of suppliers and pipelines to purchase gas, to provide gas storage capacity, and to transport gas on interstate pipelines.

     2.     CMP

     CMP, an electric utility, is wholly-owned by CMP Group. CMP is engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CMP serves over 544,000 customers in its 11,000 square-mile service area in southern and central Maine. CMP is subject to the regulatory authority of the Commission and the Maine Public Utilities Commission ("MPUC"). The Commission has authorized CMP to engage in market-based sales.(4)

     CMP has divested and/or relinquished control over all of its generating assets and purchase power contracts and now functions as an electric transmission and distribution utility. CMP has sold its hydroelectric, fossil, and biomass generating assets. It has sold its entitlements to purchase capacity and energy under NUG contracts, as well as its entitlement to energy from its 4 percent interest in the Vermont Yankee nuclear plant ("Vermont Yankee"), which is in the process of being sold through an auction, and its entitlement in a firm energy contract with Hydro Quebec. CMP sold its interest in Millstone 3 in March 2001.(5)

     The sales of generating capacity and entitlements to purchase capacity and energy under NUG contracts, nuclear interests, and the Hydro Quebec contract were conducted pursuant to the requirements of Maine's recently enacted electric utility restructuring legislation and MPUC Rules and Regulations. As of March 1, 2000, CMP no longer controls generation resources. Also beginning March 1, 2000, all retail electric consumers in Maine were authorized to choose their

---------------------------
(4)  Central Maine Power  Company,  80  FERC   61,246  (1997).

(5) CMP also owns interests in the following nuclear plants which have been permanently shut down: a 38 percent voting interest in Maine Yankee Atomic Power Company, which owns the Maine Yankee nuclear electric generating plant in Wiscasset, Maine, which was permanently shut down on August 6, 1997; a 9.5 percent voting interest in Yankee Atomic Electric Company, which has permanently shut down its nuclear plant located in Rowe, Massachusetts; and a six percent interest in Connecticut Yankee Atomic Power Company, which has permanently shut down its nuclear plant in Haddam, Connecticut.

     electric supplier. Under Maine law, CMP is unable to serve retail customers except through the creation of a marketing affiliate or as directed by the MPUC. CMP Group has elected not to take the steps required under Maine's electric utility restructuring legislation to participate, through an affiliate, as a retail electric supplier. Under an order of the MPUC, CMP is required to arrange standard offer energy service for its medium and large commercial and industrial customers who do not select an electricity supplier. CMP has arranged service for those classes.

     As of December 31, 2000, CMP's delivery system consisted of 2,342 circuit miles of overhead transmission lines, 20,479 pole-miles of overhead distribution lines, and 164 miles of network underground and submarine cable. CMP is a member of the New England Power Pool ("NEPOOL") and has transferred control over its pool transmission facilities ("PTF") system to ISO-NE. It maintains high-voltage connections with other electric systems at the New Hampshire and New Brunswick, Canada borders.

     CMP has two electric utility subsidiaries which are organized and operate exclusively in Maine: MEPCo and NORVARCO.

     3.     MEPCO

     MEPCo, organized in Maine, owns and operates a 345 kV transmission interconnection between the Maine-New Brunswick, Canada, international border at Orient, Maine. CMP owns a 78.3 percent voting interest in MEPCo, with the remaining interest owned by two other Maine utilities.

     4.     NORVARCO

     NORVARCO, organized in Maine, holds a 50 percent general partnership interest in Chester SVC Partnership, a general partnership which owns a static var compensator located in Chester, Maine, adjacent to MEPCo's transmission interconnection. NORVARCO is a wholly-owned subsidiary of CMP.

     5.     NYSEG  SOLUTIONS

     NYSEG Solutions, Inc. ("NYSEG Solutions"), a New York corporation, a wholly-owned subsidiary of Energy East Solutions, Inc., markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the State of New York. NYSEG Solutions has received market-based rate authority from the Commission.(6)

     6.     CARTHAGE  ENERGY,  LLC

     Carthage Energy, LLC, a New York limited liability company, is a wholly-owned

-----------------------
(6)  NYSEG  Solutions,  Inc.,  et al., 85 FERC 61,342  (1998).

     subsidiary of Cayuga and owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of the 1935 Act, and has received market-based rate authority from the Commission.(7) Carthage Energy, LLC, and South Glens Falls Energy, LLC, operate or control a total of 126 MW generating capacity.

     7.     SOUTH  GLENS  FALLS  ENERGY

     South Glens Falls Energy, LLC, a New York limited liability company in which Cayuga owns an 85 percent interest, owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of the 1935 Act, and has received market-based rate authority from the Commission.(8)

B.   NON-ENERGY  SUBSIDIARIES  AND  AFFILIATES

     1. Energy East Management Corporation ("Energy East Management"), a Delaware corporation, is a wholly-owned subsidiary of Energy East. Energy East Management is an SEC-authorized service company for the Energy East holding company system and owns no public utility assets.

     2. Energy East Telecommunications, Inc. ("EETI"), a Delaware corporation, is an exempt telecommunications company under Section 34 of the 1935 Act. EETI is a wholly-owned subsidiary of The Energy Network, Inc., (formerly known as EAS Enterprises Corp.), and was formed to provide telecommunications services, including the construction and operation of fiber optic networks.

     3. Telergy East, LLC ("Telergy East"), a New York limited liability company, is a partially-owned subsidiary of EETI, and was formed to construct, own, and operate a fiber optic network. Telergy East is an exempt telecommunications company pursuant to Section 34 of the 1935 Act. EETI owns 50 percent of the voting interest in Telergy East.

     4. MaineCom Services ("MaineCom"), a wholly-owned subsidiary of CMP Group, Inc., provides telecommunications services, including point-to-point connections, private networking, consulting, private voice and data transport, carrier services, and long-haul transport. Each of MaineCom and its three subsidiaries, New England Business Trust, New England Investment Corporation, and New England Security Corp., is an exempt telecommunications company pursuant to Section 34 of the 1935 Act.

     5. NEON Communications, Inc., ("NEON") develops, constructs, owns, and operates a fiber optic telecommunications system in New England and New York. MaineCom's wholly-owned subsidiary, New England Business Trust, owns 20.9 percent of NEON's common stock.

------------------------
(7)  Cleco Trading & Marketing LLC, et al., 87 FERC  61,311 (1999).

(8)  Energy East  South  Glens  Falls,  LLC,  86 FERC  61,254 (1999).

     6. Central Securities Corporation, a wholly-owned subsidiary of CMP, owns and leases office and service facilities in CMP's service territory for the conduct of CMP's business.

     7. Cumberland Securities Corporation ("Cumberland") owns and leases office and service facilities in CMP's service territory for the conduct of CMP's business. CMP owns all of the outstanding common stock of Cumberland.

     8. CNG Realty Corp., a wholly-owned subsidiary of Connecticut Natural Gas Corporation, owns an 8.475-acre parcel in East Hartford, Connecticut, which is the construction site for the future Operating Center for Connecticut Natural Gas Corporation.

C.   NYSEG  FRANCHISE  TERRITORIES

                                  BROOME COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
Binghamton          Endicott           Barker
                    Johnson City       Binghamton
                    Lisle              Chenango
                    Port Dickinson     Colesville
                    Whitney Point      Conklin
                    Windsor            Dickinson
                    Deposit            Fenton
                                       Kirkwood
                                       Lisle
                                       Maine
                                       Nanticoke
                                       Sanford
                                       Triangle
                                       Union
                                       Vestal
                                       Windsor

                                CHENANGO COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
Norwich             Afton              Afton
                    Bainbridge         Coventry
                    New Berlin         German
                    Oxford             Greene
                    Smyrna             McDonough
                                       Otselic
                                       Pharsalia
                                       Pitcher
                                       Smithville
                                       Bainbridge
                                       Columbus
                                       Greene
                                       Guilford
                                       New Berlin
                                       Norwich
                                       North Norwich
                                       Oxford
                                       Plymouth
                                       Preston
                                       Sherburne
                                       Smyrna

City:               Villages:          Towns:
-----               ---------          ------

                                CORTLAND COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Cincinnatus
                                       Freetown
                                       Hartford
                                       Lapeer
                                       Marathon(9)
                                       Taylor
                                       Virgil(10)
                                       Willett

                                  TIOGA COUNTY
                                  ------------

City:               Villages:          Towns:
-----               ---------          ------
                    Newark Valley      Barton(11)
                    Nichols            Berkshire
                    Owego              Newark Valley
                    Candor             Nichols
                    Spencer            Owego
                                       Richford
                                       Tioga
                                       Barton(12)
                                       Candor(13)
                                       SPENCER

                                COLUMBIA COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Chatham            Austerlitz
                    Philmont           Canaan
                                       Chatham(14)
                                       Claverack(15)
                                       Copake
                                       Ghent
                                       Hillsdale
                                       New Lebanon
                                       Taghkanic(16)

-----------------------
(9) (Except that portion served by the Village of Marathon Municipal Lighting Plant)
(10)  (Southeastern  Portion)
(11)  (Eastern  Portion)
(12)  (Northern  Portion)
(13) (Except that portion between the North and South Border Line and within one-half mile of the West Branch of Owego Creek)
(14)  (Except  Northwest  Corner)
(15)  (Eastern  Portion)

City:               Villages:          Towns:
-----               ---------          ------

                                DELAWARE COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Andes              Andes(17)
                    Delhi              Bovina
                    Fleischmanns       Colchester(18)
                    Franklin           Davenport
                    Hancock            Delhi
                    Hobart             Deposit
                    Margaretville      Franklin
                    Sidney             Hamden
                    Stamford           Hancock(19)
                    Walton             Harpersfield
                                       Kortright
                                       Masonville
                                       Meredith
                                       Middletown
                                       Roxbury
                                       Sidney
                                       Stamford
                                       Tompkins
                                       Walton
                                       Andes(20)
                                       Colshester(21)
                                       Hancock(22)

                                  GREENE COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Ashland
                                       Halcott
                                       Jewett(23)
                                       Prattsville
                                       Windham

-------------------------------------------------------------------
(16)  (Eastern  Portion)
(17)  (Northern  Portion)
(18)  (Northern  Portion)
(19)  (Northern  Portion)
(20)  (Southern  Portion)
(21)  (Southern  Portion)
(22)  (Southern  Portion)
(23)  (Northern  Portion)

City:               Villages:          Towns:
-----               ---------          ------

                                HERKIMER COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    West Winfield      Columbia(24)
                                       Litchfield(25)
                                       Warren
                                       Winfield

                                 MADISON COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
                    Earlville          Brookfield
                    Madison            Eaton
                    Morrisville        Georgetown
                                       Hamilton
                                       Lebanon
                                       Madison
                                       Smithfield

                                  ONEIDA COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                    Bridgewater        Augusta
                    Oriskany Falls     Bridgewater
                    Waterville         Kirkland(26)
                                       Marshall
                                       Sangerfield

                                  OTSEGO COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                    Cooperstown        Burlington
                    Gilbertsville      Butternuts
                    Laurens            Edmeston
                    Milford            Exeter
                    Morris             Hartwick
                    Otsego             Laurens
                    Richfield Springs  Middlefield
                    Unadilla           Milford
                                       Morris
                                       New Lisbon
                                       Oneonta

------------------------
(24)  (Southern  Portion)
(25)  (Southern  Portion)
(26)  (Southern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                                       Otsego
                                       Otsego
                                       Pittsfield
                                       Plainfield
                                       Richfield
                                       Springfield
                                       Unadilla
                                       Westford

                                RENSSELAER COUNTY
                                -----------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Berlin
                                       North Greenbush
                                       Petersburg
                                       Sand Lake
                                       Stephentown
                                       Schagticoke(27)
                                       Nassau(28)

                                SCHOHARIE COUNTY
                                ----------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Conesville
                                       Gilboa
                                       Jefferson

                                  ULSTER COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Hardenbergh(29)
                                       Shandaken
                                       Hardensbergh(30)
                                       Shawangunk(31)

                                WASHINGTON COUNTY
                                -----------------

City:               Villages:          Towns:
-----               ---------          ------
                    Granville          Granville
                    Salem              Greenwich
                                       Hebron

-----------------------
(27)  (Western  Portion)
(28)  (Southeast  Corner)
(29)  (Eastern  Portion)
(30)  (Western  Portion)
(31)  (Western  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                                       Jackson
                                       Salem

                                SARATOGA COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Round Lake         Clifton
                    Stillwater         Park(32)
                                       Halfmoon(33)
                                       Malta(34)
                                       Stillwater

                                ALLEGANY COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Alfred             Alfred
                    Almond             Almond
                    Canaseraga         Birdsall
                                       Burns
                                       Grove
                                       Ward
                                       West Almond

                                 CHEMUNG COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
                    Elmira Heights     Ashland
                    Horseheads         Baldwin
                    Millport           Big Flats
                    Wellburg           Catlin
                                       Chemung
                                       Elmira
                                       Erin
                                       Horseheads
                                       Southport
                    Van Etten          Van Etten
                                       Veteran

                                LIVINGSTON COUNTY
                                -----------------

City:               Villages:          Towns:
-----               ---------          ------
                    Dansville          Leicester
                    Leicester          Mount Morris

-----------------------
(32)  (Northeastern  Portion)
(33)  (Northern  Portion)
(34)  (Southern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                                       Ossian
                                       Sparta
                                       Springwater
                                       West Sparta

                                 ONTARIO COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
Geneva              Naples             Naples
                    Clifton Springs    Geneva
                    Phelps             Gorham
                    Rushville          Hopewell(35)
                                       Manchester(36)
                                       Phelps
                                       Seneca

                                 SCHYLER COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
                    Montour Falls      Catherine
                    Odessa             Cayuta
                    Burdett            Dix
                                       Montour
                                       Orange
                                       Reading
                                       Tyrone
                                       Hector

                                 STEUBEN COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
Corning             Addison            Addison
Hornell             Arkport            Avoca
                    Avoca              Bath
                    Canisteo           Bradford
                    Cohocton           Cameron
                    Hammondsport       Campbell
                    North Hornell      Canisteo
                    Painted Post       Caton
                    Prattsburg         Cohocton
                    Riverside          Corning
                    Savona             Dansville
                    South Corning      Erwin
                    Wayland            Fremont

-----------------------
(35)  (Eastern  Portion)
(36)  (Eastern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                                       Greenwood
                                       Hartsville
                                       Hornby
                                       Hornellsville
                                       Howard
                                       Jasper
                                       Lindley
                                       Prattsburg
                                       Pulteney
                                       Rathbone
                                       Thurston
                                       Troupsburg
                                       Tuscarora
                                       Urbana
                                       Wayland
                                       Wayne(37)
                                       West Union
                                       Wheeler
                                       Woodhull
                                       Wayne(38)

                                 WYOMING COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
                    Gainesville        Castille
                    Perry              Gainesville
                    Warsaw             Genesee Falls
                    Wyoming            Middlebury
                                       Perry
                                       Warsaw
                                       Bennington
                                       Java
                                       Sheldon

                                  CAYUGA COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                    Moravia            Locke
                                       Moravia
                                       Sempronius
                                       Summerhill
Auburn              Aurora             Aurelius
                    Cayuga             Brutus

-----------------------
(37)  (Except  Northeast  Portion)
(38)  (Northeastern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                    Port Byron         Fleming
                    Union Springs      Genoa
                    Weedsport          Ledyard
                                       Mentz
                                       Montezuma
                                       Owasco
                                       Scipio
                                       Sennett
                                       Springport
                                       Throop
                                       Venice

                                  SENECA COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                    Interlacken        Covert
                    Lodi               Lodi
                    Ovid               Ovid
                    Seneca Falls       Fayette
                    Waterloo           Juniun
                                       Romulus(39)
                                       Seneca Falls
                                       Tyre
                                       Varick
                                       Waterloo
                                       Romulus(40)

                                TOMPKINS COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
Ithaca              Cayuga Heights     Caroline
                    Dryden             Danby
                    Freeville          Dryden
                    Lansing            Enfield
                    Trumansburg        Groton
                                       Ithaca
                                       Lansing
                                       Newfield
                                       Ulysses

                                ONONDAGA COUNTY
                                ---------------

-----------------------
(39)  (Northern  Portion)
(40)  (Southern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                    Elbridge           Camillus
                    Jordan             Elbridge
                    Marcellus          Marcellus
                                       Otisco(41)
                                       Spafford
                                       Van Buren(42)

                                  WAYNE COUNTY
                                  ------------

City:               Villages:          Towns:
-----               ---------          ------
                    Clyde              Arcadia
                    Lyons              Galen
                    Macedon            Lyons
                    Newark             Macedon
                    Palmyra            Palmyra
                    Savannah           Savannah(43)
                                       Walworth

                                  YATES COUNTY
                                  ------------

City:               Villages:          Towns:
-----               ---------          ------
                    Dresden            Barrington
                    Dundee             Benton
                    Penn Yan           Italy
                    Rushville          Jerusalem
                                       Middlesex
                                       Milo
                                       Potter
                                       Starkey
                                       Torrey

                                 CLINTON COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
                    Champlain          Altona
                    Dannemora          Ausable
                    Keeseville         Beekmantown
                    Mooers             Black Brook(44)
                                       Champlain
                                       Chazy
                                       Clinton
                                       Dannemora

-----------------------
(41)  (Northwestern  Portion)
(42)  (Southern  Portion)
(43)  (Adjacent  to  Village)
(44)  (Northeast  and  Southern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                                       Ellenburg
                                       Mooers
                                       Peru
                                       Plattsburgh
                                       Saranac
                                       Schuyler Falls

                                  ESSEX COUNTY
                                  ------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Chesterfield
                                       Elizabethtown
                                       Essex
                                       Jay
                                       Keene
                                       Lewis
                                       Newcomb
                                       Willsboro
                                       Wilmington

                                FRANKLIN COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Burke              Belmont(45)
                    Chateaugay         Burke
                                       Chateaugay
                                       Constable
                                       Malone

                                HAMILTON COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Indian Lake(46)
                                       Long Lake

                                DUTCHESS COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Pawling            Amenia
                                       Beekman
                                       Dover
                                       Pawling

-----------------------
(45)  (Eastern  and  Southern  Portion)
(46)  (Northern  Portion)

City:               Villages:          Towns:
-----               ---------          ------

                                  PUTNAM COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                    Brewster           Carmel
                                       Kent
                                       Patterson
                                       Putnam Valley
                                       Southeast

                                SULLIVAN COUNTY
                                ---------------

City:               Villages:          Towns:
-----               ---------          ------
                    Jeffersonville     Bethel
                    Liberty            Callicoon
                    Monticello         Cochecton
                    Woodridge          Delaware
                                       Fallsburg
                                       Fremont
                                       Highland
                                       Liberty
                                       Heversink(47)
                                       Rockland
                                       Thompson
                                       Tusten

                               WESTCHESTER COUNTY
                               ------------------

City:               Villages:          Towns:
-----               ---------          ------
                                       Bedford
                                       Lewisboro
                                       North Salem
                                       Poundridge
                                       Somers
                                       Yorktown

                                  ORANGE COUNTY
                                  -------------

City:               Villages:          Towns:
-----               ---------          ------
                    Walden             Crawford(48)
                                       Montgomery(49)

-----------------------
(47)  (Western  Portion)
(48)  (Northeastern  Portion)
(49)  (Western  Portion)

City:               Villages:          Towns:
-----               ---------          ------

                               CATTARAUGUS COUNTY
                               ------------------

City:               Villages:          Towns:
-----               ---------          ------
                    East Randolph      Conewango
                    Gowanda            Dayton
                    Perrysburg         Leon
                    Randolph           Napoli
                    South Dayton       New Albion
                                       Perrysburg(50)
                                       Persia

                                CHAUTAUQUA COUNTY
                                -----------------

City:               Villages:          Towns:
-----               ---------          ------
                    Cherry Creek       Cherry Creek
                    Forestville        Ellington
                    Silver Creek       Hanover
                                       Villenova

                                  ERIE COUNTY
                                  -----------

City:               Villages:          Towns:
-----               ---------          ------
                    Alden              Alden
                    Depew              Amherst
                    East Aurora        Aurora
                    Gowanda            Boston
                    Hamburg            Cheektowage(51)

                                  ERIE COUNTY
                                  -----------

City:               Villages:          Towns:
-----               ---------          ------
                    Lancaster          Clarence
                    Orchard Park       Colden
                    Sloan              Collins(52)
                                       Concord(53)
                                       Elma
                                       Hamburg(54)
                                       Holland
                                       Lancaster
                                       Marilla
                                       Orchard Park
                                       Sardinia(55)
                                       Wales

-----------------------
(50)  (Eastern  Portion)
(51)  (Eastern  and  Southern  Portion)

City:               Villages:          Towns:
-----               ---------          ------
                                       West Seneca(56)

                                 NIAGARA COUNTY
                                 --------------

City:               Villages:          Towns:
-----               ---------          ------
Lockport                               Lockport
                                       Newfane(57)
                                       Pendleton(58)

-----------------------------------------------------------------
(52)  (Southern  Portion)
(53)  (Except  Southeastern  Corner)
(54)  (Eastern  Portion)
(55)  (Except  Southeastern  Corner)
(56)  (Eastern  Portion)
(57)  (Portion  adjacent  to  Town  of  Lockport)
(58)  (Portion  adjacent  to  Town  of  Lockport)

                                   EXHIBIT A-2

                        BUSINESS ACTIVITIES OF RGS GROUP

A.     JURISDICTIONAL  SUBSIDIARIES(1)

     The following entities, all of which are, directly or indirectly, wholly-owned by RGS Group, are subject to the Commission's jurisdiction:

     1.     RG&E

     RG&E is a wholly-owned subsidiary of RGS Group, and is a public utility incorporated in the State of New York. RG&E is engaged principally in the business of production, purchase, transmission, distribution, and sale of electricity, and the purchase, distribution, sale, and transportation of natural gas in New York State. RG&E is regulated by the Commission and the NYPSC. RG&E serves approximately 345,000 electricity customers in an area of New York State having a total population of about one million, including the cities of Rochester and Canandaigua. RG&E offers its customers retail choice pursuant to a NYPSC-approved settlement(2) and offers retail electric service pursuant to a pilot program for farmers and food processors.(3) Currently, approximately 24 percent of RG&E's distribution customers choose their own electricity supplier.

     a.     Generation

     RG&E's electric generation assets currently include hydroelectric, nuclear, and fossil facilities with total generating capacity of approximately 1,033 MW. Of this 1,033 MW, 160 MW is attributable to RG&E's 14 percent interest in NMP2. Along with the other entities that own an interest in NMP2, RG&E currently is in the process of obtaining regulatory approval for the transfer of its interest to Constellation Nuclear, LLC and Nine Mile Point Nuclear Station, LLC, a wholly-owned subsidiary of Constellation Energy.(4) Thus, after the sale of its interest in NMP2, RG&E's generation will total approximately 873 MW.


-----------------------------
1. Exhibit B-2 contains descriptions of RGS Energy Group, Inc.'s energy subsidiaries and energy affiliates.

2. Amended and Restated Settlement Agreement, dated October 23, 1997, in Cases 94-E-0952, Matter of Competitive Opportunities Regarding Electric Service, and 96-E-0898, Matter of Rochester Gas and Electric Corporation's Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12.

3. Case 96-E-0948, Petition of Dairylea Cooperative, Inc. to Establish an Open Access Pilot Program for Farm and Food Processor Electricity Customers, Order Establishing Retail Access Program (issued June 23, 1997); extended in orders issued January 21, 1998 and October 8, 1999. This program has been extended to farmers for a term through October 31, 2001.

4. See Niagara Mohawk Power Corporation, et al., FERC Docket No. EC01-75-000 (filed February 28, 2001).

     RG&E purchases 120 MW of firm power from NYPA's Niagara and St. Lawrence hydroelectric projects, 35 MW of peaking power from NYPA and 150 MW from NYPA's 1,000 MW Gilboa pumped storage project, 44 MW (winter) and 50 MW (summer) of firm power from the Fitzpatrick nuclear power plant and any additional short-term capacity purchasers from other suppliers. In addition, RG&E purchases energy from the NYISO market. The Commission has determined that RG&E lacks market power and has authorized it to engage in wholesale sales of electricity at market-based rates.(5)

          b.     Electric  Transmission  and  Distribution

     As of December 1, 2000, RG&E's transmission and distribution systems are comprised of 171 substations with a rated transformer capacity of approximately 5,201,771 kilovolt amperes, approximately 716 circuit miles of overhead transmission lines, 400 cable miles of underground transmission cable, and 16,262 miles of overhead distribution cable. RG&E's electric system is directly interconnected with Niagara Mohawk Power Corporation, NYSEG, and NYPA. Additionally, RG&E has transferred control of its transmission system to the NYISO.

          c.     Natural  Gas  Operations

     RG&E is a gas local distribution company in New York serving approximately 285,000 customers. Approximately 240,000 of these customers purchase bundled retail services from RG&E. The rest of the customers purchase gas supplies through a competitive supplier and transport them on RG&E's distribution system. On January 28, 2001, consistent with the NYPSC's November 3, 1998, policy statement, the NYPSC approved RG&E's proposal to implement retail access for bundled residential customers. RG&E has long-term natural gas transportation agreements with Great Lakes Gas Transmission Limited Partnership, ANR Pipeline Company, Dominion Transmission, Inc., Texas Gas Transmission Corp., Transcontinental Gas PipeLine Corp., and with an intrastate pipeline, Empire State Pipeline.

--------------------------------------------------------------------------------

5.     Rochester  Gas  &  Electric  Corporation,  80  FERC   61,284  (1997).

     2.     ENERGETIX

     Energetix, a wholly-owned subsidiary of RGS Group, offers electricity and natural gas services to retail customers throughout New York State. Energetix has authorization from the Commission to engage in sales for resale of electricity at market based rates(6) and is a customer of the NYISO. Energetix owns neither generation nor transmission or distribution facilities.


---------------------------
6. Rochester Gas & Electric Corporation, 80 FERC 61,284 (1997). Initially this rate schedule was filed in the name of ROXDEL. On February, 12, 1998, in Docket No. ER98-1120-000, the Commission accepted for filing a Notice of Succession filed by Energetix, reflecting the name change.

B.          RG&E Franchise Territories


ROCHESTER  DISTRICT

                                  MONROE COUNTY
                                  -------------

City:                              Villages:       Towns:
-----                              ---------       ------
Rochester                          East Rochester  Brighton
                                   Hilton          Chili
                                   Pittsford       Gates
                                   Webster         Greece
                                                   Henrietta*
                                                   Irondequoit
                                                   Mendon*
                                                   Ogden*
                                                   Parma*
                                                   Penfield*
                                                   Perinton*
                                                   Pittsford
                                                   Webster

                                 WAYNE COUNTY
                                 ------------

City:                              Villages:       Towns:
-----                              ---------       ------
                                                   Walworth*
                                                   Macedon*

CANANDAIGUA-FINGER LAKES DISTRICT

                                 ONTARIO COUNTY
                                 --------------

City:                              Villages:       Towns:
-----                              ---------       ------
Canandaigua                        Bloomfield      Bristol
                                   Holcomb         Canandaigua
                                   Manchester      East Bloomfield
                                   Shortsville     Farmington
                                   Victor          Hopewell*
                                                   Manchester*
                                                   South Bristol
                                                   Victor


* Portion

LAKE SHORE DISTRICT
                                 WAYNE COUNTY
                                 ------------

City:                              Villages:       Towns:
-----                              ---------       ------
                                   Red Creek       Butler
                                   Sodus           Huron
                                   Sodus Point     Marion
                                   Wolcott         Ontario
                                                   Rose
                                                   Savannah*
                                                   Sodus
                                                   Williamson
                                                   Wolcott

                                 CAYUGA COUNTY
                                 -------------

City:                              Villages:       Towns:
-----                              ---------       ------
                                   Cato            Cato
                                   Fair Haven      Conquest
                                   Meridian        Ira
                                                   Sterling
                                                   Victory

GENESEE DISTRICT
                                 ALLEGANY COUNTY
                                 ---------------

City:                              Villages:       Towns:
-----                              ---------       ------
                                   Belmont         Allen
                                   Bolivar         Amity
                                   Fillmore        Angelica*
                                   Friendship      Belfast
                                   Richburg        Bolivar
                                                   Caneadea
                                                   Clarksville
                                                   Friendship
                                                   Genesee
                                                   Granger
                                                   Hume
                                                   Rushford
                                                   Wirt

* Portion

                               LIVINGSTON COUNTY
                               -----------------

City:                              Villages:       Towns:
-----                              ---------       ------
                                   Geneseo         Geneseo*
                                   Mr. Morris      Leicester*
                                   Nunda           Mt. Morris*
                                                   Nunda
                                                   Portage

                                WYOMING COUNTY
                                --------------

City:                              Villages:       Towns:
-----                              ---------       ------
                                   Pike            Arcade*
                                                   Eagle
                                                   Genesee Falls*
                                                   Pike



*  Portion

                                   EXHIBIT B-1

             ENERGY EAST'S ENERGY SUBSIDIARIES AND ENERGY AFFILIATES

     Energy East's jurisdictional subsidiaries are described Exhibit A-1 to this Application. Energy East's energy subsidiaries and energy affiliates are as follows:

     1. Maine Natural Gas provides natural gas distribution services, on a non-exclusive basis, in certain areas of Maine, including, among others, the Bethel, Windham, Augusta, Waterville and Bangor metropolitan areas, and the coastal area, including Brunswick and Bath. Maine Gas began to provide service to retail customers in May
          1999. Maine Gas is a wholly-owned subsidiary of Energy East Enterprises, Inc., a wholly-owned subsidiary of Energy East.

     2. Connecticut Energy Corporation, an exempt public utility holding company, is a wholly-owned subsidiary of Energy East. Connecticut
          Energy neither owns nor operates any physical property, and is primarily engaged in the retail distribution of natural gas through its wholly-owned subsidiary, Southern Connecticut Gas. Additionally, through its subsidiaries, Connecticut Energy is an energy delivery, products, and service company that provides an array of energy commodities and services to commercial and industrial customers throughout New England.

     3. Southern Connecticut Gas Company, a public service company incorporated under the laws of the State of Connecticut and a wholly-owned subsidiary of Connecticut Energy, is engaged in the retail distribution of gas for residential, commercial, and industrial users, and the transportation of natural gas for commercial and industrial users. Southern Connecticut Gas serves approximately 167,000 customers in the State of Connecticut, primarily in 22 towns along the southern Connecticut coast from Westport to Old Saybrook, which include the urban communities of Bridgeport and New Haven. Southern Connecticut Gas is the sole distributor of natural gas, other than bottled gas, in its service area.

     4. Energy East Enterprises Inc. ("Enterprises"), a Maine corporation, owns two small natural gas delivery companies, Maine Natural Gas and New Hampshire Gas, and Seneca Lake Storage, which is developing high-deliverability gas storage in upstate New York. Enterprises is a wholly-owned subsidiary of Energy East and is an exempt public utility holding company under PUHCA.

     5. The Energy Network (formerly EAS Enterprises Corp.) a Delaware corporation, invests in providers of energy and telecommunications services. The Energy Network is a wholly-owned subsidiary of Energy

          East and owns no public utility assets. The Energy Network holds Energy East Solutions, Inc., Energy East Telecommunications, Inc., and Cayuga Energy, Inc. (and, indirectly, their subsidiaries).

     6. New Hampshire Gas Corporation, a New Hampshire corporation, is a wholly-owned subsidiary of Enterprises and is an energy services company in New Hampshire specializing in propane air distribution systems.

     7. Southern Vermont Natural Gas Corporation, a Vermont corporation and a wholly-owned subsidiary of Enterprises, is currently developing a combined natural gas supply and distribution project that includes an extension of a pipeline from New York to Vermont by the Iroquois Gas Transmission System, and the development of natural gas distribution systems in Vermont.

     8. Seneca Lake Storage, Inc., a New York corporation and a wholly-owned subsidiary of Enterprises, owns and operates a gas storage facility in New York.

     9. Energy East Solutions, Inc. ("Energy East Solutions"), a Delaware corporation, is a wholly-owned subsidiary of The Energy Network and sells electricity and natural gas in wholesale and retail markets in the Northeast and mid-Atlantic regions.

     10. South Jersey Energy Solutions, LLC, a Delaware limited liability company in which Energy East Solutions owns a 50 percent interest, was formed to market retail electricity and energy management services in the mid-Atlantic region of the United States.

     11. Energy East Solutions, LLC, a Delaware limited liability company, is a subsidiary of Energy East Solutions and CNE Energy Services Group, Inc., and sells natural gas, fuel oil, and other services, and markets a full range of energy-related planning, financial, operational, and maintenance services to commercial, industrial, and municipal customers in New England.

     12. Cayuga Energy, Inc. ("Cayuga"), a Delaware corporation, is a wholly-owned subsidiary of The Energy Network and owns electric generation facilities that sell power in the wholesale market.
     13. PEI Power II, LLC, a Pennsylvania limited liability company in which Cayuga owns a 50.1 percent interest, owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in
          Section  32  of  PUHCA.

     14. CNE Energy Services Group, Inc. ("CNE Energy"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Energy, provides energy commodities and services to business customers and energy commodities to wholesale customers throughout New England.

     15. Total Peaking Services, LLC, a wholly-owned subsidiary of CNE Energy, operates a 1.2 billion cubic foot liquefied natural gas open access storage facility in Milford, Connecticut.

     16. CNE Peaking, LLC, a wholly-owned subsidiary of CNE Energy, provides a firm in-market supply source to assist energy marketers and local gas distribution companies in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries.

     17. CNE Development Corporation ("CNE Development"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Energy, is a 20 percent equity participant in East Coast Natural Gas Cooperative, LLC ("East Coast"). East Coast purchases and stores spot gas supplies, provides storage service utilization services, and is involved in bundled sales.

     18. CNE Venture-Tech, Inc. ("CNE Venture-Tech"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Energy, invests in ventures that offer technologically advanced energy-related products.

     19.  Nth  Power Technologies Fund I, L.P., in which CNE Venture-Tech owns a
          7.8884 percent limited partnership interest, invests in companies that develop, produce, and market innovative energy-related products.

     20. Nth Power Technologies Fund II, L.P., in which CNE Venture-Tech holds a 4.1 percent interest, invests in companies that develop, produce, and market innovative energy-related products.

     21. CIS Service Bureau, LLC, a wholly-owned subsidiary of CNE Venture-Tech, provides access to customer-billing software and other related services for local distribution and other utility-type companies.

     22. CMP Group, a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) PUHCA. CMP Group is a holding company by virtue of owning direct or indirect interests in CMP, MEPCo, and NORVARCO. CMP Group's principal utility subsidiary, CMP, is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine.

     23. The Union Water-Power Company ("UWP"), a wholly-owned subsidiary of CMP Group, provides energy management, utility construction and support services, and energy-efficiency contracting.

     24. CTG Resources, a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) of PUHCA. CTG Resources is the parent company of CNGC, a regulated local natural gas distribution company, and of CNG Realty Corp. and TEN Companies, Inc., non-utility subsidiaries.

     25. Connecticut Natural Gas Company ("CNGC"), the wholly-owned regulated subsidiary of CTG Resources, is a public utility company that distributes natural gas to approximately 147,000 customers in twenty-two Connecticut communities, principally in the Hartford-New Britain area and Greenwich. CNGC's gas distribution business is subject to regulation by the Connecticut Department of Public Utility Control ("DPUC") as to franchises, rates, standards of service, issuance of securities, safety practices, and certain other matters. Retail sales of gas by CNGC and deliveries of gas owned by others are made pursuant to rate schedules and contracts filed with and subject to DPUC approval.

     26. TEN Companies, Inc. ("TEN") (formerly known as The Energy Network, Inc.), is a wholly-owned subsidiary of CTG Resources. TEN and its wholly-owned subsidiary, The Hartford Steam Company ("HSC"), provide district heating and cooling services to a number of large buildings in Hartford, Connecticut. HSC also owns and operates a cogeneration facility that serves Hartford Hospital, providing both steam and electricity to the hospital, with excess electricity, if any, sold to the local electric utility. Some of TEN's operating divisions offer energy equipment rentals, property rentals, and financing services related to such rentals. Another TEN division owns a 3,000 square foot building in Hartford, Connecticut. This building is across the street from the administrative offices of CNGC, and houses the CNGC Employees' Federal Credit Union, which serves both CNGC and TEN employees.

     27.  TEN  Transmission  Company,  a  wholly-owned subsidiary of TEN, owns a
          4.87 percent interest in the Iroquois Gas Transmission System Limited Partnership, which operates a natural gas pipeline transporting Canadian natural gas into the states of New York, Massachusetts, and Connecticut.

     28. TEN's wholly-owned subsidiary, ENI Gas Services, Inc., owns a 99 percent interest in KBC Energy Services, a partnership that previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2001. After KBC Energy
          Services is dissolved, ENI Gas Services, Inc. will be dissolved or merged into TEN.

     29. TEN's wholly-owned subsidiary, TEN Gas Services, Inc., owns a one percent interest in KBC Energy Services, a partnership that previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2001. After KBC Energy
          Services is dissolved, TEN Gas Services, Inc. will be dissolved or merged into TEN.

     30. Downtown Cogeneration Associates Limited Partnership is a partially-owned (50 percent) subsidiary of TEN, and it owns a cogeneration facility in Hartford, Connecticut.

     31. KBC Energy Services, a partnership that is 99 percent owned by ENI Gas Services, Inc., and 1 percent owned by TEN Gas Services, Inc., previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC
          Energy  Services  will  be  dissolved  by  the  end  of  2001.

     32. Berkshire Energy, a wholly-owned subsidiary of Energy East, is an exempt holding company pursuant to Section 3(a)(1) of PUHCA. Berkshire Energy is the parent company of Berkshire, a regulated local natural gas distribution company, Berkshire Propane, Inc. ("Berkshire Propane"), a retail propane company, and Berkshire Service Solutions, Inc. ("Berkshire Service Solutions"), an energy marketing and energy services business.

     33. Berkshire Gas Company, a wholly-owned, regulated public utility subsidiary of Berkshire Energy, sells and distributes natural gas to approximately 35,000 retail customers in 19 communities in western Massachusetts. Berkshire operates a natural gas distribution system comprising approximately 694 miles of natural gas distribution mains. Berkshire is subject to regulation by the Massachusetts Department of Telecommunications and Energy. Berkshire is a "natural gas company" under Section 2(6) of the Natural Gas Act, 15 U.S.C. 717(a)(6), with respect to certain sales for resale of natural gas. Berkshire has secured a "blanket certificate" for such transactions from the Commission.

     34. Berkshire Propane, a wholly-owned subsidiary of Berkshire Energy, provides propane service to customers in western Massachusetts, eastern New York, and southern Vermont.

     35. Berkshire Service Solutions, a wholly-owned subsidiary of Berkshire Energy, is an energy marketing and natural gas service provider to commercial and industrial customers. Berkshire Service Solutions has entered into a strategic alliance with Energy East Solutions, LLC.

-----------------------
1    O&R Energy, Inc., et al., 59 FERC 61,138  (1992).

                                   EXHIBIT B-2

              RGS GROUP'S ENERGY SUBSIDIARIES AND ENERGY AFFILIATES

     RGS Group's jurisdictional subsidiaries are described in Exhibit A-2 to this Application. RGS Group's energy subsidiaries and energy affiliates are as follows:

     1. RGS Development Corporation ("RGS Development"), is an unregulated, wholly-owned subsidiary of RGS Group. RGS Development provides energy systems development and management services.

     2. Griffith Oil Company, Inc. ("Griffith"), a wholly-owned subsidiary of Energetix, sells propane, heating oil and gasoline to approximately 123,000 customers in New York. Griffith does not own generation, transmission, or distribution facilities.

     3. Avrimac, a wholly-owned subsidiary of Griffith, through its subsidiaries (Seimax Gas, Burnwell Gas of Red Creek, Burnwell Gas of Alden, Burnwell Gas Distributors, Burnwell Gas of Franklinville, Seimax Garage Corp., Burnwell Gas of Dansville and Burnwell Gas of Newark), sells propane and a limited selection of electric and gas appliances in Western and Central New York.

     4. Burnwell Gas Corporation of Canada, a wholly-owned subsidiary of Griffith, located in Stevensville, Canada, is an entity through which the various Burnwell subsidiaries purchase propane.

     5. New York Nuclear Operating Company LLC ("NYNOC"), a partially-owned subsidiary of RG&E, is an inactive company formed to investigate the operation of nuclear power plants. RG&E had a 20.24 percent ownership interest in NYNOC.

                                   EXHIBIT D-1

DESCRIPTION OF ALL JOINT VENTURES, STRATEGIC ALLIANCES, TOLLING ARRANGEMENTS OR OTHER BUSINESS ARRANGEMENTS TO WHICH ENERGY EAST OR ITS ENERGY SUBSIDIARIES AND AFFILIATES IS A PARTY

     Except for the changes described in the Application and in the Merger Agreement, the business arrangements of Energy East and its energy subsidiaries and affiliates will not be affected by the Merger. Other than as described in the Application, there are no strategic alliances, joint ventures, tolling arrangements or other business arrangements to which Energy East or its energy subsidiaries and affiliates is a party in the relevant destination markets.

                                   EXHIBIT D-2

 DESCRIPTION OF ALL JOINT VENTURES, STRATEGIC ALLIANCES, TOLLING ARRANGEMENTS OR
                 OTHER BUSINESS ARRANGEMENTS TO WHICH RGS GROUP
              OR ITS ENERGY SUBSIDIARIES AND AFFILIATES ARE A PARTY

     Except for the changes described in the Application and in the Merger Agreement, the business arrangements of RGS Group and its energy subsidiaries and affiliates will not be affected by the Merger. Other than as described in the Application, there are no strategic alliances, joint ventures, tolling arrangements or other business arrangements to which RGS Group or its energy subsidiaries and affiliates is a party in the relevant destination markets.

                                   EXHIBIT F-1

     DESCRIPTION AND LOCATION OF WHOLESALE POWER SALES CUSTOMERS AND UNBUNDLED TRANSMISSION SERVICE CUSTOMERS SERVED BY ENERGY EAST OR ITS SUBSIDIARIES,
                       AFFILIATES, AND ASSOCIATE COMPANIES

1.   NYSEG

     a.   Wholesale  Power  Service(1)
          -------------------------

          (1)  Burlington  Electric  Department  (approximately  seven  MW)
          (2)  Vermont  Public  Power  Supply Authority (approximately seven MW)
          (3)  Massena  Electric  Department  (approximately  fifteen  MW)

     b.   Unbundled  Transmission  Service(1)
          -----------------------------------

          (1)  Grandfathered  Pre-OATT  Service:

          Customer                    Location               Description
          --------                    --------               -----------
     NYPA  -  St.  Lawrence
     Municipals  &  Cooperatives      New  York          State  Power  Authority
     NYPA  -  Niagara
     Municipals  &  Cooperatives      New  York          State  Power  Authority
     NYPA  -  Expansion  Power        New  York          State  Power  Authority
     NYPA  -  EDP                     New  York          State  Power  Authority
     Central  Hudson  Gas  &
          Electric  Corporation       New  York               Utility
     Consolidated Edison Company
          of  New  York,  Inc.        New  York               Utility
     Rochester  Gas  &  Electric
          Corporation                 New  York               Utility

          (2)    Grandfathered  OATT  Service:

          Customer                    Location               Description
          --------                    --------               -----------
     Village  of  Bath                New  York               Municipal
     Village  of  Castile             New  York               Municipal
     Village  of  Endicott            New  York               Municipal
     Village  of  Greene              New  York               Municipal
     Village  of  Groton              New  York               Municipal
     Village  of  Hamilton            New  York               Municipal
     Village  of  Rouses  Point       New  York               Municipal
     Village  of  Sherburne           New  York               Municipal
     Village  of  Silver  Springs     New  York               Municipal

-----------------------
(1) Customers served under contracts with terms of one-year or longer. Other wholesale customers are described in the quarterly power marketing reports, a summary of which is included in Dr. Hieronymus' workpapers.

2.   CAYUGA

     a.   Wholesale  Power  Service
          -------------------------
          none

     b.   Unbundled  Transmission  Service
          --------------------------------
          none

3.   NYSEG  SOLUTIONS

     a.   Wholesale  Power  Service
          -------------------------
          none

     b.   Unbundled  Transmission  Service
          --------------------------------
          none

4.   TEN

     a.   Wholesale  Power  Service
          -------------------------
          none

     b.   Unbundled  Transmission  Service
          --------------------------------
          none

5.   CMP

     a.   Wholesale  Power  Service
          -------------------------
          none

     b.   Unbundled  Transmission  Service
          --------------------------------

          (1)  Grandfathered  Pre-OATT  Service:

          Customer               Location               Description
          --------               --------               -----------
     Northeast  Utilities  /
          Madison  Electric      Maine                   Municipal

          (2)  Grandfathered  OATT  Service:

          Customer                 Location               Description
          --------                 --------               -----------
     Kennebunk  Light  &  Power     Maine                  Municipal
     Fox  Island  Electric          Maine                  Municipal
     FPL  Energy                    Maine                  Generator
     Regional  Waste  Systems       Maine                  Generator

6.   MEPCO

     a.   Wholesale  Power  Service
          -------------------------

          None

     b.   Unbundled  Transmission  Service
          --------------------------------

          (1)  Grandfathered  Pre-OATT  Service:

               None

          (2)  Grandfathered  OATT  Service:

          Customer               Location                    Description
          --------               --------                    -----------
     PP&L  Energy  Plus           New  Brunswick/Maine         Marketer
     Select  Energy,  Inc.        New  Brunswick/Maine         Marketer
     Duke  Energy  Trading
          &  Marketing            New  Brunswick/Maine         Marketer
     Engage  Energy  US,  LP      New  Brunswick/Maine         Marketer
     FPL Energy Marketing, Inc.   New  Brunswick/Maine         Marketer

                                   EXHIBIT F-2

     DESCRIPTION AND LOCATION OF WHOLESALE POWER SALES CUSTOMERS AND UNBUNDLED
      TRANSMISSION SERVICE CUSTOMERS SERVED BY RGS GROUP OR ITS SUBSIDIARIES,
                       AFFILIATES, AND ASSOCIATE COMPANIES

1.   RG&E

     a.   Wholesale  Power  Service(2)
          ----------------------------

     Customer                 Location                    Description
     --------                 --------                    -----------

     Energetix,  Inc.        Rochester, NY           retail access program
     County  of  Monroe      Rochester, NY           retail access program
     TXU Energy Services     Rochester, NY           retail access program

     b.   Unbundled  Transmission  Service
          --------------------------------

          (1)  Grandfathered  OATT  Service:

          None

2.   ENERGETIX

     a.   Wholesale  Power  Service
          -------------------------

          None

     b.   Unbundled  Transmission  Service
          --------------------------------

          None


--------------------------
(2) Customers served under contracts with terms of one-year or longer. Other wholesale customers are described in the quarterly power marketing reports, a summary of which is included in Dr. Hieronymus' workpapers.

                                   EXHIBIT G-1

    DESCRIPTION OF JURISDICTIONAL FACILITIES OWNED, OPERATED, OR CONTROLLED BY
                                  ENERGY EAST,
              ITS SUBSIDIARIES, AFFILIATES, AND ASSOCIATE COMPANIES(1)

1.   ENERGY  EAST

     Energy East is a registered holding company and, as such, is subject to regulation by the SEC. Energy East does not directly own any facilities subject to the Commission regulations.

2.   NYSEG

     NYSEG is engaged in the business of transmitting and distributing electricity and transporting, storing and distributing natural gas in New York State. NYSEG's electric transmission system consists of approximately 4,384 circuit miles of line. NYSEG owns an 18 percent interest in the NMP2, but is in the process of obtaining regulatory approval for the transfer of its interest in that facility. It retains several hydroelectric facilities with an aggregate capacity of 61 MW,(2) NUG contracts, and four contracts pursuant to which the NYPA sells a total of 483 MW of power to NYSEG.

3.   CMP

     CMP is engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CMP's system consists of 2,342 circuit miles of overhead transmission lines, 20,479 pole-miles of distribution lines, and 164 miles of network underground and submarine cable.

4.   MEPCO

     MEPCo, owns and operates a 345 kV transmission interconnection between the Maine-New Brunswick, Canada, international border at Orient, Maine.


5.   NORVARCO

     NORVARCO holds a 50 percent general partnership interest in Chester SVC Partnership, a general partnership which owns a static var compensator located in Chester, Maine, adjacent to MEPCo's transmission interconnection.

------------------------
(1)  A  general  description  is  required.  Order  No.  642  at  31,875.

(2) NYSEG's hydroelectric facilities are: (1) Keuka Hydroelectric Project (FERC Project No. 2852); (2) Upper Mechanicville Hydroelectric Redevelopment Project (FERC Project No. 2934); (3) Rainbow Falls Hydroelectric Project (FERC Project No. 2835); and (4) Saranac River Project (FERC Project No. 2738), which includes the Cadyville, the Kents Falls, the Mill "C", and the High Falls hydroelectric generating stations.

6.   ENERGY  EAST  SOLUTIONS

     Energy East Solutions markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the Northeast. It owns contracts, books and records that are utilized in connection with interstate wholesale sales of electric energy.(3)


7.   NYSEG  SOLUTIONS

     NYSEG Solutions markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the State of New York. NYSEG Solutions has received market-based rate authority from the Commission.(4) It owns contracts, books and records that are utilized in connection with interstate wholesale sales of electric energy.(5)

8.   CARTHAGE  ENERGY,  LLC

     Carthage Energy, LLC, owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of PUHCA, and has received market-based rate authority from the Commission.(6) Carthage Energy, LLC, and South Glens Falls Energy, LLC, operate or control a total of 126 MW generating capacity.

9.   SOUTH  GLENS  FALLS  ENERGY,  LLC

     South Glens Falls Energy, LLC, owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of PUHCA, and has received market-based rate authority from the Commission.(7) Carthage Energy, LLC, and South Glens Falls Energy, LLC, operate or control a total of 126 MW generating capacity.

10.  PEI  POWER  II,  LLC

     PEI Power II, LLC, which is owned 50.1 percent by Cayuga, owns a cogeneration facility in upstate New York. It is an exempt wholesale generator as defined in Section 32 of PUHCA. On April 9, 2001, in Docket No. ER01-1764, PEI Power II, LLC filed with the Commission an application for authorization to make sales at market-based rates. It owns contracts,

-------------------------
(3) Such contracts, books and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC 61,305 (1993); order on reh'g, 66 FERC 61,244
(1994).

(4)  NYSEG Solutions,  Inc.,  et al., 85 FERC 61,342 (1998).

(5) Such contracts, books and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC 61,305 (1993); order on reh'g, 66 FERC 61,244
(1994).

(6)  Cleco Trading & Marketing  LLC,  et  al.,  87 FERC 61,311 (1999).

(7)  Energy  East  South  Glens  Falls,  LLC,  86 FERC 61,254 (1999).

     books and records that are utilized in connection with interstate wholesale sales of electric energy.(8)

11.  BERKSHIRE  SERVICE  SOLUTIONS

     Berkshire Service Solutions is an energy marketing and natural gas service provider to commercial and industrial customers. Berkshire Service Solutions has entered into a strategic alliance with Energy East Solutions, LLC. It owns contracts, books and records utilized in connection with interstate wholesale sales of electric energy.(9)

12.  TEN  TRANSMISSION  COMPANY

     TEN Transmission Company, a wholly-owned subsidiary of TEN, owns a 4.87 percent interest in the Iroquois Gas Transmission System Limited Partnership, which operates a natural gas pipeline transporting Canadian natural gas into the states of New York, Massachusetts, and Connecticut.

-----------------------
(8) Such contracts, books and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC 61,305 (1993); order on reh'g, 66 FERC 61,244 (1994).

(9) Such contracts, books and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC 61,305 (1993); order on reh'g, 66 FERC 61,244 (1994).

                                   EXHIBIT G-2

  DESCRIPTION OF JURISDICTIONAL FACILITIES OWNED, OPERATED, OR CONTROLLED BY RGS
          GROUP, ITS SUBSIDIARIES, AFFILIATES, AND ASSOCIATE COMPANIES

1.   RGS  GROUP

     RGS Group is an exempt holding company and, as such, is subject to limited regulation by the SEC. RGS Group does not directly own any facilities subject to the Commission's regulations.

2.   RG&E

     RG&E is engaged principally in the business of production, purchase, transmission, distribution, and sale of electricity, and the purchase, distribution, sale, and transportation of natural gas in New York State.
     RG&E's transmission and distribution systems are comprised of 171 substations with a rated transformer capacity of approximately 5,201,771 kilovolt amperes, approximately 716 circuit miles of overhead transmission lines, 400 cable miles of underground transmission cable, and 16,262 miles of overhead distribution cable.(10) RG&E's electric generating assets currently include hydroelectric, nuclear, and fossil facilities with total generating capacity of approximately 1,033 MW. Of this 1,033 MW, 160 MW is attributable to RG&E's 14 percent interest in NMP2; RG&E currently is in the process of obtaining regulatory approval for the transfer of its interest in this facility, after which RG&E's generation will total approximately 873 MW. In addition, RG&E purchases 120 MW of firm power from NYPA's Niagara and St. Lawrence hydroelectric projects, 35 MW of peaking power from NYPA, 150 MW from NYPA's 1,000 MW Blenheim-Gilboa pumped storage project, 44 MW (winter) and 50 MW (summer) of firm power from the Fitzpatrick nuclear power plant, and any additional short-term capacity purchases from other suppliers. In addition, RG&E purchases energy from the NYISO market.

3.   ENERGETIX

     Energetix offers electricity and natural gas services to retail customers throughout the New York region. Energetix has authorization from the Commission to engage in sales for resale of electricity at market-based rates(11) and is a customer of the NYISO. Energetix owns neither generation nor transmission or distribution facilities. It owns contracts, books and records utilized in connection with interstate wholesale sales of electric energy.(12)

-----------------------
(10) See Rochester Gas and Electric Corporation's FERC Form No.1, filed May 1, 2000, at pages 426.5, 427.4, 427.5, 429.

(11) Rochester Gas & Electric Corporation, 80 FERC 61,284 (1997). Initially this rate schedule was filed in the name of ROXDEL. On February, 12, 1998, in Docket No. ER98-1120-000, the Commission accepted for filing a Notice of Succession filed by Energetix, reflecting the name change.

(12) Such contracts, books and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC 61,305 (1993); order on reh'g, 66 FERC 61,244
(1994).

                                   EXHIBIT I

                                                                  EXECUTION COPY
                                                                  --------------



================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                             RGS ENERGY GROUP, INC.,

                             ENERGY EAST CORPORATION

                                       and

                               EAGLE MERGER CORP.


================================================================================

                          Dated as of February 16, 2001

================================================================================


                                 TABLE  OF  CONTENTS
                                 -------------------

                                                                               Page
                                                                               ----

                                     ARTICLE I

                                     THE MERGER


Section 1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Section 1.2     Effects of the Merger. . . . . . . . . . . . . . . . . . . . .    1
Section 1.3     Effective Time of the Merger . . . . . . . . . . . . . . . . .    2
Section 1.4     Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.5     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                    ARTICLE II

                               TREATMENT OF SHARES

Section 2.1     Effect of the Merger on Capital Stock. . . . . . . . . . . . .    2
Section 2.2     Exchange of Certificates . . . . . . . . . . . . . . . . . . .    6

                                    ARTICLE III

                                    THE CLOSING

Section 3.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

                                    ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1     Organization and Qualification . . . . . . . . . . . . . . . .    9
Section 4.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .    9
Section 4.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   10
Section 4.4     Authority; Non-Contravention; Statutory Approvals; Compliance.   10
Section 4.5     Reports and Financial Statements . . . . . . . . . . . . . . .   12
Section 4.6     Absence of Certain Changes or Events . . . . . . . . . . . . .   13
Section 4.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 4.8     Registration Statement and Joint Proxy Statement . . . . . . .   13
Section 4.9     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 4.10    Employee Matters; ERISA. . . . . . . . . . . . . . . . . . . .   15
Section 4.11    Environmental Protection . . . . . . . . . . . . . . . . . . .   19
Section 4.12    Regulation as a Utility. . . . . . . . . . . . . . . . . . . .   21
Section 4.13    Vote Required. . . . . . . . . . . . . . . . . . . . . . . . .   22
Section 4.14    Opinion of Financial Advisor . . . . . . . . . . . . . . . . .   22
Section 4.15    Ownership of Parent Common Stock . . . . . . . . . . . . . . .   22
Section 4.16    Takeover Laws. . . . . . . . . . . . . . . . . . . . . . . . .   22


                                        -i-

                                                                               Page
                                                                               ----

Section 4.17    Operations of Nuclear Power Plant. . . . . . . . . . . . . . .   22

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1     Organization and Qualification . . . . . . . . . . . . . . . .   22
Section 5.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 5.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 5.4     Authority; Non-Contravention; Statutory Approvals; Compliance.   24
Section 5.5     Reports and Financial Statements . . . . . . . . . . . . . . .   25
Section 5.6     Absence of Certain Changes or Events . . . . . . . . . . . . .   25
Section 5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 5.8     Registration Statement and Joint Proxy Statement . . . . . . .   26
Section 5.9     Environmental Protection . . . . . . . . . . . . . . . . . . .   26
Section 5.10    Regulation as a Utility. . . . . . . . . . . . . . . . . . . .   27
Section 5.11    Vote Required. . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 5.12    Ownership of the Company Common Stock. . . . . . . . . . . . .   27
Section 5.13    Code Section 368(a). . . . . . . . . . . . . . . . . . . . . .   27

                                     ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Covenants of the Parties . . . . . . . . . . . . . . . . . . .   27
Section 6.2     Covenant of the Company; Alternative Proposals . . . . . . . .   32
Section 6.3     Employment Agreement . . . . . . . . . . . . . . . . . . . . .   33

                                    ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.1     Access to Information. . . . . . . . . . . . . . . . . . . . .   33
Section 7.2     Joint Proxy Statement and Registration Statement . . . . . . .   34
Section 7.3     Further Assurances; Regulatory Matters . . . . . . . . . . . .   35
Section 7.4     Shareholders' Approval . . . . . . . . . . . . . . . . . . . .   36
Section 7.5     Directors' and Officers' Indemnification . . . . . . . . . . .   37
Section 7.6     Disclosure Schedules . . . . . . . . . . . . . . . . . . . . .   38
Section 7.7     Public Announcements . . . . . . . . . . . . . . . . . . . . .   38
Section 7.8     Rule 145 Affiliates. . . . . . . . . . . . . . . . . . . . . .   39
Section 7.9     Certain Employee Agreements. . . . . . . . . . . . . . . . . .   39
Section 7.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .   40
Section 7.11    Company Stock and Other Plans. . . . . . . . . . . . . . . . .   40
Section 7.12    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 7.13    Corporate Offices. . . . . . . . . . . . . . . . . . . . . . .   41
Section 7.14    Parent Board of Directors. . . . . . . . . . . . . . . . . . .   41
Section 7.15    Community Involvement. . . . . . . . . . . . . . . . . . . . .   41


                                        -ii-

                                                                               Page
                                                                               ----

Section 7.16    Advisory Board . . . . . . . . . . . . . . . . . . . . . . . .  .41
Section 7.17    Tax-Free Status. . . . . . . . . . . . . . . . . . . . . . . .   42
Section 7.18    Transition Management. . . . . . . . . . . . . . . . . . . . .   42
Section 7.19    Rochester Gas and Electric Corporation . . . . . . . . . . . .   43
Section 7.20    New York State Electric & Gas Corporation. . . . . . . . . . .   43
Section 7.21    Share Contribution . . . . . . . . . . . . . . . . . . . . . .   43

                                    ARTICLE VIII

                                     CONDITIONS

Section 8.1     Conditions to Each Party's Obligation to Effect the Merger . .   44
Section 8.2     Conditions to Obligation of Parent to Effect the Merger. . . .   44
Section 8.3     Conditions to Obligation of the Company to Effect the Merger .   46

                                     ARTICLE IX

                         TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 9.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . .   49
Section 9.3     Termination Fee; Expenses. . . . . . . . . . . . . . . . . . .   49
Section 9.4     Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Section 9.5     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

                                     ARTICLE X

                                GENERAL PROVISIONS

Section 10.1     Non-Survival; Effect of Representations and Warranties. . . .   50
Section 10.2     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  .51
Section 10.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
Section 10.4     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.5     Interpretation. . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.6     Counterparts; Effect. . . . . . . . . . . . . . . . . . . . .   52
Section 10.7     Parties in Interest . . . . . . . . . . . . . . . . . . . . .   52
Section 10.8     Waiver of Jury Trial and Certain Damages. . . . . . . . . . .   53
Section 10.9     Enforcement . . . . . . . . . . . . . . . . . . . . . . . . .   53



INDEX  OF  DEFINED  TERMS
-------------------------


Term                                   Page
------------------------------------  ------


1935 Act . . . . . . . . . . . . . .       9
Advisory Board . . . . . . . . . . .      41
Affiliate Letter . . . . . . . . . .      39
Agreement. . . . . . . . . . . . . .       1
Alternative Proposal . . . . . . . .      33
Atomic Energy Act. . . . . . . . . .      12
Business Combination . . . . . . . .      49
Cash Consideration . . . . . . . . .       3
Cash Election. . . . . . . . . . . .       3
Cash Election Number . . . . . . . .       3
Cash Election Shares . . . . . . . .       3
Cash Fraction. . . . . . . . . . . .       3
CERCLA . . . . . . . . . . . . . . .      20
Certificate of Merger. . . . . . . .       2
Closing. . . . . . . . . . . . . . .       9
Closing Date . . . . . . . . . . . .       9
Code . . . . . . . . . . . . . . . .       1
Company. . . . . . . . . . . . . . .       1
Company Certificates . . . . . . . .       5
Company Common Stock . . . . . . . .       3
Company Disclosure Schedule. . . . .      38
Company Financial Statements . . . .      12
Company Material Adverse Effect. . .       9
Company Material Contract. . . . . .      31
Company Option . . . . . . . . . . .      40
Company Preferred Stock. . . . . . .      10
Company Required Consents. . . . . .     .11
Company Required Statutory Approvals      11
Company SEC Reports. . . . . . . . .      12
Company Shareholders' Approval . . .      22
Company Shareholders' Meeting. . . .      36
Company Stock Plan . . . . . . . . .      40
Confidentiality Agreement. . . . . .      34
Controlled Group Liability . . . . .      15
Disclosure Schedules . . . . . . . .      38
Effective Time . . . . . . . . . . .       2
Election . . . . . . . . . . . . . .       4
Election Deadline. . . . . . . . . .       5
Employee Benefit Plan. . . . . . . .      15
Employment Agreement . . . . . . . .      15
Environmental Claim. . . . . . . . .      20
Environmental Laws . . . . . . . . .      21

Environmental Permits. . . . . . . .      19
ERISA. . . . . . . . . . . . . . . .      16
ERISA Affiliate. . . . . . . . . . .      16
Excess Parent Common Shares. . . . .       8
Exchange Act . . . . . . . . . . . .      12
Exchange Agent . . . . . . . . . . .       6
Exchange Ratio . . . . . . . . . . .       3
Expenses . . . . . . . . . . . . . .      49
FERC . . . . . . . . . . . . . . . .      12
Final Order. . . . . . . . . . . . .      44
Form of Election . . . . . . . . . .       3
GAAP . . . . . . . . . . . . . . . .      13
Governmental Authority . . . . . . .      11
Hazardous Materials. . . . . . . . .      21
Indemnified Liabilities. . . . . . .      37
Indemnified Party. . . . . . . . . .      37
Initial Termination Date . . . . . .      47
Inspected Party. . . . . . . . . . .      34
IRS. . . . . . . . . . . . . . . . .      16
Joint Proxy Statement. . . . . . . .      13
Joint Proxy/Registration Statement .      34
joint venture. . . . . . . . . . . .      10
Liens. . . . . . . . . . . . . . . .      11
Merger . . . . . . . . . . . . . . .       1
Merger Consideration . . . . . . . .       7
Merger Sub . . . . . . . . . . . . .       1
Merger Sub Common Stock. . . . . . .       2
Mixed Consideration. . . . . . . . .       3
Mixed Election . . . . . . . . . . .       4
Multiemployer Plan . . . . . . . . .      16
Multiple Employer Plan . . . . . . .      18
No Election Shares . . . . . . . . .       5
NRC. . . . . . . . . . . . . . . . .      12
Nuclear Facility . . . . . . . . . .      22
NYBCL. . . . . . . . . . . . . . . .       1
NYSE . . . . . . . . . . . . . . . .       3
obtaining. . . . . . . . . . . . . .  11, 24
Parent . . . . . . . . . . . . . . .       1
Parent Business Combination. . . . .       6
Parent Common Stock. . . . . . . . .       3
Parent Disclosure Schedule . . . . .      38
Parent Financial Statements. . . . .      25


                     -iv-

Term . . . . . . . . . . . . . . . .  Page
------------------------------------  ------
Parent Material Adverse Effect . . .      23
Parent Preferred Stock . . . . . . .      23
Parent Required Consents . . . . . .      24
Parent Required Statutory Approvals.      24
Parent SEC Reports . . . . . . . . .      25
Parent Share Price . . . . . . . . .       3
Parent Shareholders' Approval. . . .      27
Parent Shareholders' Meeting . . . .      36
Parent Shares. . . . . . . . . . . .       7
Paying Agent . . . . . . . . . . . .       5
PBGC . . . . . . . . . . . . . . . .      17
PCBs . . . . . . . . . . . . . . . .      21
Plan . . . . . . . . . . . . . . . .      16
Power Act. . . . . . . . . . . . . .      12
PSC. . . . . . . . . . . . . . . . .      36
Qualified Plans. . . . . . . . . . .      16
Registration Statement . . . . . . .      13
Release. . . . . . . . . . . . . . .      21
Representative . . . . . . . . . . .       3
Representatives. . . . . . . . . . .      33
Reverse Merger . . . . . . . . . . .       6

Richards Employment Agreement. . . .      33
SEC. . . . . . . . . . . . . . . . .      12
Securities Act . . . . . . . . . . .      12
Severance Agreement. . . . . . . . .      19
Stock Consideration. . . . . . . . .       3
Stock Election . . . . . . . . . . .       4
Stock Election Number. . . . . . . .       4
Stock Election Shares. . . . . . . .       4
Stock Fraction . . . . . . . . . . .       4
subsidiary . . . . . . . . . . . . .       9
Subsidiary Reports . . . . . . . . .      25
Surviving Corporation. . . . . . . .       1
Takeover Laws. . . . . . . . . . . .      22
Task Force . . . . . . . . . . . . .      42
Task Force Chairpersons. . . . . . .      42
Tax Return . . . . . . . . . . . . .      14
Taxes. . . . . . . . . . . . . . . .      14
Termination Fee. . . . . . . . . . .      49
VEBA . . . . . . . . . . . . . . . .      16
Violation. . . . . . . . . . . . . .      11
Withdrawal Liability . . . . . . . .      16


                     -v-



     AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2001 (this "Agreement"), by and among RGS Energy Group, Inc., a New York corporation (the
----------
"Company"),  Energy  East  Corporation,  a  New York corporation ("Parent"), and
 -------                                                           ------
Eagle  Merger  Corp.,  a  New  York  corporation  ("Merger  Sub").
 ---                                                -----------

     WHEREAS, the respective Boards of Directors of the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and adopted this Agreement and deemed it in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of the Company with and into Merger Sub, which as of the Effective Time shall be a wholly owned subsidiary of Parent; and

     WHEREAS, it is intended that the Merger (as defined below) shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute
                                ----
a  plan  of  reorganization;

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

     Section  1.1     The  Merger.  Upon the terms and subject to the conditions
                      -----------
of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub (the "Merger") in accordance
                                                          ------
with the laws of the State of New York, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation in the Merger and shall continue to be governed under the laws of the State of New York. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term
"Surviving Corporation" shall refer to Merger Sub in its capacity as the surviving corporation in the Merger.

     Section  1.2     Effects  of  the  Merger.  At  the Effective Time, (i) the
                      ------------------------
certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that the name of the Surviving Corporation shall be "RGS
Energy Group, Inc.," and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving
Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 906 of the New York Business Corporation Law (the "NYBCL").
                                                            -----

     Section  1.3     Effective  Time  of  the  Merger.  On the Closing Date (as
                      --------------------------------
defined in Section 3.1), with respect to the Merger, a certificate of merger (and, if required, any consent or approval endorsed thereon) complying with
Section 904 of the NYBCL (the "Certificate of Merger") shall be delivered to the
                               ---------------------
Department of State of the State of New York for filing and the Surviving Corporation shall thereafter cause a copy of such certificate, certified by the Department of State, to be filed in the office of the clerk of each county, and in the office of the official who is the recording officer of each county, in which such certificate is required to be filed pursuant to Section 904(b) of the NYBCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Department of State of the State of New York, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective
                                                                       ---------
Time").
 ---

     Section 1.4     Directors.  Commencing at the Effective Time, the directors
                     ---------
of the Surviving Corporation shall consist of two persons nominated by Parent and one person nominated by the Company (who shall be Chairman of the Board of the Surviving Corporation), and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack and Mr. Jasinski as directors of the Surviving Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of the Surviving Corporation.

     Section  1.5     Officers.  Commencing  at the Effective Time, the officers
                      --------
of the Surviving Corporation shall consist of one person nominated by Parent (who shall be Vice President, General Counsel and Secretary of the Surviving Corporation) and one person nominated by the Company (who shall be President and Chief Executive Officer of the Surviving Corporation), and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. Jasinski as an officer of the Surviving Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as an officer of the Surviving Corporation. Mr. Richards shall hold other positions in other subsidiary corporations of Parent as specified in the Richards Employment Agreement (as defined in Section 6.3) subject to the terms and conditions therein contained.

                                   ARTICLE II

                               TREATMENT OF SHARES
                               -------------------

     Section  2.1     Effect  of  the Merger on Capital Stock.  At the Effective
                      ---------------------------------------
Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

     (a)     Shares  of  Merger  Sub Stock.  Each share of common stock, without
             -----------------------------
par  value,  of  Merger  Sub  (the "Merger Sub Common Stock") that is issued and
                                    -----------------------
outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by reason of the

Merger as one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

     (b)     Cancellation of Certain Company Common Stock.  Each share of common
             --------------------------------------------
stock,  par  value  $.01  per share, of the Company (the "Company Common Stock")
                                                          --------------------
that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c)     Conversion  of  Company Common Stock.  Subject to the provisions of
             ------------------------------------
this Section 2.1, each share of Company Common Stock, other than shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $39.50 in cash (the "Cash Consideration") or (ii) a number of validly issued, fully paid and
       -------------------
nonassessable shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the
  ---------------------
"Stock  Consideration")  or (iii) the right to receive a combination of cash and
 --------------------
shares of Parent Common Stock determined in accordance with this Section (the "Mixed Consideration"). The "Exchange Ratio" shall be equal to the Cash
 --------------------
Consideration divided by either (i) the Parent Share Price (as defined below) if the Parent Share Price is equal to or less than $22.41 and equal to or more than $16.57, (ii) $22.41 if the Parent Share Price is greater than $22.41, in which case the Exchange Ratio shall equal 1.7626, or (iii) $16.57 if the Parent Share Price is less than $16.57, in which case the Exchange Ratio shall equal 2.3838. The "Parent Share Price" shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange ("NYSE")
                                                                          ----
Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

     (d)     Cash Election.  Subject to the immediately following sentence, each
             -------------
record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "Cash Election").
                                                         --------------
Notwithstanding the foregoing and subject to Section 2.1(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be 55% of the
                                      --------------------
total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of shares of Company Common
             ----------------
Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided
               --------------
that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (e)     Cash Election Shares.  If the aggregate number of shares of Company
             --------------------
Common  Stock covered by Cash Elections (the "Cash Election Shares") exceeds the
                                              --------------------
Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of
(A)  the  Cash  Consideration  and  (B)  a  fraction  (the "Cash Fraction"), the
                                                            -------------
numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and
(ii) a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

     (f)     Stock  Election.  Subject  to  the  immediately following sentence,
             ---------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing and subject to Section 2.1(l),
 --------------
the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger (the "Stock Election Number") shall be 45% of the total number of shares of Company
 -----------------------
Common Stock issued and outstanding as of the Effective Time. Stock Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (g)     Stock  Election  Shares.  If  the  aggregate  number  of  shares of
             -----------------------
Company  Common  Stock  covered by Stock Elections (the "Stock Election Shares")
                                                         ---------------------
exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "Stock
                                                                           -----
Fraction"),  the  numerator  of which shall be the Stock Election Number and the
--------
denominator  of  which  shall  be the total number of Stock Election Shares, and
(ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

     (h)     Mixed  Election.  Subject  to  the  immediately following sentence,
             ---------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed
                                                                           -----
Election"  and,  collectively  with  Stock  Election  and  Cash  Election,  the
--------
"Election").  Notwithstanding  the  foregoing and subject to Section 2.1(l), the
 --------
aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration shall be 55%, and the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger shall be 45%, in each case, of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Mixed Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 2.1(d), (e) and (l), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 2.1(f), (g) and (l).

(i)     Form  of Election.  To be effective, a Form of Election must be properly
        -----------------
completed, signed and submitted to Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates
                      -------------
representing  the  shares of Company Common Stock ("Company Certificates") as to
                                                    --------------------
which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this Section 2.1, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

     (j)     Deemed  Non-Election.  For  the purposes hereof, a holder of shares
             --------------------
of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section
2.1(k))  (the  "No  Election  Shares")  shall  be deemed not to have made a Cash
                --------------------
Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares may be treated as Cash Election Shares or Stock Election Shares.

     (k)     Election  Deadline.  Parent and the Company shall each use its best
             ------------------
efforts to cause copies of the Form of Election to be mailed to the record holders of the shares of Company Common Stock not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of shares of Company Common Stock subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the third day after the Effective Time (the "Election Deadline") in order to be effective. All
                        ------------------
elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

     (l)     Adjustment  Per  Tax  Opinion.  Notwithstanding  anything  in  this
             -----------------------------
Article  II  to  the  contrary (other than the last sentence of Section 2.1(m)), unless the Company elects to change the form of the Merger in accordance with this Section 2.1(l), the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be not less than that number which would cause the ratio of (i) the value, for federal income tax purposes, per share of Parent Common Stock on the Closing Date times the aggregate number of shares of Parent Common Stock to be paid as Stock Consideration pursuant to Section 2.1(c), to (ii) the sum of (A) the amount set forth in the preceding clause (i) plus (B) the aggregate Cash Consideration to be issued pursuant to Section 2.1(c) plus (C) any other amounts paid by Parent or the Company (or any affiliate thereof) to, or on behalf of, any Company shareholder in connection with the sale, redemption or other disposition of any Company stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) plus (D) any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e), to be 42.5%. To the extent the application of this Section 2.1(l) would reasonably be expected to result in the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the Company may elect by written notice received by Parent no later than two business days prior to the Effective Time to change the form of the Merger in lieu of such an increase; provided, however, that any such election does not delay the consummation of the
--------  -------
Merger. If the Company so elects, this Agreement shall be amended to provide for the payment of the Merger Consideration (without adjustment under this
Section 2.1(l)) pursuant to a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (the "Reverse Merger"). The
                                                          --------------
Reverse Merger would not be intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the conditions of Sections 8.2(g) and 8.3(f) hereof would be waived. If the Company does not make such election, then the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration shall be increased to the extent required by this Section 2.1(l), and the number of such shares to be converted into the right to receive the Cash Consideration will be reduced to the same extent.

     (m)     Anti-Dilution  Provisions.  In  the  event  Parent  (i) changes (or
             -------------------------
establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause
(i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.2(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Parent
                                                                          ------
Business  Combination")  and  the terms thereof shall provide that Parent Common
---------------------
Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Parent Business Combination with respect to one share of Parent Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

     Section  2.2     Exchange  of  Certificates.
                      --------------------------

     (a)     Deposit  with  Exchange  Agent.  As  soon  as practicable after the
             ------------------------------
Effective  Time,  Parent  shall  deposit  with  a bank or trust company mutually agreeable  to  Parent  and  the  Company  (the "Exchange Agent"), pursuant to an
                                                --------------
agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash and certificates representing shares of

Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash in accordance with Section 2.1(c).

     (b)     Exchange  and Payment Procedures.  As soon as practicable after the
             --------------------------------
Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration (as defined below) to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock (the "Parent Shares") into which the shares of Company Common Stock
              --------------
previously  represented  by  such  Certificate  are converted in accordance with
Section 2.1(c), (ii) the cash to which such holder is entitled in accordance with Section 2.1(c), and (iii) the cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of Parent Common Stock and cash described in clauses (i), (ii) and (iii) above being referred to collectively as the "Merger Consideration"). In the
                                                 --------------------
event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this
Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

     (c)     Distributions  with Respect to Unexchanged Shares.  No dividends or
             -------------------------------------------------
other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

(d)     No  Fractional  Securities.  In  lieu of any such fractional securities,
        --------------------------
each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over
(ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former
     ---------------------------
holders of Company Common Stock, shall sell the Excess Parent Common Shares at the prevailing prices on the NYSE. The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

     (e)     Closing  of  Transfer  Books.  If,  after  the  Effective  Time,
             ----------------------------
Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the appropriate number of Parent Shares and the appropriate amount of cash as provided in Section 2.1 and in this
Section  2.2.

     (f)     Termination  of  Exchange  Agent.  Any  certificates  representing
             --------------------------------
Parent Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this
Section 2.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

     (g)     Escheat.  The  Company  shall  not be liable to any person for such
             -------
shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                                   THE CLOSING
                                   -----------

     Section  3.1     Closing.  The  closing of the Merger (the "Closing") shall
                      -------                                    -------
take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m., Eastern time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").
       -------------

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The  Company  represents  and  warrants  to  Parent  as  follows:

     Section  4.1     Organization  and  Qualification.  Except  as set forth in
                      --------------------------------
Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this
                             -------------------------------
Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

     Section  4.2     Subsidiaries.  Section  4.2  of  the  Company  Disclosure
                      ------------
Schedule sets forth a description, as of the date hereof, of each material "subsidiary company," as such term is defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and joint venture of the
                                            --------
Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

     Section  4.3     Capitalization.  The  authorized  capital  stock  of  the
                      --------------
Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company
                                                                         -------
Preferred Stock").  As of the close of business on February 15, 2001, there were
---------------
issued and outstanding 34,577,426 shares of Company Common Stock and no shares of Company Preferred Stock. As of the close of business on February 15, 2001, 1,010,198 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company stock options. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 4.3 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

     Section  4.4     Authority;  Non-Contravention;  Statutory  Approvals;
                      -----------------------------------------------------
Compliance.
----------

     (a)     Authority.  The  Company  has  all  requisite  corporate  power and
             ---------
authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

(b)     Non-Contravention.  Except as set forth in Section 4.4(b) of the Company
        -----------------
Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in the grant of any rights (in addition to the rights under the employment agreements disclosed in Section 4.10(k) of the Company Disclosure Schedule) under, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon
                                                                    -----
any of the properties or assets of the Company or any of its subsidiaries or any of its joint ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, grant, loss or creation, a "Violation" with respect to the Company (such term when used in
               ---------
Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures,
(ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or
(iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required
                                                                ----------------
Consents")  any  note,  bond,  mortgage,  indenture,  deed  of  trust,  license,
--------
franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and
(iii) such Violations that would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and would not prevent the consummation of the Merger.

     (c)     Statutory  Approvals.  Except as described in Section 4.4(c) of the
             --------------------
Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is
                                                     ----------------------
necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect or would prevent the consummation of the Merger (the "Company Required Statutory Approvals"), it being understood
                     ------------------------------------
that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     (d)     Compliance.  Except  as set forth in Section 4.4(d) or Section 4.11
             ----------
of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule or in Section
4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

     (e)     Non-Competition.  Except  as  set  forth  in  Section 4.4(e) of the
             ---------------
Company Disclosure Schedule, there is no "non-competition" or other similar contract, commitment, agreement or understanding that materially restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to materially restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

     Section  4.5     Reports and Financial Statements.  The filings required to
                      --------------------------------
be made by the Company and its subsidiaries since January 1, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities
                                                --------------
Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal
                                       ------------
Power  Act,  as  amended  (the  "Power  Act"), the Atomic Energy Act of 1954, as
                                 ----------
amended  (the  "Atomic Energy Act") and applicable state public utility laws and
                -----------------
regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear
 ---                                                         ----
Regulatory  Commission  (the  "NRC")  or  the appropriate state public utilities
                               ---
commission,  as  the  case  may  be,  including  all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute  and  the  rules  and  regulations  thereunder.  The  Company  has  made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company or its predecessor with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their
                                             -------------------
respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company
                                                                         -------
Financial  Statements") have been prepared in accordance with generally accepted
---------------------
accounting  principles
applied on a consistent basis ("GAAP") (except as may be indicated therein or in
                                ----
the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

     Section  4.6     Absence of Certain Changes or Events.  Except as disclosed
                      ------------------------------------
in  the  Company  SEC  Reports filed prior to the date hereof or as set forth in
Section 4.6 of the Company Disclosure Schedule, since September 30, 2000, and prior to the date hereof, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

     Section 4.7     Litigation.  Except as disclosed in the Company SEC Reports
                     ----------
filed  prior  to  the date hereof or as set forth in Section 4.7, Section 4.9 or
Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened, nor are there any investigations or reviews pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) as to which there is no significant likelihood of an adverse determination on the merits and that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     Section  4.8     Registration Statement and Joint Proxy Statement.  None of
                      ------------------------------------------------
the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the
                                           ----------------------
time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form (the "Joint
                                                                           -----
Proxy  Statement"), relating to the Company Shareholders' Meeting (as defined in
----------------
Section 7.4(a)) and Parent Shareholders' Meeting (as defined in Section 7.4(b)) shall not, at the dates mailed to Company shareholders and Parent shareholders and at the time of the Company Shareholders' Meeting and Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement, insofar as the information included therein is supplied by or on behalf of the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section  4.9     Tax  Matters.  "Taxes,"  as  used  in this Agreement, means any
                 ------------
federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

     (a)     Except  as  disclosed  in  Section  4.9  of  the Company Disclosure
Schedule:

          (i)  Filing  of  Timely  Tax  Returns.  The  Company  and  each of its
               --------------------------------
     subsidiaries have duly filed (or there have been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

          (ii)  Payment of Taxes. The Company and each of its subsidiaries have,
                -----------------
     within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (iii)  Tax Reserves. All material Taxes payable by the Company and its
                 -------------
     subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements filed prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP.

          (iv)  Audit, Administrative and Court Proceedings. No material claims,
                --------------------------------------------
     audits, disputes, controversies, examinations, investigations or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

          (v)  Tax  Sharing  Agreements.  Neither  the  Company  nor  any of its
               ------------------------
     subsidiaries is a party to any agreement, understanding or arrangement (with any person other than the Company and/or any of its subsidiaries) relating to allocating or sharing of any material amount of Taxes.

          (vi)  Liability  for  Others.  Neither  the  Company  nor  any  of its
                ----------------------
     subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract.

     (b)     Code  Section  897.  To the best knowledge of the Company after due
             ------------------
inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in
Section  897(c)(l)(A)(ii)  of  the  Code.

     (c)     Code Section 368(a).  The Company has no knowledge of any fact, nor
             -------------------
has the Company taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

     (d)     Code  Section  355(e).  Neither  the  Company  nor  any  of  its
             ---------------------
subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past 24 month period.

     Section  4.10     Employee  Matters;  ERISA.  Except  as  set  forth in the
                       -------------------------
appropriate  subsection  of  Section  4.10  of  the Company Disclosure Schedule:

     (a) For purposes of this Section 4.10, the following terms have the definitions set forth below:

     (i)     "Controlled  Group  Liability"  means  any  and all liabilities (a)
              ----------------------------
under Title IV of ERISA (as defined below), or the group health plan requirements of Section 701 et seq. of the Code and Section 701 et seq. of ERISA, (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under
Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 4.10(b) of the Company Disclosure Schedule.

     (ii)     An  "Employee  Benefit  Plan"  means  any  employee  benefit plan,
                   -----------------------
program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

     (iii)     An  "Employment  Agreement"  means  a  contract,  offer letter or
                    ---------------------
agreement of the Company or any of its subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services; provided,
                                                                       --------
however,  that  the  term  "Employment  Agreement"  shall  not
-------
include any contract, offer letter or agreement under which no more than (i) $100,000 will be paid in any calendar year or (ii) $300,000 will be paid in the aggregate.

          (iv)    "ERISA" means the Employment Retirement Income Security Act of
                   -----
1974,  as  amended,  and  the  regulations  promulgated  thereunder.

          (v)     "ERISA  Affiliate" means, with respect to any entity, trade or
                   ----------------
business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 400l(a)(14) of ERISA.

          (vi)    A  "Multiemployer  Plan" means any "multiemployer plan" within
                      -------------------
the  meaning  of  Section  4001(a)(3)  of  ERISA.

          (vii)   A  "Plan"  means  any  Employee  Benefit  Plan  other  than  a
                     ----
Multiemployer  Plan.

          (viii)  "Withdrawal Liability" means liability to a Multiemployer Plan
                   --------------------
as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

     (b) Section 4.10(b) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Plans and all Employment Agreements.

     (c) With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all material plan documents, trust agreements, and insurance contracts and other funding vehicles (or, in the case of any unwritten Plan, a description thereof); (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any;
(iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, of any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

     (d) Section 4.10(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable
                         ----------------
determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and except as would not have a Company Material Adverse Effect, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan or related trust is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA").
                                                 ----

          (e) All material contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.10(b) of the Company Disclosure Schedule, or
(iii)  is  unfunded.

          (f) With respect to each Employee Benefit Plan, except as would not have a Company Material Adverse Effect, the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms. No provision of any material Plan limits the Company's authority to amend, modify, suspend, revoke or terminate that Plan, other than to state a limitation required by ERISA or the Code, and there have been no oral or written communications to participants or beneficiaries stating a limitation other than a limitation required by ERISA or the Code. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or their imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. Except as would not have a Company Material Adverse Effect, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan.

          (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived, in respect of any plan year ended prior to the date hereof and for which the time for making contributions in order to avoid occurring an accumulated funding deficiency for such year has expired; (ii) the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the actuarial present value of the accumulated benefit obligation under such Plan (whether or not vested), based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1995 in respect of any such Plan which is a defined benefit Plan; (iv) all material premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no material liability (other than
  ----
for premiums to the PBGC and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its subsidiaries; and (vi) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

          (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple
                                                                        --------
Employer  Plan").  None  of  the  Company  and its subsidiaries nor any of their
--------------
respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

          (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that could have a Company Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in
Section  4069  or  Section  4204  or  4212  of  ERISA  since  December 31, 1995.

          (j) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

          (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated funding, vesting or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Section 4.10(k) of the Company Disclosure Schedule sets forth a reasonable estimate of (i) the maximum amount of each category of "parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company and its subsidiaries (including without limitation severance, parachute payments resulting from the vesting of options, and enhanced retirement benefits) and (ii) the amounts required to be contributed by the Company and its subsidiaries to any grantor trusts or other funding arrangements for any Employee Benefit Plans and Employment Agreements, in each case in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Section 4.10(k) of the Company Disclosure Schedule also sets forth the aggregate amount of the dividend equivalents payable as of the date hereof to holders of Company Options (as defined in Section 7.11(a)).

          (l) The Company does not have any labor contracts or collective bargaining agreement with any persons employed by the Company or any persons otherwise performing services primarily for the Company. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Section 4.10(l) of the Company Disclosure Schedule identifies every demand for recognition or petition to the National Labor Relations Board for certification as collective bargaining representative of a unit of the Company's employees within the last five years. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except as would not have a Company Material Adverse Effect.

          (m) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no condition or event has occurred which may reasonably be expected to give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan or any other party.

          (n) The Company, its subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

          (o) There are no awards outstanding under the Company's Long Term Incentive Plan. With respect to each severance agreement substantially in the form of the severance agreements listed in Section 4.10(b) of the Company Disclosure Schedule (each, a "Severance Agreement"), the provisions of the form
                               -------------------
of letter agreement set forth in Section 7.11(e) of the Company Disclosure Schedule represent the correct interpretation of such Severance Agreement as in effect on the date hereof.

          Section  4.11     Environmental  Protection.  Except  as  set forth in
                            -------------------------
Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

          (a)     Compliance.  Except where the failure to be in such compliance
                  ----------
would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries are, and within applicable statutes of limitations have been, in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) and (ii) neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority or any written communication from any other person, in each case, which remains unresolved, that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

          (b)     Environmental  Permits.  The  Company  and  each  of  its
                  ----------------------
subsidiaries has obtained all permits, licenses, approvals, consents and governmental authorizations (collectively, the "Environmental Permits") required
                                                ---------------------
by Environmental Law for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where required by Environmental Law, a renewal application has been timely filed and is pending agency approval, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business, except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (c)     Environmental  Claims.  There  are no Environmental Claims (as
                  ---------------------
defined in Section 4.11(f)(i)) pending or, to the knowledge of the Company, threatened (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries currently owns, leases or operates or, to the Company's knowledge, against any real or personal property or operations that the Company or any predecessor in interest owned, leased or operated, or (iii) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d)     Releases.  Except  for  Releases  of  Hazardous  Materials the
                  --------
liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) by the Company or any of its subsidiaries or, to the Company's knowledge, by any other party of any Hazardous Materials (as defined in Section 4.11(f)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its subsidiaries, or
(ii) to the knowledge of the Company, cause damage or diminution of value to any of the operations or real properties currently owned, leased or operated, in whole or in part, by Company or any of its subsidiaries.

          (e)     CERCLA.  No  property  currently,  or  to the knowledge of the
                  ------
Company, formerly owned, operated or leased by the Company or by any predecessor in interest, is listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or on any comparable state list established under
           ------
Environmental Law as of the Effective Time. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, no property currently, or to the knowledge of the Company formerly owned, operated or leased by the Company or any predecessor in interest, is listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated under CERCLA or on any comparable state list established under Environmental Law as of the Effective Time.

          (f)     Definitions.  As  used  in  this  Agreement:
                  -----------

               (i)     "Environmental  Claim"  means any and all administrative,
                        --------------------
regulatory or judicial actions, suits, demands, demand letters, requests for information (under CERCLA or any comparable state law), directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority), in each case, in writing, alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence , or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or
(C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any, or exposure to, Hazardous Materials.

               (ii)     "Environmental  Laws"  means  all  applicable  federal,
                         -------------------
state, local, foreign or international laws, rules, ordinances, treaties, regulations, orders, judgments, legally binding directives, decrees or common law, in each case in existence prior to or as of the Effective Time, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment and natural resources including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, noise or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii)     "Hazardous  Materials"  means  (A)  any  petroleum  or
                          --------------------
petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, coal tar residue, and polychlorinated biphenyls ("PCBs") and (B) any
                                                              ----
chemicals, materials or substances which are now defined as, included in the definition of, or regulated as "hazardous substances", "hazardous wastes,"
"hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents," "regulated substances," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

               (iv)     "Release" means any actual or threatened release, spill,
                         -------
emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching into the atmosphere, soil, surface water, groundwater or property.

          (g)     Records  and  Files.  The Company has made available to Parent
                  -------------------
and its authorized representatives all material records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data available to the Company, in each case, within the Company's actual possession or control, concerning the material existence of Hazardous Materials or any other material environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by the Company, or concerning material compliance by the Company with, or material liability under, any Environmental Laws, in each case which is pending or remains unresolved.

          Section  4.12     Regulation  as  a Utility.  The Company is an exempt
                            -------------------------
holding company under the 1935 Act. Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b) a "public utility" under the Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

          Section  4.13     Vote  Required.  The  approval  of  the  Merger by a
                            --------------
majority of the votes of all outstanding shares of Company Common Stock entitled to vote (the "Company Shareholders' Approval") is the only vote of the holders
                ------------------------------
of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section  4.14     Opinion  of  Financial  Advisor.  The  Company  has
                            -------------------------------
received the opinion of Morgan Stanley Dean Witter & Co., to the effect that, as of February 16, 2001, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

          Section  4.15     Ownership  of  Parent  Common  Stock.  Except as set
                            ------------------------------------
forth in Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or Parent Preferred Stock (as defined in Section 5.3).

          Section  4.16     Takeover  Laws.  The  Company  has  taken all action
                            --------------
required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of New York, including Section 912
                 -------------
of  the  NYBCL.

          Section  4.17     Operations of Nuclear Power Plant.  The operation of
                            ---------------------------------
the  nuclear  generation  plant  (the  "Nuclear  Facility")  wholly owned by the
                                        -----------------
Company is being conducted in substantial compliance with current laws and regulations governing nuclear plant operations, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Nuclear Facility maintains and is in substantial compliance with emergency evacuation plans as required by the laws and regulations governing nuclear plant operations and (b) as of the date of this Agreement, the storage of spent nuclear fuel and the plans for the decommissioning of the Nuclear Facility substantially conform with the requirements of applicable law.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent  represents  and  warrants  to  the  Company  as  follows:

          Section  5.1     Organization and Qualification.  Except  as set forth
                           ------------------------------
in Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent
                                                                          ------
Material  Adverse  Effect").
-------------------------

          Section  5.2     Subsidiaries.  Section  5.2  of the Parent Disclosure
                           ------------
Schedule sets forth a description, as of the date hereof, of each material "subsidiary company," as such term is defined in the 1935 Act, and joint venture of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by Parent of each Parent subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, call, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that would not reasonably be expected to have a Parent Material Adverse Effect.

          Section  5.3     Capitalization.  (a)  Except  as set forth in Section
                           --------------
5.3 of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share of Parent ("Parent Preferred Stock").
                                                       ----------------------
As of the close of business on February 15, 2001, there were issued and outstanding 117,474,498 shares of Parent Common Stock and no shares of Parent Preferred Stock. All of the issued and outstanding shares of the capital stock of Parent are, and will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Parent
Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understanding, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of the subsidiaries of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, there were issued and outstanding no shares of Merger Sub Common Stock. It is anticipated that as of the Effective Time, Merger Sub shall have issued and outstanding 1,000 shares of Merger Sub Common Stock, all of which shall be owned by Parent.

          Section  5.4     Authority;  Non-Contravention;  Statutory  Approvals;
                           -----------------------------------------------------
Compliance.
----------

          (a)     Authority.  Parent  has  all  requisite  corporate  power  and
                  ---------
authority  to  enter  into  this  Agreement  and,  subject  to  obtaining Parent
Shareholders' Approval (as defined in Section 5.11) and Parent Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, other than Parent Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

          (b)     Non-Contravention.  Except  as  set forth in Section 5.4(b) of
                  -----------------
the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining Parent Required Statutory Approvals and the receipt of Parent Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture,
                ------------------------
deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect and would not prevent the consummation of the Merger.

          (c)     Statutory Approvals.  Except as described in Section 5.4(c) of
                  -------------------
the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect or would prevent the consummation of the Merger (the "Parent Required Statutory Approvals"), it being understood that
                 -----------------------------------
references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filing or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

          (d)     Compliance.  Except  as set forth in Section 5.4(d) or Section
                  ----------
5.9 of the Parent Disclosure Schedule, or as disclosed in the Parent SEC Reports (as defined in Section 5.5) filed prior to the date hereof, or in any reports filed under the Exchange Act by any Parent subsidiary  since January 1, 1998 (the "Subsidiary Reports"), neither Parent nor
                                        ------------------
any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule or in Section 5.9 of the Parent Disclosure Schedule, Parent and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section  5.5     Reports  and  Financial  Statements.  The  filings
                           -----------------------------------
required to be made by Parent and its subsidiaries since January 1, 1998 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or its predecessor with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Parent SEC
                                                                      ----------
Reports").  As of their respective dates, the Parent SEC Reports did not contain
-------
any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statement and unaudited interim financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP
 -----------------------------
(except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of Parent as in effect on the date hereof, have been made available to the Company.

          Section  5.6     Absence  of  Certain  changes  or  Events.  Except as
                           -----------------------------------------
disclosed in the Parent SEC Reports or Subsidiary Reports filed prior to the date hereof or as set forth in Section

5.6 of the Parent Disclosure Schedule, since September 30, 2000 and prior to the date hereof, Parent and each of its subsidiaries have as of the date hereof conducted their businesses only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has had or would reasonably be expected to have, a Parent Material Adverse Effect.

          Section  5.7     Litigation.  Except  as  disclosed  in the Parent SEC
                           ----------
Reports  or Subsidiary Reports filed prior to the date hereof or as set forth in
Section 5.7 or Section 5.9 of the Parent Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Parent, threatened, nor are there any investigations or reviews pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any courts, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) as to which there is no significant likelihood of an adverse determination on the merits and that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect.

          Section  5.8     Registration  Statement  and  Joint  Proxy Statement.
                           ----------------------------------------------------
None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement shall not, at the dates mailed to the Company shareholders and Parent shareholders and at the time of the Company Shareholders' Meeting and Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement, insofar as the information included therein is supplied by or on behalf of Parent or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section  5.9     Environmental  Protection.  Except  as  would  not
                           -------------------------
reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, and except for matters disclosed in Section 5.9 of the Parent Disclosure Schedule or in the Parent SEC Reports or Subsidiary Reports, (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Parent nor any of its subsidiaries has received any written notice from any person or Governmental Authority, in each case, which remains unresolved, that alleges that Parent or any of its subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits, (ii) there are no Environmental Claims pending or, to the knowledge of Parent, threatened (A) against Parent or any of its subsidiaries, (B) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations that Parent or any of its subsidiaries currently owns, leases or operates, in whole or in part, and (iii) there have been no Releases of Hazardous Materials by Parent or any of its subsidiaries or, to Parent's knowledge, by any other person that would be reasonably likely to (A) form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (B) to the knowledge of Parent, cause damage or diminution of value to any of the operations or real properties currently owned, leased or operated, in whole or in part, by Parent or any of its subsidiaries.

          Section  5.10     Regulation as a Utility.  Parent is a public utility
                            -----------------------
holding company registered under, and subject to the provisions of, the 1935 Act. Section 5.10 of the Parent Disclosure Schedule lists the subsidiaries of Parent that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the state and federal regulatory commissions that have jurisdiction over the rates for the sale, transmission or distribution of electricity or the sale, transportation or distribution of natural gas by each such subsidiary. Except as set forth above and as set forth in Section 5.10 of the Parent Disclosure Schedule, neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as (a) a "public utility" under the Power Act, (b) a "natural-gas company" under the Natural Gas Act or (c) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

          Section  5.11     Vote  Required.  The  approval  of  the  issuance of
                            --------------
Parent Common Stock issuable in connection with the Merger by a majority of votes cast by holders of Parent Common Stock, where the total vote cast represents over 50% in interest of all securities entitled to vote (the "Parent
                                                                          ------
Shareholders' Approval"), is the only vote of the holders of any class or series
----------------------
of the capital stock of Parent or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 5.12     Ownership of the Company Common Stock.  Except as set
                           -------------------------------------
forth in Section 5.12 of the Parent Disclosure Schedule, Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

          Section  5.13     Code Section 368(a).  Parent has no knowledge of any
                            -------------------
fact, nor has Parent taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

          Section  6.1     Covenants  of the Parties.  After the date hereof and
                           -------------------------
prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a)     Ordinary  Course  of  Business.  The  Company shall, and shall
                  ------------------------------
cause its subsidiaries to, carry on their respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

          (b)     Dividends.
                  ---------

               (i) Neither party shall, nor shall any party permit any of its subsidiaries to declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a wholly owned subsidiary to such party or another wholly owned subsidiary, (B) dividends by a less than wholly owned subsidiary consistent with past practice, (C) regular dividends on such party's common stock with usual record and payment dates that do not materially exceed the current regular dividends on such common stock or
(D) in the case of Parent, increases in regular quarterly dividends consistent with past practice. Prior to the Closing Date, each of the parties agrees to coordinate dividend policies so as not to adversely affect either party's shareholders because of the timing of record, declaration or payment dates.

               (ii) The Company shall not, nor shall it permit any of its subsidiaries to: (A) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary or (B) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary.

          (c)     Issuance of Securities.  Except as set forth in Section 6.1(c)
                  ----------------------
of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to currently outstanding stock options granted under Employee Benefit Plans.

          (d)     Charter  Documents;  Other  Actions.  Neither party shall, nor
                  -----------------------------------
shall any party permit any of its subsidiaries to, amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organizational documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent, impede or interfere with the Merger.

          (e)     Acquisitions.  Except  as  disclosed  in Section 6.1(e) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire (other than in the ordinary course of business) any material amount of assets other than (i) intercompany transactions between the Company and a wholly owned subsidiary of the Company or (ii) acquisitions for cash which are not, in the aggregate, for consideration in excess of $100 million, excluding from the foregoing clauses (i) and (ii) such transactions that may not be entered into by a public utility holding company registered under the 1935 Act.

          (f)     Capital  Expenditures.  Except  as set forth in Section 6.1(f)
                  ---------------------
of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in an aggregate amount in excess of 120% of the amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.1(f) of the Company Disclosure Schedule, provided that any such capital expenditures in excess of 100% of the amount so budgeted shall be made only after consultation with Parent.

          (g)     Dispositions.  Except  as  set  forth in Section 6.1(g) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than (i) encumbrances or dispositions in the ordinary course of business consistent with past practice, (ii) intercompany transactions between the Company and a wholly owned subsidiary of the Company or
(iii) dispositions which are not, in the aggregate, for consideration in excess of $100 million (based, in the case of consideration consisting of securities, on the average market closing thereof for the ten consecutive trading days prior to the closing of such acquisition and, in the case of consideration consisting of other property, the fair market value of such property as determined by an independent appraiser).

          (h)     Indebtedness.  Except  as  set  forth in Section 6.1(h) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice to fund expenditures which are not capital expenditures, (ii) arrangements between the Company and its subsidiaries or among its subsidiaries, (iii) in connection with the refunding of existing indebtedness at a lower cost of funds, (iv) borrowings to finance the capital expenditures described in Section 6.1(f) which borrowings are not, in the aggregate, in excess of $140 million, (v) arrangements to refinance scheduled maturities of indebtedness existing on the date hereof which are not, in the aggregate, in excess of $200 million and (vi) with the consent of Parent, in connection with the refunding of preferred stock of Rochester Gas and Electric Corporation outstanding on the date hereof.

          (i)     Compensation; Benefits.  Except as set forth in Section 6.1(i)
                  ----------------------
of the Company Disclosure Schedule, as may be required by applicable law or under existing Employee Benefit Plans or Employment Agreements, as may be required to facilitate or obtain a determination letter from the IRS that a Plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan or Employment Agreement, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits, or grants of new incentive compensation awards, or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice. This subsection (i) is not intended to (A) restrict the Company or its subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices that have been available to officers and employees in the context of such merit-based promotion or (C) restrict the Company or its subsidiaries in providing compensation, incentives and benefits to new hires in the ordinary course of business consistent with past practices, so long as such provision complies with clauses (i) and (ii) above.

          (j)     1935  Act.  Except  as  set  forth  in  Section  6.1(j) of the
                  ---------
Company Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

          (k)     Accounting.  Except  as  set  forth  in  Section 6.1(k) of the
                  ----------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l)     Cooperation;  Notification.  Each party shall, and shall cause
                  --------------------------
its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations;
(ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had, or would reasonably be expected to have, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (m)     Third-Party  Consents.  The  Company  shall,  and  shall  cause its
             ---------------------
subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent, shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

     (n)     Breach,  Etc. No party shall, nor shall any party permit any of its
             ------------
subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

     (o)     Discharge  of  Liabilities. The Company shall not pay, discharge or
             --------------------------
satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, incurred in the ordinary course of business consistent with past practice, or permitted under Section 6.l(h)(iii).

     (p)     Contracts.  Except  as  set  forth in Section 6.1(p) of the Company
             ---------
Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any Company Material Contract to which the Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims. "Company Material Contracts" as used herein shall mean (i) those contracts and agreements (x) included under, or which would be required to be included under, Exhibit 10 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999 or any other annual report of the Company on Form 10-K filed thereafter, (y) included under, or which would be required to be included under, Exhibit 10 to any of the Company's quarterly reports on Form 10-Q filed after December 31, 1999, or (z) included, or which would be required to be included, as an exhibit to a current report on Form 8-K after December 31, 1999, and (ii) any other contract or agreement the absence of which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

     (q)     Insurance.  Each  party shall, and shall cause its subsidiaries to,
             ---------
maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

(r)     Permits.  The  Company  shall,  and shall cause its subsidiaries to, use
        -------
reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate.

     (s)     Takeover Laws. Neither party shall take any action that would cause
             -------------
the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Section 912 of the NYBCL.

     (t)     Rights.  The  Company shall not amend or waive any rights under any
             ------
agreement or otherwise in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

     (u)     Taxes.  Except  as  disclosed  on  Section  6.1(u)  of  the Company
             -----
Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes or (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law.

     (v)     Primary  Businesses.  Parent  shall not engage in or enter into, or
             -------------------
agree to engage in or enter into, any transaction that would cause Parent to become not primarily engaged in the gas and electric utilities businesses.

     (w)     Certain  Transactions. Parent shall not engage in or enter into, or
             ---------------------
agree to engage in or enter into, any acquisition or disposition of assets or securities that would delay, or would reasonably be expected to delay, the consummation of the Merger. including any such delay resulting from any amendment or modification of a Parent Required Statutory Approval.

     Section  6.2     Covenant  of  the Company: Alternative Proposals. From and
                      ------------------------------------------------
after the date hereof, the Company agrees (a) that it will not, its subsidiaries will not, and it will not authorize or permit any of its or its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to. directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement, an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will notify Parent orally and in writing of any such inquiry, offer or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, and that it shall keep

Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent 48 hours' prior notice of any confidentiality or similar agreement to be entered into or of the fact that it proposes to commence providing information to any person making such inquiry, offer or proposal; provided, however, that notwithstanding any other provision hereof, the Company
--------   -------
may (i) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that the Board of Directors of the Company determines in good faith is financially superior to the Merger and has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor is obtainable, and
(y) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor and outside counsel and consideration of such other matters as the Board of Directors of the Company deems relevant, that failure to do so would likely result in a breach of its fiduciary duties under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.1(f). "Alternative Proposal" shall mean any merger, acquisition, consolidation,
----------------------
reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company's subsidiaries. Nothing herein shall prohibit an acquisition permitted by Section 6.1(e) hereof or a disposition permitted by
Section  6.1(g)  hereof.

     Section 6.3.     Employment Agreement. Parent, the Company and Mr. Richards
                      --------------------
have entered into an employment agreement in the form attached hereto as Exhibit
                                                                         -------
A  (the  "Richards  Employment  Agreement"),  which  will  become effective upon
-         -------------------------------
consummation  of  the  Merger.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS
                              ---------------------

     Section  7.1     Access  to  Information.  (a)  Upon  reasonable notice and
                      -----------------------
during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, throughout the period prior
                ---------------
to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Proprietary Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of
September 8, 2000, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").
                       --------------------------

     (b) From the date of this Agreement until the Effective Time, each party (the "Inspected Party") shall (i) permit the other party and its authorized
       ----------------
representatives to conduct such Phase I environmental inspections as the other party may reasonably require and (ii) without limiting any representation made in Section 4.11 hereof, cause its officers and those of its subsidiaries to furnish the other party with such information in existence as the other party may from time to time reasonably request, including, without limitation, assessments, reports, audits, studies and data concerning the existence of Hazardous Materials at facilities or properties presently or formerly owned, operated, leased or used by the Inspected Party or any present or former subsidiary, or concerning compliance by the Inspected Party and its subsidiaries with, or liability under, any Environmental Laws.

     Section  7.2     Joint  Proxy  Statement  and  Registration  Statement.
                      -----------------------------------------------------

     (a)     Preparation  and Filing. The parties will prepare and file with the
             -----------------------
SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Joint Proxy Statement (together, the "Joint Proxy/Registration
                                                        ------------------------
Statement").  The  parties hereto shall each use reasonable efforts to cause the
---------
Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws: provided, however, that no party shall be required to register or qualify
-      --------  -------
as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Parent Common Stock issuable in connection with the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

     (b)     Letter  of  the  Company's  Accountant.  Following  receipt  by
             --------------------------------------
PricewaterhouseCoopers LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Joint Proxy/Registration Statement.

     (c)     Letter  of  Parent's  Accountant.  Following  receipt  by
             --------------------------------
PricewaterhouseCoopers  LLP,  Parent's  independent  auditor  of  an appropriate
             --
request from Parent pursuant to SAS No 72, Parent shall use its best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Joint Proxy/Registration Statement,

     Section  7.3     Further  Assurances:  Regulatory  Matters.  (a) Subject to
                      -----------------------------------------
Section 8.2(h), each party hereto shall, and shall cause its subsidiaries to, cooperate and use its best efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the Merger or the other transactions contemplated by this Agreement, (ii) comply, at the earliest practicable date following the date of receipt by Parent or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that
(x) the parties shall use their best efforts to keep any such information confidential to the extent required by the party providing the information and
(y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential, (iii) take all actions necessary or advisable to obtain no later than the Initial Termination Date, as such date may be extended pursuant to
Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals) and (iv) oppose vigorously any litigation that would impede or delay the consummation of the Merger, including, without limitation, promptly appealing any adverse court order.

     (b) Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination between themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.1(e) or 8.2(h). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of the Company Required Statutory Approvals or Parent Required Statutory Approvals and the adoption of an alternative structure (that otherwise substantially preserves for Parent and the Company the economic benefits of the Merger and does not require any additional filing with or authorization, consent or approval from any Governmental Authority, other than supplements or amendments to filings already made, to reflect such alternative structure) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to closing any such restructured
                           --------
transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

     (c) Parent and the Company shall together discuss and formulate the approach to be taken with the New York State Public Service Commission (the "PSC") with respect to the Merger and the transactions contemplated by this
 ---
Agreement;  provided,  however,  that  Mr.  Richards  shall  have  the  primary
            --------   -------
responsibility for coordinating strategy and communications with the PSC, and no contacts with the PSC relating to the Merger shall be made by any party without prior notice to and consultation with the other party, except in accordance with procedures mutually agreed upon by the parties in connection with ordinary course requests for information made by the PSC.

     Section  7.4     Shareholders'  Approval.
                      -----------------------

     (a)     Company Shareholders' Meeting. Subject to the provisions of Section
             -----------------------------
7.4(c), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the
                                         -----------------------------
purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b)     Parent  Shareholders' Meeting. Subject to the provisions of Section
             -----------------------------
7.4(c),  Parent  shall,  as soon as reasonably practicable after the date hereof
(i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders' Meeting") for the purpose
                                  ----------------------------
of securing Parent Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of issuance of Parent Common Stock issuable in connection with the Merger and (iv) cooperate and consult with Company with respect to each of the foregoing matters.

     (c)     Meeting Date.  The Company Shareholders' Meeting far the purpose of
             ------------
securing the Company Shareholders' Approval and Parent Shareholders' Meeting for the purpose of securing Parent Shareholders' Approval shall be held on the same date, which shall be such date as the Company and Parent shall mutually determine. The Company shall use its reasonable best efforts to hold the Company Shareholders' Meeting, and Parent shall use its reasonable best efforts to hold Parent Shareholders' Meeting, simultaneously with the Company's and Parent's 2001 annual meetings, respectively, or otherwise, as promptly as practicable after the date hereof,

     Section  7.5     Directors'  and  Officers'  Indemnification.
                      -------------------------------------------

     (a)     Indemnification. To the extent, if any, not provided by an existing
             ---------------
right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and
                                                     ------------------
collectively,  the  "Indemnified  Parties")  against  (i)  all  losses, expenses
                     --------------------
(including reasonable attorney's fees and expenses), claims. damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all
                                         -----------------------
Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 722 of the NYBCL, and the certificate of incorporation or by-laws, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent
                                                  --------  -------
shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

          (b)  Insurance.  For  a  period of six years after the Effective Time,
                ---------
Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance  coverage;  provided,  however,  that  Parent shall not be required to
                      --------   -------
expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

         (c) Successors. In the event Parent or any of its successors or assigns
             ----------
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

         (d) Survival  of  Indemnification.  To  the fullest extent permitted by
             -----------------------------
law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective certificate of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) Benefit. The provisions of this Section 7.5 are intended to be for
              -------
the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section  7.6  Disclosure Schedules. On the date hereof, (a) Parent has
                        --------------------
delivered  to  the  Company  a  schedule  (the  "Parent  Disclosure  Schedule"),
                                                 ----------------------------
accompanied by a certificate signed by the Executive Vice President, General Counsel and Secretary of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a
                            -----------------------------
certificate signed by the Senior Vice President and General Counsel of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The
                                                      --------------------
Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

          Section  7.7  Public Announcements. Subject to each party's disclosure
                        --------------------
obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

          Section  7.8  Rule  145  Affiliates.  Within 30 days after the date of
                        ---------------------
this Agreement, the Company shall identify in a letter to Parent all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of the Company, as such term is used in Rule 145 under the
Securities Act. The Company shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to Parent on or prior to the Closing Date a written letter substantially in the form attached as Exhibit B (each, an "Affiliate Letter").
                    ----------               -----------------

          Section  7.9  Certain  Employee  Agreements.  Subject to Section 7.10,
                        -----------------------------
Parent and the Surviving Corporation and its subsidiaries shall honor all contracts, agreements and commitments of the parties which apply to any current or former employee or current or former director of the parties hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving
           -------
Corporation from enforcing, amending or terminating such contracts, agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or commitment, it is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in workforce at the Surviving Corporation or its subsidiaries, but that Parent, the Surviving Corporation and their respective subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition; provided, however, that if any reductions in
                                 --------   -------
workforce in respect of employees of the Surviving Corporation and its subsidiaries become necessary, any such reduction shall be made in consultation with the Chairman of the Surviving Corporation and shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications. and business needs without regard to whether employment prior to the Effective Time was with the Company or its subsidiaries or Parent or its subsidiaries; provided, further, that to the extent that any such workforce
               --------   -------
reduction would affect employees of Rochester Gas and Electric Corporation disproportionately, in the aggregate, as compared with employees of New York
State Electric & Gas Corporation as a result of provisions of a collective bargaining agreement applicable to such employees of New York State Electric & Gas Corporation, each employee of Rochester Gas and Electric Corporation shall be protected with respect to such workforce reduction to the same extent that a similarly situated employee of New York State Electric & Gas Corporation is protected with respect to such workforce reduction by such provisions of the collective bargaining agreement. Any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Corporation or any of their respective subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Corporation or any of their respective subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective subsidiaries shall be done in accordance with all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

        Section  7.10  Employee  Benefit  Plans.
                       ------------------------

        (a)  Continuation of Benefits. Except as contemplated by this Agreement,
             ------------------------
for a period of 18 months following the Effective Time, Parent and the Surviving Corporation shall continue to maintain the Employee Benefit Plans or shall maintain replacement employee benefit plans and arrangements which shall provide a level of benefits to active and retired employees of the Company and its subsidiaries no less favorable in the aggregate than those provided under the Employee Benefit Plans as in effect immediately prior to the Effective Time; provided, however, that changes may be made to the Employee Benefit Plans or
--------   -------
such replacement employee benefit plans and arrangements to the extent necessary to comply with applicable law.

          (b)  Service  Recognition.  To the extent that service is relevant for
               --------------------
purposes of eligibility, participation, vesting or benefit accrual (other than benefit accrual under any defined benefit pension plans) under any employee benefit plan, program or arrangement established, maintained or contributed to by the Surviving Corporation and Parent, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or a subsidiary of the Company; provided,
                                                                       --------
however,  that  such  crediting of service does not result in the duplication of
-------
benefits or an unintended windfall with respect to the accrual of benefits. The Surviving Corporation shall provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

         Section 7.11  Company Stock and Other Plans. (a) At the Effective Time,
                       -----------------------------
each holder of an option to purchase shares of Company Common Stock or stock appreciation right with respect to Company Common Stock outstanding and unexercised as of the Effective Time (a "Company Option") granted pursuant to
                                            --------------
the Company 1996 Performance Stock Option Plan as has been amended from time to time (the "Company Stock Plan") or otherwise granted by the Company other than
             ------------------
pursuant to the Company Stock Plan shall be paid in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option. In addition, each holder of a Company Stock Option shall be paid at the Effective Time an amount in cash equal to the aggregate dividend equivalents credited to the account of such holder. All amounts payable pursuant to this Section 7.11(a) shall be paid less any income or employment tax withholding required under the Code or any provision of state or local law.

          (b) At the Effective Time, the Executive Incentive Plan shall terminate and each participant shall be entitled to and paid an amount in cash equal to the product of (x) the Target Award (as defined in the plan) and (y) a fraction, the numerator of which is the number of days from the start of the calendar year until the Effective Time and the denominator of which is 365.

          (c) Prior to the Effective Time, the Company shall be permitted to establish a retention program for employees of the Company and its subsidiaries consistent with the terms set forth in Section 7.11(c) of the Company Disclosure Schedule; provided, however, that the specific terms and conditions of such
           --------   -------
retention program (including, without limitation, the identity and levels and form of participation of each employee covered thereby, the forms of all plan documents and individual agreements and all related employee communications and other documentation thereof) shall be subject to the review and comment and final approval of Parent.

          (d) At the Effective Time, each common stock equivalent or deferred stock unit credited to participating directors' accounts under the Rochester Gas and Electric Corporation Deferred Compensation Plan or the Deferred Stock Unit Plan for Non-Employee Directors shall be valued based on the Cash Consideration. Such amounts shall be payable at such time and in such manner as prescribed in the relevant plan with, in the case of amounts credited under the Deferred Compensation Plan, deemed interest at the rate provided for in such plan with respect to amounts not deemed invested in Company Common Stock. All transfer restrictions applicable to any share of Company Common Stock owned by a director, officer or employee of the Company shall lapse as of the Effective Time.

          (e) The Company shall use its reasonable best efforts to cause each individual who is a party to a Severance Agreement to enter into a letter agreement with the Company substantially in the form set forth in Section 7.11(e) of the Company Disclosure Schedule as soon as practicable after the date hereof.

          Section 7.12  Expenses. Subject to Section 9.3, all costs and expenses
                        --------
incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

          Section  7.13  Corporate  Offices.  At and subsequent to the Effective
                         ------------------
Time, the corporate headquarters of the Surviving Corporation, Rochester Gas and Electric Corporation, New York Sate Electric & Gas Corporation and the Energy East Management Corporation shall be located in Rochester, New York. and the operations center for New York State Electric & Gas Corporation shall be located in Binghamton, New York. The parties hereto hereby acknowledge and agree that as of the Effective Time, the Energy East Management Corporation shall have at least 40 employees in Rochester, New York.

          Section  7.14  Parent  Board of Directors.  At the Effective Time, the
                         --------------------------
Board of Directors of Parent shall increase by three the number of directors on the Board of Directors of Parent and shall thereupon elect as directors Mr. Richards and two other persons who are currently non-management directors of the Company.

          Section  7.15  Community Involvement. After the Effective Time, Parent
                         ---------------------
will, or will cause the Surviving Corporation to, increase the level of charitable contributions to, and community involvement with, Rochester, New York to reflect the increase in size of the company to be based in Rochester.

          Section  7.16  Advisory  Board.  At the Effective Time, there shall be
                         ---------------
established  an  advisory board to the Surviving Corporation ("Advisory Board"),
                                                               --------------
which shall be comprised of the persons who were directors of the Company immediately prior to the Effective Time, except directors of the Company elected to the Board of Directors of Parent pursuant to
Section 7.14. The Advisory Board shall meet no less frequently than quarterly and shall provide advice to the Board of Directors of the Surviving Corporation with respect to such issues as the Board of Directors of the Surviving Corporation may from time to time request, including but not limited to community relations, customer service, economic development, employee development and relations and such other matters of community interest as may be appropriate. The members of the Advisory Board, who shall serve at the discretion of the Surviving Corporation, shall receive remuneration for their services equivalent to the remuneration currently provided to non-employee directors of the Company. In the event of a vacancy on the Advisory Board, the remaining members of the Advisory Board shall determine, subject to the approval of Parent, whether to fill such vacancy and may fill such vacancy by nominating a successor member satisfactory to the Surviving Corporation.

          Section  7.17  Tax-Free  Status.  No  party shall, nor shall any party
                         ----------------
permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely afffect the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

          Section 7.18 Transition Management. (a) As promptly as practible after
                       ---------------------
the date hereof, the Company and Parent shall create a special transition management task force (the "Task Force") jointly chaired by Mr. Richards and a
                              ----------
person designated by Parent (the "Task Force Chairpersons"). Members of the Task
                                  -----------------------
Force shall consist of an equal number of representatives designated by the Company and Parent.

          (b)  The  functions  of  the  Task  Force  shall  include

               (i) serving as a conduit for the flow of information and documents among the parties and their subsidiaries as contemplated by
          Section  6.1(l),

               (ii) developing regulatory plans and proposals, corporation organizational and management plans, workforce combination proposals, and such other matters as the Task Force deems appropriate.

               (iii) evaluating and recommending the manner in which best to organize and manage the business of the Surviving Corporation after the Effective Time; provided that that Task Force shall not be
                                 --------
          responsible for controlling the operations of the parties or any of their respective subsidiaries, and

               (iv) recommending additional officers, if any, of Rochester Gas and Electric Corporation pursuant to Section 7.19(b) and of New York State Electric & Gas Corporation pursuant to Section 7.20(b).

          (c) The Task Force Chiarpersons shall be responsible for directing all activities of the Task Force contemplated by this Section 7.18.

          Section  7.19  Rochester  Gas  and  Electric  Corporation.
                         ------------------------------------------

          (a)  Directors.  Commencing  at  the  Effective Time, the directors of
               ---------
Rochester Gas and Electric Corporation shall consist of four persons, two persons nominated by Parent and two persons nominated by the Company, and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of Rochester Gas and Electric Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. Von Schack and Mr. Jasinski as directors of Rochester Gas and Electric Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of Rochester Gas and Electric Corporation.

          (b)  Officers.  Commencing  at  the  Effective  Time,  the officers of
               --------
Rochester Gas and Electric Corporation shall consist of (i) the officers of Rochester Gas and Electric Corporation immediately prior to the Effective Time and (ii) such other additional persons as recommended by the Task Force, and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of Rochester Gas and Electric
Corporation,  or  as  otherwise  provieded  by  the  NYBCL.

          Section  7.20  New  York  State  Electric  &  Gas  Corporation
                         -----------------------------------------------

          (a)  Directors. Commencing at the Effective Time, the directors of New
               ---------
York State Electric & Gas Corporation shall consist of four persons, three persons nominated by Parent and one person nominated by the Company, and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation andby-laws of New York Sate Electric & Gas Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack, Mr. Jasinski and Mr. Tedesco as directors
o New York State Electric & Gas Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of New York State Electric & Gas Corporation.

          (b)  Officers.  Commencing  at the Effective Time, the officers of New
               --------
York  State  Electric & Gas Corporation shall consist of (i) the officers of New
York State Electric & Gas Corporation immediately prior to the Effective Time and (ii) such other additional persons as recommended by the Task Force, and such officers shall hold office from the Effective TIme until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of New Yrok State Electric & Gas
Corporation,  or  as  otherwise  provided  by  the  NYBCL.

          Section  7.21  Share  Contribution.  Parent  shall,  as  promptly  as
                         -------------------
practicable following the Effective Time, but in no event later than five days followsing the Effective Time, transfer its shares of New York State Electric & Gas Corporation to the Surviving Corporation so that New York State Electric &
Gas Corporation shall become a direct wholly owned subisdiary of the Surviving Corporation; provided, however, that Parent shall not effect any such transfer
              --------   -------
if, in the reasonable good faith judgment of Parent after consultation with the Company, such transfer or intended transfer would result in any material impediment or delay in obtaining any Company Required Statutory Approval or Parent Required Statutory Approval or would oterwise materially impede or delay the consummation of the Merger. Wheter or not Parent effects such transfer, Mr. Richards shall serve as Chairman of the Board and Chief Executive Officer of New York Electric & Gas Corporation following the Effective Time.

                                  ARTICLE VIII

                                   CONDITIONS
                                   ----------

          Section  8.1  Conditions  to  Each  Party's  Obligation  to Effect the
                        --------------------------------------------------------
Merger. The respective obligations of each party to effect the Merger shall be subject the the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a)  Shareholder  Approval.  The  Company  Shareholders'  Approval and
               ---------------------
Parent  Shareholders'  Approval  shall  not  have  been  obtained.

          (b)  No  Injunction.  No temporary restraining order or preliminary or
               --------------
permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c)  Registration  Statement.  The  Registration  Statement shall have
               -----------------------
become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d)  Listing  of Shares. The shares of Parent Common Stock issuable in
               ------------------
connection with the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e)  Statutory Approvals. The Company Required Statutory Approvals and
               -------------------
Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. A "Final
                                                                           -----
Order"  means  action  by  the  relevant  regulatory  authority relating to this
-----
Agreement or the transactions contemplated hereby which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by laws before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          Section  8.2  Conditions to Obligation of Parent to Effect the Merger.
                       --------------------------------------------------------
The obligation of Parent to effect the Merer shall be further subject to the satisfaction, onor prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

          (a)  Performance  of  Obligations of the Company. The Company (and its
               -------------------------------------------
appropriate subsidiaries) shall have performed in all material respects its agreemtens and covenants contained in Sections 6.1 and 6.2 and shall have perfoemed in all mterial respects its oter agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties
              ------------------------------
of the Company set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications or references to Company Material Adverse Effect contained therein)(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct which would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect.

          (c)  Closing  Certicicates.  Parent  shall have received a certificate
               ---------------------
signed by the Senior Vice President and General Counsel of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d)  No  Company  Material Adverse Effect. No Company Material Adverse
               ------------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 8.2(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that for the purpose of this Section 8.2(d), Company Material
--------  -------
Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) any change in U.S. or global economic conditions, U.S. or global financial markets or conditions, or GAAP or (ii) any change relating to the industries in which Parent and the Company operate or in any generally applicable law or regulation, in each case that does not specifically relate to Parent or the Company and that does not affect Parent or the Company in a materially disprportionate nanner relative to each other to the extent disproportionate.

          (e)  Company  Required  Consents.  The  Company  Required Consents the
               ---------------------------
failure of which to obtain would resonably be expected to have a Company Material Adverse Effect shall have been obtained.

          (f)  Affiliate  Letters. Parent shall have received Affiliate Letters,
               ------------------
duly executed by each "affiliate" of the Company, substantilly in the form of Exhibit B, as provided in Section 7.8.
----------

          (g)  Tax  Opinion.  Parent shall have received an opinion of Wachtell,
               ------------
Lipton, Rosen & Katz to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

          (h)  Statutory  Approvals.  The Final Orders shall not impose terms or
               --------------------
conditions which, individually or in the aggregate, would have, or would resonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect. In addition, the inclusion of a condition or requirement of the SEC's approval of the Merger under the 1935 Act that Parent divest its ownership of any of the gas or electric utility operations of Parent or the Company shall constitute a term or condition which would reasonably be expected to have a "material adverse effect" within the meaning of this Section 8.2(h) of the Agreement.

          Section  8.3  Conditions  to  Obligation  of the Company to Effect the
                        --------------------------------------------------------
Merger.  The  obligation  of  the  Company to effect the Merger shall be further
------
subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section  9.5.

          (a)  Performance of Obligations of Parent. Parent (and its appropriate
               ------------------------------------
subsidiaries) shall have performed in all material respects its agreements and covenants contained in Section 6.1 and shall have performed in all material respects its other agreements and covenants contained in or contmmplated by this Agreement to the performed by it or prior to the Effective Time.

          (b)  Representations  and  Warrranties.  The  representations  and
               ---------------------------------
warranties of Parent set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications or references to Parent Material Adverse Effect contained therein)(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need ony be true and correct as of such date or time) except in each of cases (i) and
(ii) for such failures of representations or warranties to be true and correct which would not resonably be expected to have, individually and in the aggregate, a Parent Material Adverse Effect.

          (c)  Closing  Certificates.  The  Company  shall  have  received  a
               ---------------------
certificate signed by the Executive Vice President, General Counsel and Secretary of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d)  No  Parent  Material  Adverse  Effect. No Parent Material Adverse
               -------------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in the Parent SEC Reports filed prior to the date hereof which would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for the purpose of this Section 8.3(d),
                 --------  -------
Parent Material Advese Effect shall exclude any effects, consequences or conditions attributable to (i) any change in U.S. or global economic conditions, U.S. or global financial markets or conditions, or GAAP or (ii) any change relating to the regulation, in each case that does not specifically relate to Parent or the Company in a materially disproportionate manner relative to each other or the extent disproportionate.

          (e)  Parent Required Consents. Parent Required Consents the failure of
               ------------------------
which to obtain would reasonably be expected to have a Parent Material Adverse Effect shall hae been obtained.

          (f)  Tax  Opinion.  The  Company  shall  have received an opinion from
               ------------
Shearman & Sterling to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Shearman & Sterling may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

          Section  9.1 Termination. This Agreement may be terminated at any time
                       -----------
prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent to fhte Boards of Directors of the Company and Parent;

          (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 12 months from the date hereof (the "Initial Termination Date"); provided, however,
                                  ------------------------    --------  -------
that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled,then the Initial Termination Date shall be extended to the 21-month anniversary ofthedate hereof; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended.

          (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Shareholders' Meeting, including any adjournments thereof by the Initial Termination Date;

          (d) by any pary hereto, by written notice to the other parties, if Parent Shareholders' Approval shall not have been obtained at a duly hdld Parent Shareholders' Metting, including any adjournments thereof by the Initial Termination Date;

          (e) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger,or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

          (f) by the Company prior to the time at which the Company Shareholders Approval shall have been obtained, upon three days prior notice to Parent, if the Company is not in breach of Section 6.2 and, as a result fo an Alternative Proposal, the Board of Directors of the Company determines in good faith, that
(i) the Alternative Proposal has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor such financing is obtainable, and (ii) after consultation with its financial advisor and outside counsel and consideration fo such other matters as the Board of Directors of the Company deems relevant, after considering applicable provisions of state laws and after giving effect to all concessions which may be offered by the other party pursuant to the proviso below, that failure to do so would likely result in a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, the Company shall, and
--------   -------
shall cause its respective financial and legal advisors to consider in good faith any proporal made by Parent to enable the Company to proceed with the transactions contemplated herein;

          (g) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggreate, would or would reasonably be expected to have a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, (ii) Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of Parent or any committee thereof shall withdraw or modify in any manner adverse to to the Company its approval or recommendation of the issuance of Parent Common Stock issuable in connection with the Merger or shall resolve to take such action.

          (h) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to have a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company or ay committee thereof
(A) shall withdraw or modify in any manner adverse to Parent its approval or recommendatin of this Agreement or the transactions contemplated herein, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within seven days after such request (provided that Parent may make such request oly once with respect to any Alternative Proposal), (C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for the shares of capital stock of the Company, in each case by a party other than Parent or any of its affiliates or (D) shall esolve to take any of the actions specified in clause (A),(B) or (C).

          Section 9.2 Effect of Termination. Subjecto to Section 10.1(b), in the
                      ---------------------
event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.12, Section 9.3, the agreement contained in the last sentence of Section 7.1,
Section  10.8  and  Section  10.9  shall  survive  the  termination.

          Section  9.3  Termination  Fee;  Expenses.
                        ---------------------------

          (a)  Termination  Fee  upon  Breach  or  Failure  to  Perform. If this
               --------------------------------------------------------
Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(g)(i) or (ii) or (y) Section 9.1(h)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $10 million ("Expenses"); provided, however, that if
                                          --------    --------  -------
this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equiry and shall,in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such on-breaching party may be entitled to receive at law or in equity.

          (b) Company Termination Fee. The Company shall pay Parent a fee of $50
              -----------------------
million  ("Termination  Fee")  plus  Expenses,  upon  the  termination  of  this
           ----------------
Agreement by Parent or the Company pursuant to Section 9.1(c) or the Company pursuant to Section 9.1(f) or by Parent pursuant to Section 9.1(h)(iii); provided, however, that in the event of termination under either Section 9.1(c)
--------   -------
or Section 9.1(h)(iii), no payment of the Termination Fee or Expenses shall be required unless and until within 12 months of such termination the Company enters into a definitive agreement to consummate or consummates a Business Combination, and, in the case or a termination pursuant to Section 9.1(c), there shall have been made and not withdrawn at the time of the Company Shareholders' Meeting an Alternative Proposal and, in the case of a termination pursuant to
Section 9.1(h)(iii), ther shall have been made and not withdrawn at the time of such termination an Alternative Proposal. "Business Combination" means with
                                                --------------------
respect to a party, (i) a merger, consolidation, share exchange, business combination or similar transaction involving the party as a result of which the party's stockholders prior to such transaction in the aggregate cease to own at least 70% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity therof), (ii) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of the party and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the party's common stock wheter by tender or exchange offer or otherwise.

          (c)  Parent  Termination  Fee.  Parent  shall  pay  the  Company  the
               ------------------------
Termination Fee plus Expenses, upon the termiation of this Agreement by Parent or the Company pursuant to Section 9.1(d); provided, however, that in the event
                                            --------  -------
of termination under Section 9.1(d), no payment of the Termination Fee or expenses shall be required unless and until (i) within 12 months ofsuch termination Parent enters into a definitive agreement to consummate or consummates a Business Combination, (ii) there shall have been made and not withdrwan at the time of Parent Shareholders' Meeting an Alternative Proposal and (iii) the person or persons that made the Alternative Proposal conditioned such Alternative Proposal on Parent Shareholders' Approval not being obtained at a duly held Parent Shareholders' Meeting.

          (d) Prompt Payment. If one pary fails to pay promptly to the other any
              --------------
fee or expenses due hereunder, the defaulting pary shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filling of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of J.P. Morgan Chase & Co., from the date such fee was required to be paid.

          Section  9.4 Amendment. This Agreement may be amended by the Boards of
                       ---------
Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Efective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of sharees under
Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section  9.5  Waiver.  At  any  time  prior to the Effective Time, the
                        ------
parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

          Section  10.1  Non-Survival; Effect of Representations and Warranties.
                         ------------------------------------------------------
(a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 7.11, 7.16, 10.7, 10.8 and 10.9.

          (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connectin with the cancellation of this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (or pusuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i)).

          Section 10.2 Brokers. The Company represents and warrants that, except
                       -------
for Morgan Stanley Dean Witter & Co. whose fees have been disclosed to Parent prior to the diate hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for UBS Warburg LLC, whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokdrage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          Section  10.3  Notices. All notices and other communications hereunder
                         -------
shall be in writing and shall be deemed given if (a) delviered personally, (b) sent by reputable overnight courier service, (c) telecopied (which is confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) If  to  the  Company,  to:

              RGS  Energy  Group,  Inc.
              89  East  Avenue
              Rochester,  New  York  146-0001
              Attention: Michael  T.  Tomaino,  Esq.
                         Senior  Vice  President  and  General  Counsel
              Telephone: (716)  771-4444
              Telecopy:  (716)  724-8285

              with  a  copy  to:

              Shearman  &  Sterling
              599  Lexington  Avenue
              New  York,  New  York  10022
              Attention: David  W.  Heleniak,  Esq.
              Telephone: (212)  848-4000
              Telecopy:  (212)  848-7179

          (ii)If  to  Parent  or  Merger  Sub,  to:

              Energy  East  Corporation
              P.O.  Box  12904
              Albany,  New  York  12212-2904
              Attention: Kenneth  M.  Jasinski,  Esq.
                         Executive Vice President, General Counsel and Secretary
              Telephone: (607)  762-4315
              Telecopy:  (607)  762-4005

              with  a  copy  to:

              Wachtell,  Lipton,  Rosen  &  Katz
              51  West  52nd  Street
              New  York,  New  York  10019
              Attention:     Seth  A.  Kaplan,  Esq.
              Telephone:     (212)  403-1000
              Telecopy:     (212)  403-2000

          Section  10.4  Miscellaneous.  This Agreement (including the documents
                         -------------
and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to tis conflicts of law, rules or principles and execpt to the extent the provisions of this Agreement (including the documents or insturments referred toherein) are expressly governed by or derive their authority from the NYBCL.

          Section  10.5  Interpretation.  When  a  reference  is  made  in  this
                         --------------
Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the workds "without limitation."

          Section  10.6  Counterparts: Effect. This Agreement may be executed in
                         --------------------
one or more counterparts, each of which shall be deemed to be an original, but all of which shall constiture one and the same agreement.

          Section 10.7 Parties in Interest. This Agreement shall be binding upon
                       -------------------
and inure solely to the benefit of each pary hereto, an, except for the rights of Indumnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section  10.8  Waiver of Jury Trial and Certain Damages. Each party to
                         ----------------------------------------
this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement and (b) without limiting the effect of
Section 9.3, any right it may have, other than in the case of a willful breach, to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

          Section  10.9  Enforcement.  The parties agree that irreparable damage
                         -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunctionor injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transaction contamplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transaction contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                    RGS  ENERGY  GROUP,  INC.

                    By:  /s/  Thomas  S.  Richards
                         -------------------------
                         Name:  Thomas  S.  Richards
                         Title: Chairman,  President  and
                                Chief  Operating  Officer

                    By:
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Executive  Vice  President,
                                General  Counsel  and
                                Secretary

                    By:
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Vice  President,  General
                                Counsel  and  Secretary

          IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                    RGS  ENERGY  GROUP,  INC.

                    By:
                         -------------------------
                         Name:  Thomas  S.  Richards
                         Title: Chairman,  President  and
                                Chief  Operating  Officer

                    By:  /s/  Kenneth  M  Jasinski
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Executive  Vice  President,
                                General  Counsel  and
                                Secretary

                    By:  /s/  Kenneth  M  Jasinski
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Vice  President,  General
                                Counsel  and  Secretary

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 1 of 50


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Energy  East  Corporation              )
                                       )
          and                          )          Docket No. EC01-___-000
                                       )
RGS  Energy  Group,  Inc.              )

                    PREPARED DIRECT TESTIMONY AND EXHIBITS OF
                              WILLIAM H. HIERONYMUS
                             ON BEHALF OF APPLICANTS

                                TABLE OF CONTENTS
                                -----------------

I.     INTRODUCTION. . . . . . . . . . . . . . . . . . . . .   3
II.    PURPOSE, SUMMARY OF ANALYSIS AND CONCLUSIONS. . . . .   4
       PURPOSE . . . . . . . . . . . . . . . . . . . . . . .   4
       SUMMARY OF ANALYSIS AND CONCLUSIONS . . . . . . . . .   5
       ORGANIZATION OF TESTIMONY . . . . . . . . . . . . . .   7
III.   DESCRIPTION OF THE PARTIES. . . . . . . . . . . . . .   7
       ENERGY EAST . . . . . . . . . . . . . . . . . . . . .   7
       RGS ENERGY GROUP. . . . . . . . . . . . . . . . . . .   9
IV.    FRAMEWORK FOR THE ANALYSIS. . . . . . . . . . . . . .  10
       INTRODUCTION. . . . . . . . . . . . . . . . . . . . .  10
       PRODUCT MARKETS . . . . . . . . . . . . . . . . . . .  12
       GEOGRAPHIC MARKETS. . . . . . . . . . . . . . . . . .  13
       CONCENTRATION THRESHOLDS. . . . . . . . . . . . . . .  15
V.     DESCRIPTION OF METHODOLOGY. . . . . . . . . . . . . .  15
       DESTINATION MARKETS . . . . . . . . . . . . . . . . .  16
       TIME PERIODS. . . . . . . . . . . . . . . . . . . . .  17
       DESTINATION MARKET PRICES . . . . . . . . . . . . . .  19
       MODELING. . . . . . . . . . . . . . . . . . . . . . .  20
VI.    IMPACT OF THE MERGER ON COMPETITION IN
       ELECTRICITY MARKETS . . . . . . . . . . . . . . . . .  26

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 2 of 50

VII.   VERTICAL MARKET POWER . . . . . . . . . . . . . . . .  32
       DEFINING RELEVANT PRODUCTS AND GEOGRAPHIC MARKETS . . 34 ANALYZING COMPETITIVE CONDITIONS IN DOWNSTREAM MARKET 36
       COMPETITIVE CONDITIONS IN UPSTREAM MARKETS. . . . . .  39
       BARRIERS TO ENTRY . . . . . . . . . . . . . . . . . .  45
         SITES . . . . . . . . . . . . . . . . . . . . . . .  45
         DELIVERY OF FUELS . . . . . . . . . . . . . . . . .  46
         TRANSMISSION FACILITIES . . . . . . . . . . . . . .  46
VIII.  CONCLUSION. . . . . . . . . . . . . . . . . . . . . .  50

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 3 of 50

                              I.     INTRODUCTION
                                     ------------

Q.   PLEASE  STATE  YOUR  NAME  AND  BUSINESS  ADDRESS.

A. My name is William H. Hieronymus. My business address is One Memorial Drive, Cambridge, Massachusetts 02142.

Q.   BY  WHOM  ARE  YOU  EMPLOYED?

A. I am a Member of the Management Group of PA Consulting, Inc. ("PA"), which recently acquired PHB Hagler Bailly, Inc. ("PHB").

Q.   WHAT  IS  YOUR  EDUCATIONAL  BACKGROUND  AND  WORK  EXPERIENCE?

A. I received my Bachelor's degree from the University of Iowa in 1965, my Master's degree in economics in 1967 and a Doctoral degree in economics in 1969 from the University of Michigan, where I was a Woodrow Wilson Fellow and National Science Foundation Fellow. After serving in the U.S. Army, I began my consulting career. In 1973, I joined Charles River Associates Inc. as a specialist in antitrust economics. By the mid-1970s my focus was principally on the economics of energy and network industries. In 1978, I joined Putnam Hayes & Bartlett, Inc., where my consulting practice has focused almost exclusively on network industries, particularly electric utilities. Putnam, Hayes & Bartlett, Inc. merged with Hagler Bailly, Inc. in 1998, and subsequently merged with PA in October 2000.

     During the past 25 years, I have completed numerous assignments for electric utilities; state and federal government agencies and regulatory bodies; energy and equipment companies; research organizations and trade associations; independent power producers and investors; international aid and lending agencies; and foreign governments. While I have worked on most economics-related aspects of the utility sector, a major theme has been public policies and their relation to the operation of utility companies.

     Since about 1988, the main focus of my consulting has been on electric utility industry restructuring, regulatory innovation and privatization. In that year, I began work on the restructuring and privatization of the electric utility industry of the United Kingdom, an assignment on which I

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 4 of 50

     worked nearly full time through the completion of the restructuring in 1990. I also led a major study of the reorganization of the New Zealand electricity sector, focusing mainly on competition issues in the generating sector. Following privatization of the U.K. industry, I continued to work in the United Kingdom for electricity clients based there and I was also involved in restructuring studies concerning the former Soviet Union, Eastern Europe, the European Union and specific European countries.

     Late in 1993, I returned to the United States, where I have worked on restructuring, regulatory reform and, increasingly, the competitive future of the U.S. electricity industry. In this context, I have testified before the Federal Energy Regulatory Commission (the "Commission") and state commissions on market power issues concerned with several electric utility mergers (including convergence mergers), power pool tariff filings, sales and purchases of jurisdictional assets and market rate applications. More generally, I have testified before state and federal regulatory commissions, federal and state courts and legislatures on numerous matters concerning the electric utility and other network industries. My resume is included as Exhibit No. J-2 (WHH-2).

              II.     PURPOSE, SUMMARY OF ANALYSIS AND CONCLUSIONS
                      --------------------------------------------

PURPOSE

Q.   WHAT  IS  THE  PURPOSE  OF  YOUR  TESTIMONY?

A. I have been asked by Energy East Corporation ("Energy East") and RGS Energy Group, Inc. ("RGS Group") (collectively, the "Applicants"(1)) to determine the potential competitive impact of their proposed merger on electricity markets. My analysis of market power is conducted in a manner consistent with the Competitive Analysis Screen described in Appendix A to the

--------------------
1. For purposes of my testimony, references to Applicants, Energy East or RGS Group are intended to include the holding companies, the relevant subsidiaries (described below), or both, where appropriate. In particular, I have treated generation owned or controlled by affiliates as Applicants' generation in my analyses.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 5 of 50

     Commission's Merger Policy Statement ("Order No. 592"),(2) as modified in Order No. 642,(3) which in turn is intended to comport with the Department of Justice and Federal Trade Commission ("DOJ/FTC") Horizontal Merger Guidelines ("Guidelines"). I also follow the guidelines of Order No. 642 with respect to potential vertical market power issues, such as might arise from Applicants' ownership of natural gas local distribution companies ("LDCs").

SUMMARY  OF  ANALYSIS  AND  CONCLUSIONS

Q. PLEASE SUMMARIZE YOUR PRINCIPAL CONCLUSIONS WITH RESPECT TO HORIZONTAL MARKET POWER.

A. The Applicants' merger will not lead to material increases in concentration in any relevant market. The markets in which Applicants operate generally are unconcentrated, the result of massive industry restructuring in New York and New England. Applicants' share of electricity production is small. Energy East has divested the majority of its generating capacity in New York and RGS Group controls only a modest amount of generation in New York. Energy East's Central Maine Power Company ("CMP") subsidiary in Maine no longer controls any generation.

Q. PLEASE SUMMARIZE YOUR PRINCIPAL CONCLUSIONS WITH RESPECT TO VERTICAL MARKET POWER.

A. The merger also does not create any vertical market power issues arising from control over transmission, potential sites for new generation or fuels supplies and delivery systems. First, Applicants have turned over control of their transmission systems to Commission-approved Independent System Operators ("ISOs"): ISO New England ("ISO-NE") in the case of CMP, and the New York State Independent System Operator ("NYISO") in the case of Energy East's New York State Electric & Gas Corporation ("NYSEG") subsidiary and


--------------------
2. Order No. 592, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, FERC Stats. & Regs. (Regulations Preambles) 31,044 (1996), on reconsideration, Order No. 592-A, 79 FERC 61,321 (1997).

3. Order No. 642, Revised Filing Requirements Under Part 33 of the Commission's Regulations, III FERC Stats. & Regs. 31,111 (2000), order on reh'g., Order No. 642-A, 94 FERC 61,289 (2000) ("Revised Filing Requirements").

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 6 of 50

     RGS Group's Rochester Gas and Electric Corporation ("RG&E") subsidiary.(4) Second, Applicants will not possess dominant control over potential generating sites. Third, Applicants have no market power in fuels supplies that they could use to frustrate entry or increase rivals' costs. Neither Applicant controls a gas transmission pipeline.(5) Both Applicants operate LDCs in New York, and Energy East operates LDCs in New England, but neither their operations as LDCs nor their shares of firm transportation rights on pipelines serving the Northeast market can give rise to vertical market power concerns discussed by the Commission in Order No. 642 or in orders in convergence mergers. Further, relevant downstream markets are shown to be competitive (i.e., not highly concentrated) following the attribution of generation to suppliers of the upstream input required by Sec.33.4 of the Commission's regulations, indicating that the competitive conditions for a successful vertical foreclosure strategy are not present. The upstream gas LDC activity in which Applicants are present is also not highly concentrated. Moreover, in the New York market in which most of their generation is located, Applicants' LDCs serve only 224 MW of generation, far too little for any information gained by the LDC to impart a competitive advantage to their downstream electric generation.

Q. PLEASE SUMMARIZE YOUR OVERALL CONCLUSIONS WITH RESPECT TO THE EFFECTS OF THE MERGER ON COMPETITION.

A. Based on the analyses that I have conducted, I conclude that the proposed merger will not adversely impact competition in any relevant product or geographic market or enable Applicants to raise prices above the levels they would have been able to charge if there had been no merger. On this basis, I recommend that the Commission find that the merger will not adversely affect competition in the relevant markets.

--------------------
4. Applicants NYSEG and RG&E are directly interconnected, which interconnection is also subject to NYISO control.

5. Energy East, through its subsidiary, TEN Transmission Company, owns a minority (4.87 percent) interest in the Iroquois Gas Transmission System, which moves natural gas from the U.S.-Canada border at New York through Western Connecticut to Long Island.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 7 of 50

ORGANIZATION  OF  TESTIMONY

Q.   HOW  IS  THE  REMAINDER  OF  YOUR  TESTIMONY  ORGANIZED?

A. In Section III, I outline the Applicants' business operations. Section IV describes the economic framework used in the analysis as set out in the Commission's Order No. 592. A description of the methodology I used in conducting the analysis is included in Section V. My analysis of the merger's impact on competition is included in Sections VI and VII. Section VIII contains my conclusions.

                       III.     DESCRIPTION OF THE PARTIES
                                --------------------------

ENERGY  EAST

Q.   PLEASE  DESCRIBE  ENERGY  EAST.

A. Energy East is a registered public utility holding company whose subsidiaries are energy services and delivery companies with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire. Its principal operating subsidiaries are described below.

     NYSEG is an electric and gas distribution company in New York, whose service territory includes portions of the central, eastern and western portions of New York state. NYSEG's transmission facilities are subject to operational control by the NYISO. NYSEG has divested all of its fossil fuel-fired generation assets, but retains several hydroelectric facilities with an aggregate capacity of 61 MW, non-utility generation ("NUG") contracts totaling 557 MW, contracts pursuant to which NYSEG acquires 483 MW of power from the New York Power Authority ("NYPA") and an additional 105 MW of long-term firm contract purchases from unaffiliated suppliers.(6)

--------------------
6. Additionally, NYSEG has a 100 MW contract, terminating at the end of 2002, with an unaffiliated third-party power marketer that is presently a purely financial contract. Each party has the option to convert the contract to physical delivery under certain conditions and NYSEG currently does not plan to do so. I did not consider this contract in my quantitative analysis because (1) its current status as a financial contract provides no operational control over generation and hence no ability to affect market prices; and (2) it is not tied to a specific source of generation supply. The exclusion of a contract of this magnitude is inconsequential to the results of my analysis or my conclusions since it would represent less than one-half of one percent of capacity in the smallest relevant market.
     Applicants have submitted a redacted copy of this contract with the original Application under a request for confidential treatment.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 8 of 50

     NYSEG has an 18 percent ownership interest in the Nine Mile Point Unit 2 Nuclear Plant, located in Scriba, New York ("NMP2"), which is being sold to Constellation Nuclear, LLC ("CNLLC"). Pursuant to a Power Purchase Agreement ("PPA") between NYSEG and CNLLC, from the Closing Date of the sale of NMP2, until the tenth anniversary of the Closing Date, NYSEG will purchase 16.2 percent (90 percent of its former 18 percent interest) of the capacity and energy from NMP2 (representing 186 MW) at the prices established in the PPA.

     NYSEG has no excess capacity,(7) indeed is capacity short, with 1,392 MW of owned generation and long-term purchases relative to a 2,500 MW peak in 2000, as shown below. Short-term purchases satisfy any shortfall.

     CMP is an electric transmission and distribution utility whose service territory includes central and southern Maine. Its parent, CMP Group, is an Energy East subsidiary.(8) CMP has divested and/or relinquished control over substantially all of its generation and has auctioned its long-term NUG contracts, as well as divesting its entitlements to shares of Millstone 3 and Vermont Yankee and its entitlement in a firm energy contract with Hydro Quebec. The CMP generation that was sold to FPL Energy was the subject of a transition power purchase agreement, which terminated as of March 1, 2000. Thus, CMP no longer controls any generation. Further, CMP is no longer engaged in the energy supply function for its retail load. CMP's transmission facilities are subject to operational control by ISO-NE.

     Another Energy East subsidiary, MEPCo, owns and operates a 345 kV transmission interconnection between the Maine-New Brunswick, Canada, international border at Orient, Maine. CMP owns a 78.3 percent voting interest in MEPCo, with the remaining interest owned by two other Maine utilities. Also, NORVARCO, a wholly-owned subsidiary of CMP, holds a 50 percent general partnership interest in Chester SVC Partnership, a general partnership that owns a static var compensator located in Chester, Maine, adjacent to MEPCo's transmission interconnection.

--------------------
7. In this context and elsewhere, unless otherwise noted, references to capacity are intended to reflect generating resources from which there is an ability to obtain energy.

8.   Energy  East  Corp.  and  CMP  Group,  91  FERC  61,001  (2000).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                    Page 9 of 50

     Other subsidiaries include NYSEG Solutions, which sells electricity and gas in wholesale and retail markets in the Northeast and mid-Atlantic regions;
     (9) Cayuga Energy, Inc. ("Cayuga"), whose subsidiary, Carthage Energy, LLC, owns an EWG in New York (60 MW); and South Glens Falls LLC, which owns an EWG in New York (58 MW). Cayuga also has a 50.1 percent ownership in a joint venture with PEI Power, which includes a planned 45 MW plant in PJM that is expected to be in-service in 2001, and an agreement to market electricity from the 23 MW Archbald plant owned by PEI Power in PJM.

     The Southern Connecticut Gas Company ("SCG") is a retail distributor of natural gas in southern Connecticut. Its parent, Connecticut Energy
     Corporation,  is  an  Energy  East  subsidiary.

     Connecticut Natural Gas Company ("CNGC") provides gas distribution and energy-related products and services to customers in central Connecticut. Its parent, CTG Resources, Inc. ("CTG"), is an Energy East subsidiary.

     The Berkshire Gas Company ("Berkshire Gas") is a gas LDC serving customers in western Massachusetts. Its parent, Berkshire Energy Resources, is an Energy East subsidiary.

     Maine Natural Gas LLC provides natural gas distribution service to customers in portions of Maine and is a wholly-owned subsidiary of Energy East Enterprises, Inc., a wholly-owned subsidiary of Energy East.

RGS  ENERGY  GROUP

     RGS Group is an exempt utility holding company whose principal operating subsidiaries are described below.

--------------------
9.   NYSEG  Solutions  has  market-based  rate authority. 85 FERC 61,342 (1998).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 10 of 50

     RG&E is an electric and gas distribution utility in New York, whose service territory includes the cities of Rochester and Canandaigua. RG&E's transmission facilities are subject to operational control by the NYISO.
     Following the sale of its share of NMP2 to CNLLC, RG&E will own approximately 873 MW of generating capacity. Like NYSEG, RG&E will purchase 90 percent of its former share (143 MW) of NMP2 from CNLLC under a PPA. Additionally, RG&E has long-term contracts to purchase up to 355 MW from NYPA.

     RG&E has no excess capacity at peak, with 1,371 MW of owned generation and long-term purchases relative to a 1,367 MW peak load in 2000.(10) Taking forced outages and the need to provide for installed capacity requirements into account, RG&E is short relative to its peak load requirement.

     Energetix, Inc. is a subsidiary of RGS that sells electricity and natural gas services to retail customers in New York.(11) Energetix controls no electric generation or transmission facilities.

                       IV.     FRAMEWORK FOR THE ANALYSIS
                               --------------------------

INTRODUCTION

Q.   WHAT  ARE  THE  GENERAL  MARKET  POWER  ISSUES  RAISED BY MERGER PROPOSALS?

A. Market power analysis of a merger proposal examines whether the merger would cause a material increase in the merging firms' market power or a significant reduction in the competitiveness of relevant markets. Market power is defined as the ability of a firm or group of firms to sustain profitably a significant increase in the price of their products above a competitive level.

     In merger analyses, the critical issue is the change in market competitiveness due to the merger. While the pre-merger competitiveness of markets may, as under the DOJ/FTC Guidelines, affect the amount of such change that is acceptable, the focus remains on the change in market competitiveness caused by the merger.

--------------------
10. Pursuant to a New York Public Service Commission settlement agreement, RG&E has retained generation capacity in an amount that, combined with its long-term purchase arrangements, approximates its 2000 peak load (without reserves). Case 96-E0898, In the Matter of Rochester Gas and Electric Corporation's Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12, Opinion No. 98-1 (January 14, 1998).

11. Energetix has market-based rate authority. 80 FERC 61,284 (1997) (Rochester Gas and Elec. Corp and Roxdel, name for rate schedule changed to Energetix, Inc. in Docket No. ER98-1120).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 11 of 50

     This focus on the effects of the merger means that the merger analysis examines those business areas where the merging firms are competitors. In most instances, the merger will not affect competition in markets in which the merging firms do not compete. Analysis of the effects of a merger on market power in businesses in which the merging firms both participate is sometimes referred to as horizontal market power assessment. In the proposed merger of Energy East and RGS, therefore, the focus is properly on those markets in which both firms are actual or potential competitors. The analysis is intended to measure the adverse impact, if any, of the elimination of a competitor as a result of the combination.

     Vertical market effects of the merger relate to the merging firms' ability and incentives to use their market position over a product or service to affect competition in a related business or market. For example, vertical effects could result if the merger of two electric utilities created an opportunity and incentive to operate transmission in a manner that created market power for the generation activity of the merged company that did not exist previously. More generally, mergers with suppliers of inputs to generation, particularly gas transmission providers, have been identified as requiring an analysis of potential vertical market power. The Commission also has identified vertical market power as arising from dominant control over potential generation sites or over fuels supplies and delivery systems that allows the merged firm to frustrate entry. These are issues that could undercut the presumption that long-run generation markets are competitive.

Q.   WHAT  ARE  THE  MAIN  ELEMENTS  IN  DEVELOPING AN ANALYSIS OF MARKET POWER?

A. Understanding the competitive impact of a merger requires defining the relevant market (or markets) in which the merging firms participate. Participants in a relevant market include all suppliers and, in some instances potential suppliers, who can compete to supply the products produced by the merging parties and whose ability to do so diminishes the ability of the merging parties to increase prices. Hence, determining the

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 12 of 50

     scope of a market is fundamentally an analysis of the potential for competitors to respond to an attempted price increase. Typically, markets are defined in two dimensions: geographic and product. Thus, the relevant market is composed of companies that can supply a given product (or its close substitute) to customers in a given geographic area.

Q. HOW HAS THE COMMISSION TYPICALLY EXAMINED PROPOSED MERGERS INVOLVING ELECTRIC UTILITIES?

A. Historically, the Commission examined mergers by focusing on specific product markets and by using a "hub-and-spoke" screening test to evaluate whether a further examination of potential market power was warranted. With the issuance of Order No. 592 in December 1996, the Commission changed its analytic approach and adopted a "delivered price test." Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlines a detailed analytic method that applicants are required to follow in their applications and that the Commission will use in screening the competitive impact of mergers. If a proposed merger raises no market power concerns (i.e., passes the Appendix A screen), the inquiry is generally complete. If a proposed merger raises potential market power concerns, applicants can propose mitigation measures at the time of application.

     The Commission's Revised Filing Requirements Under Part 33 of the Commission's Regulations, affirmed the screening approach to mergers consistent with the Appendix A analysis set forth in the Merger Policy Statement.

PRODUCT  MARKETS

Q.   WHAT  PRODUCTS  HAS  THE  COMMISSION  GENERALLY  CONSIDERED?

A. The Commission generally has defined the relevant electricity product markets to be long-term capacity, short-term capacity ("Uncommitted Capacity") and non-firm energy ("Available Economic Capacity" and "Economic Capacity"). The Commission has determined that long-term capacity markets are presumed to be competitive, unless special factors exist that limit the ability of new generation to be sited or receive fuel.

     In the Revised Filing Requirements, the Commission set out several vertical issues potentially arising from mergers with input suppliers. The principal issue identified is whether the merger may create or enhance the ability of

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 13 of 50

     the merged firm to exercise market power in downstream electricity markets by control over the supply of inputs used by rival producers of electricity. Three potential abuses have been identified: the upstream firm acts to raise rival costs or foreclose them from the market in order to increase prices received by the downstream affiliate; the upstream firm acts to facilitate collusion among downstream firms; or transactions between vertical affiliates are used to frustrate regulatory oversight of the cost/price relationship of prices charged by the downstream electricity supplier. The downstream products to be analyzed in a vertical analysis are the same as in the horizontal analysis.

     The Commission also has considered competition in transmission services and has examined whether the combination of ownership of transmission facilities creates the opportunity or incentive for the merging parties to restrict access to transmission.

GEOGRAPHIC  MARKETS

Q.   HOW  HAS  THE  COMMISSION  ANALYZED  GEOGRAPHIC  MARKETS?

A. To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicant companies. This "destination market" approach was continued in Order No. 592. Each utility that is directly interconnected to the applicants is considered a separate "destination market." Additionally, the Commission has suggested that utilities who historically have been customers of applicants are also potential "destination markets." The Commission also has accepted an approach whereby customers that have the same supply alternatives can be aggregated into a single destination market. This approach has been accepted in a number of merger filings in New York, PJM and New England.(12)

     The supply alternatives to each destination market are defined using the "delivered price test," which identifies suppliers that can reach a destination market at a cost no more than 5 percent over the pre-merger market price. The supply is considered economic if a supplier's generation

--------------------
12. Revised Filing Requirements, 31,311 at 31,844-5, citing Atlantic City Electric Company and Delmarva Power & Light Company, 80 FERC 61,126 (1997); Consolidated Edison Co., Inc. and Northeast Utilities 91 FERC 61,225 (2000) and Energy East Corp. and CMP Group, 91 FERC 61,001 (2000).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 14 of 50

     can be delivered to a destination market, including delivery costs (which include transmission rates, transmission losses and ancillary services), at a cost that is within 105 percent of the destination market price. Physical transmission constraints also are taken into consideration in determining the potential supply to the destination market. Thus, unlike the "hub-and-spoke" methodology, competing suppliers are no longer defined by bright lines. Competing suppliers are defined as those who have capacity (energy) that is physically and economically deliverable to the destination market. Their importance in the market (i.e., their market share) is determined by the amount of such capacity. Applicants are directed to allocate available transmission capability among potential suppliers and justify the methodology used.

     This test is intended to be a conservative screen to determine whether further analysis of market power is necessary. If the Appendix A analysis shows that a company will not be able to exercise market power in its first-tier destination markets, it generally follows that the applicants will not have market power in more broadly defined and more geographically remote markets. The screen is the first step in determining whether there is a need for further investigation. If the screening test is not passed, leaving open the issue of whether the merger will create market power, the Commission invites applicants to propose mitigation remedies targeted to reduce potential anti-competitive effects to safe harbor levels. In the alternative, the Commission will undertake a proceeding to determine whether unmitigated market power concerns mean that the merger is contrary to the public interest.

     With respect to the vertical analysis, the Commission proposes defining the downstream market in the same manner as in the horizontal analysis. For upstream markets, the relevant geographic market has not been defined by the Commission. In concept, it should include the area in which suppliers to generators competing in the downstream market are located. The Commission suggests in Dominion(13) that the market includes sellers that can provide competitive alternatives, such as those that can provide transportation capacity on comparable terms to those offered by the merging firm.

--------------------
13. Dominion Resources, Inc. and Consolidated Natural Gas Company, 89 FERC 61,162 (1999) ("Dominion").

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 15 of 50

CONCENTRATION  THRESHOLDS

Q. WHAT FRAMEWORK DOES THE COMMISSION USE TO DETERMINE WHETHER A MERGER POSES POTENTIAL MARKET POWER CONCERNS?

A. In Order No. 592, the Commission adopted the DOJ/FTC Guidelines for measuring market concentration levels by the HHI. To determine whether a proposed merger will have a significant anti-competitive impact, the DOJ and FTC consider the level of the HHI after the merger (the post-merger
     HHI) and the change in the HHI that results from the combination of the market shares of the merging entities. Markets with a post-merger HHI of less than 1000 are considered "unconcentrated." The DOJ and FTC generally consider mergers in such markets to have no anti-competitive impact. Markets with post-merger HHIs of 1000 to 1800 are considered "moderately concentrated." In those markets, mergers that result in an HHI change of 100 points or fewer are considered unlikely to have anti-competitive effects. Finally, post-merger HHIs of more than 1800 are considered to indicate "highly concentrated" markets. The Guidelines suggest that in these markets, mergers that increase the HHI by 50 points or fewer are unlikely to have a significant anti-competitive impact, while mergers that increase the HHI by more than 100 points are considered likely to reduce market competitiveness.

                        V.     DESCRIPTION OF METHODOLOGY
                               --------------------------

Q. PLEASE SUMMARIZE THE METHODOLOGY THAT YOU USED TO ANALYZE THE COMPETITIVE EFFECTS OF THE MERGER.

A. I evaluated the competitive effects of the merger using the methodology described in Appendix A, as summarized above. I used PA's Competitive Analysis Screening model ("CASm"), which implements the delivered price test and other calculations required in Appendix A, to do the required analyses. The source and methodology for the data required to conduct the delivered price test in CASm are described in Exhibit No. J-3 (WHH-3). A technical description of CASm is provided in Exhibit No. J-4 (WHH-4).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 16 of 50

DESTINATION  MARKETS

Q.   PLEASE  DESCRIBE  THE  DESTINATION  MARKETS  YOU  ANALYZED.

A.   I  examined  the  following  destination  markets.

     -    The  NEPOOL  market,  defined  as  the control area of the New England
          Independent  System  Operator  (NE-ISO)

     -    The  NYPP  market,  defined  as  the  control  area  of  the  NYISO

     - The "East of Total East" ("NYPP_ETE") market, defined as that portion of the NYPP on the eastern side of the Total East transmission interface and related transmission limitations.(14) The current Total-East transfer limit is 5,300 MW.(15)

     -    The  "In-City"  ("NY_CTY"),  that  is,  New  York  City,  market.

     - The New York East ("NY_EAST") market, which is distinct from the NYPP_ETE market in that constraints into NY East from New York City and Long Island are taken into consideration.

     - The New York West ("NY_WEST") market, defined as the area west of Total East.

     - Four PJM markets, taking into consideration the predominant west-to-east energy flow and defining markets by the three high-voltage interfaces within PJM: West, Central and East. The four markets are PJM West-Central-East ("PJM_W+C+E"), PJM Central-East
          ("PJM_C+E"), PJM East ("PJM_East"); and an overall PJM market ("PJM_All").

--------------------
14. Power flows in New York are principally from the north and west to the southeast. Hence, the NY-ETE sub-market is on the constrained side of the interface. Except for NYSEG's 19 MW Mechanicsville Hydro unit, all of
     Applicants' generation is located west of the constraint. Applicants provide, in Exhibit K, a map showing constraints within the relevant portions of New York. Additional information on transmission constraints and curtailments in New York is available from the NYISO.

15. The other corridor through which power moves into eastern New York is through the interface between the NYISO and ISO-NE , which has a transfer limit of 1,575 MW. In addition, approximately 1,000 MW of the transfer capability from PJM is east of the constraint.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 17 of 50

     These destination markets include potentially impacted markets in accordance with the Commission's guidance in Appendix A, defined to include each first tier utility to the Applicants as well as their historical trading partners.(16)

Q. DID YOU ANALYZE A DESTINATION MARKET FOR APPLICANTS' TRANMISSION DEPENDENT UTILITIES ("TDUS")?

A. Yes, to the extent Applicants have TDU customers, the relevant markets I analyzed are reasonable proxies for the TDUs. TDUs face the same alternatives as other customers in the relevant markets in New York that I have analyzed.

TIME  PERIODS

Q.   WHAT  TIME  PERIODS  DID  YOU  ANALYZE?

A. I used a total of nine time periods and ten price bands. I first divided the year into three seasons: Summer (June through August), Winter (December through February), and Shoulder (March through May and September through November).

     For each season, I divided the hours into three groups: the top 150 load hours (the "Super Peak"), the balance of peak hours(17) and off-peak hours. Each hour appears in only one period (e.g., the top 150 hours in the Summer season appear only in the Summer Super Peak season). In addition, I created additional super peak periods, which reflect top load hours but assuming a specific market price, specifically $150 and $100 per MWh, respectively. These additional super peak periods were designed to assess all price spike periods. A price of $150 per MWh makes all capacity economic in my analysis; hence, no higher price would yield a different result.

--------------------
16. NYSEG's recent quarterly power marketing reports show sales only to delivery points in NYPP and PJM. RG&E's recent reports do not specify delivery points, but reflect only sales to power marketers. (One sale shown on RG&E reports was to AEP. The sale was to AEP's power marketing affiliate and was for a delivery at the New York/New Jersey border, not into AEP's control area.) Applicants' historical wholesale transactions are provided in workpapers.

17. The peak period for each season was defined as Hour Ending ("HE") 0700 - HE 2200. The off-peak hours are the remaining hours in the day. The hourly definition is the same as the NERC definitions, except that Saturday is not considered a peak day in this analysis. See ftp://www.nerc.com/pub/sys/all_updl/oc/opman/apdx1f.doc) for NERC
     -------------------------------------------------------
     definitions. These seasonal and hourly definitions are virtually the same as those used by NYISO, PJM and NE-ISO. (There may be an hour difference in some instances.)

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 18 of 50

     The periods evaluated (and the designations used to refer to these periods in exhibits) are:

     SUMMER  (June-July-August)

          SUPER  PEAK  (S_SP1):     $150  period
          SUPER  PEAK  (S_SP2):     $100  period
          SUPER  PEAK  (S_SP3):     Top  150  load hours during peak period
          PEAK  (S_P):              Remaining  peak  hours
          OFF-PEAK  (S_OP):         All  off-peak  hours

     WINTER  (December-January-February)

          SUPER  PEAK  (W_SP):      Top  150  load  hours  during  peak  period
          PEAK  (W_P):              Remaining  peak  hours
          OFF-PEAK  (W_OP):         All  off-peak  hours

     SHOULDER  (March-April-May-September-October-November).

          SUPER  PEAK  (SH_SP):     Top  150  load  hours  during  peak  period
          PEAK  (SH_P):             Remaining  peak  hours
          OFF-PEAK  (SH_OP):        All  off-peak  hours

     In Order No. 642, the Commission indicated that sub-periods should be determined by load levels rather than by time periods. For Economic Capacity purposes, load levels are not directly relevant since there is no reduction in capacity for native load. As discussed below, I have analyzed each market at prices that range from the levels that would apply at the lowest load levels to those consistent with the highest load levels. Moreover, market price data (as opposed to Form 714 system lambda data) are only available for very broad time periods - on peak and off peak.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 19 of 50

DESTINATION  MARKET  PRICES

Q.   WHAT  "COMPETITIVE"  PRICE  LEVELS  DID  YOU  ANALYZE?

A. For each destination market, I evaluated conditions assuming destination market prices ranging from $20/MWh to $30/MWh (depending on the market) in the Shoulder Off-Peak period (SH_OP) to $150/MWh in the highest Summer Super Peak period (S_SP1). This broad range of prices, in combination with the time periods, reflects a sufficient range of system conditions such that a full picture of the merger's effects is captured.

Q. DID YOU TAKE SYSTEM LAMBDAS AND OTHER PUBLICLY AVAILABLE PRICING INFORMATION INTO CONSIDERATION IN CHOOSING THE PRICE LEVELS TO ANALYZE?

A. Broadly yes. I reviewed both 1999 system lambda data (the latest data available), market price information provided in Power Markets Week, and data reported by the respective ISOs. A summary of the information is provided in Exhibit No. J-5 (WHH-5). I reviewed system lambda data for several markets and found that as a general matter the system lambdas do not span the full range of market conditions as revealed by data on market transaction prices summarized in Power Markets Week. Data for off-peak periods are broadly consistent among utilities and with Power Markets Week; however, there are exceptions even to this. Data for peak periods are quite variable, even for utilities in the same region that typically are within the same unconstrained region. Despite these limitations, I considered the lambda data in associating prices with time periods.

     There are limitations with data reported in Power Markets Week as well: they represent a fairly limited number of trades in relevant regions; they are not necessarily consistent with all the underlying data used in the Appendix A analysis (e.g., in Appendix A transmission rates are assumed to be the maximum filed-rates, while the market prices would reflect actual transmission costs incurred); and there are far fewer pricing "hubs" for reported market data than there are destination markets.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 20 of 50

     The data shown in Exhibit No. J-5 (WHH-5) are historic data, reflecting lambdas for 1999,(18) Power Market Week market prices for 2000, and reported power pool prices (NYISO and ISO-NE and PJM) for 2000. Some of the difference reflects volatile gas prices over the past few years, and particularly very high gas prices in 2000 and 2001. My unit variable costs used to determine what capacity is economic at various price levels reflects an estimated 2002 price for gas- and oil-fired generation, which were derived by taking 2000 spot prices paid by generating units and adjusting them by 16-17 percent to reflect the EIA forecast for the change in natural gas prices between 2000 and 2002.

     After review of the relevant market price data, I concluded that a range of prices from $20 per MWh in off-peak periods to $150 in the summer super peak was sufficient to explore fully possible differences in expected competitive conditions throughout the year. The $20 price is the lowest typical price that can be anticipated on a non-transitory basis and is consistent with the lower system lambdas reported by utilities in the relevant regions. Prices in intermediate periods are chosen to broadly span the reported system lambdas and to reflect the increased cost of gas and oil. The $150 price band is above most utilities' system lambdas, but is below the top 150 hours price implied by the Power Market Week, NYISO or ISO-NE summer peak prices. Modeling higher prices would not change my results. At $150 per MWh, essentially all of the capacity of all of the market participants in all of the relevant markets is economic (the incremental costs even of inefficient peaking units is less than 105 percent of this price, i.e., $157.5/MWh), so the supply of economic energy would not be different at higher prices.

MODELING

Q.   PLEASE  DESCRIBE  THE  BASIC  MODEL ARCHITECTURE YOU USED IN ANALYZING THIS
     MERGER.

A. Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "node" or area

--------------------
18. These data are provided in workpapers. Note that Applicants do not submit load or system lambda data for their systems separately; the New York Power Pool submitted data for the entire control area.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 21 of 50

     that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic facet of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on the relative amount of economic generation that each party controls at a constrained interface.

     Except as discussed below with respect to modeling New York markets, I represented simultaneous imports based on a "common limiting element" approach consistent with the Commission's approach outlined in FirstEnergy.(19),(20)

Q.   WHAT  REPRESENTATIVE  YEAR  DID  YOUR  ANALYSIS  COVER?

A. Order No. 592 requires that the analysis be forward-looking. My analysis approximates conditions in 2002, as a representative near-term future year. (The analysis is conducted in $2000.)

     Where appropriate, I adjusted other relevant data to approximate 2002 conditions. As described in Exhibit No. J-3 (WHH-3), these adjustments include load, generation costs and new construction.

Q.   WHAT  SOURCES  DID  YOU  USE  TO  DETERMINE  TRANSMISSION  CAPABILITY?

A. For transmission capability within NYISO and into NYISO from Canada, I relied primarily on transfer capability data published by the NYISO in Load & Capacity Data. These data reflect transfer capabilities between market areas within New York (under normal conditions) as well as import capability into New York. The inter-area NYISO data already take into account loop flow effects that limit the interface to below the thermal limit of individual lines.

--------------------
19.  Ohio  Edison,  et  al.,  80  FERC  61,039  at  61,107.

20. I utilized data from various NERC transmission assessment reports, which indicate common limiting facilities for multiple transmission interconnections into a single market. For those instances where a common facility limits imports over multiple paths, I assumed that the maximum import capability was no greater than the maximum of the individual path limits.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 22 of 50

     For transfers between control areas within the United States, I relied on OASIS postings of non-firm available transmission capability ("ATC"). To capture potential seasonal variation in ATC, I examined recent (March 2001) postings for twelve months forward. Where there are multiple paths between control areas with separate postings, such as between NYISO and ISO-NE, I assumed that the posted ATCs were not subject to a simultaneous interface limit.(21) While I believe that this assumption is correct, I note that any reduction in transmission capability between these regions as a result of simultaneous interactions would have an inconsequential effect on the outcome of my analyses. If transmission between NYISO and ISO-NE were reduced, there would be some modest impact on Applicants' shares in the relevant New York markets (as the market size contracts).

Q.   HOW  DID  YOU  MODEL  TRANSMISSION  WITHIN  AND  INTO  NYPP?

A. As noted above, the Total-East interface limit is 5,300 MW. I used this total transfer capability, adjusted for firm commitments as described below, as the transfer capability from New York West into the New York East of Total-East market.

     The import limit from PJM to NYISO overall is 3,000 MW, about one-third of which flows directly into the East of Total-East market. In my analysis, I use the posted TTC, which varies somewhat seasonally, adjusted as described below. The import limit from ISO-NE is 1,575 MW into NYISO overall,(22) and I used the posted TTC between these pools. Finally, the import limit from LILCO into East of Total-East is 1,050 MW. Thus, the overall import capability I assumed into the East of Total-East market is not more than 8,925 MW.

--------------------
21. The one exception to this rule is the imports into western PJM from ECAR and SERC, which are subject to a simultaneous import constraint that is described in detail on the PJM OASIS. This simultaneous constraint is modeled in my analysis to mirror the OASIS description.

22.  New  York  Independent  System  Operator,  Load  and  Capacity  Data  2000.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 23 of 50

Q. HOW DID YOU TAKE INTO ACCOUNT FIRM COMMITMENTS ON THESE TRANSMISSION INTERFACES WITHIN NYISO?

A. I reduced these import limits by the amount of the firm sales to utilities in the downstate region from power sources outside of that region for which they have firm long-term contracts or participation shares. The difference between total transfer capability into southeastern New York and any relevant reservations is assumed to be available for prorating the economic energy from all outside sources.(23)

Q.   HOW  DID  YOU  MODEL  TRANSMISSION  WITHIN  PJM?

A. PJM can be divided broadly into four zones, defined by three transmission interfaces: West, Central and East.(24) I include the transfer limits across these interfaces in my analysis. Thus, for example, units in the far west of Pennsylvania must compete for capacity across both the PJM-West and PJM-Central interfaces to reach the interface between PJM-East and New York East of Total-East. As a practical matter, this modeling of constraints within PJM has only a minor effect on my analysis, since Applicants control a de minimis amount of capacity in PJM and PJM capacity is of minor significance in the New York and New England markets.

Q.   HOW  DID  YOU  MODEL  TRANSMISSION  WITHIN  ISO-NE?

A. Consistent with previous analyses of ISO-NE,(25) I treated it as internally unconstrained. Even were it appropriate to consider internal constraints within ISO-NE, the analysis of this merger would be unaffected because Applicants' share of this market is quite small and none of their generation is located in New England.

--------------------
23. The NYISO auctions transmission congestion contracts across internal interfaces. These TCCs confer only financial rights, however, and are re-auctioned every six months.

24.  See  Pennsylvania-New  Jersey-Maryland  Interconnection,  81  FERC  61,257
     (1997); PJM Interconnection, 86 FERC 61,247 (1999); Jersey Central Power & Light Co., 88 FERC 62,223 (1999).

25. In a recent order, the Commission reiterated its position. "[W]e accepted as reasonable NEPOOL's definition of the geographic market as New England (as opposed to smaller geographic markets within New England) during periods when transmission is not constrained (fn: Up to this point in time, transmission constraints within New England had, in fact, been rare) New England Power Pool et al., order on reh'g., 95 FERC 61,074 (2001).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 24 of 50

Q.   HOW  DID  YOU  CALCULATE  EACH  POTENTIAL  SUPPLIER'S  GENERATING CAPACITY?

A. The main sources for data on existing generating plant capability are the Form EIA-411 and the New York Load and Capacity report.(26) Data from the 2000 publications were the primary source for this study, supplemented by earlier editions as necessary. These publications provide data on summer and winter capacity, planned retirements and additions and jointly-owned units. Summer ratings were used for the summer and shoulder periods; winter ratings were used for the winter periods.

     Affiliates of Applicants are adding a modest amount of new capacity that I included in my analysis. I also conducted a review of announced new entry in the relevant regions included in the model and included planned generation that has passed sufficient project, regulatory and/or financing hurdles such that its construction by 2002 is relatively certain. While I have sought to be realistic in determining the amount of new entry, I note that my results are relatively insensitive to entry assumptions.

Q. HOW DOES YOUR MODEL ACCOUNT FOR NMP2 THAT APPLICANTS ARE IN THE PROCESS OF SELLING?

A. I assumed that the sale of NMP2 to CNLLC has been completed. This assumption is not critical to my analysis, however, because under the terms of the NMP2 PPA, each seller will purchase 90 percent of the capacity and energy of the unit in proportion to their respective pre-sale ownership shares. As a result, 184 MW of NYSEG's 18 percent share and 143 MW of RG&E's 14 percent share are attributed to Applicants.(27) Thus, even if I had evaluated the merger prior to the sale of NMP2, the addition of 20 MW for NYSEG and 16 MW for RG&E (the amounts they controlled before the sale less the amounts contracted under the PPAs) would have been inconsequential to the results.

--------------------
26. In some instances, NERC's Electricity Supply and Demand database was used to supplement the Form EIA-411 data.

27. Another relevant nuclear unit that is in the process of being sold is Vermont Yankee, of which CMP had a small share. There are several bidders for Vermont Yankee, including AmerGen, Entergy and Dominion. For purposes of my analysis, I assumed that the unit would be sold to Entergy, simply because, from a market concentration standpoint, this was the most conservative assumption.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 25 of 50

Q.   HOW  DID  YOU  CALCULATE  THE  DISPATCH  COST  FOR  POTENTIAL  SUPPLIERS?

A. Supply from each unit was assumed to be dispatched based on its incremental cost. The incremental cost is calculated by multiplying the fuel cost for the unit by the unit's efficiency (heat rate) and adding any additional variable costs that may apply, such as costs for variable operations and maintenance and costs for environmental controls.(28)

     Data  for  the  key  inputs  were  taken  from  the  following  sources:

     - Heat rates - EIA Form 860, supplemented in a few instances by data from Form EIA-411. (Note that the most recently available data is from the 1995 Form 860.)

     - Fuel costs - Form 423. The estimated dispatch cost is based on spot or interruptible fuel prices as reported in the Form 423. To the extent all fuel purchases had been made under contract rather than at spot prices, an incremental price based on reported spot or interruptible prices in the relevant region was estimated. With the exception of natural gas, fuel costs were escalated using EIA forecasts from the 2000 Annual Energy Outlook. For natural gas, the unit specific spot prices were escalated to 2002 using a publicly available estimate of natural gas fired prices in order to reflect the significantly higher current forecast of natural gas costs. This information is provided in workpapers.

     - Variable O&M - $1/MWh for gas and oil steam units, $3/MWh for scrubbed coal-fired units and $2/MWh for other coal-fired units (generic estimates based on trade and industry sources). Additional Variable O&M adders for other unit types are shown in workpapers.

     - SO2 adder - $287/ton. The adder was applied to all relevant units assuming that Phase 2 of the Clean Air Act Amendments of 1990 had been implemented as planned; all units are assumed to pay an adder based on the SO2 content of the fuel burned.(29)

--------------------
28. For NUGs, the incremental costs were estimated based on the energy price reported in relevant regulatory filings, if available. Otherwise, NUGs were assumed to be must-run and the variable costs set to zero. New merchant capacity and cogeneration capacity included in the analysis were priced assuming an average full-load heat rate of 10,000 Btu/kWh for combustion turbines and 7,000 Btu/kWh for combined cycle plants. Variable O&M costs for new units is assumed to be the same as for existing units.

29.  Units  less  than  25  MW  are  exempt  from  the  Phase  2  requirements.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 26 of 50

       VI.     IMPACT OF THE MERGER ON COMPETITION IN ELECTRICITY MARKETS
               ----------------------------------------------------------

Q. WHAT ANALYSES DID YOU CONDUCT TO EVALUATE THE POTENTIAL EFFECTS ARISING FROM THE COMBINATION OF GENERATION ASSETS?

A. Consistent with the guidance in the Merger Policy Statement, I analyzed Economic Capacity, focusing on the combination of Applicants' generation. Given the status of restructuring in New York and New England, and more generally, the Economic Capacity analysis is the only analysis relevant to this merger. As discussed infra, the Available Economic Capacity analysis is not relevant in the context of this merger. Most New York utilities also have established retail access plans, most of which will be in effect by the end of this year. NYSEG has full retail access (since August 1, 1999) and RG&E will have full retail access by July 1, 2001. Most significantly, pursuant to restructuring agreements approved by New York State Public Service Commission, Applicants cannot pass the cost of higher prices on to their customers. The current agreements continue through March 2003 in the case of NYSEG and June 30, 2002 in the case of RG&E. NYSEG is a net buyer of short-term energy during virtually all on-peak periods as well as during some off-peak hours. RG&E is a net buyer in all but off-peak hours and during certain shoulder months. For this, and other reasons I discuss below, Available Economic Capacity is not relevant to this merger.

Q.   DID  YOU  ANALYZE  TOTAL  AND  UNCOMMITTED  CAPACITY?

A. Total Capacity and Uncommitted Capacity measures are not required explicitly by the Merger Policy Statement or Order No. 642. Nevertheless, I analyzed Total Capacity. It was not necessary to analyze Uncommitted Capacity because all generation under NYSEG's control is committed to meet its load responsibilities and it is net short with respect to that generation. (The de minimis amount of generation controlled by NYSEG's affiliates does not change their status as a net buyer.) Similarly, RG&E is net short on capacity, and all generation under its control is dedicated to serving its load responsibilities at peak. As a result, there would be no change in concentration in the Uncommitted Capacity supply measure resulting from the merger.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 27 of 50

     I analyzed Total Capacity as traditionally defined and as an indication of the impact of the merger in the NYISO Installed Capacity ("ICAP") market(30) (without taking into account imports). Within NYISO is approximately 35,000 MW of generating capacity. Applicants' market shares of Total Capacity are relatively small. NYSEG (including its affiliates) has a 4.2 percent share and RG&E has a 3.8 percent market share (both including long-term purchases).(31),(32) Applicants' combined 8 percent market share is well below the Commission's threshold for evaluating market-based rate applications and represents an HHI change of 32 resulting from the merger,(33) in a market that is only moderately concentrated. See Exhibit No. J-6 (WHH-6).

Q.   HOW  HAVE  APPLICANTS  COVERED  THEIR  ICAP  OBLIGATIONS?

A. In addition to the long-term purchases (defined as one year or longer) I included in my Total Capacity calculation, NYSEG has ICAP purchases, which do not include rights for energy. During 2001, NYSEG has only one ICAP contract (430 MW) that is for at least a twelve-month period. None of the contracts in effect in 2002, the representative year of my analysis, are for a twelve-month period or longer.

     RG&E's ICAP obligations are fulfilled by its owned generation plus its 355 MW of long-term purchases that were included in my Total Capacity analysis. RG&E makes additional short-term purchases to meet its requirements.

--------------------
30. ICAP is "Installed Capacity as defined in the NYISO tariffs and does not include the right of the purchaser to schedule energy for its own use for any purpose, including service to the purchaser's retail native load."

31.  Details  on  Applicants'  long-term  purchases  are provided in workpapers.

32. Since these shares are based on capacity located only within New York, they are higher than Applicants' shares would be in a "Hub and Spoke" total capacity analysis.

33. This is readily calculated under the "2AB" method, which refers to the change in HHI resulting from the merger of company a (with market share A) and Company b (with market share B). This formula is derived from the HHI calculation as follows:

          Applicants'  pre-merger  HHI  =  A2  +  B2

          Applicants'  post-merger  HHI  =  (A+B)2  =  A2  +  B2  +  2AB

     Thus,  the  change  in  HHI  resulting  from  the  merger  equals  2AB.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 28 of 50

Q.   WHAT  DID  YOUR  ANALYSIS  OF  ECONOMIC  CAPACITY  SHOW?

A. The Economic Capacity analysis confirms that the Applicants' overlap in all relevant markets is relatively small and the HHI screen is passed readily, as shown in Exhibit No. J-7 (WHH-7).

Q.   WHAT  GEOGRAPHIC  MARKET  REFLECTED  THE  GREATEST  OVERLAP?

A. The New York West market shows the greatest impact. Even in this area, Applicants' combined post-merger market share is no more than 11 percent in an unconcentrated market, and the HHI change is no more than 58 in any time period. Energy East's market shares range from 5-6 percent and RG&E's from 4-5 percent. While the merger readily passes the Commission's screen in this market, I should note that I have analyzed this as a "market" only for completeness. Since power flows in New York are from west to east, the western zone is essentially never constrained. Hence, it is not properly considered as a destination market. Since the western zone is not constrained, the alternatives customers within New York West face properly should include a broader, i.e., all of New York, destination market. In that market, their shares are smaller still.

   NY WEST MARKET                   PRE-MERGER            POST-MERGER
-------------------  --------  -------  -------  ---  -------  ---  -----
                               ENERGY
                      MARKET    EAST     RG&E         MERGED
                      PRICE    MARKET   MARKET        MARKET        DELTA
 ECONOMIC CAPACITY   ($/MWH)    SHARE    SHARE   HHI   SHARE   HHI   HHI
-------------------  --------  -------  -------  ---  -------  ---  -----
SUMMER SUPER PEAK 1  $    150    4.61%    4.31%  719    8.92%  759     40
-------------------  --------  -------  -------  ---  -------  ---  -----
SUMMER SUPER PEAK 2  $    100    4.61%    4.31%  719    8.92%  759     40
-------------------  --------  -------  -------  ---  -------  ---  -----
SUMMER SUPER PEAK 3  $     75    4.62%    4.27%  724    8.89%  764     39
-------------------  --------  -------  -------  ---  -------  ---  -----
SUMMER PEAK          $     50    4.62%    4.24%  715    8.85%  754     39
-------------------  --------  -------  -------  ---  -------  ---  -----
SUMMER OFF-PEAK      $     20    5.55%    5.04%  777   10.59%  833     56
-------------------  --------  -------  -------  ---  -------  ---  -----
WINTER SUPER PEAK    $     45    5.39%    4.27%  767    9.66%  813     46
-------------------  --------  -------  -------  ---  -------  ---  -----
WINTER PEAK          $     35    5.55%    4.49%  844   10.04%  894     50
-------------------  --------  -------  -------  ---  -------  ---  -----
WINTER OFF-PEAK      $     25    6.04%    4.83%  796   10.88%  854     58
-------------------  --------  -------  -------  ---  -------  ---  -----
SHOULDER SUPER PEAK  $     40    5.08%    3.95%  737    9.04%  777     40
-------------------  --------  -------  -------  ---  -------  ---  -----
SHOULDER PEAK        $     30    5.49%    4.34%  833    9.83%  880     48
-------------------  --------  -------  -------  ---  -------  ---  -----
SHOULDER OFF-PEAK    $     20    5.72%    4.52%  726   10.24%  778     52
-------------------  --------  -------  -------  ---  -------  ---  -----

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 29 of 50

Q.   WHAT  WERE  THE  RESULTS  IN  OTHER  MARKETS?

A. In all other markets, the overlap is even smaller than in either the New York West or the New York market. The New York markets, other than the East of Total East market, are unconcentrated, except for a few isolated instances when the HHI is just slightly above 1,000. The New York East of Total East market is generally moderately concentrated, but Applicants' overlap is small. The NEPOOL market is mostly unconcentrated. PJM markets are unconcentrated to moderately concentrated, but Applicants' share is de minimis.

Q.   DID  YOU  ANALYZE  ANCILLARY  SERVICES?

A. Based on the facts of this merger, I have not conducted a quantitative analysis of market shares in ancillary services.

     First, Applicants' control over relevant generation resources is modest. Neither NYSEG nor CMP controls any generation resource used for providing ancillary services.(34) The amount of resources that RG&E has available to bid into ancillary service markets is small, and because of transmission constraints across the Central East interface or NYISO locational requirements, RG&E's generation sometimes is unable to participate in certain ancillary services markets. Of the approximately 1,800 MW of Operating Reserves (spinning and non-spinning) required by the ISO to ensure reliability, RG&E is capable of bidding and supplying only 28 MW (summer) and 36 MW (winter). Thus, Applicants' combined capability to participate in relevant ancillary services markets is small.

--------------------
34. Both NYSEG and RG&E own a portion of NMP2, which provides voltage support at cost-based rates, but, as I previously noted, their shares are in the process of being sold to CNLLC. Moreover, nuclear plants generally run at full output when available and therefore do not provide ancillary services. Both NYSEG and RG&E contract with NYPA for a portion of the output of Gilboa Pumped Storage Generating Station, which provides operating reserves and may be able to provide Black Start and Voltage Support. However, NYPA controls the bidding for all of the purchasers of Gilboa and, moreover, the Commission has found that the current bid cap sufficiently mitigates market power to the extent it exists in the operating reserves markets and Black Start and Voltage Support are cost-based. NYSEG's 7 MW State Street Unit theoretically could provide some minimal ancillary services West of Central-East, but this is a de minimis amount.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 30 of 50

     Second, while there have been documented problems in New York's 10-minute non-synchronous reserves ("NSR") markets, such problems arise due to conditions east of the Central East constraint. As I previously noted, virtually all of Applicants' generation is located west of Total East (as well as west of Central East, which is a component of this larger set of interfaces) and thus is unable to participate in the relevant NSR markets during certain hours. Even during times when the NYISO will accept RG&E reserves, RG&E controls only a de minimis amount of 10-minute NSR. Moreover, the Commission already has imposed price caps which the Commission deemed sufficient to mitigate market power in the 10-minute reserves market.

     Finally, post-merger, Applicants will remain substantial net purchasers of ancillary services and therefore lack the incentive to see prices for ancillary services increase.

Q. YOU INDICATED EARLIER THAT YOU DID NOT EVALUATE AVAILABLE ECONOMIC CAPACITY. PLEASE COMMENT ON WHY SUCH AN ANALYSIS IS NOT REQUIRED.

A. There are several reasons, the most important of which are that under the terms of the restructuring agreements that I described earlier, Applicants cannot pass the cost of higher prices to their customers and the small shares of Applicants. As I note below, Applicants are generally net purchasers, so that the merger clearly would not be problematic if it were analyzed under the Available Economic Capacity Screen.

     Available Economic Capacity differs from Economic Capacity solely in that native and requirements customer loads are deducted from the resources controlled by each supplier. Under conditions of full retail access, all capacity is in the market, in which case the Available Economic Capacity analysis becomes identical to the Economic Capacity. Retail access in New York is well underway.(35) Further, if one (or both) of the merging parties

--------------------
35. In EME Homer City Generation, L.P., 86 FERC 61,016 (1999), the Commission stated:

     The Commission typically evaluates uncommitted capacity (the difference between installed capacity and native load obligations, measured at the annual system peak) as a separate product. Currently, all of Homer City's capacity is uncommitted, while virtually all of the capacity owned by its competitors is committed. However, retail competition programs in the PJM and New York markets are premised on the release of native load obligations and the concomitant release of capacity from committed to uncommitted. As retail access becomes a reality, any capacity currently committed to serve the released retail loads will become uncommitted as soon as the customer decides  to  switch....Rather,  we  conclude  that,  in these circumstances
     (i.e., when the underlying market that is being evaluated is transitioning to retail competition, and the applicant is purchasing a divested generating unit that is currently used to serve native loads), the installed capacity figure (discussed above) provides the more relevant information about generation dominance.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 31 of 50

     have no energy in excess of customer load requirements (i.e., they have no available economic capacity), the merger can have no impact on the Available Economic Capacity measure.

     The facts concerning Applicants lead me to conclude that an analysis of Available Economic Capacity is not necessary. All of NYSEG's owned generation and long-term purchases are committed to meet its load responsibilities and it is net short during most peak hours and some off-peak hours. Similarly, all of RG&E's owned generation and purchases are dedicated to serving its own load. Although RG&E is a net seller (i.e., has available economic capacity) in off-peak periods, in on-peak periods it tends to be a net buyer. Thus, neither of the Applicants has a significant amount of available economic capacity and, to the extent Applicants have available economic capacity, it tends to be in off-peak periods, when the supply of available economic capacity is likely to be quite large. This implies that the overlap between Applicants for Available Economic Capacity is modest, at best, and to the extent it occurs at all, the overlap is in off-peak periods, when the supply of generation in excess of load is the greatest. Thus, the impact of the merger on the Available Economic Capacity, if the product is deemed relevant in a full retail access market at all, would be small. Moreover, the low degree of concentration in the Economic Capacity market, due substantially to the divestiture of generation by load serving entities, leads me to conclude that the Available Economic Capacity market would also be less-than-highly concentrated and that Applicants' shares, when positive, would be small. Attempting to determine the degree of retail access that has occurred, and the extent to which third party long term contracts remove capacity from availability would be difficult and, ultimately, pointless. For all these reasons, I have not analyzed Available Economic Capacity further.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 32 of 50

                         VII.     VERTICAL MARKET POWER
                                  ---------------------

Q. WHAT ARE THE VERTICAL ISSUES THAT THE COMMISSION HAS FOUND REQUIRE INVESTIGATION IN THE CONTEXT OF MERGERS BETWEEN ELECTRIC UTILITIES AND GAS TRANSPORTATION PROVIDERS?

A. The Commission has indicated that under some circumstances such mergers could give rise to vertical concerns. The Commission has expressed its concern in recent Commission decisions addressing "convergence mergers" and in Order No. 642, that vertical mergers "may create or enhance the incentive and/or ability for the merged firm to adversely affect prices and output in the downstream electricity market and to discourage entry by new generators."(36) Potential market power arising from a merger between an electric utility and a gas pipeline is discussed by the Commission principally in its Order No. 642 and Section 33.4 of the Revised Filing Requirements, and in its orders in Enova, Dominion and Brooklyn Union Gas.

     The main areas of concern are: (1) the creation of incentives for the gas-related upstream activities to raise costs for rivals of the electricity generation affiliate; (2) the enhanced ability to facilitate coordination of pricing in upstream or downstream markets; and (3) the enhanced ability to evade regulation, primarily through self dealing. The Commission also has expressed concerns that (a)convergence mergers involving an upstream gas supplier serving the downstream merger partner, as well as competitors of that partner, could result in preferential terms of service and (b) a pipeline serving electric generation could provide commercially valuable information to newly affiliated electricity generating or marketing operations. My analysis examines each of these areas. As demonstrated below, none of these concerns is evident in this merger.

Q.   PLEASE  ELABORATE.

A. Foreclosure, or raising rivals' costs, refers to a situation in which a vertically integrated firm withholds inputs produced in its upstream operations (e.g., delivered gas) from rivals in the downstream (e.g., electric generation) market in order to increase the costs of downstream rivals, thereby increasing downstream market prices and creating an opportunity for the integrated firm to achieve increased profits from its downstream operations.

--------------------
36.  III  FERC  Stats.  &  Regs.  Regs.  Preambles,  31,111  at  31,904.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 33 of 50

     If the vertically integrated firm exercises market power in the upstream market after the merger, the costs to rivals in the downstream market could increase. However, if competitors in the downstream market have adequate alternatives to the upstream product, the merged firms cannot exercise market power. Moreover, if conditions in the upstream market are not conducive to the exercise of market power (i.e., the upstream market is competitive), an attempt to raise rivals' cost will be unsuccessful. Similarly, if the upstream or downstream markets are sufficiently competitive, there should be no issue of anticompetitive coordination.

Q. WHAT STEPS DID YOU FOLLOW IN PERFORMING YOUR ANALYSIS OF VERTICAL COMPETITIVE IMPACTS?

A. My analysis is consistent with the Commission's analytic framework set forth in Section 33.4 of the Revised Filing Requirements. Briefly, that framework requires that relevant upstream (delivered gas) and downstream (electricity) geographic markets be defined. The structure of downstream markets is analyzed using the same delivered price test methodology as the Commission has mandated for horizontal market power analysis with two modifications. First, gas-fired generation is deemed to be controlled by (i.e., is assigned to) its gas supplier rather than to its owner. Second, whereas the focus of the horizontal screening analysis is on the change in market structure, the downstream portion of the vertical screen is not directly concerned with the concentrating effects of the merger per se but only with the structure of the market post-merger. The analysis of the upstream market requires that the structure of control of transportation capacity be examined.

     The Commission has determined that a high degree of concentration (i.e., an HHI of over 1,800) in both the upstream and downstream markets is a necessary (but not sufficient) pre-condition for the exercise of vertical market power. As demonstrated infra, the downstream market is not highly concentrated. Hence, the screen is passed, irrespective of the degree of concentration of the upstream market. For this reason, an analysis of the

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 34 of 50

     upstream market is not necessary in order to pass the screening test for vertical market power in gas transportation. Nevertheless, in order to provide a more complete understanding of the effects of the transaction, I have provided substantial information on competitive conditions in the upstream market.

     With the exception of Energy East's small (4.7%) interest in the Iroquois pipeline, neither Applicant owns or controls a gas pipeline. The convergence mergers in which the Commission previously has found a potential vertical market power problem all have involved the combination of an electric generator with ownership of a gas transmission pipeline. I have interpreted the Commission's guidance in a manner most adverse to the merger, assuming Section 33.4 applies to LDCs, and, even under that interpretation, the screen is passed.

DEFINING  RELEVANT  PRODUCTS  AND  GEOGRAPHIC  MARKETS

Q.   PLEASE  SUMMARIZE  THE  RESULTS  OF YOUR ANALYSIS OF THE DOWNSTREAM MARKET.

A. Consistent with the Commission's approach, to conduct the analysis of the downstream market, I attributed gas-fired generation to either transmission pipelines or LDCs. Based on the analyses I conducted, I determined that the relevant downstream markets, New York and New England, are not highly concentrated. On this basis, I conclude that the competitive conditions for a successful vertical foreclosure strategy are not present.

Q.   WHAT  ARE  THE  RELEVANT  DOWNSTREAM  PRODUCTS?

A. The relevant downstream product for purposes of this portion of my analysis is wholesale electric energy.

Q.   WHAT  ARE  THE  RELEVANT  DOWNSTREAM  GEOGRAPHIC  MARKETS?

A. The relevant downstream geographic markets are NYPP and NEPOOL. Applicants have no natural gas facilities that serve generators located in the PJM market and, as my analysis shows, little participation in PJM electricity markets, so that market is not relevant to my vertical market power analysis.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 35 of 50

Q.   WHAT  ARE  THE  RELEVANT  UPSTREAM  PRODUCTS?

A. The relevant upstream product is delivered gas. Since the provision of delivered gas is not vertically integrated, an upstream analysis must be decomposed into component products and services. These are: (a) commodity gas supplies, (b) transportation of these supplies from gas-producing regions and remote storage facilities into the market area (including transportation to and from remote storage facilities), and (c) (for gas not delivered directly from an interstate pipeline transportation system to an end use customer) the local distribution of these supplies to gas-fired electric generating facilities.

     The Commission has found that the gas commodity market is structurally competitive. As a result, I do not consider it further. As noted above, Applicants do not control any gas pipelines. Energy East's subsidiary's ownership of less than a five percent interest in the Iroquois pipeline does not give it the degree of control or inside information that could give rise to a vertical concern. Applicants do have rights to use capacity on interstate gas transportation pipelines and storage facilities owned by others. For reasons discussed below, the fact that Applicants have contracts to purchase transportation and storage services does not give them the degree of control necessary to trigger vertical market power concerns. Hence, while I discuss Applicants' participation in gas transportation and storage, I note that Applicants are not material suppliers of gas transportation or storage services in markets in which they participate in downstream electric generation. Therefore, no vertical analysis of the nexus between electricity and gas transportation is necessary. This leaves only their role as LDCs as potentially relevant.

Q. WHAT IS THE RELEVANT UPSTREAM GEOGRAPHIC MARKET WITH RESPECT TO THE TRANSPORTATION AND THE LOCAL DISTRIBUTION OF NATURAL GAS?

A. In concept, the relevant upstream geographic market for gas transportation is the area in which electricity to serve the relevant downstream markets (NYPP and NEPOOL) is generated. There are no bright lines around this area. In view of transmission constraints, to be conservative, it is appropriate to define the area narrowly as New York and New England. (A more expansive definition would include portions of PJM and/or ECAR.) I refer to the

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 36 of 50

     upstream market broadly as a "Northeast" market, which covers pipeline transportation into New York and New England. As discussed below, while some gas now comes directly into New England from the maritime provinces of Canada, most gas delivered into New England passes through New York and competes for pipeline capacity with New York deliveries. Since gas-fired generation seeking delivered gas may rely on pipelines or LDCs (or both), the geographic market for the local distribution of natural gas is the same as for gas transportation.

Q.   WHAT  IS  THE  PRINCIPAL FOCUS OF YOUR ANALYSIS OF POTENTIAL VERICAL MARKET
     POWER?

A. Given the specific circumstances of this merger, I focused first on the downstream market. The Commission has stated that a necessary condition for a convergence merger to cause a vertical concern is that both the upstream
                                                               ----
     and downstream markets are highly concentrated. If the downstream market is not concentrated, a formal analysis of the structure of the upstream market is not necessary. As I noted earlier, the Commission has noted that "highly concentrated upstream and downstream markets are necessary, but not sufficient, conditions for a vertical foreclosure strategy to be effective."(37) As my analysis of the downstream markets demonstrate that they are not highly concentrated, a formal analysis of the upstream market is not necessary.

ANALYZING  COMPETITIVE  CONDITIONS  IN  DOWNSTREAM  MARKET

Q.   WHAT  ANALYSIS  DID  YOU  CONDUCT  OF  THE  DOWNSTREAM  MARKET?

A. As I noted earlier, the relevant downstream product is wholesale electric energy within the relevant geographic markets in NYPP and NEPOOL.

     Pursuant to Order No. 642, the Revised Filing Requirements and Dominion, I analyzed the downstream market, first, by identifying the upstream suppliers who sell or deliver inputs to each of the generating units in the downstream market and, second, by assigning a market share to all generation capacity served by the same input supplier. However, even with

--------------------
37.  Revised  Filing  Requirements,  31,311  at  31,911.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 37 of 50

     this approach, there remain several confounding issues. First, as the Commission has noted, multiple suppliers often serve a single generating plant, a situation that requires some rules for allocation of that capacity. Second, and more important in the context of this particular merger, is the determination of which entities should be considered the ultimate "suppliers," that is, whether the upstream supplier for generation not connected directly to a transmission pipeline is the LDC or the pipeline. In mergers involving an interstate, high-pressure pipeline, such as Dominion (which pipeline also had LDC operations), it seems clear that attribution should be made to the pipeline. In this merger, however, if I were to assign all gas-fired generation to the transmission pipeline, Applicants would have no market share arising from their vertically-related LDC affiliates.

     Given these facts, I analyzed the downstream market under two schemes for assigning generation to gas transportation suppliers. In the first analysis, I attributed gas-fired generation to interstate gas transportation pipelines.(38) If a plant is directly connected to multiple pipelines, the plant's capacity was divided in equal shares among the pipelines. To the extent I could not determine a power plant's likely pipeline connection, the capacity remains with the generation owner. If the power plant is served by an LDC, I attributed the generation to either the single or multiple pipelines that serve it. In the second analysis, I attributed gas-fired generation directly connected to pipeline(s) to the pipeline, but attributed gas-fired generation served by an LDC to the LDC. This analysis maximizes the capacity attributed to LDCs.

Q.   WHAT  DID  YOUR  ANALYSES  SHOW?

A. In both instances I found that the relevant markets in New York and New England(39) are not highly concentrated, as shown in Exhibit Nos. J-8 (WHH-8) and J-9 (WHH-9). Market concentration levels are similar to those found in the horizontal analysis; markets are either unconcentrated or at the low end of the moderately concentrated range. Focusing on the analysis that reflects LDCs in Exhibit No. J-9 (WHH-9), each of the destination markets in New York and NEPOOL is unconcentrated in all but one time period in the New York East of Total-East market.

--------------------
38. In both of these analyses, I attributed generation in NYPP, NEPOOL and PJM to the relevant upstream suppliers. More remote generation (e.g., in ECAR) was not reallocated from its owner, This scope was sufficient to evaluate the downstream markets in New York.

39. The Exhibits also show results for the PJM markets. However, since Applicants own no generation in PJM, and have a minimal share of the PJM markets, an analysis of the PJM markets is not necessary to conclude that there are no vertical market power concerns raised by this merger.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 38 of 50

     In my analysis that attributes downstream generation capacity to LDCs, I attributed 2,252 MW of gas-fired generation to Applicants, as shown in Exhibit No. J-10 (WHH-10). This attribution implicitly assumes that Applicants could foreclose gas service to these rivals or otherwise raise their delivered gas costs. In reality, the attribution of 2,252 MW substantially overstates any ability of LDCs, in general, and Applicants -- Energy East in particular -- to raise delivered gas costs to the particular rivals at issue here. First, I have overstated the amount of generation using gas at two of the stations, Greenidge and Devon, by assuming that all of the station is gas-fired despite the facts that Greenidge burns coal much of the time, and that not all of the units at Devon are gas-fired. Second, several of the largest stations are served directly by laterals off of a pipeline. The LDC does not have the ability to affect the conditions of service (other than by taking the lateral entirely out of service). Third, several of the stations have ready alternatives; for example, Devon is within a mile of the Iroquois pipeline. Fourth, as the Commission recognized in its Dominion order, while the screen calls for attributing capacity to the serving gas transportation carrier, this does not imply a degree of control of, or economic interest in, the output of the generator remotely on a par with actual ownership.(40)

     Thus, my analysis shows that competitive conditions in the downstream market are not conducive to the exercise of vertical market power. Pursuant to the instructions in the Revised Filing Requirements, this means that the merger does not raise vertical market power concerns.(41) Nevertheless, below I provide substantial information on competitive conditions in the upstream market.

--------------------
40. In Dominion, the Commission noted "Applicants have no operational control over generation owned exclusively by others pre- or post-merger, regardless of the fuel supply arrangements." Dominion Resources, Inc. and Consolidated Natural Gas Company, 89 FERC 61,162, 61,481 (1999).

41.  Revised  Filing  Requirements,  ,  31,311  at  31,904.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 39 of 50

COMPETITIVE  CONDITIONS  IN  UPSTREAM  MARKETS

Q. IN EXAMINING COMPETITIVE CONDITIONS IN UPSTREAM MARKETS, WHAT PRODUCTS DID YOU EXAMINE?

A. First, I examined commodity gas. Next, I examined long-haul natural gas transportation services. Separately, I examined gas storage services. I also examined local distribution services. I do not mean to imply that each of these necessarily is a separate product. For example, gas storage competes with flowing gas and LDCs compete with transmission pipelines in that the ability of customers to connect directly with a pipeline is an alternative that routinely limits what an LDC can charge for service.

Q.   DO  APPLICANTS  HAVE  POTENTIAL  MARKET  POWER IN THE COMMODITY GAS MARKET?

A. As noted earlier, Applicants clearly do not have market power in the commodity gas market. The Commission has found that this market is competitive.(42) Further, neither Applicant is a gas producer, nor does it hold gas commodity contracts to supply unaffiliated retailers or off-system consumers. Applicants' main role in the commodity market is as buyers, primarily on behalf of franchise customers. Hence, they cannot have seller's market power. (Indeed, as buyers, Applicants have an interest in lowering, rather than in raising, gas prices.) While Applicants have purchase contracts for gas, these contracts account for only a small portion of production volumes in relevant producing areas.

Q. PLEASE DESCRIBE THE CURRENT COMPETITIVE CONDITIONS FOR LONG-HAUL GAS TRANSPORTATION SERVICES.

A. As noted earlier, the relevant geographic market for gas transportation can be characterized as a Northeast market. The regional gas transmission network is highly interconnected and is supplied by a number of independent long-haul pipeline companies delivering gas supplies from diverse geographic regions across the North America: Columbia, Texas Gas, Transco

--------------------
42.  See,  for  example,  Order  No.  436.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 40 of 50

     and Tennessee transport gas supplies from the Gulf Coast and Southwest; Tennessee and Iroquois transport gas produced in western Canada; and Columbia and Dominion (formerly Consolidated Natural Gas, or "CNG") are major transporters of gas produced in the Appalachian Basin. The Maritimes and Northeast Pipeline ("Maritime") and the Portland Natural Gas Transmission System ("PNGTS") provide gas service from eastern Canada. These interstate natural gas pipelines all provide open access transportation services under Commission Orders Nos. 436 and 636.

     New York and New England rely primarily on the same pipeline capacity; that is, the preponderance of gas supplies delivered into New England historically has passed through New York/New Jersey. Into Connecticut, long-haul pipeline capacity is primarily on the Tennessee, Algonquin and Iroquois pipelines. Into Maine, gas supplies are delivered on Maritimes and Northeast Pipeline and PNGTS. Over the next several years, the current pipeline configuration will be significantly and predictably altered, resulting in a still larger scope for commodity gas competition, as new pipeline transmission facilities and expansions to existing pipeline systems will deliver significant quantities of new gas supplies to New
     England from non-traditional sources without transiting through New York.(43) Competition between gas transported though the New York/New Jersey area and gas delivered over these new facilities will expand the area over which the price of delivered gas is arbitraged.

Q.   PLEASE  DESCRIBE  THE  FIRM  TRANSPORTATION  CAPACITY  HELD  BY APPLICANTS.

A. NYSEG obtains most of its firm transportation service on the Dominion, Transco, Tennessee and Columbia systems into New York, while most of RG&E's firm transportation is on the Dominion, Empire State and Texas Gas pipelines. See Exhibit Nos. J-11 (WHH-11) and J-12 (WHH-12). The overlap in Applicants' firm transportation contracts is primarily on the Dominion and Empire pipelines. At most, Applicants combined hold 10 percent of the

--------------------
43. Gas production from the Sable Island Offshore Project has begun to flow into the existing New England gas transmission system from the northeast via the Maritimes & Northeast Pipeline. Additional western Canadian gas production is now arriving from the north via the Portland Natural Gas Transmission System. Also, liquefied natural gas supplies from new production facilities in the Caribbean Basin are scheduled to arrive at the Distrigas of Massachusetts terminal in Everett, Massachusetts, which is expanding its vaporization and compression capabilities.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 41 of 50

     capacity entering New York. In the Northeast (combined New York-New England) market, Applicants' firm transmission contracts account for about 11 percent. See Exhibit No. J-13 (WHH-13). Energy East affiliates also have transportation contracts into New England, as shown in Exhibit Nos. J-14 (WHH-14) and J-15 (WHH-15).(44),(45)

Q. IN EXAMINING THE UPSTREAM MARKET, WHAT ARE THE RELEVANT ASPECTS OF THE MERGER WITH RESPECT TO APPLYING THE COMMISSION'S VERTICAL MARKET POWER SCREEN?

A. This is not a merger that involves an owner of interstate pipeline facilities. Applicants are LDCs, which merely hold firm transmission rights on interstate gas pipelines.

     Firm interstate pipeline transportation rights, such as those held by Applicants as shown in Exhibit Nos. J-11 (WHH-11) through J-15 (WHH-15), while relevant to an analysis of the competitive structure of the transportation market, do not create a potential vertical market power issue. Potential vertical abuses of the type that the Commission has been concerned with in Order No. 642, Enova and Dominion and in other orders, implicitly require that the upstream affiliate have operational control of the pipeline. As holders of firm transportation rights, Applicants lack the capabilities of a pipeline operator. They do not have the ability to withhold capacity or take other actions (e.g., curtail service, close windows or require alternative nomination locations) that theoretically might be available to a pipeline seeking to raise the costs to rivals to affiliated downstream generation. There is no risk that a transportation customer will share competitively sensitive information with affiliates, since a customer has no inside knowledge of the operations of generators connected to the pipeline on which they have rights. Nor can a customer impede entry, since it has no control over pipeline expansion or the availability and costs of new connections.

--------------------
44. Not all of the contracts shown on these exhibits are contracts with delivery into New England. Some are contracts to delivery gas to points of interconnection with pipelines that can deliver gas to New England (for example, contracts on Texas Eastern, Dominion and National Fuel). Hence, the volumes shown on the Exhibits overstate the importance of Applicants' participation in gas transportation markets.

45.  Maine  Natural  Gas  has  no  firm  transportation  contracts.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 42 of 50

     For these reasons, the Merger is readily distinguishable from the facts in convergence mergers such as Enova and Dominion, where one of the merging companies owned or controlled most of the pipeline transportation capacity available to serve any existing or potential rival gas-fired generator in the relevant geographic market.

Q. HOW WOULD A STRUCTURAL ANALYSIS OF THE LDC "MARKET" BE PERFORMED THAT WOULD ACCORD WITH THE COMMISSION'S UPSTREAM PORTION OF THE VERTICAL MARKET SCREEN?

A. I am not aware of any Commission guidance that applies directly to upstream analyses focusing on LDCs. I therefore rely on the instructions as they have been implemented for gas transmission. The most straightforward analog to transmission analysis would be to analyze the structure in terms of shares of the LDC "market" within the relevant geographic market. Presumably, the relevant geographic market would be the same as was the case for pipelines; broadly, the area in which there is gas competition to supply the generators who sell into the relevant downstream markets (New York and New England in this case). However, there is some difficulty in identifying an appropriate measure of capacity for LDCs. Simple throughput capability (the analog to transmission analysis) is a poor measure of their potential supply of transportation services to electric generators, since the capacity to add laterals to serve new generation is unrelated to the size of the existing distribution system. Moreover, any structural analysis focusing on the LDCs in the context of vertical issues would have to take into account the ability of generators to be served directly from pipelines. However, by any measure, the LDC market is fragmented(46) and doubtless is structurally competitive.

Q. IS THERE ANY IMPACT OF THE MERGER RESULTING FROM COMBINING NATURAL GAS STORAGE CAPACITY?

A. No. NYSEG and RG&E have, via storage service agreements with Dominion, Tennessee and Columbia, contractual rights to downstream storage capacity in New York, Pennsylvania, Ohio and West Virginia. NYSEG also has a storage certificate for its Seneca storage facility.(47) Applicants combined have storage rights (including those at Seneca that have not been contracted for) to about 33 million Dth of storage. See Exhibit No. J-16 (WHH-16). Relative to total storage capacity in the states in which Applicants have storage contracts, Applicants' share is de minimis.(48)

--------------------
46.  See  Brown's  Directory  of North American and International Gas Companies,
          ---------------------------------------------------------------------
     which  lists  LDCs  by  state  and  community  served.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 43 of 50

Q. PLEASE DESCRIBE APPLICANTS' LDC ACTIVITIES, WITH RESPECT TO ELECTRIC GENERATORS SERVED.

A. As regulated LDCs, Applicants have very little even theoretical ability to affect the cost of gas or its availability of generators.

     Only Energy East affiliates provide gas distribution services to third-party generators in their service areas. As shown in Exhibit No. J-10 (WHH-10), NYSEG provides gas distribution service to four generating facilities in New York (224 MW); SCG supplies or will supply five facilities in Connecticut (1,945 MW); and CNGC supplies five facilities (87
     MW). Additionally, Maine Natural Gas, LLC will serve the 540 MW Westbrook Power (Maine) plant upon completion. Most of this capacity is dual-fueled. Indeed, under current gas and oil market conditions, a substantial portion of it currently is burning oil as its primary fuel.

     RG&E does not provide gas distribution service to any third-party generators. Because RG&E serves no gas-fired utility generation, adding RG&E's LDC activities to Energy East clearly could have no effect on the downstream electricity market in New York.

Q. WITH RESPECT TO VERTICAL MARKET POWER ISSUES, HOW IS THIS MERGER DIFFERENT FROM THE OTHER RECENT MAJOR CONVERGENCE MERGERS THE COMMISSION HAS EXAMINED?

A. First, in both Dominion and Enova, the Commission found that both the upstream gas and downstream electric energy markets were highly concentrated. As I demonstrate below, the downstream market here is unconcentrated.

--------------------
47.  See  New  York  State  Electric  &  Gas Corporation, 81 FERC 61,020 (1997).

48. Applicants storage of 33 million Dth is approximately 33 bcf. In comparison, Storage capacity in Ohio, Pennsylvania, New York and West Virginia total more than 2,000 bcf. Energy Information Administration, Natural Gas Monthly.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 44 of 50

     Second, in Enova and Brooklyn Union Gas, prior to the merger at least one of the merging parties was only a gas utility (Brooklyn Union Gas) or was affiliated only with a gas utility company (Pacific Enterprises), and thus had no incentive to disadvantage gas-fired generation controlled by others. Here, NYSEG and RG&E already are combination gas and electric utilities, and the merger does not create any new incentive for RG&E to seek to disadvantage competitors' gas-fired generation. Thus, the only addition to Energy East's gas LDC "portfolio" is RG&E's gas LDC, which, in fact, serves no gas-fired generation.

     Moreover, as the Commission found in its prior approval of Energy East's acquisition of CMP Group, even if Energy East's gas utility affiliates in Connecticut, Maine and Massachusetts could raise delivered gas prices, the location of NYSEG's generation assets to the West of the Total East interface, which is regularly constrained from West to East, especially during peak periods, would prevent the relatively low Western New York electricity price from increasing in response to an increase in the higher New England electricity price.(49) The same is true with respect to RG&E's generating capacity - its location west of the Total East interface and existing constraints remove any incentive for the merged company to seek to raise electricity prices in New England.

     Finally, in Enova, a concern was that Pacific Enterprises would, by reason of its affiliation with an electric generator, acquire an incentive to manipulate the price and availability of gas to favor the newly affiliated electricity generation activity. The concern was due to its control of the transmission pipeline that served a large and constrainable electric generation area, and to its control over all of the gas storage in the area and its flexibility in using that storage to meet its large sendout requirements. Applicants in this case, as mere LDCs, clearly lack the ability to affect electricity prices that Southern California Gas was

--------------------
49. "We also find that the proposed merger raises no vertical competitive concerns related to the consolidation of electric and gas facilities controlled by Applicants. As Applicants themselves state, the merged company must have the incentive and ability to adversely affect prices in upstream delivered gas and downstream electricity markets. We believe that the merged company will have no incentive in light of the quantity, location, and costs characteristics of NYSEG generation relative to the likely scope and competitive conditions in relevant markets." Energy East Corporation and CMP Group, Inc., 91 FERC 61,001 (2000) (footnote omitted).

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 45 of 50

     alleged to have. In particular, they do not control high pressure pipelines covering a wide and constrained area. Nor do they control material amounts of storage that hypothetically might be used to manipulate short term prices. Because Applicants' generation is in western New York, knowledge gained by their New England LDCs concerning the status and operation of generation that they serve would not be of any value to their upstream generation. Moreover, Applicants would have little ability to benefit from such information even if the New England and western New York markets were more tightly connected. Much of Applicants' generation is inflexible (must-take NUG or other purchase contracts, hydro and a nuclear unit), and cannot benefit from market information that their gas operations might conceivably (but for code of conduct restrictions) make available.

BARRIERS  TO  ENTRY

Q. ARE THERE ANY OTHER AREAS THAT SHOULD BE EXAMINED IN LOOKING AT VERTICAL MARKET POWER?

A. It is appropriate to consider the potential exercise of vertical market power through the creation of entry barriers. Barriers to entry may be created through an ability to frustrate entry by control over potential sites, fuels supplies or fuels delivery systems. Also control over transmission may be used to adversely affect competition in wholesale power markets. I have examined both of these areas.

SITES

Q. DOES THE MERGER CREATE BARRIERS TO ENTRY BASED ON THE CONTROL OF SITES FOR NEW GENERATING PLANTS?

A. No. First, with the possible exception of New York City and Long Island, areas where the Applicants have neither gas nor electric facilities, there are many available locations for siting power projects in New York State and in New England. Second, the Applicants do not own or control a substantial number of generating sites in the wake of their divestitures.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 46 of 50

DELIVERY  OF  FUELS

Q. WHAT IS THE CONCERN ABOUT AN APPLICANT'S CONTROL OVER ESSENTIAL FUELS OR DELIVERY SYSTEMS?

A. In the context of long-term capacity markets, the issue is whether applicants can foreclose or impede the entry of competing generators. Other vertical issues arising from control over fuels delivery systems are discussed below.

Q. DO THESE APPLICANTS HAVE THE ABILITY TO FRUSTRATE ENTRY INTO ELECTRICITY GENERATION DUE TO THEIR CONTROL OVER FUELS OR FUEL DELIVERY SYSTEMS?

A. No. Applicants lack a concerning degree of control over fuels supplies. Neither controls gas production facilities and, in any event, the Commission has found that the wellhead gas and gas gathering market is competitive. An entrant into generation in the region in which Applicants are located would have no difficulty in purchasing commodity gas from any number of sellers. Applicants also do not control long distance gas transmission facilities that potentially might be used to disadvantage entrants. Applicants participate in the natural gas market principally as regulated LDCs. An entrant in electricity generation to serve any of the electric market areas in which Applicants own gas facilities would not need to locate in the areas where Applicants own gas distribution facilities. Even within their gas service areas, Applicants cannot impede entry. New gas generators of sufficient scale to affect electricity prices routinely connect directly to pipelines and, indeed, to improve bargaining leverage, usually select locations with access to multiple pipelines. Even if a new generator felt it necessary to purchase distribution services from one of the Applicants, Applicants' distribution activities are regulated by the respective state public utility commissions, from which an entrant generator who felt disadvantaged could gain redress.

TRANSMISSION  FACILITIES

Q. TURNING TO THE ABILITY TO USE CONTROL OVER TRANSMISSION TO ADVERSELY AFFECT COMPETITION IN WHOLESALE POWER MARKETS, DO APPLICANTS OWN, OPERATE AND CONTROL ELECTRIC TRANSMISSION FACILITIES?

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 47 of 50

A. Yes, Applicants own substantial transmission facilities in their respective control areas in New York (NYSEG and RG&E) and New England (CMP).

Q. IN LIGHT OF THIS OWNERSHIP OF TRANSMISSION FACILITIES, IS THERE REASON TO BE CONCERNED THAT APPLICANTS WILL USE CONTROL OVER TRANSMISSION TO IMPEDE ENTRY OR DIMINISH COMPETITION IN ELECTRICITY MARKETS?

A. No. Applicants have turned control of all control area and security coordinator functions to their respective ISOs.(50) NYSEG, CMP and RG&E each has transferred operational control of its transmission facilities to an ISO. NYSEG and RG&E transferred control of their systems to the NYISO,(51) and except for certain grandfathered arrangements all transmission service is provided pursuant to the NYISO open access transmission tariff.(52) CMP transferred control over its transmission system to ISO New England ("ISO-NE").(53) Each affected ISO has submitted a proposal to participate in a regional transmission organization ("RTO") by December 15, 2001, in compliance with Order No. 2000.(54) Further, the facts that Energy East has divested the substantial majority of its generation and RG&E controls only moderate amounts of generation make it especially unlikely that Applicants will seek to use what little control over transmission remains to them to disadvantage generation competitors.

--------------------
50. The only exception to this statement is MEPCo's 345 kV transmission interconnection at the Canada-Maine border, and the NORVARCO var compensator.

51.  Central  Hudson Gas & Electric Corporation, et al., 87 FERC 61,1325 (1999).

52. On January 16, 2001, ISO-NE, together with CMP and other New England transmission owners, submitted a "Petition for Declaratory Order to Form the New England Regional Transmission Organization" ("NE-RTO") (Docket No. RT01-86-000) and NYISO, together with NYSEG, RG&E and other transmission owning utilities in New York submitted their Order No. 2000 compliance filing (Docket No. RT01-95-000).

53. CMP has retained control of its "non-PTF" facilities, which, for CMP, generally are facilities that operate at a voltage of 34.5 kV or less. New England Power Pool, et al., 79 FERC 61,374 (1997).

54. Regional Transmission Orgs., III FERC Stats. & Regs 31,089 (1999) [hereinafter Order No. 2000], and Regional Transmission Orgs., III FERC
     Stats.  &  Regs.  31,092  (2000)  [hereinafter  Order  No.  2000-A].

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 48 of 50

Q.   DOES  THE  MERGER  RAISE  CONCERNS  RELATING  TO  REGULATORY  EVASION?

A. No. Regulatory evasion can occur if, following an merger with an upstream input supplier, a downstream electric utility's purchases of the input become "internal" transactions, there by creating an incentive for the upstream input supplier to inflate the transfer price of inputs provided to the downstream electric utility. Here, RG&E does not supply natural gas delivery or any other input product to any regulated subsidiary of Energy East, and none of the Energy East LDCs (including NYSEG) provides natural gas delivery to RG&E. Second, the New York Public Service Commission has regulatory jurisdiction over both NYSEG and RG&E. As the Commission found in Brooklyn Union Gas, the New York Public Service Commission can address issues that might result from NYSEG's or RG&E's attempts to pass higher input prices through to its retail customers. Finally, as I noted previously, both NYSEG and RG&E are subject to NYPSC restrictions on passing through the cost of higher prices to their customers. As a result, there is no incentive for either to incur higher "internal" transfer costs, and the Merger raises no concerns relating to regulatory evasion.

Q. WHAT CONCLUSIONS DO YOU REACH REGARDING THE POTENTIAL FOR THIS MERGER TO CREATE VERTICAL MARKET POWER?

A. The proposed merger will not create vertical market power arising from Applicants' control of transmission facilities or generating sites, nor from their activities in the natural gas markets. All relevant portions of Applicants' electric transmission facilities are controlled by their respective ISOs. There is no concerning degree of control by Applicants over generating sites in the relevant markets.

     Applicants do not control any gas transmission pipeline, and their firm transmission rights on long haul pipelines do not confer any of the vertical market powers that have concerned the Commission.

     The merger easily passes the vertical screen required by Order No. 642 since the downstream market is not highly concentrated. Moreover, Applicants are not in a position to exercise market power in the upstream market.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 49 of 50

     Finally, because NYSEG and RG&E already are combination utilities, there is no increased ability to use their gas distribution systems to disadvantage gas-fired generation owned by competitors. Moreover, for the reasons described previously, because of location and existing transmission constraints, Energy East's New England gas utilities do not have the ability to disadvantage generators so as to raise prices in the west of Total East market, where both NYSEG and RG&E's generation is located.

Q. BASED ON YOUR ANALYSIS, DO YOU RECOMMEND THAT THE COMMISION APPLY THE "CORPORATE FAMILY" CODE OF CONDUCT RESTRICTIONS TO APPLICANTS SUCH AS IT DID IN DOMINION?

A. No. As I discussed previously, in Dominion, the Commission found that both the upstream and downstream markets were highly concentrated, and it found that the applicants controlled the CNG interstate pipeline system, which was an important transmission system serving relevant markets. In contrast, here the downstream market is not concentrated and, except for a small ownership interest in the Iroquois Pipeline, the Applicants own no interstate pipeline capacity. Their pipeline capacity contracts comprise only about 11 percent of the import capability into the New England and New York markets. The gas utility operations of both NYSEG and RG&E are open access systems, pursuant to the New York state requirements; further, generators are able to obtain service directly from an interstate pipeline. Additionally, generators can easily locate in areas not served by Applicants' LDCs. As discussed above, because of transmission constraints, Applicants' New England LDCs lack the ability to affect electricity prices in the New York markets where NYSEG's and RG&E's generation is located.

     All these factors support my conclusion that the proposed merger will not adversely affect competition in the downstream markets. Thus, there is no need to impose the expanded code of conduct standards such as were required in Dominion. Indeed, insofar as code of conduct standards, the situation is similar to Brooklyn Union Gas, where the Commission concluded that any attempts to discriminate against rival generators would be unlikely to affect prices significantly in the relevant downstream market and the merger could be approved without imposing additional regulatory safeguards.

                                                         EXHIBIT No. J-1 (WHH-1)
                                                                   Page 50 of 50


                              VIII.     CONCLUSION
                                        ----------

Q.   PLEASE  SUMMARIZE  YOUR  RECOMMENDATION.

A. I recommend that the Commission determine that this merger will not have an adverse effect on competition in markets subject to its jurisdiction.

Q.   DOES  THIS  COMPLETE  YOUR  TESTIMONY?

A.   Yes.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 1 of 9

WILLIAM  H.  HIERONYMUS                       MEMBER  OF  THE  MANAGEMENT  GROUP
--------------------------------------------------------------------------------


William Hieronymus has consulted extensively to managements of electricity and gas companies, their counsel, regulators and policy makers. His principal areas of concentration are the structure and regulation of network utilities and associated management, policy and regulatory issues. He has spent the last several years working on restructuring and privatization of utility systems internationally and on changing regulatory systems and management strategies in mature electricity systems. In his twenty-plus years of consulting to this sector he also has performed a number of more specific functional tasks including the selection of investments, determining procedures for contracting with independent power producers, assistance in contract negotiation, tariff formation, demand forecasting and fuels market forecasting. Dr. Hieronymus has testified frequently on behalf of utility clients before regulatory bodies, federal courts and legislative bodies in the United States and United Kingdom. Since joining Putnam, Hayes & Bartlett, Inc. (PHB) (which merged with Hagler Bailly, Inc. in 1998 and PA in October, 2000) he has contributed to numerous projects, including the following:

ELECTRICITY  SECTOR  STRUCTURE,  REGULATION  AND
RELATED  MANAGEMENT  AND  PLANNING  ISSUES

U.S.  MARKET  RESTRUCTURING  ASSIGNMENTS

     - Dr. Hieronymus is advising on the formation of a Transco in response to the FERC's Order 2000. His primary role is to advise on the concepts and details of market design.

     - Dr. Hieronymus serves as an advisor to the senior executives of an electric utility on restructuring and related regulatory issues and has worked with senior management in developing strategies for shaping and adapting to the emerging competitive market in electricity. As a part of this general assignment he has testified respecting regulatory filings with state agencies, evaluation of potential acquisitions and aspects of internal restructuring.

     - For several utilities seeking merger approval he has prepared and testified to market power analyses at FERC and before state commissions. He also has assisted in discussions with the Antitrust Division of the Department of Justice and in responding to information requests. The analyses he has sponsored cover the destination market-oriented traditional FERC tests, Justice Department-oriented market structure tests similar to the Order 592-required analyses, behavioral tests of market definition or of the ability to raise prices and examination of vertical market power arising from ownership of transmission and generation and from ownership of distribution facilities in the context of retail access. The mergers on which he has testified include both electricity mergers and combination mergers involving electricity and gas companies.

     - For utilities seeking to sell or purchase generating assets, he has provided analyses concerning market power in support of submissions under Sections 203 and 205 of the Federal Power Act and analyses required by state regulatory commissions.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 2 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------

     - For utilities and power pools preparing structural reforms, he has assisted in examining various facets of proposed reforms. This analysis has included both features of the proposals affecting market efficiency and those that have potential consequences for market power. Where relevant, the analysis also has examined the effects of alternative reforms on the client's financial performance and achievement of other objectives.

     - For the New England Power Pool he examined the issue of market power in connection with its movement to market-based pricing for energy, capacity and ancillary services. He also assisted the New England utilities in preparing their market power mitigation proposal. The main results of his analysis were incorporated in NEPOOL's market power filing before FERC.

     - For a coalition of independent generators, he has provided affidavits advising the FERC on changes to the rules under which the northeastern U.S. power pools operate.

     - As part of a large PHB team he assisted a midwest utility in developing an innovative proposal for electricity industry restructuring. This work formed the basis for that utility's proposals in its state's restructuring proceeding.

     - Dr. Hieronymus has contributed substantially to PHB's activities in the restructuring of the California electricity industry. In this context he also is a witness in California and FERC proceedings on the subject of market power and mitigation.

VALUATION  OF  UTILITY  ASSETS  IN  NORTH  AMERICA

     - He has testified in state securitization and stranded cost quantification proceedings, primarily in forecasting the level of market prices that should be used in assessing the future revenues and the operating contribution earned by the owner of the utilities' assets in energy and capacity markets. The market price analyses are tailored to the specific features of the market in which the utility will operate and reflect transmission-constrained trading over a wide geographic area. He also has testified in rebuttal to other parties' testimony concerning stranded costs and assisted companies in internal stranded cost and asset valuation studies.

     - He was the primary valuation witness on behalf of a western utility in an arbitration proceeding concerning the value of a combined cycle plant that was coming off lease that the utility wished to purchase.

     - He has contributed to the development of benchmarking analyses for U.S. utilities. These have been used in work with PHB's clients to develop regulatory proposals, set cost reduction targets, restructure internal operations and assess merger savings.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 3 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------

     - Dr. Hieronymus was a co-developer of a market simulation package that PHB has tailored to region-specific applications. He and other PHB personnel have provided numerous multi-day training sessions using the package to help our utility clients in educating management personnel in the consequences of wholesale and retail deregulation and in developing the skills necessary to succeed in this environment.

     - Dr. Hieronymus has made numerous presentations to U.S. utility managements on the U.K. electricity system and has arranged meetings with senior executives and regulators in the U.K. for the senior managements of U.S. utilities.

     - For an East Coast electricity holding company, he prepared and testified to an analysis of the logic and implementation issues concerning utility-sponsored conservation and demand management programs as alternatives to new plant construction.

     - In connection with nuclear generating plants nearing completion, he has testified in Pennsylvania, Louisiana, Arizona, Illinois, Missouri, New York, Texas, Arkansas, New Mexico and before the Federal Energy Regulatory Commission in plant-in-service rate cases on the issues of equitable and economically efficient treatment of plant cost for tariff setting purposes, regulatory treatment of new plants in other jurisdictions, the prudence of past system planning decisions and assumptions, performance incentives and the life-cycle costs and benefits of the units. In these and other utility regulatory proceedings, Dr. Hieronymus and his colleagues have provided extensive support to counsel, including preparation of interrogatories, cross-examination support and assistance in writing briefs.

     - On behalf of utilities in the states of Michigan, Massachusetts, New York, Maine, Indiana, Pennsylvania, New Hampshire and Illinois, he has submitted testimony in regulatory proceedings on the economics of completing nuclear generating plants that are currently under construction. His testimony has covered the likely cost of plant completion, forecasts of operating performance and extensive analyses of ratepayer and shareholder impacts of completion, deferral and cancellation.

     - For utilities engaged in nuclear plant construction, Dr. Hieronymus has performed a number of highly confidential assignments to support strategic decisions concerning continuing the construction projects. Areas of inquiry included plant cost, financial feasibility, power marketing opportunities, the impact of potential regulatory treatments of plant cost on shareholders and customers and evaluation of offers to purchase partially completed facilities.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 4 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------


     - For an eastern Pennsylvania utility that suffered a nuclear plant shutdown due to NRC sanctions relating to plant management, he filed testimony regarding the extent to which replacement power cost exceeded the costs that would have occurred but for the shutdown.

     - For a major midwestern utility, he headed a team that assisted senior management in devising its strategic plans including examination of such issues as plant refurbishment/life extension strategies, impacts of increased competition and diversification opportunities.

     - On behalf of two West Coast utilities, he testified in a needs certification hearing for a major coal-fired generation complex concerning the economics of the facility relative to competing sources of power, particularly unconventional sources and demand reductions.

     - For a large western combination utility, Dr. Hieronymus participated in a major 18-month effort to provide it with an integrated planning and rate case management system. His specific responsibilities included assisting the client in design and integration of electric and gas energy demand forecasts, peak load and load shape forecasts and forecasts of the impacts of conservation and load management programs.

     - For two midwestern utilities, he prepared an analysis of intervenor-proposed modifications to the utilities' resource plans. He then testified on their behalf before a legislative committee

     - For a major combination electric and gas utility, he directed the adaptation of a PHB-developed financial simulation model for use in resource planning and evaluation of conservation programs.

U.K.  ASSIGNMENTS

     - Following promulgation of the White Paper setting out the general framework for privatization of the electricity industry in the United Kingdom, Dr. Hieronymus participated extensively in the task forces charged with developing the new market system and regulatory regime. His work on behalf of the Electricity Council and the twelve regional electricity councils focused on the proposed regulatory regime, including the price cap and regulatory formulas, and distribution and transmission use of system tariffs. He was an active participant in industry-government task forces charged with creating the legislation, regulatory framework, initial contracts and rules of the pooling and settlements system. He also assisted the regional companies in the valuation of initial contract offers from the generators, including supporting their successful refusal to contract for the proposed nuclear power plants that subsequently were canceled as being non-commercial.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 5 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------

     - During the preparation for privatization, he assisted several of the U.K. individual electricity companies in understanding the evolving system, in development of use of system tariffs, and in developing strategic plans and management and technical capabilities in power purchasing and contracting. He continued to advise a number of clients, including regional companies, power developers, large industrial customers and financial institutions on the U.K. power system for a number of years after privatization.

     - Dr. Hieronymus assisted four of the regional electricity companies in negotiating equity ownership positions and developing the power purchase contracts for a 1,825 megawatt combined cycle gas station. He also assisted clients in evaluating other potential generating investments including cogeneration and non-conventional resources.

     - He also has consulted on the separate reorganization and privatization of the Scottish electricity sector. PHB's role in that privatization included advising the larger of the two Scottish companies and, through it, the Secretary of State on all phases of the restructuring and privatization, including the drafting of regulations, asset valuation and company strategy.

     - He has assisted one of the Regional Electricity Companies in England and Wales in the 1993 through 1995 regulatory proceedings that reset the price caps for its retailing and distribution businesses. Included in this assignment have been policy issues such as incentives for economic purchasing of power, the scope of the price control, and the use of comparisons among companies as a basis for price regulation. His model for determining network refurbishment needs was used by the regulator in determining revenue allowances for capital investments.

     - He assisted this same utility in its defense against a hostile takeover, including preparation of its submission to the Cabinet Minister who had the responsibility for determining whether the merger should be referred to the competition authority.

ASSIGNMENTS  OUTSIDE  THE  U.S.  AND  U.K.

     - Dr. Hieronymus has assisted a large state-owned European electricity company in evaluating the impacts of the 1997 EU directive on electricity that inter alia requires retail access and competitive markets for generation. The assignment includes advice on the organizational solution to elements of the directive requiring a separate transmission system operator and the business need to create a competitive marketing function.

     - For the European Bank for Reconstruction and Development he performed analyses of least cost power options, and evaluated the return on a major plant investment that the Bank was considering in a partially completed nuclear plant in Slovakia. Part of this assignment was a forecast of electricity prices, both in Eastern Europe and for potential exports to the west.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 6 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------

     - For the OECD he performed a study of energy subsidies worldwide and the impact of subsidy elimination on the environment, particularly on greenhouse gases.

     - For the Magyar Villamos Muvek Troszt, the electricity company of Hungary, he developed a contract framework to link the operations of the different entities of an electricity sector in the process of moving from a centralized command and control system to a decentralized, corporatized system.

     - For Iberdrola, the largest investor-owned Spanish electricity company, he assisted in development of their proposal for a fundamental reorganization of the electricity sector, its means of compensating generation and distribution companies, its regulation and the phasing out of subsidies. He also has assisted the company in evaluating generation expansion options and in valuing offers for imported power.

     - Dr. Hieronymus contributed extensively to a project for the Ukrainian Electricity Ministry, the goal of which is to reorganize the Ukrainian electricity sector and prepare it for transfer to the private sector and the attraction of foreign capital. The proposed reorganization will be based on regional electricity companies, linked by a unified central market, with market-based prices for electricity.

     - At the request of the Ministry of Power of the USSR, Dr. Hieronymus participated in the creation of a seminar on electricity restructuring and privatization. The seminar was given for 200 invited Ministerial staff and senior managers for the USSR power system. His specific role was to introduce the requirements and methods of privatization. Subsequent to the breakup of the Soviet Union, he continued to advise the Russian energy and power ministry and government-owned generation and transmission company on restructuring and market development issues.

     - On behalf of a large continental electricity company he analyzed the proposed directives from the European Commission on gas and electricity transit (open access regimes) and on the internal market for electricity. The purpose of this assignment was to forecast likely developments in the structure and regulation of the electricity sector in the common market and assist the client in understanding their implications.

     - For the electric utility company of the Republic of Ireland, he assessed the likely economic benefit of building an interconnector between Eire and Wales for the sharing of reserves and the interchange of power.

     - For a task force representing the Treasury, electric generating and electricity distribution industries in New Zealand, he undertook an analysis of industry structure and regulatory alternatives for

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 7 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------

          achieving economically efficient generation of electricity. The analysis explored how the industry likely would operate under alternative regimes and their implications for asset valuation, electricity pricing, competition and regulatory requirements.

TARIFF  DESIGN  METHODOLOGIES
AND  POLICY  ISSUES

     - Dr. Hieronymus participated in a series of studies for the National Grid Company of the United Kingdom and for ScottishPower on appropriate pricing methodologies for transmission, including incentives for efficient investment and location decisions.

     - For a U.S. utility client, he directed an analysis of time-differentiated costs based on accounting concepts. The study required selection of rating periods and allocation of costs to time periods and within time periods to rate classes.

     - For EPRI, he directed a study that examined the effects of time-of-day rates on the level and pattern of residential electricity consumption.

     - For the EPRI-NARUC Rate Design Study, Dr. Hieronymus developed a methodology for designing optimum cost-tracking block rate structures.

     - On behalf of a group of cogenerators, he filed testimony before the Energy Select Committee of the UK Parliament on the effects of prices on cogeneration development.

     - For the Edison Electric Institute (EEI), he prepared a statement of the industry's position on proposed federal guidelines on fuel adjustment clauses. He also assisted EEI in responding to the U.S. Department of Energy (DOE) guideline on cost-of-service standards.

     - For private utility clients, he assisted in the preparation of comments on draft Federal Energy Regulatory Commission (FERC) regulations and in preparing their compliance plans for PURPA Section l33.

     - For the EEI Utility Regulatory Analysis Program, he co-authored an analysis of the DOE position on the purposes of the Public Utilities Regulatory Policies Act of 1978. The report focused on the relationship between those purposes and cost-of-service and ratemaking positions under consideration in the generic hearings required by PURPA.

     - For a state utilities commission, Dr. Hieronymus assessed its utilities' existing automatic adjustment clauses to determine their compliance with PURPA and recommended modifications.

     - For the DOE, he developed an analysis of automatic adjustment clauses currently employed by electric utilities. The focus of this analysis was on efficiency incentive effects.

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 8 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------


     - For the commissioners of a public utility commission, he assisted in preparation of briefing papers, lines of questioning and proposed findings of fact in a generic rate design proceeding.

SALES  FORECASTING  METHODOLOGIES
FOR  GAS  AND  ELECTRIC  UTILITIES

     - For the White House Sub-Cabinet Task Force on the future of the electric utility industry, Dr. Hieronymus co-directed a major analysis of "least-cost planning studies" and "low-growth energy futures." That analysis was the sole demand-side study commissioned by the task force and formed an important basis for the task force's conclusions concerning the need for new facilities and the relative roles of new construction and customer side-of-the-meter programs in utility planning.

     - For a large eastern utility, he developed a load forecasting model designed to interface with the utility's revenue forecasting system-planning functions. The model forecasts detailed monthly sales and seasonal peaks for a 10-year period.

     - For the DOE, he directed the development of an independent needs assessment model for use by state public utility commissions. This major study developed the capabilities required for independent forecasting by state commissions and constructed a forecasting model for their interim use.

     - For several state regulatory commissions, Dr. Hieronymus has consulted in the development of service area level forecasting models of electric utility companies.

     - For EPRI, he authored a study of electricity demand and load forecasting models. The study surveyed state-of-the-art models of electricity demand and subjected the most promising models to empirical testing to determine their potential for use in long-term forecasting.

     - For a midwestern electric utility, he has provided consulting assistance in improving its load forecast and has testified in defense of the revised forecasting models.

     - For an East Coast gas utility, he testified with respect to sales forecasts and provided consulting assistance in improving the models used to forecast residential and commercial sales.

OTHER  STUDIES  PERTAINING  TO
REGULATED  AND  ENERGY  COMPANIES

     - In a number of antitrust and regulatory matters, Dr. Hieronymus has performed analyses and litigation support tasks. These include both Sherman Act

                                                         EXHIBIT NO. J-2 (WHH-2)
                                                                     Page 9 of 9

WILLIAM  H.  HIERONYMUS
SENIOR  VICE  PRESIDENT
--------------------------------------------------------------------------------

          Section One and Two cases, contract negotiations, generic rate hearings, ITC hearings and a major asset valuation suit. In a major antitrust case, he testified with respect to the demand for business telecommunications services and the impact of various practices on demand and on the market share of a new entrant. For a major electrical equipment vendor he has testified on damages with respect to alleged defects and associated fraud and warranty claims. In connection with mergers for which he is the market power expert, he is assisting clients in responding to the Antitrust Division of the U.S. Department of Justice's Hart-Scott-Rodino requests.

     - For a private client, he headed a project that examined the feasibility and value of a major synthetic natural gas project. The study analyzed both the future supply costs of alternative natural gas sources and the effects of potential changes in FPC rate regulations on project viability. The analysis was used in preparing contract negotiation strategies.

     - For a industrial client considering development and marketing of a total energy system for cogeneration of electricity and low-grade heat, he developed an estimate of the potential market for the system by geographic area.

     - For the U.S. Environmental Protection Agency (EPA), Dr. Hieronymus was the principal investigator in a series of studies for forecasting future supply availability and production costs for various grades of steam and metallurgical coal to be consumed in process heat and utility uses.

Dr. Hieronymus has addressed a number of conferences on such issues as market power, industry restructuring, utility pricing in competitive markets, international developments in utility structure and regulation, risk analysis for regulated investments, price squeezes, rate design, forecasting customer response to innovative rates, intervenor strategies in utility regulatory proceedings, utility deregulation and utility-related opportunities for investment bankers.

Before joining PHB, Dr. Hieronymus was program manager for Energy Market Analysis at Charles River Associates. Previously, he served as a project director at Systems Technology Corporation and as an economist while serving in the U.S. Army. He is a present or past member of the American Economics Association and the International Association of Energy Economists, and a past member of the Task Force on Coal Supply of the New England Energy Policy
Commission. He is the author of a number of reports in the field of energy economics and has been an invited speaker at numerous conferences.

Dr. Hieronymus received a B.A. from the University of Iowa and M.A. and Ph.D. degrees in economics from the University of Michigan.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 1 of 16

                              DATA AND METHODOLOGY
                                Table of Contents
                                -----------------

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . .   2
REGIONS MODELED IN ANALYSIS. . . . . . . . . . . . . . . .   2
ESTIMATING SUPPLY RESOURCES FOR EACH NODE. . . . . . . . .   3
     SUPPLY CAPACITY . . . . . . . . . . . . . . . . . . .   3
     SUPPLY COST . . . . . . . . . . . . . . . . . . . . .   5
TRANSMISSION NETWORK . . . . . . . . . . . . . . . . . . .   6
     TRANSMISSION CAPACITY . . . . . . . . . . . . . . . .   6
     TRANSMISSION RATES. . . . . . . . . . . . . . . . . .   9
     ALLOCATION OF LIMITED TRANSMISSION. . . . . . . . . .  11
ATTRIBUTING NATURAL GAS-FIRED GENERATING UNITS . . . . . .  14

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 2 of 16

                                  INTRODUCTION
                                  ------------

This document describes the data required to conduct the market power analyses that are based on CASm and the delivered price test methodology. In addition, the source and methodology used to collect and input the necessary data is described. The delivered price test requires estimating the generating resources for each of the potential suppliers in the model, specifying the transmission network that these suppliers can use to reach the relevant destination market, and the destination market price. In addition, in the downstream portion of the vertical market power analysis, fuel suppliers are attributed market shares and a mapping between fuel suppliers and electric generating capacity is conducted prior to calculating concentration statistics. PA Consulting's Competitive Analysis Screening model ("CASm") was used to conduct the delivered price test. A complete description of CASm is provided in Exhibit No. J-4__(WHH-4). Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "Node" or area that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. This limit is the control area to control area limit. Flow restrictions can also be applied across sets of links to capture any relevant simultaneous limits. Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic criterion of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on a proration method, described below.

                           REGIONS MODELED IN ANALYSIS
                           ---------------------------

The list of utilities (and corresponding abbreviations used in other exhibits) is included in workpapers. Included in the analysis are utilities from each of the following NERC regions:

     -    East  Central  Area  Reliability  Coordination  Agreement  ("ECAR")

     -    Mid-America  Interconnected  Network  ("MAIN")

     -    Mid-Atlantic  Area  Council  ("MAAC")

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 3 of 16

     -    New  York  Power  Pool  ("NYPP")

     -    Northeast  Power  Coordinating  Council  ("NPCC")

     -    Southeastern  Electric  Reliability  Council  ("SERC")

The model includes all significant generation and load sources, including traditional utilities, Independent Power Producers ("IPPs"), Non-Utility Generators ("NUGs"), municipal utilities and cooperatives. These are generally modeled as individual Nodes in the model.

This list of candidate suppliers does not pre-judge the question of the geographic scope of the specific destination market, which is determined via the delivered price test.(1)

                    ESTIMATING SUPPLY RESOURCES FOR EACH NODE
                    -----------------------------------------

Supply curves, consisting of a price and quantity for each node, are developed and entered into CASm.

SUPPLY  CAPACITY

The main source for data on generating plant capability, including non-utility generators ("NUGs"), is the Form EIA-411. Information from the New York Independent System Operator's 2000 Load and Capacity Data (i.e., the "Gold Book") was also used. Publications dated April 2000 (the most up-to-date data available) were used, supplemented by earlier editions as necessary. The EIA-411 provides data on summer and winter capacity, planned retirements and additions and jointly-owned units. For jointly-owned plants, shares were assigned to each of the respective owners. Summer ratings were used for the summer and shoulder periods and winter ratings for the winter period. The data were adjusted to reflect planned retirements and capacity additions through 2002, as detailed in the EIA-411 forms.

--------------------
1. This list was selected in recognition of the Commission's guidance regarding the number of wheels a potential supplier can realistically travel and still be considered a player in the destination market. For example, in FirstEnergy, the Commission limited the number of wheels "a supplier could reasonably travel to reach the destination market," recognizing that "[m]ore distant suppliers would face considerable losses and transmission costs." 80 FERC 61,039 at 61,104. In FirstEnergy, the Commission limited the potential suppliers to those within four wheels. Ibid.
     -----

     Also, the request for comments on the use of computer models in merger analysis suggests that "three wheels has been deemed adequate." Inquiry Concerning the Commission's Policy on the Use of Computer Models in Merger Analysis, Notice of Request for Written Comments and Intent to Convene a Technical Conference, Docket No. PL98-6-000, April 16, 1998, page 24. Including a broader geographic region implies adding additional potential suppliers not controlled by the Applicants; thus, defining the set of potential suppliers in this manner is conservative.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 4 of 16

Merchant plants that are scheduled to enter service by 2002 were included in the model based on consultations with the applicants and PA's own review. These new plants, however, were limited to those that have passed project, regulatory or financial hurdles (e.g., interconnection agreements, financing, regulatory approvals or site permits), or which have started construction.

The capacity representing firm purchases and sales and shares of jointly-owned units was "moved" in the model from its actual physical location to the geographic location of the buyer.(2) This treatment is consistent with using the public source ATC transmission data that represent the incremental amount of capacity available for conducting trades after accounting for base flows on the system. Thus, the methodology is consistent with the transmission data that was used to reflect available transmission capacity.

Each supplier's generating resources were adjusted to reflect long-term capacity purchase and sales.(3) Purchases and sales (of one year or more duration) were identified from publicly available information, such as FERC Form 1 and EIA Form 412 filings (or databases based on these forms), Form EIA-411, individual utility resource plans and NERC's Electricity Supply and Demand ("ES&D") database. These public data on purchases and sales, however, are not entirely complete or consistent across sources.

To the extent a utility has sold capacity under a long-term agreement, ownership over that resource is assumed to pass to the buyer.(4) Accordingly, as with jointly-owned units, generation ownership was adjusted to reflect the transfer of control by assuming that the sale resulted in a decrease in capacity for the seller and a corresponding increase in capacity for the buyer. Consistent with guidance provided in Appendix A, it was assumed that system power sales were comprised of the lowest-cost supply for the seller unless a more representative price could be identified.(5) To the extent that long-term sales could be

--------------------
2. The exception would be sales in areas where traditional control areas are not modeled but rather geographic locations based on transmission constraints. In these areas (such as New York), the sales were left in the geographic area where the sale occurred unless information to the contrary was available.

3.   This  treatment  does  not  include  requirements  contracts.

4. Consistent with this assumption, NUGs were assumed to be under the control of the purchasing utility.

5. "[T]he lowest running cost units are used to serve native load and other firm contractual obligations" (Appendix A, p. 11). The lowest-cost supply that was available year-round (i.e., excluding hydro) was used.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 5 of 16

identified specifically as unit sales, the capacity of the specific generating unit was adjusted and the variable element of the purchase price attributed to the sale was the variable cost of the unit. The dispatch price for system purchases was based on the energy price reported for long-term purchases in the FERC Form 1 where such purchases could be identified and a variable cost price determined.(6)

Since the delivered price test is intended to evaluate energy products, the capacity (in MWs) reported in the Form EIA-411 was de-rated to approximate the actual availability of the units in each period. That is, it was assumed that generation capacity would be unavailable during some hours of the year for either (planned) maintenance or forced (unplanned) outages. Data reported in the most recent NERC Generating Availability Data System was used to calculate the "average equivalent availability factor" to estimate total outages, and the "average equivalent forced outage rate" to estimate forced outages for fossil and nuclear plants.(7) Scheduled maintenance was assumed to occur only during the non-peak (shoulder) seasons and forced outages were assumed to occur uniformly throughout the year.

This treatment of generating availability is designed to account for the fact that resource availability changes by season. It is consistent with how the time periods evaluated were defined (based on similar load hours in each season, rather than by similar load hours for the entire year), and with specifying transmission capacity by season, as discussed below.(8)

SUPPLY  COST

In calculating the supply curves, supply from each unit was assumed to be available at any price above its incremental cost (the delivered price test assumes supply is economic if its cost is up to 105% of the competitive market price). The incremental cost is calculated by multiplying the fuel cost for the unit by the unit's efficiency (heat rate) and adding any additional variable

--------------------
6. In instances where the purchases could not be matched with FERC Form 1 data, the dispatch price was estimated.

7. These data were supplemented, where necessary, by data from other public sources such as NERC and Electric Power Research Institute.

8. A spreadsheet detailing the capacity and price of the units in the model is included in a set of workpapers filed with the application.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 6 of 16

costs that may apply, such as costs for variable operations and maintenance and costs for environmental controls.(9)

                              TRANSMISSION NETWORK
                              --------------------

Appendix A specified that the transmission system be modeled on the basis of inter-control area ATCs or TTCs using transmission prices based on transmission providers' maximum non-firm OATT rates except where lower rates could be clearly documented. This dictated a transportation representation of the transmission network and the structure of CASm was designed to conform to Appendix A. This representation remains appropriate for portions of the United States, where transmission service is generally provided under each transmission provider's Open Access tariff. Basing tariffs on OATT rates is increasingly undercut by RTO transmission pricing arrangements, however, and the Commission has instructed applicants to account for them.(10) Also, some existing pricing systems create a more complex matrix of transmission prices that is not wholly consistent with a transportation model. Nonetheless, with some simplification, each of these alternative arrangements can be modeled in CASm, as described below.

TRANSMISSION  CAPACITY

Limits were placed on the amount of capacity that could be transferred over the transmission network by both non-simultaneous control area to control area limits and simultaneous interface limits. Control area-to-control area limits are still applicable in most of the regions modeled.

Control  Area  to  Control  Area  Limits
----------------------------------------

Control area to control area transmission capability was taken primarily from postings on the Open Access Same-Time Information System or "OASIS." OASIS reports Total Transmission Capability ("TTC"), firm Available Transmission Capability ("ATC") and non-firm ATC. Data generally are provided monthly for a twelve-month period starting with the next month. Monthly non-firm ATCs

--------------------
9. For NUGs, the incremental costs were estimated based on the energy price reported in relevant regulatory filings, if available. Otherwise, NUGs were assumed to be must-run and the variable costs set to zero. New merchant capacity and cogeneration capacity included in the analysis was priced assuming an average full-load heat rate of 10,000 Btu/kWh for combustion turbines and 7,000 Btu/kWh for combined cycle plants. Specific heat rates were assigned for new units based on a dispersion analysis, which is discussed below. Variable O&M costs for new units is assumed to be the same as for existing units.

10.  Merger  NOPR,  page  29.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 7 of 16

postings starting in March 2001 were used in most instances. Seasonal differences in transmission capability were captured by using the average of June-August postings to represent a summer capability; the average of December-February postings to represent a winter capability; and the average of remaining months to represent a shoulder capability.(11)

Using an ATC value, as opposed to a TTC value, is appropriate in most cases given the manner in which generating resources were moved to each node to reflect for jointly-owned units and long-term purchases and sales. Non-firm ATCs are the appropriate input assumption for transfer capability since Economic Capacity and Available Economic Capacity are intended to reflect competition in non-firm energy.(12)

Transmission  in  NEPOOL,  NYPP  and  PJM
-----------------------------------------

In NEPOOL, no internal transmission constraints were applied between control areas / entities since there are no frequently binding transmission constraints within NEPOOL and power pricing in NEPOOL is based on a single, system-wide price. In NYPP and PJM, transmission constraints were applied based on geographical region, not on control areas, as discussed below.(13)

NEPOOL is a single control area and a "tight" power pool, with central economic dispatch of all generation and transmission facilities by ISO-New England, and transmission within the region faces a unified, non-pancaked tariff. Moreover, there are no systematic transmission constraints within NEPOOL.(14)

--------------------
11. In instances where two parties post different capability for the same path, the lower of the reported values was generally used. This assumption was made on the basis that if a party sought use of a particular path, the lower of the reported values would be applicable unless the utilities at both the receipt and delivery points could agree differently.

     In addition, third-party postings, i.e., ATCs from one utility to another utility that it is not directly interconnected with, were not included in the analyses.

12. In reality, utilities frequently post the same value for both firm and non-firm ATCs.

13. In regions outside of NEPOOL, NYPP, and PJM, the transmission was specified as discussed above (i.e., generally on the basis of control areas that post information on OASIS).

14. NEPOOL's restructuring and market rate filings were based on a single market without systematic internal constraints. The Commission's findings on market power relied, in part, on the absence of constraints and the Commission noted that no intervenor contested the use of a single NEPOOL market for market power analysis purposes. "We accept NEPOOL's definition of the geographic market as New England during periods when transmission is not constrained. Historically, transmission constraints within New England have been rare. No intervenor disputes NEPOOL's definition." New England Power Pool, 85 FERC at 62,477.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 8 of 16

Consequently, and consistent with this Commission precedent, NEPOOL was considered to be a geographic economic market for the delivered price test (reported as the "NEPOOL" market in the Exhibits and workpapers).

Like NEPOOL, NYPP is a single control area and a "tight" power pool, with central economic dispatch of all generation and regional transmission facilities by ISO-New York , and transmission within the region faces a unified, non-pancaked tariff. Consequently, and consistent with Commission precedent, NYPP was considered to be a relevant geographic market (reported as the "NYPP" market in Exhibits and workpapers). An "East of Total-East" market was also evaluated as a separate destination market (reported as the "NYPP_ETE" market in Exhibits and workpapers) in recognition of the "Total-East" interface. Total-East is the primary interface through which power moves into the eastern half of New York State. This interface constitutes a transmission constraint that can cause marginal production costs to differ, sometimes substantially, between the downstate and upstate portions of the state, thus creating a separate market.(15)

PJM was modeled as four zones, defined by three transmission interfaces: West, Central and East.(16) Thus, for example, units in the far west of Pennsylvania must compete for capacity across both the PJM-West and PJM-Central interfaces to reach the PJM-East region. Each zone, as well as the entire PJM region, was evaluated as a separate destination market. These are reported as the "PJM_ALL", "PJM_C+E", "PJM_EAST", and "PJM_W+C+E" markets in Exhibits and workpapers.

For transmission capability within NYPP and into NYPP from Canada, the primarily data source on transfer capability used was that published by the NYPP in Load & Capacity Data. These data reflect transfer capabilities between market areas within New York (under normal conditions) as well as import capability into New York. The inter-area NYPP data already take into account loop flow effects that limit the interface to below the thermal limit of individual lines.

The transfer limits reported for the interfaces in NYISO and PJM are stated as a Total, rather than Available, Transfer capabilities. Thus, in these regions purchases and sales and jointly-owned units were modeled at their actual

--------------------
15. The current Total-East transfer limit is about 5300 MW. The other corridor through which power moves into eastern New York is through the interface between NYPP and NEPOOL, which has a transfer limit of about 1,600 MW.

16.  See  Pennsylvania-New  Jersey-Maryland  Interconnection,  81  FERC  61,257
     (1997); PJM Interconnection, 86 FERC 61,247 (1999); Jersey Central Power & Light Co., 88 FERC 62,223 (1999).

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                    Page 9 of 16

location on the grid. The exception is where long term transmission reservations have been made to transport energy from the western side of the New York East-West interface into the Eastern (New York City, Long Island) part of the state.In order to account for the transmission arrangements in PJM, NYISO, and NEPOOL, it was assumed that transmission charges and losses were not assessed for internal non-firm energy trades in these regions. The applicable out or through rates for each region, including losses, were applied for transfers between the regions.

Simultaneous  Import  Capability
--------------------------------

These  are  shown  in  workpapers  and  were  applied  in  the  model.

TRANSMISSION  RATES

The Commission's Appendix A guidelines implicitly assume a depiction of the transmission system wherein control area to control area transactions occur using each of the relevant control area's Open Access (Order 888) tariffs. Appendix A also instructs applicants to model any applicable discounts that are systematically available, and to account for regional transmission organizations as they arise.

In implementing transmission rates into the analysis, regardless of the transmission regime, it has been assumed that transmission charges would be incurred for the transmission system where the generator is located and for wheeling the power through intermediate systems, but not for the destination market. No transmission charge is included for the transmission system in which the load is located. This has no impact on the analysis, since including this charge (the transmission charge included in the bundled rate of the transmission provider in the area where the customer is located, or the "zonal" or postage stamp charges in the case of an RTO) would symmetrically raise the delivered cost for each supply to reach the destination market by the same amount. Thus, the relative economics would not be impacted.(17) Losses, which are assumed to be 2.8 percent, are assessed for each wheel incurred along the path to deliver power to the destination market but are not added for the final wheel into the destination market.

--------------------
17. Likewise, distinctions between "bundled and unbundled" transactions, which affect the price paid for the final delivery of power, do not affect the relative delivered prices of competing supplies.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 10 of 16

There exist, or will exist, regional transmission arrangements in the regions modeled that can alter the cost of transmission (indeed, lowering the costs in each instance), either by providing for lower rates or by eliminating pancaking of transmission rates. For example, in the near future RTOs will reduce the cost of transmission by eliminating pancaking. These alternative transmission tariffs were incorporated into CASm, with some simplifying assumptions described below.

Order  888  Tariffs
-------------------

Consistent with Order No. 592, the ceiling rates in Exhibit 8 (Non-Firm Point-to-Point Transmission Service) of each utility's Order No. 888 filings were used for utilities that are not part of RTO arrangements.(18) In many instances, utilities report both on-peak and off-peak ceiling rates in its Order No. 888 filing. If so, then the applicable transmission rate for the on- and off-peak periods were used. If not, then the filed ceiling rate was applied for all periods. Ancillary service charges from Exhibits 1 (Scheduling, System Control and Dispatch Service) and 2 (Reactive Supply and Voltage Control from Generation Sources Service) of Order No. 888 filings were added where applicable to determine the final rates.

Midwest ISO and Alliance RTO(19)
----------------------------

Two rates were derived for each of the RTOs included in the analysis. First, a weighted average tariff rate was calculated and applied for transactions that travel "through" and "out" of the RTO and is applied for all paths from a RTO member to a non-RTO member. This rate is calculated as the weighted average of all of the RTO members rates using publicly available data for the weights and tariff data from the individual company's Order 888 tariffs.(20) The second

--------------------
18. In some cases, individual utility rates also are relevant to the zonal rates and for computing "through and out" rates within RTOs. In instances where transmission data were not reported in dollars per MWh, the $/MW rates were converted to $/MWh rates using the "Appalachian" method. 39 FERC 61,296 at 61,965.

19. According to the latest filied applications pursuant to the MISO agreement the following are members of the MISO;e Alliant Energy, American Transmission Company (Milwaukee, WI) CILCO, Cinergy, Commonwealth Edison, Hoosier Energy Rural Electric Cooperative, LG&E Energy, Madison Gas & Electric, Northwestern Wisconsin Electric, Southern Illinois Power Cooperative, Southern Indiana Gas & Electric, Upper Peninsula Power, Wabash Valley Power Association, Wisconsin Electric Power and Wisconsin Public Service Corporation,, and Xcel Energy (formerly Northern States Power). Recently Ameren, ComEd, and IP announced their intentions to leave the MISO and join the Alliance RTO and these utilities were modeled as part of the Alliance RTO. Currently, the other members of the Alliance RTO are AEP, Consumers Energy, Detroit Edison, FirstEnergy, Northern Indiana Public Service and Virginia Electric & Power. (http://www.alliancerto.com/PARTICIP.HTM)
      ---------------------------------------

20. The RTO rate derivations were based on an illustrative calculation shown in a MISO filing with FERC, which shows a unified tariff rather than a calculation based on weighted averages per se. This should differ from the methodology used only in that the inter-system diversity (about 2 percent) would be taken into account using the methodology shown in the filing.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 11 of 16

rate, the "in" and "within" rate, is applicable for trades into and within the RTO. This rate is based on the zone where the load is located. As discussed earlier, the final import rate is not applied in CASm; thus the zonal RTO rates are not used in the analyses. Derivations of the MISO and Alliance RTO rates are provided in workpapers.

ALLOCATION  OF  LIMITED  TRANSMISSION

Appendix A notes that there are various methods for allocating transmission, and that Applicants should support the method used.(21) There are two basic approaches to allocating limited transmission capacity: economic and pro rata. Under an economic allocation, available transmission is assigned on the basis of the cost of the capacity (energy) competing to use limited transmission capability. The lowest cost capacity is assumed to have a priority in using the transmission. Higher cost generation is excluded, despite its having costs below 105 percent of the destination market price. In contrast, pro rata methods of allocation treat all generation that meets the delivered price test equally in allocating scarce transmission.

The paradigm lying behind the proration required by the Order No. 592 delivered price test (whether economic or pro rata methods are used) can be likened to a tree, for which the root is the destination market. At the furthest extremes are small branches, each one of which is connected to a single larger branch and so on until the trunk and root are reached. There is no ambiguity concerning the path. Hence, at every node (joining with a large branch), all of the capacity that can access the limited capacity of the branch can be calculated; each small branch's capacity is reduced proportionately to the capacity of the branch. This can be repeated successively, moving inward to the destination market.

Even taking into account the simplifications required by a "transportation" representation of transmission, real world transmission systems are more complex. The "small branch" distant utilities have multiple paths by which a destination market can be reached. In some cases, paths may first be in a direction away from the destination market, looping around onto another path to

--------------------
21. Order No. 592, 31,044 at 30,133. ("In many cases, multiple suppliers could be subject to the same transmission path limitation to reach the same destination market and the sum of their economic generation capacity could exceed the transmission capability available to them. In these cases, the ATC must be allocated among the potential suppliers for analytic purposes. There are various methods for accomplishing this allocation. Applicants should support the method used.")

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 12 of 16

it. An analysis that takes this important complexity into account is computationally very difficult. Allocation methods differ partly in terms of how the problem is simplified in order to make computation tractable.

The major drawback of using an economic allocation is that it tends to continually reallocate the same low cost energy, principally hydro and nuclear energy (and non-dispatchable NUG capacity) over and over to each destination market in the Economic Capacity measure. This occurs partly because Appendix A does not take into consideration the opportunity cost of supplying alternative markets to the destination market being analyzed,(22) but primarily because each destination market is analyzed separately. This allows the same low cost supplies to be allocated to each of the destination markets. While this is not wholly inappropriate, since the purpose of Appendix A is to measure potentially competing supply to each destination market, it does mean that the very low cost supplies can travel far and wide and occupy a highly disproportionate share of available transmission. This repeated allocation of the same energy is particularly troublesome given the large area involved in the analysis in the instant case. This flaw is less severe in the Available Economic Capacity measure, where the native load obligations absorb each control area's lowest cost resources.

For purposes of this analysis, limited transmission capacity was allocated using a "squeeze-down" method, so-named because it seeks to prorate capacity at each node and is the likely closest approximation to what the Commission applied in the FirstEnergy merger(23) that is computationally feasible. Under this method, shares of available transmission are allocated at each interface, diluting as they get closer to the destination market. When there is economic supply (i.e., having a delivered cost less than 105 percent of the destination market price) competing to get through a constrained transmission interface into a control area, the transmission capability is allocated to the suppliers in proportion to the amount of economic supply each supplier has outside the interface.

--------------------
22. Indeed, if opportunity costs were taken into account, and one was considering a regional dispatch, available transmission capacity appropriately would be allocated on the basis of economics.

23. Ohio Edison Company, et al., 80 FERC 61,039 at 61,107. ("When there was more economic capacity (or available economic capacity) outside of a transmission interface than the unreserved capability would allow to be delivered into the destination market, the transmission capability was allocated to the suppliers in proportion to the amount of economic capacity each supplier had outside the interface.")

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 13 of 16

Shares on each transmission path are based on the shares of deliverable energy at the source node for the particular path being analyzed. The calculations start at the outside of a network defined with the destination market as its center and end at the destination market itself. A series of decision rules are required to accomplished this proration. The purpose of these decision rules is limited to assigning a unique power flow direction to each link for any given destination market analysis. Once the links are given a direction, the complex network can be solved. CASm implements a series of rules to determine the direction of the path. The first rule (and the one expected to be applied most frequently) is based on the direction of the flow under an economic allocation of transmission capacity. Other options take into consideration the predominant flow on the line based on desired volume (the amount of economic capacity seeking to reach the destination market, the number of participants seeking to use a path in a particular direction and the path direction that points toward the destination market.

The model proceeds to assign each supplier at each node a share equal to their maximum supply capability. At each node, "new" suppliers (those located at the node outside of the next interface) are given a share equal to their supply capability and the shares of more distant suppliers (those who have had to pass through interfaces more remote from the destination market in order to reach the node) are scaled down to match the line capacity into the node. Ultimately, the shares at the destination market represent the prorated shares of economic capacity that is economically and physically feasible.

CASm's operation is the same in the horizontal and vertical applications with one exception, arising from how CASm's considers market participants when allocating transmission on a prorata basis. The prorata allocation of transmission capacity is modified for the vertical study in order to ensure that a prorata share of each fuel type (e.g., coal, gas, and oil) is delivered to the destination market. Without this modification, the gas-fired plants in Nodes outside the destination market would be allocated very little, if any, transmission capacity because base-load plant, with lower dispatch costs, would be allocated first by CASm.(24) For a standard horizontal study, this does not matter because the allocation of base-load plant versus gas-fired plant for the

--------------------
24. Specifically, by default CASm considers each Node as a single entity when calculating the amount of scarce transmission capacity that should be allocated to each participant, rather than evaluating each individual generating unit (or "tranche"). Thus, CASm does not distinguish between different tranches within a Node when solving and will generally dispatch the lowest cost resources. This is described more completely in Exhibit No. J-4__(WHH-4).

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 14 of 16

same owner is equivalent. For the vertical study, base-load plant is attributed to its actual owner, but gas-fired plant is attributed to the gas pipeline serving the plant. The modification to CASm is conservative and appropriate because otherwise gas-fired capacity would be underreported in the market.

                 ATTRIBUTING NATURAL GAS-FIRED GENERATING UNITS
               --------------------------------------------------

As noted, the primary sources for PA's database of electric generating units are the EIA Form 411's for the NERC regions. This data is then supplemented by public information on merchant capacity and non-utility generators. There are about 2,000 generating units in the database that use natural gas as their primary fuel source.

Gas  connections  for  these  units  are  determined  in  one  of  three  ways:

- Energy Planning, Inc.'s ("EPI") Directory of Natural Gas Customers provides the natural gas transportation information for over half of the electric generating units.

- RDI POWERdat and POWERmap databases provide the locations of the power plants, pipelines, and local distribution companies. In some cases, the locations of the gas generating units that are not included in RDI's database are determined from other public sources.

-    Information  obtained  from  the  applicants

A  number of generators cannot be located by using any of the available sources.

We then use this information to attribute the generation of the natural gas units to the pipeline companies. The following set of rules determines the pipeline company to which the units are attributed in the base case:

- If the power plant is directly connected to a pipeline the entire capacity of the plant is attributed to the pipeline, unless the pipeline is jointly owned. If the pipeline is jointly owned the capacity is divided up proportionally among the owners based on their ownership share for up to four owners. If there are more than four owners, the capacity is divided up proportionally among the four owners with the greatest ownership shares.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 15 of 16

- If the power plant is directly connected to multiple pipelines (as determined from EPI), the plant's capacity is divided up in equal shares to the pipelines that are connected.

- If the power plant's most likely connection is determined by the mapping process (as opposed to the EPI souce), the entire capacity of the plant is attributed to that pipeline. If the pipeline connection cannot be determined by the mapping process, the capacity is not attributed to any pipeline but is assigned to the electricity owner.

- If the power plant is directly connected to a local distribution company, and there is a single pipeline connection to the LDC as listed in Brown's Directory of North American Gas Companies, the entire capacity of the plant is attributed to the pipeline serving the LDC. If there is no information on the pipeline(s) serving the LDC or if there are multiple pipelines listed as serving the LDC, the capacity is not attributed to any pipeline, but is assigned to the electricity owner.

The following set of rules determines the pipeline company or LDC company to which the units are attributed in the alternate attribution, or LDC, case:

- If the power plant is directly connected to a pipeline the entire capacity of the plant is attributed to the pipeline, unless the pipeline is jointly owned. If the pipeline is jointly owned the capacity is divided up proportionally among the owners based on their ownership share for up to four owners. If there are more than four owners, the capacity is divided up proportionally among the four owners with the greatest ownership shares.

- If the power plant is directly connected to multiple pipelines (as determined from EPI), the plant's capacity is divided up in equal shares to the pipelines that are connected.

- If the power plant's most likely connection is determined by the mapping process (as opposed to the EPI source), the entire capacity of the plant is attributed to that pipeline. If the pipeline connection cannot be determined by the mapping process, the capacity is not attributed to any pipeline but is assigned to the electricity owner.

- If the power plant is directly connected to a local distribution company then the plant is attributed to the owner of the LDC.

                                                         EXHIBIT NO. J-3 (WHH-3)
                                                                   Page 16 of 16

In both attribution cases, priority is given to pipeline rather than LDC connections. If a plant is determined to be connected, or reasonably close to, a pipeline, and is in a LDC service area, the capacity of the plant is generally given to the owner(s) of the pipeline rather than the LDC.

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 1 of 8


                   COMPETITIVE ANALYSIS SCREENING MODEL (CASM)

PA Consulting developed the Competitive Analysis Screening model ("CASm") to perform the calculations required in order to conduct a market power analysis under Appendix A of the FERC Merger Policy Statement ("Order No. 592" or "Appendix A")(1). The delivered price test specified in Appendix A requires an analysis of market concentration for a large number of markets under a number of different conditions. CASm facilitates this process by performing the required calculations.

The primary requirement of Appendix A is to assess potential suppliers to a market using a "delivered price test". This test involves comparing variable generation costs plus delivery costs (transmission rates, transmission losses and ancillary services) to a "market price." If the delivered cost of generation is less than 105 percent of the market price, the generation is considered economic. Economic generation is further limited to the amount that can be delivered into the market, given transmission capability and constraints.

CASm implements the prescribed delivered price test by determining -- for each destination market, for each relevant time period, and for each relevant supply measure -- potential supply to the destination market both pre- and post-merger. In effect, CASm determines the relevant geographic market by applying the delivered price test, based on the economics of production and delivery (transmission rates, transmission losses and ancillary services), and also based on the physical transmission capacity available to the competing suppliers on an open access basis. This requires a delivery route for the energy on the established transmission paths, each of which has a capability, transmission rate and transmission losses associated with it. CASm finds the supply that can be delivered to the destination market consistent with cost minimization and the delivered price test.

As a formal matter, CASm minimizes the production and transmission costs of supplying demand in the destination market. Any shortfall in demand is filled by a hypothetical generator located in the destination market that can produce an unlimited amount of energy at 105 percent of the market price. On this basis, any supplier who can profitably supply energy to the destination market will do so, to the maximum extent that their cost structure and the transmission system allow. This formulation ensures that no supplied generation is uneconomic; the hypothetical generator will undercut all such suppliers.

CASm determines pre- and post-merger market shares and calculates concentration (as measured by the Herfindahl-Hirschman Index, or HHI) and the change in HHIs.

To undertake these analyses, CASm solves a series of scenarios involving a network of interconnected suppliers. By limiting suppliers based on the economics of generation and delivery, or by limiting the interconnections between those suppliers based on the transmission capability, each Appendix A analysis can be completed. CASm includes a simplified depiction of the transmission system, essentially a system of "pipes" with independent, fixed capacity between and among utilities.

----------------------

(1) CASm was developed by predecessor companies, PHB and PHB-Hagler Bailly, and has been used in analyzing numerous mergers and power plant acquisitions in proceedings before the Commission.

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 2 of 8


The  following  sections  describe:

     -    What  data  inputs  are  required  to  operate  CASm

     -    How  different  analyses  are  undertaken  in  CASm

     -    What  outputs  CASm  produces;  and

     -    How  CASm  is  implemented.

INPUT  DATA

MARKET  PARTICIPANTS

The largest element of the required data for CASm relates to individual market participants, which generally are utilities with both generating capacity and load obligations. In addition, some market participants may have load obligations but no generating capacity (e.g., transmission dependent utilities, or TDUs) or have generating capacity but no load obligations (e.g., merchant capacity). CASm regards all distinct market participants as having the ability to both supply and consume electricity. The particular circumstances of each analysis will determine the extent to which each activity is possible.

Nodes

In CASm, a node is a location where electricity is generated or consumed, or where it may "split" or change direction. All market participants are defined as having a unique node, and hence unique location in the transportation network. Total simultaneous import limits can be imposed at each node to mirror reliability restrictions.

Output  Capability

Each market participant may have generating ability, which is defined generically in terms of any number of "tranches" of generation having both a quantity (MW) and dispatch cost ($/MWh). This output capability and cost may differ over time, for example because of planned and unplanned outage rates and fuel prices. CASm has a number of data inputs available for modifying the underlying physical availability of generating assets to get the relevant "supply curve" for any given model period.

Destination  Market  Prices

For each destination market, a prevailing market price is defined. The destination market price is used to calculate a threshold price that potential suppliers must meet to be included in the market for economic-based analyses (that is, the "delivered price test").

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 3 of 8


INTERCONNECTIONS

Interconnections represent the network that links market participants together. These interconnections are represented as a "transportation" network, where flows are specifically directed.

Lines

A line between two nodes in CASm may represent either a single line, or the combined effect of a number of lines. Each line has an upper limit on the flow, and losses may occur on the line. Since capacity on the line may represent physical limits less firm commitments, limits are allowed to be different, depending on the direction of the flow. Limits on the simultaneous flow on combinations of lines can be imposed to simulate the effect of loopflow or reliability constraints.

SCENARIOS

The final input area for CASm is related to scenario definition. Scenarios define which parties are considering merging, which load periods are relevant, and so on. In effect, the scenarios define a number of individual analyses to be performed, and how they should be compared to each other for reporting purposes.

ACCOUNTING  FOR  OWNERSHIP

It is sometimes necessary to merge the results for several nodes, or to split them, based on ownership changes between scenarios. CASm has a "report as" function that will merge the results of several nodes into a single one to correctly account for ownership. Also, CASm may "impute" all or part of any tranche in the supply curve of a node to any other node to account for shared ownership. This feature is used by CASm for vertical market analysis.

REQUIRED  CALCULATIONS

Appendix A's delivered price test defines two different supply measures to evaluate:

     - ECONOMIC CAPACITY is the amount of capacity that can reach a market at a cost (including transmission rates, transmission losses and ancillary services) no more than 105 percent of the destination market price.

     - AVAILABLE ECONOMIC CAPACITY is the amount of Economic Capacity that is available after serving native load and other net firm commitments with the lowest cost units.

For  every  analysis,  the  following  process  is  undertaken:

First, a Linear Programming (LP) problem is solved. The LP construction is slightly different, depending on the underlying assumptions of each of the supply measures. CASm includes two options for allocating scarce transmission capacity. CASm has a "proration" option, which is called "squeeze-down". This

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 4 of 8


is discussed in detail below. Another option is an economic allocation of limited transfer capability. Under this option, where available supply exceeds the ability of the network to deliver that capacity to the destination market, the least-cost supply is allocated the available transmission capacity.(2)

The final step involves calculating what can be delivered to the destination market, after accounting for line losses. CASm allocates total system losses amongst suppliers on the basis on how much they injected, and how far away (how many wheels) they are from the destination market.

ECONOMIC  CAPACITY

For  the  Economic Capacity analysis, CASm solves an LP with the following form:

     minimize     cost  for  supplies  at  the  destination  market

     subject  to:

          supply  cost  at  destination  < system lambda + 5%, for all suppliers supply  <  quantity(3),  for  each  node  and  tranche

          supply  +  flows  in  =  flows  out  +  "demand",  for  each  node line  flows  are  adjusted  for  losses,  for  all  interconnections line flows < available limit, for all interconnections (constrained network only)

          sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

The objective is slightly different when transmission capacity is to be prorated. The objective then becomes:

     minimize     cost  for  supplies  at  the  destination  market;  and

     minimize  divergence  from  calculated  pro rata "share", for each supplier

And, where ownership imputation is being used, the following constraints are added:

          sum over economic(4) tranches <= imputed share of economic tranches, for all owners at each imputed node

-----------------------
2 CASm can be modified to apply different proration methods when appropriate for some analyses.

3 Available quantity may be modified. See discussion in the Output Capacity section.

4 Economic tranches are those that can deliver to the destination within 105% of the market price.

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 5 of 8


AVAILABLE  ECONOMIC  CAPACITY

For the Available Economic Capacity analysis, CASm solves an LP with the following form:

     minimize     cost  for  supplies  at  the  destination  market

     subject  to:

          supply  cost  at  destination  < system lambda + 5%, for all suppliers supply  <  quantity  (less  native  load),  for  each node and tranche supply  +  flows  in  =  flows  out  +  "demand",  for  each  node line  flows  are  adjusted  for  losses,  for  all  interconnections line flows < available limit, for all interconnections (constrained network only)

          sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

This is different from the economic capacity analysis only to the extent that potential suppliers are required to meet their load obligations prior to participating in the market.

When  transmission  capacity  is  to  be  prorated  the  objective  becomes:

     minimize     cost  for  supplies  at  the  destination  market;  and

     minimize     divergence from calculated pro rata "share", for each supplier

And, where ownership imputation is being used, the following constraints are added:

          sum over economic tranches <= imputed share of economic tranches, for all owners at each imputed node

OUTPUTS

The primary output from CASm is a report that summarizes the results of different analyses. For each destination market, load period and FERC analysis type, CASm reports the following for both pre- and post-merger:

     -    Supplied  MW

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 6 of 8


     -    Market  Share

     -    HHIs

This  report  also  shows the change in HHIs post-merger compared to pre-merger.

CASm also produces a transmission report that shows the detail of each node, and the injections and flows between them. Finally, a summary of the results for each market is also produced.

"SQUEEZE-DOWN"  PRORATION

In the "squeeze-down"proration algorithm, prorated shares on each line are based on the weighted shares of deliverable energy at the source node for that line. As discussed more fully below, weighted shares at the destination market node are calculated by a recursive algorithm that starts at the "outside" of the network, then calculating shares on each line until it reaches the "middle". Specifically, where available supply exceeds the ability of the network to deliver that capacity to the destination market, suppliers are allocated shares at each node, and hence each outgoing line, based on the results of an algorithm that considers both supply and transfer capability at each node. Starting at the "outside" of the network, CASm calculates a share at each node that is based on a proportion of the incoming transfer capability (and the share of that capability allocated to each supplier), and the maximum economic supply available at that node. When the algorithm reaches the destination market, a total share of the incoming transfer capability has been determined.

This  algorithm  requires  that  all possible paths are simultaneously feasible,
which,  in turn, requires that each line be assigned a unique "direction".   The
steps  of  the  proration  algorithm  include:

1. A C++ program enumerates all possible paths to the destination, the cost of transmission on each path and the maximum possible flow on the path. A "wheel limit", or maximum number of point-to-point links, may be imposed on paths.

2. The minimum "entry cost" for each supplier is calculated. This cost is the injection cost of the cheapest generator that has capacity for possible delivery to the destination.

3. Paths for which the entry cost plus the transmission cost are higher than 105% of the destination market price are rejected as being uneconomic.

4. To the extent remaining paths are not simultaneously feasible (because, for example, suppliers can seek to use the paths in both directions), a series of decision rules for determining the direction of the line are undertaken (in the following order):

     - Instructions can be manually input as to the chosen direction of a line.

     -    Merger-case  decisions  should be consistent with base-case decisions.

     - The direction of the line as determined in an economic allocation of available transmission is applied.

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 7 of 8


     - The direction heading toward a destination market, if it is clear, is chosen.

     - The direction that retains the maximum potential volume-weighted flow on the line (calculated from the paths that depend on this line) is chosen.

     - The direction on which the maximum number of economic paths depend is chosen.

If these other options fail to reach a feasible solution, manual input will be required.

5. If there are simultaneous limits, they are checked for feasibility. All lines that have a worsening effect on a simultaneous constraint, given their defined flow direction, are checked against the simultaneous limit. If they would exceed the simultaneous limit if fully utilized, then their maximum capacity is prorated downwards in proportion to their respective limit participation factors. In this way, no set of targets will be produced that could not be delivered in a way that is feasible with the simultaneous limits.

6. Proration begins at nodes furthest from the destination market (where only exports, and no imports are being attempted). Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability.

7. Proration continues at the next set of nodes, that should consist only of nodes with inflows from "resolved" nodes from step 5. Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability. Suppliers from the "resolved" nodes have their shares scaled down to match the transmission capacity into the node.

8. To the extent an iteration of the algorithm does not resolve any additional nodes and the destination market has not yet been reached (i.e., a loop is detected), flow is disallowed from any unresolved node to the furthest and smallest node affected by a loop.

9. The proration has been completed when the destination market node has been resolved. At that point, the "shares" at the destination market represent the prorated shares of deliverable energy.

10. If ownership at a node is to be "imputed", or credited to another node, further proration targets are calculated. First, only those tranches that can deliver to the destination within 105% of the market price are considered. A factor representing the share each owner has of these economic tranches is calculated. For each owner, a constraint is calculated that limits the sum of injections attributed to that owner to be not more than that owner's "share" of the target calculated above. In this way, the proportion of ownership of economic capacity at a node is fairly reflected in the final solution outcome.

11. Injections for each supplier are "capped" at the calculated shares, and these injections are then checked for economic feasibility. While suppliers need not deliver their energy to the destination in exactly the way that their share was calculated, the solution is still both economically and physically feasible. The final solution represents the least-cost method of delivering these supplies.

                                                         Exhibit No. J-4 (WHH-4)
                                                                     Page 8 of 8


CASM  IMPLEMENTATION

CASm has been implemented using GAMS (Generalized Algebraic Modeling System), release 2.5. GAMS is a programming language which supports both data manipulation and calls to many mainstream mathematical modeling systems. The linear programming problems generated by CASm are solved by BDMLP. The path enumeration program has been written in Microsoft Visual C++ version 5.

                                                              Exhibit No. J-5 (WHH-5)

                       POWER MARKETS WEEK 2000              2000 Energy
                                                PRICE          Price      Destination
                                  1999                      Reported by     Market
REGION                PERIOD    Lambdas(1)  HIGH    LOW         ISO         Prices
-------------------  ---------  ---------  ------  ------  ------------  ------------
PJM_WEST             S_SP1      $  169.08                  NA            $        150
PJM_WEST             S_SP2      $   71.45                  NA            $        100
PJM_WEST             S_SP3      $   35.00                  $      47.15  $         75
PJM_WEST             S_P        $   22.22  $48.93  $40.73  $      40.51  $         50
PJM_WEST             S_OP       $   17.94                  $      18.47  $         20
PJM_WEST             W_SP       $   28.65                  $      65.76  $         45
PJM_WEST             W_P        $   18.82  $43.83  $38.71  $      41.26  $         35
PJM_WEST             W_OP       $   14.15  $21.14  $19.89  $      24.81  $         25
PJM_WEST             SH_SP      $   55.04                  $      44.27  $         40
PJM_WEST             SH_P       $   23.92  $39.67  $35.23  $      36.60  $         30
PJM_WEST             SH_OP      $   16.17  $18.75  $18.59  $      18.19  $         20
-------------------  ---------  ---------  ------  ------  ------------  ------------
NEPOOL               S_SP1      $   30.90                                $        150
NEPOOL               S_SP2      $   27.98                                $        100
NEPOOL               S_SP3      $   22.91                  $      50.02  $         75
NEPOOL               S_P        $   21.51  $67.36  $55.52  $      47.53  $         50
NEPOOL               S_OP       $   18.72                  $      32.07  $         25
NEPOOL               W_SP       $   24.12                  $      70.10  $         50
NEPOOL               W_P        $   21.03  $60.90  $53.98  $      50.59  $         35
NEPOOL               W_OP       $   18.74  $35.20  $33.98  $      39.74  $         25
NEPOOL               SH_SP      $   23.80                  $     123.69  $         50
NEPOOL               SH_P       $   21.54  $52.06  $47.34  $      56.91  $         45
NEPOOL               SH_OP      $   18.39  $32.82  $32.61  $      33.07  $         25
-------------------  ---------  ---------  ------  ------  ------------  ------------
New York City        S_SP1                                               $        150
New York City        S_SP2                                               $        100
New York City        S_SP3                                 $      99.75  $         75
New York City        S_P                                   $      74.79  $         60
New York City        S_OP                                  $      44.01  $         35
New York City        W_SP                                  $      79.96  $         60
New York City        W_P                   $86.78  $85.78  $      62.16  $         50
New York City        W_OP                                  $      42.62  $         35
New York City        SH_SP                                 $      73.81  $         60
New York City        SH_P                  $61.81  $61.60  $      57.88  $         40
New York City        SH_OP                 NA      NA      $      36.57  $         30
-------------------  ---------  ---------  ------  ------  ------------  ------------
New York West (A)    S_SP1                                 NA            $        150
New York West (A)    S_SP2                                 NA            $        100
New York West (A)    S_SP3                                 $      39.14  $         75
New York West (A)    S_P                   $43.01  $39.82  $      32.46  $         50
New York West (A)    S_OP                                  $      17.47  $         20
New York West (A)    W_SP                                  $      57.11  $         45
New York West (A)*   W_P                   $43.42  $41.63  $      38.82  $         35
New York West (A)    W_OP                  $23.33  $23.33  $      27.22  $         25
New York West (A)    SH_SP                                 $      49.45  $         40
New York West (A)    SH_P                  $41.41  $39.92  $      38.23  $         30
New York West (A)    SH_OP                 $19.50  $19.50  $      25.66  $         20
-------------------  ---------  ---------  ------  ------  ------------  ------------
New York East (G)    S_SP1                                 NA            $        150
New York East (G)    S_SP2                                 NA            $        100
New York East (G)    S_SP3                                 $      74.74  $         75
New York East (G)    S_P                   $88.33  $87.22  $      60.91  $         50
New York East (G)    S_OP                                  $      31.20  $         25
New York East (G)    W_SP                                  $      67.30  $         50
New York East (G)    W_P                   $67.11  $66.17  $      54.57  $         45
New York East (G)    W_OP                                  $      34.48  $         30
New York East (G)    SH_SP                                 $      63.01  $         50
New York East (G)    SH_P                  $49.73  $49.28  $      49.30  $         40
New York East (G)    SH_OP                                 $      32.37  $         25
-------------------  ---------  ---------  ------  ------  ------------  ------------

*There is another Power Markets Week value listed for New York West ($24.94 High and $24.81 Low) Lamdbas for PJM West are actually for all of PJM.

                                                        Exhibit No. J-6 (WHH-6)

                                 NYPP TOTAL CAPACITY
                                  WITH LT CONTRACTS



            SUMMER  MARKET
Supplier     MWS     SHARE    HHI
NYSEG        1,483     4.2%     17
RGE          1,362     3.8%     15

AES          1,451     4.1%     17
CHG&E          197     0.6%      0
ConEd        3,402     9.6%     92
Dynegy       1,709     4.8%     23
Entergy         47     0.1%      0
KeySpan      2,148     6.0%     37
LIPA         4,431    12.5%    156
NIMO         5,778    16.3%    265
NRG          1,482     4.2%     17
Orion        1,988     5.6%     31
NYPA         6,745    19.0%    360
PECO-Sithe   1,374     3.9%     15
Southern     1,817     5.1%     26
Misc.          113     0.3%      0

            35,527   100.0%  1,071  pre-merger
                             1,103  post-merger
                                32  HHI change

                                                                                                    Exhibit No. J-7 (WHH-7)
                                                Energy East and RG&&E
                                            Horizontal Market Power Study


Competitive  Analysis  Screening  Model  (CASm  v9.1c)
HHI  Report.
Energy  East  Market  Power  Study
Economic  Prorated  Analysis

                                                 PRE-MERGER                              POST-MERGER
                           Market     Energy East          ROGE             HHI         Energy East         HHI       HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger  Change
NEPOOL     S_SP1   $  150  33,969     27       0.08%     31       0.09%         716     58       0.17%          716       0
NEPOOL     S_SP2   $  100  33,953     27       0.08%     31       0.09%         716     58       0.17%          716       0
NEPOOL     S_SP3   $   75  33,603     28       0.08%     32       0.09%         717     59       0.18%          717       0
NEPOOL     S_P     $   50  32,406     33       0.10%     36       0.11%         731     69       0.21%          731       0
NEPOOL     S_OP    $   25  11,495     75       0.65%     68       0.59%         938    143       1.25%          938       1
NEPOOL     W_SP    $   50  30,069     37       0.12%     36       0.12%         749     73       0.24%          749       0
NEPOOL     W_P     $   35  14,241     60       0.42%     58       0.40%       1,051    118       0.83%        1,052       0
NEPOOL     W_OP    $   25  11,906     83       0.69%     66       0.55%         957    148       1.25%          957       1
NEPOOL     SH_SP   $   50  28,274     36       0.13%     35       0.12%         743     71       0.25%          743       0
NEPOOL     SH_P    $   45  26,830     42       0.16%     42       0.16%         744     84       0.31%          745       0
NEPOOL     SH_OP   $   25  10,651     75       0.71%     61       0.57%         912    137       1.28%          913       1

NY_CTY     S_SP1   $  150  13,388    140       1.04%    169       1.26%       1,027    309       2.31%        1,030       3
NY_CTY     S_SP2   $  100  13,388    140       1.04%    169       1.26%       1,027    309       2.31%        1,030       3
NY_CTY     S_SP3   $   75  11,876    140       1.18%    169       1.42%         984    309       2.60%          988       3
NY_CTY     S_P     $   60  11,758    141       1.20%    169       1.44%         986    310       2.64%          990       3
NY_CTY     S_OP    $   35   8,076    225       2.79%    258       3.20%       1,116    484       5.99%        1,133      18
NY_CTY     W_SP    $   60  11,846    164       1.39%    172       1.45%         958    336       2.84%          962       4
NY_CTY     W_P     $   50  11,846    189       1.59%    190       1.60%         965    379       3.20%          970       5
NY_CTY     W_OP    $   35   8,100    254       3.13%    254       3.14%       1,113    508       6.27%        1,132      20
NY_CTY     SH_SP   $   60  11,402    150       1.31%    162       1.42%         927    311       2.73%          931       4
NY_CTY     SH_P    $   40  10,528    194       1.85%    202       1.92%         861    396       3.77%          868       7
NY_CTY     SH_OP   $   30   8,027    224       2.79%    234       2.91%         991    457       5.70%        1,007      16

NY_EAST    S_SP1   $  150  20,491    305       1.49%    370       1.80%         825    675       3.29%          830       5
NY_EAST    S_SP2   $  100  20,491    305       1.49%    370       1.80%         824    675       3.29%          830       5
NY_EAST    S_SP3   $   75  20,224    305       1.51%    368       1.82%         854    673       3.33%          860       5
NY_EAST    S_P     $   50  19,547    305       1.56%    365       1.87%         839    670       3.43%          845       6
NY_EAST    S_OP    $   25  11,669    350       3.00%    400       3.43%         949    750       6.42%          970      21
NY_EAST    W_SP    $   50  18,618    365       1.96%    367       1.97%         842    732       3.93%          850       8
NY_EAST    W_P     $   45  18,378    364       1.98%    367       2.00%         829    731       3.98%          837       8
NY_EAST    W_OP    $   30  11,828    392       3.32%    393       3.32%         935    785       6.64%          957      22
NY_EAST    SH_SP   $   50  19,154    335       1.75%    348       1.82%         781    684       3.57%          788       6
NY_EAST    SH_P    $   40  15,337    335       2.18%    348       2.27%         744    683       4.46%          754      10
NY_EAST    SH_OP   $   25  12,006    356       2.97%    371       3.09%         830    728       6.06%          849      18

NY_WEST    S_SP1   $  150  26,528  1,224       4.61%  1,142       4.31%         719  2,366       8.92%          759      40
NY_WEST    S_SP2   $  100  26,528  1,224       4.61%  1,142       4.31%         719  2,366       8.92%          759      40
NY_WEST    S_SP3   $   75  26,495  1,224       4.62%  1,131       4.27%         724  2,355       8.89%          764      39
NY_WEST    S_P     $   50  26,473  1,223       4.62%  1,121       4.24%         715  2,344       8.85%          754      39


                                                 PRE-MERGER                                       POST-MERGER
                           Market     Energy East          ROGE             HHI         Energy East         HHI       HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger  Change
NY_WEST    S_OP    $   20  21,878  1,213       5.55%  1,103       5.04%         777  2,316      10.59%          833      56
NY_WEST    W_SP    $   45  25,944  1,400       5.39%  1,108       4.27%         767  2,507       9.66%          813      46
NY_WEST    W_P     $   35  25,610  1,422       5.55%  1,149       4.49%         844  2,571      10.04%          894      50
NY_WEST    W_OP    $   25  23,080  1,395       6.04%  1,116       4.83%         796  2,511      10.88%          854      58
NY_WEST    SH_SP   $   40  25,275  1,285       5.08%    999       3.95%         737  2,284       9.04%          777      40
NY_WEST    SH_P    $   30  23,638  1,297       5.49%  1,027       4.34%         833  2,324       9.83%          880      48
NY_WEST    SH_OP   $   20  21,965  1,257       5.72%    992       4.52%         726  2,249      10.24%          778      52

NYPP       S_SP1   $  150  41,389  1,265       3.06%  1,243       3.00%         744  2,508       6.06%          763      18
NYPP       S_SP2   $  100  41,389  1,265       3.06%  1,243       3.00%         744  2,508       6.06%          763      18
NYPP       S_SP3   $   75  39,830  1,265       3.17%  1,231       3.09%         746  2,496       6.27%          765      20
NYPP       S_P     $   50  38,173  1,263       3.31%  1,219       3.19%         708  2,482       6.50%          729      21
NYPP       S_OP    $   20  24,529  1,230       5.01%  1,148       4.68%         827  2,377       9.69%          874      47
NYPP       W_SP    $   45  34,965  1,451       4.15%  1,202       3.44%         719  2,652       7.59%          748      29
NYPP       W_P     $   35  28,521  1,451       5.09%  1,202       4.21%         850  2,652       9.30%          893      43
NYPP       W_OP    $   25  25,532  1,417       5.55%  1,162       4.55%         834  2,579      10.10%          885      51
NYPP       SH_SP   $   40  31,294  1,320       4.22%  1,078       3.45%         711  2,399       7.66%          740      29
NYPP       SH_P    $   30  26,496  1,320       4.98%  1,078       4.07%         837  2,399       9.05%          877      41
NYPP       SH_OP   $   20  25,069  1,274       5.08%  1,041       4.15%         774  2,315       9.24%          816      42

Privileged  and  Confidential                                                                                       Page  1
Prepared  at  the  Request  of  Counsel

                                                                                                    Exhibit No. J-7 (WHH-7)
                                                Energy East and RG&&E
                                            Horizontal Market Power Study


NYPP_ETE   S_SP1   $  150  24,289    434       1.79%    471       1.94%       1,111    905       3.73%        1,118       7
NYPP_ETE   S_SP2   $  100  24,289    434       1.79%    471       1.94%       1,111    905       3.73%        1,118       7
NYPP_ETE   S_SP3   $   75  22,742    434       1.91%    468       2.06%       1,122    903       3.97%        1,130       8
NYPP_ETE   S_P     $   50  21,104    440       2.09%    470       2.23%       1,022    910       4.31%        1,031       9
NYPP_ETE   S_OP    $   25  11,669    574       4.92%    358       3.07%       1,154    933       7.99%        1,185      30
NYPP_ETE   W_SP    $   50  18,653    535       2.87%    405       2.17%         924    940       5.04%          936      12
NYPP_ETE   W_P     $   45  18,413    536       2.91%    405       2.20%         911    942       5.11%          924      13
NYPP_ETE   W_OP    $   30  11,828    636       5.38%    366       3.09%       1,136  1,002       8.47%        1,169      33
NYPP_ETE   SH_SP   $   50  20,343    486       2.39%    400       1.97%         931    886       4.36%          941       9
NYPP_ETE   SH_P    $   40  15,371    516       3.36%    400       2.60%         860    916       5.96%          878      17
NYPP_ETE   SH_OP   $   25  12,006    579       4.82%    363       3.02%       1,014    942       7.85%        1,043      29

PJM_ALL    S_SP1   $  150  59,116    103       0.18%     45       0.08%         963    149       0.25%          963       0
PJM_ALL    S_SP2   $  100  58,911    102       0.17%     43       0.07%         958    145       0.25%          958       0
PJM_ALL    S_SP3   $   75  58,426    102       0.17%     43       0.07%         947    145       0.25%          948       0
PJM_ALL    S_P     $   50  52,485     84       0.16%     44       0.08%         934    128       0.24%          934       0
PJM_ALL    S_OP    $   20  37,396     85       0.23%     79       0.21%       1,011    164       0.44%        1,011       0
PJM_ALL    W_SP    $   45  53,703    148       0.27%     94       0.18%         881    242       0.45%          881       0
PJM_ALL    W_P     $   35  48,742    176       0.36%    144       0.30%         884    320       0.66%          884       0
PJM_ALL    W_OP    $   25  39,437    202       0.51%    162       0.41%         943    364       0.92%          943       0
PJM_ALL    SH_SP   $   40  46,002    128       0.28%    118       0.26%         830    246       0.53%          831       0
PJM_ALL    SH_P    $   30  38,493    142       0.37%    130       0.34%         961    272       0.71%          961       0
PJM_ALL    SH_OP   $   20  35,642    148       0.42%    135       0.38%         889    283       0.79%          889       0

PJM_C+E    S_SP1   $  150  41,549     80       0.19%     24       0.06%       1,339    105       0.25%        1,339       0
PJM_C+E    S_SP2   $  100  41,344     80       0.19%     24       0.06%       1,330    105       0.25%        1,330       0

                                                                                                                    Page  2


                                                 PRE-MERGER                                       POST-MERGER
                           Market     Energy East          ROGE             HHI         Energy East         HHI       HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger  Change
PJM_C+E    S_SP3   $   75  40,859     81       0.20%     24       0.06%       1,310    105       0.26%        1,310       0
PJM_C+E    S_P     $   50  36,228     62       0.17%     26       0.07%       1,305     88       0.24%        1,305       0
PJM_C+E    S_OP    $   20  25,093     57       0.23%     56       0.22%       1,477    113       0.45%        1,477       0
PJM_C+E    W_SP    $   45  36,370     93       0.26%     48       0.13%       1,271    141       0.39%        1,271       0
PJM_C+E    W_P     $   35  33,514     73       0.22%     65       0.20%       1,285    139       0.41%        1,285       0
PJM_C+E    W_OP    $   25  25,996     85       0.33%     74       0.29%       1,416    159       0.61%        1,416       0
PJM_C+E    SH_SP   $   40  30,657     77       0.25%     68       0.22%       1,218    145       0.47%        1,218       0
PJM_C+E    SH_P    $   30  25,905     86       0.33%     74       0.29%       1,472    160       0.62%        1,473       0
PJM_C+E    SH_OP   $   20  22,941    105       0.46%     86       0.37%       1,362    190       0.83%        1,362       0

PJM_EAST   S_SP1   $  150  33,128     41       0.12%     22       0.07%       1,453     62       0.19%        1,453       0
PJM_EAST   S_SP2   $  100  32,923     41       0.12%     22       0.07%       1,439     63       0.19%        1,439       0
PJM_EAST   S_SP3   $   75  32,419     41       0.13%     22       0.07%       1,407     63       0.19%        1,407       0
PJM_EAST   S_P     $   50  28,015     20       0.07%     22       0.08%       1,374     42       0.15%        1,374       0
PJM_EAST   S_OP    $   20  18,062     50       0.28%     51       0.28%       1,500    101       0.56%        1,500       0
PJM_EAST   W_SP    $   45  27,709     35       0.13%     33       0.12%       1,326     68       0.25%        1,326       0
PJM_EAST   W_P     $   35  25,081     52       0.21%     49       0.20%       1,285    101       0.40%        1,285       0
PJM_EAST   W_OP    $   25  18,833     58       0.31%     54       0.29%       1,420    112       0.59%        1,420       0
PJM_EAST   SH_SP   $   40  23,442     54       0.23%     51       0.22%       1,222    105       0.45%        1,222       0
PJM_EAST   SH_P    $   30  19,355     56       0.29%     52       0.27%       1,434    108       0.56%        1,435       0
PJM_EAST   SH_OP   $   20  16,477     72       0.44%     63       0.38%       1,378    135       0.82%        1,379       0

PJM_W+C+E  S_SP1   $  150  59,116    102       0.17%     43       0.07%         968    145       0.24%          968       0
PJM_W+C+E  S_SP2   $  100  58,911    102       0.17%     43       0.07%         963    145       0.25%          963       0
PJM_W+C+E  S_SP3   $   75  58,426    102       0.17%     43       0.07%         952    145       0.25%          952       0
PJM_W+C+E  S_P     $   50  52,485     84       0.16%     44       0.08%         940    128       0.24%          940       0
PJM_W+C+E  S_OP    $   20  37,378     85       0.23%     79       0.21%       1,017    164       0.44%        1,017       0
PJM_W+C+E  W_SP    $   45  53,703    147       0.27%     94       0.18%         886    242       0.45%          886       0
PJM_W+C+E  W_P     $   35  48,742    176       0.36%    144       0.30%         884    320       0.66%          885       0
PJM_W+C+E  W_OP    $   25  39,437    202       0.51%    162       0.41%         953    364       0.92%          954       0
PJM_W+C+E  SH_SP   $   40  46,002    128       0.28%    118       0.26%         831    246       0.53%          831       0
PJM_W+C+E  SH_P    $   30  38,493    210       0.54%    166       0.43%         958    376       0.98%          958       0
PJM_W+C+E  SH_OP   $   20  35,642    148       0.42%    135       0.38%         898    283       0.79%          898       0

Privileged  and  Confidential                                                                                       Page  3
Prepared  at  the  Request  of  Counsel

                                                                                            Exhibit No. J-8 (WHH-8)
                                           ENERGY  EAST  AND  RG&&E
                                        VERTICAL  MARKET  POWER  STUDY
                               (GENERATION  ATTRIBUTED  TO  UPSTREAM  PIPELINES)


Competitive  Analysis  Screening  Model  (CASm  v9.1c)
HHI  Report.
Energy  East  Market  Power  Study
Economic  Prorated  Analysis

                                               PRE-MERGER                                       POST-MERGER
                           Market     Energy East          ROGE             HHI         Energy East        HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger
NEPOOL     S_SP1   $  150  33,969     23       0.07%     30       0.09%         913     53       0.15%          913
NEPOOL     S_SP2   $  100  33,953     23       0.07%     30       0.09%         914     53       0.15%          914
NEPOOL     S_SP3   $   75  33,603     23       0.07%     31       0.09%         922     54       0.16%          922
NEPOOL     S_P     $   50  32,406     28       0.09%     36       0.11%         965     64       0.20%          965
NEPOOL     S_OP    $   25  11,495     63       0.54%     68       0.59%         881    131       1.14%          881
NEPOOL     W_SP    $   50  30,069     32       0.11%     36       0.12%         848     68       0.23%          848
NEPOOL     W_P     $   35  14,241     52       0.36%     58       0.40%         975    109       0.77%          975
NEPOOL     W_OP    $   25  11,906     70       0.59%     66       0.55%         887    136       1.14%          888
NEPOOL     SH_SP   $   50  28,274     31       0.11%     35       0.12%         882     66       0.23%          882
NEPOOL     SH_P    $   45  26,830     36       0.14%     42       0.16%         836     78       0.29%          836
NEPOOL     SH_OP   $   25  10,651     64       0.60%     61       0.57%         854    125       1.17%          855

NY_CTY     S_SP1   $  150  13,388    119       0.89%    164       1.23%         936    284       2.12%          938
NY_CTY     S_SP2   $  100  13,388    119       0.89%    164       1.23%         936    284       2.12%          938
NY_CTY     S_SP3   $   75  11,876    120       1.01%    164       1.38%         878    284       2.39%          881
NY_CTY     S_P     $   60  11,758    121       1.03%    164       1.40%         881    285       2.42%          884
NY_CTY     S_OP    $   35   8,076    190       2.36%    258       3.20%       1,011    449       5.56%        1,026
NY_CTY     W_SP    $   60  11,846    142       1.20%    167       1.41%         855    309       2.61%          858
NY_CTY     W_P     $   50  11,846    163       1.38%    190       1.60%         906    353       2.98%          911
NY_CTY     W_OP    $   35   8,100    218       2.69%    254       3.14%       1,007    472       5.83%        1,024
NY_CTY     SH_SP   $   60  11,402    129       1.13%    157       1.38%         826    286       2.51%          829
NY_CTY     SH_P    $   40  10,528    168       1.60%    202       1.92%         793    370       3.52%          799
NY_CTY     SH_OP   $   30   8,027    191       2.38%    234       2.91%         896    425       5.29%          910

NY_EAST    S_SP1   $  150  20,491    260       1.27%    359       1.75%         667    619       3.02%          671
NY_EAST    S_SP2   $  100  20,491    260       1.27%    359       1.75%         667    619       3.02%          671
NY_EAST    S_SP3   $   75  20,224    260       1.29%    357       1.76%         686    617       3.05%          691
NY_EAST    S_P     $   50  19,547    260       1.33%    355       1.82%         653    615       3.15%          657
NY_EAST    S_OP    $   25  11,669    295       2.53%    400       3.43%         851    695       5.96%          869
NY_EAST    W_SP    $   50  18,618    316       1.69%    367       1.97%         774    683       3.67%          781
NY_EAST    W_P     $   45  18,378    316       1.72%    367       2.00%         774    683       3.72%          781
NY_EAST    W_OP    $   30  11,828    336       2.84%    393       3.32%         836    729       6.17%          855
NY_EAST    SH_SP   $   50  19,154    290       1.51%    348       1.82%         612    638       3.33%          617
NY_EAST    SH_P    $   40  15,337    290       1.89%    348       2.27%         667    638       4.16%          676
NY_EAST    SH_OP   $   25  12,006    305       2.54%    371       3.09%         742    676       5.63%          758

NY_WEST    S_SP1   $  150  26,528  1,004       3.78%  1,089       4.11%         676  2,093       7.89%          707
NY_WEST    S_SP2   $  100  26,528  1,004       3.78%  1,089       4.11%         676  2,093       7.89%          707
NY_WEST    S_SP3   $   75  26,495  1,004       3.79%  1,078       4.07%         681  2,083       7.86%          711
NY_WEST    S_P     $   50  26,473  1,004       3.79%  1,068       4.04%         671  2,072       7.83%          701
NY_WEST    S_OP    $   20  21,878    996       4.55%  1,103       5.04%         727  2,099       9.59%          773
NY_WEST    W_SP    $   45  25,944  1,166       4.49%  1,108       4.27%         727  2,274       8.76%          765
NY_WEST    W_P     $   35  25,610  1,188       4.64%  1,149       4.49%         795  2,337       9.12%          837
NY_WEST    W_OP    $   25  23,080  1,162       5.04%  1,116       4.83%         743  2,278       9.87%          792
NY_WEST    SH_SP   $   40  25,275  1,075       4.26%    999       3.95%         700  2,074       8.21%          733
NY_WEST    SH_P    $   30  23,638  1,088       4.60%  1,027       4.34%         790  2,115       8.95%          830
NY_WEST    SH_OP   $   20  21,965  1,049       4.77%    992       4.52%         682  2,041       9.29%          725

NYPP       S_SP1   $  150  41,389  1,046       2.53%  1,190       2.88%         610  2,236       5.40%          624
NYPP       S_SP2   $  100  41,389  1,046       2.53%  1,190       2.88%         610  2,236       5.40%          624
NYPP       S_SP3   $   75  39,830  1,046       2.63%  1,178       2.96%         609  2,225       5.58%          624
NYPP       S_P     $   50  38,173  1,044       2.74%  1,167       3.06%         587  2,211       5.79%          604
NYPP       S_OP    $   20  24,529  1,013       4.13%  1,148       4.68%         768  2,160       8.81%          807
NYPP       W_SP    $   45  34,965  1,217       3.48%  1,202       3.44%         680  2,418       6.92%          704
NYPP       W_P     $   35  28,521  1,217       4.27%  1,202       4.21%         795  2,418       8.48%          831
NYPP       W_OP    $   25  25,532  1,184       4.64%  1,162       4.55%         773  2,346       9.19%          815
NYPP       SH_SP   $   40  31,294  1,111       3.55%  1,078       3.45%         667  2,189       7.00%          691
NYPP       SH_P    $   30  26,496  1,111       4.19%  1,078       4.07%         786  2,189       8.26%          820
NYPP       SH_OP   $   20  25,069  1,066       4.25%  1,041       4.15%         721  2,107       8.41%          756

Privileged  and  Confidential                                                                               Page  4
Prepared  at  the  Request  of  Counsel

                                                                                            Exhibit No. J-8 (WHH-8)
                                           ENERGY  EAST  AND  RG&&E
                                        VERTICAL  MARKET  POWER  STUDY
                               (GENERATION  ATTRIBUTED  TO  UPSTREAM  PIPELINES)


                                                PRE-MERGER                                     POST-MERGER
                           Market     Energy East          ROGE             HHI         Energy East        HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger
NYPP_ETE   S_SP1   $  150  24,289    366       1.51%    471       1.94%         778    838       3.45%          784
NYPP_ETE   S_SP2   $  100  24,289    366       1.51%    471       1.94%         778    838       3.45%          784
NYPP_ETE   S_SP3   $   75  22,742    367       1.61%    468       2.06%         769    835       3.67%          776
NYPP_ETE   S_P     $   50  21,104    372       1.76%    470       2.23%         699    842       3.99%          707
NYPP_ETE   S_OP    $   25  11,669    478       4.10%    358       3.07%       1,046    837       7.17%        1,071
NYPP_ETE   W_SP    $   50  18,653    457       2.45%    405       2.17%         849    862       4.62%          860
NYPP_ETE   W_P     $   45  18,413    459       2.49%    405       2.20%         852    864       4.69%          863
NYPP_ETE   W_OP    $   30  11,828    538       4.55%    366       3.09%       1,023    904       7.65%        1,051
NYPP_ETE   SH_SP   $   50  20,343    416       2.04%    400       1.97%         660    816       4.01%          668
NYPP_ETE   SH_P    $   40  15,371    441       2.87%    400       2.60%         777    841       5.47%          792
NYPP_ETE   SH_OP   $   25  12,006    489       4.08%    363       3.02%         914    852       7.10%          939

PJM_ALL    S_SP1   $  150  59,116     38       0.06%     45       0.08%         789     83       0.14%          789
PJM_ALL    S_SP2   $  100  58,911     36       0.06%     43       0.07%         788     79       0.13%          788
PJM_ALL    S_SP3   $   75  58,426     37       0.06%     43       0.07%         783     79       0.14%          783
PJM_ALL    S_P     $   50  52,485     38       0.07%     44       0.08%         780     82       0.16%          780
PJM_ALL    S_OP    $   20  37,396     70       0.19%     79       0.21%         918    149       0.40%          918
PJM_ALL    W_SP    $   45  53,703     92       0.17%     94       0.18%         745    187       0.35%          745
PJM_ALL    W_P     $   35  48,742    147       0.30%    144       0.30%         765    292       0.60%          766
PJM_ALL    W_OP    $   25  39,437    168       0.43%    162       0.41%         855    330       0.84%          856
PJM_ALL    SH_SP   $   40  46,002    109       0.24%    118       0.26%         724    227       0.49%          724
PJM_ALL    SH_P    $   30  38,493    121       0.31%    130       0.34%         780    251       0.65%          780
PJM_ALL    SH_OP   $   20  35,642    126       0.35%    135       0.38%         809    260       0.73%          809

PJM_C+E    S_SP1   $  150  41,549     19       0.05%     24       0.06%       1,046     43       0.10%        1,046
PJM_C+E    S_SP2   $  100  41,344     19       0.05%     24       0.06%       1,043     43       0.10%        1,043
PJM_C+E    S_SP3   $   75  40,859     19       0.05%     24       0.06%       1,035     43       0.11%        1,035
PJM_C+E    S_P     $   50  36,228     20       0.06%     26       0.07%       1,048     46       0.13%        1,048
PJM_C+E    S_OP    $   20  25,093     47       0.19%     56       0.22%       1,315    104       0.41%        1,315
PJM_C+E    W_SP    $   45  36,370     46       0.13%     48       0.13%       1,038     94       0.26%        1,038
PJM_C+E    W_P     $   35  33,514     62       0.19%     65       0.20%       1,067    128       0.38%        1,067
PJM_C+E    W_OP    $   25  25,996     71       0.27%     74       0.29%       1,257    146       0.56%        1,257
PJM_C+E    SH_SP   $   40  30,657     66       0.21%     68       0.22%       1,020    134       0.44%        1,020
PJM_C+E    SH_P    $   30  25,905     73       0.28%     74       0.29%       1,118    147       0.57%        1,118
PJM_C+E    SH_OP   $   20  22,941     88       0.38%     86       0.37%       1,210    174       0.76%        1,211

PJM_EAST   S_SP1   $  150  33,128     16       0.05%     21       0.06%       1,108     37       0.11%        1,108
PJM_EAST   S_SP2   $  100  32,923     16       0.05%     21       0.06%       1,103     37       0.11%        1,103
PJM_EAST   S_SP3   $   75  32,419     16       0.05%     21       0.07%       1,090     37       0.11%        1,090
PJM_EAST   S_P     $   50  28,015     17       0.06%     22       0.08%       1,085     39       0.14%        1,085
PJM_EAST   S_OP    $   20  18,062     42       0.23%     51       0.28%       1,267     92       0.51%        1,267
PJM_EAST   W_SP    $   45  27,709     30       0.11%     33       0.12%       1,074     63       0.23%        1,074
PJM_EAST   W_P     $   35  25,081     45       0.18%     49       0.20%       1,074     94       0.37%        1,074
PJM_EAST   W_OP    $   25  18,833     49       0.26%     54       0.29%       1,195    103       0.55%        1,195
PJM_EAST   SH_SP   $   40  23,442     46       0.20%     51       0.22%       1,027     97       0.41%        1,028
PJM_EAST   SH_P    $   30  19,355     48       0.25%     52       0.27%       1,063    100       0.52%        1,063
PJM_EAST   SH_OP   $   20  16,477     61       0.37%     63       0.38%       1,158    123       0.75%        1,158

PJM_W+C+E  S_SP1   $  150  59,116     36       0.06%     43       0.07%         791     79       0.13%          791
PJM_W+C+E  S_SP2   $  100  58,911     36       0.06%     43       0.07%         790     79       0.13%          790
PJM_W+C+E  S_SP3   $   75  58,426     37       0.06%     43       0.07%         785     79       0.14%          785
PJM_W+C+E  S_P     $   50  52,485     38       0.07%     44       0.08%         783     82       0.16%          783
PJM_W+C+E  S_OP    $   20  37,378     70       0.19%     79       0.21%         921    149       0.40%          921
PJM_W+C+E  W_SP    $   45  53,703     92       0.17%     94       0.18%         747    187       0.35%          747
PJM_W+C+E  W_P     $   35  48,742    147       0.30%    144       0.30%         765    292       0.60%          765
PJM_W+C+E  W_OP    $   25  39,437    168       0.43%    162       0.41%         861    330       0.84%          861
PJM_W+C+E  SH_SP   $   40  46,002    109       0.24%    118       0.26%         722    227       0.49%          722
PJM_W+C+E  SH_P    $   30  38,493    176       0.46%    166       0.43%         776    342       0.89%          777
PJM_W+C+E  SH_OP   $   20  35,642    126       0.35%    135       0.38%         813    260       0.73%          813

Privileged  and  Confidential                                                                               Page  5
Prepared  at  the  Request  of  Counsel

                                                                                            Exhibit No. J-9 (WHH-9)

                                                Energy East and RG&&E
                                             Vertical Market Power Study
                                (Generation Attributed to Upstream LDCs or Pipelines)


Competitive  Analysis  Screening  Model  (CASm  v9.1c)
HHI  Report.
Energy  East  Market  Power  Study
Economic  Prorated  Analysis

                                               PRE-MERGER                                      POST-MERGER
                           Market     Energy East           ROGE            HHI         Energy East         HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger
NEPOOL     S_SP1   $  150  33,969    959       2.82%     30       0.09%         826    989       2.91%          826
NEPOOL     S_SP2   $  100  33,953    959       2.82%     30       0.09%         826    989       2.91%          826
NEPOOL     S_SP3   $   75  33,603    960       2.86%     31       0.09%         832    990       2.95%          832
NEPOOL     S_P     $   50  32,406    962       2.97%     36       0.11%         869    998       3.08%          870
NEPOOL     S_OP    $   25  11,495     63       0.54%     68       0.59%         879    131       1.14%          879
NEPOOL     W_SP    $   50  30,069    543       1.80%     36       0.12%         848    579       1.92%          848
NEPOOL     W_P     $   35  14,241     52       0.36%     58       0.40%         974    109       0.77%          974
NEPOOL     W_OP    $   25  11,906     70       0.59%     66       0.55%         886    136       1.14%          886
NEPOOL     SH_SP   $   50  28,274    487       1.72%     35       0.12%         796    523       1.85%          796
NEPOOL     SH_P    $   45  26,830    493       1.84%     42       0.16%         836    535       1.99%          836
NEPOOL     SH_OP   $   25  10,651     64       0.60%     61       0.57%         852    125       1.17%          853

NY_CTY     S_SP1   $  150  13,388    153       1.14%    164       1.23%         905    317       2.37%          908
NY_CTY     S_SP2   $  100  13,388    153       1.14%    164       1.23%         905    317       2.37%          908
NY_CTY     S_SP3   $   75  11,879    154       1.29%    164       1.38%         843    318       2.67%          847
NY_CTY     S_P     $   60  11,760    155       1.32%    164       1.40%         846    319       2.72%          850
NY_CTY     S_OP    $   35   8,076    220       2.72%    258       3.20%         908    478       5.92%          926
NY_CTY     W_SP    $   60  11,848    177       1.49%    167       1.41%         821    344       2.90%          825
NY_CTY     W_P     $   50  11,848    181       1.53%    190       1.60%         847    371       3.13%          852
NY_CTY     W_OP    $   35   8,100    218       2.69%    254       3.14%         902    472       5.83%          919
NY_CTY     SH_SP   $   60  11,404    164       1.43%    157       1.38%         792    320       2.81%          796
NY_CTY     SH_P    $   40  10,529    190       1.81%    202       1.92%         738    392       3.73%          745
NY_CTY     SH_OP   $   30   8,027    191       2.38%    234       2.91%         808    425       5.29%          822

NY_EAST    S_SP1   $  150  20,491    335       1.63%    359       1.75%         681    694       3.39%          687
NY_EAST    S_SP2   $  100  20,491    335       1.63%    359       1.75%         681    694       3.39%          687
NY_EAST    S_SP3   $   75  20,229    336       1.66%    357       1.76%         697    692       3.42%          703
NY_EAST    S_P     $   50  19,550    334       1.71%    355       1.81%         668    688       3.52%          674
NY_EAST    S_OP    $   25  11,669    295       2.53%    400       3.43%         787    695       5.96%          805
NY_EAST    W_SP    $   50  18,621    352       1.89%    367       1.97%         744    719       3.86%          751
NY_EAST    W_P     $   45  18,377    353       1.92%    367       2.00%         746    720       3.92%          754
NY_EAST    W_OP    $   30  11,828    336       2.84%    393       3.32%         774    729       6.17%          793
NY_EAST    SH_SP   $   50  19,158    323       1.69%    348       1.82%         623    671       3.50%          629
NY_EAST    SH_P    $   40  15,339    333       2.17%    348       2.27%         634    682       4.44%          644
NY_EAST    SH_OP   $   25  12,006    305       2.54%    371       3.09%         692    676       5.63%          708

NY_WEST    S_SP1   $  150  26,528  1,219       4.59%  1,089       4.11%         700  2,308       8.70%          738
NY_WEST    S_SP2   $  100  26,528  1,219       4.59%  1,089       4.11%         700  2,308       8.70%          738
NY_WEST    S_SP3   $   75  26,514  1,220       4.60%  1,078       4.07%         704  2,298       8.67%          741
NY_WEST    S_P     $   50  26,484  1,220       4.61%  1,068       4.03%         695  2,289       8.64%          732
NY_WEST    S_OP    $   20  21,878    996       4.55%  1,103       5.04%         730  2,099       9.59%          776
NY_WEST    W_SP    $   45  25,955  1,235       4.76%  1,108       4.27%         746  2,342       9.02%          787
NY_WEST    W_P     $   35  25,610  1,188       4.64%  1,149       4.49%         805  2,337       9.12%          846
NY_WEST    W_OP    $   25  23,080  1,162       5.04%  1,116       4.83%         750  2,278       9.87%          799
NY_WEST    SH_SP   $   40  25,280  1,144       4.52%    999       3.95%         714  2,143       8.48%          749
NY_WEST    SH_P    $   30  23,638  1,088       4.60%  1,027       4.34%         797  2,115       8.95%          837
NY_WEST    SH_OP   $   20  21,965  1,049       4.77%    992       4.52%         688  2,041       9.29%          731

NYPP       S_SP1   $  150  41,389  1,247       3.01%  1,190       2.88%         644  2,438       5.89%          662
NYPP       S_SP2   $  100  41,389  1,247       3.01%  1,190       2.88%         644  2,438       5.89%          662
NYPP       S_SP3   $   75  39,830  1,247       3.13%  1,178       2.96%         644  2,426       6.09%          663
NYPP       S_P     $   50  38,173  1,246       3.26%  1,167       3.06%         618  2,412       6.32%          638
NYPP       S_OP    $   20  24,529  1,013       4.13%  1,148       4.68%         763  2,160       8.81%          801
NYPP       W_SP    $   45  34,965  1,276       3.65%  1,202       3.44%         682  2,478       7.09%          707
NYPP       W_P     $   35  28,521  1,217       4.27%  1,202       4.21%         797  2,418       8.48%          833
NYPP       W_OP    $   25  25,532  1,184       4.64%  1,162       4.55%         772  2,346       9.19%          814
NYPP       SH_SP   $   40  31,294  1,164       3.72%  1,078       3.45%         669  2,242       7.16%          695
NYPP       SH_P    $   30  26,496  1,111       4.19%  1,078       4.07%         786  2,189       8.26%          821
NYPP       SH_OP   $   20  25,069  1,066       4.25%  1,041       4.15%         719  2,107       8.41%          755

Privileged  and  Confidential                                                                               Page  6
Prepared  at  the  Request  of  Counsel

                                                                                            Exhibit No. J-9 (WHH-9)

                                                Energy East and RG&&E
                                             Vertical Market Power Study
                                (Generation Attributed to Upstream LDCs or Pipelines)


                                                   PRE-MERGER                                    POST-MERGER
                           Market     Energy East           ROGE            HHI         Energy East         HHI
Market     Period  Price    Size    MW    Mkt Share    MW    Mkt Share   Pre-Merger   MW    Mkt Share   Post-Merger
NYPP_ETE   S_SP1   $  150  24,289    366       1.51%    471       1.94%         842    838       3.45%          848
NYPP_ETE   S_SP2   $  100  24,289    366       1.51%    471       1.94%         842    838       3.45%          848
NYPP_ETE   S_SP3   $   75  22,742    367       1.61%    468       2.06%         834    835       3.67%          840
NYPP_ETE   S_P     $   50  21,104    372       1.76%    470       2.23%         749    842       3.99%          757
NYPP_ETE   S_OP    $   25  11,669    478       4.10%    358       3.07%         976    837       7.17%        1,001
NYPP_ETE   W_SP    $   50  18,653    457       2.45%    405       2.17%         825    862       4.62%          835
NYPP_ETE   W_P     $   45  18,413    459       2.49%    405       2.20%         830    864       4.69%          841
NYPP_ETE   W_OP    $   30  11,828    538       4.55%    366       3.09%         953    904       7.65%          981
NYPP_ETE   SH_SP   $   50  20,343    416       2.04%    400       1.97%         696    816       4.01%          704
NYPP_ETE   SH_P    $   40  15,371    441       2.87%    400       2.60%         749    841       5.47%          764
NYPP_ETE   SH_OP   $   25  12,006    489       4.08%    363       3.02%         853    852       7.10%          878

PJM_ALL    S_SP1   $  150  59,116     38       0.06%     45       0.08%         773     83       0.14%          773
PJM_ALL    S_SP2   $  100  58,911     36       0.06%     43       0.07%         772     79       0.13%          772
PJM_ALL    S_SP3   $   75  58,426     37       0.06%     43       0.07%         767     79       0.14%          767
PJM_ALL    S_P     $   50  52,485     38       0.07%     44       0.08%         775     82       0.16%          775
PJM_ALL    S_OP    $   20  37,396     70       0.19%     79       0.21%         923    149       0.40%          923
PJM_ALL    W_SP    $   45  53,703     92       0.17%     94       0.18%         741    187       0.35%          741
PJM_ALL    W_P     $   35  48,742    147       0.30%    144       0.30%         764    292       0.60%          764
PJM_ALL    W_OP    $   25  39,437    168       0.43%    162       0.41%         860    330       0.84%          860
PJM_ALL    SH_SP   $   40  46,002    109       0.24%    118       0.26%         721    227       0.49%          722
PJM_ALL    SH_P    $   30  38,493    121       0.31%    130       0.34%         782    251       0.65%          782
PJM_ALL    SH_OP   $   20  35,642    126       0.35%    135       0.38%         813    260       0.73%          813

PJM_C+E    S_SP1   $  150  41,549     19       0.05%     24       0.06%       1,011     43       0.10%        1,011
PJM_C+E    S_SP2   $  100  41,344     19       0.05%     24       0.06%       1,008     43       0.10%        1,008
PJM_C+E    S_SP3   $   75  40,859     19       0.05%     24       0.06%       1,000     43       0.11%        1,000
PJM_C+E    S_P     $   50  36,228     20       0.06%     26       0.07%       1,032     46       0.13%        1,032
PJM_C+E    S_OP    $   20  25,092     47       0.19%     56       0.22%       1,312    104       0.41%        1,312
PJM_C+E    W_SP    $   45  36,370     46       0.13%     48       0.13%       1,022     94       0.26%        1,023
PJM_C+E    W_P     $   35  33,514     62       0.19%     65       0.20%       1,058    128       0.38%        1,058
PJM_C+E    W_OP    $   25  25,996     71       0.27%     74       0.29%       1,253    146       0.56%        1,253
PJM_C+E    SH_SP   $   40  30,657     66       0.21%     68       0.22%       1,006    134       0.44%        1,006
PJM_C+E    SH_P    $   30  25,905     73       0.28%     74       0.29%       1,113    147       0.57%        1,113
PJM_C+E    SH_OP   $   20  22,939     88       0.38%     86       0.37%       1,207    174       0.76%        1,207

PJM_EAST   S_SP1   $  150  33,128     20       0.06%     21       0.06%       1,057     41       0.12%        1,057
PJM_EAST   S_SP2   $  100  32,923     20       0.06%     21       0.06%       1,052     41       0.13%        1,052
PJM_EAST   S_SP3   $   75  32,437     20       0.06%     21       0.07%       1,038     42       0.13%        1,038
PJM_EAST   S_P     $   50  28,034     19       0.07%     22       0.08%       1,060     41       0.15%        1,060
PJM_EAST   S_OP    $   20  18,060     42       0.23%     51       0.28%       1,257     92       0.51%        1,257
PJM_EAST   W_SP    $   45  27,707     30       0.11%     33       0.12%       1,050     63       0.23%        1,050
PJM_EAST   W_P     $   35  25,081     45       0.18%     49       0.20%       1,059     94       0.37%        1,059
PJM_EAST   W_OP    $   25  18,833     49       0.26%     54       0.29%       1,185    103       0.55%        1,185
PJM_EAST   SH_SP   $   40  23,446     46       0.20%     51       0.22%       1,005     97       0.41%        1,005
PJM_EAST   SH_P    $   30  19,355     48       0.25%     52       0.27%       1,053    100       0.52%        1,053
PJM_EAST   SH_OP   $   20  16,475     61       0.37%     63       0.38%       1,148    123       0.75%        1,148

PJM_W+C+E  S_SP1   $  150  59,116     36       0.06%     43       0.07%         776     79       0.13%          776
PJM_W+C+E  S_SP2   $  100  58,911     36       0.06%     43       0.07%         774     79       0.13%          774
PJM_W+C+E  S_SP3   $   75  58,426     37       0.06%     43       0.07%         769     79       0.14%          769
PJM_W+C+E  S_P     $   50  52,485     38       0.07%     44       0.08%         778     82       0.16%          778
PJM_W+C+E  S_OP    $   20  37,377     70       0.19%     79       0.21%         926    149       0.40%          926
PJM_W+C+E  W_SP    $   45  53,703     92       0.17%     94       0.18%         743    187       0.35%          743
PJM_W+C+E  W_P     $   35  48,742    147       0.30%    144       0.30%         764    292       0.60%          764
PJM_W+C+E  W_OP    $   25  39,437    168       0.43%    162       0.41%         865    330       0.84%          866
PJM_W+C+E  SH_SP   $   40  46,002    109       0.24%    118       0.26%         720    227       0.49%          720
PJM_W+C+E  SH_P    $   30  38,493    176       0.46%    166       0.43%         779    342       0.89%          779
PJM_W+C+E  SH_OP   $   20  35,642    126       0.35%    135       0.38%         817    260       0.73%          817

Privileged  and  Confidential                                                                               Page  7
Prepared  at  the  Request  of  Counsel

                                                                                 Exhibit No. J-10 (WHH-10)

                                         DOWNSTREAM CAPACITY SERVED BY APPLICANTS

                                               CAPACITY
COMPANY                           PLANT          (MW)       TYPE OF SERVICE         NOTES ON ALTERNATIVES
BY ENERGY EAST

BY NYSEG:
---------
   AES                       Greenidge               161  Transportation
   US Salt                                             5  Transportation
   Cornell University                                  8  Transportation
   Anntioch                  Cogen                    50  Transportation

BY SOUTHERN CONNECTICUT GAS
---------------------------
   NRG Energy                New Haven Harbor        466  Transportation
   Bridgeport Energy                                 520  Transportation        dedicated connection to Iroquois
   NRG Energy                Devon                   401  Transportation        served off Iroquois
   Milford                                           544  Transportation        dedicated connection to Iroquois
   Yale                                               14  Transportation/Sales

BY CONNECTICUT NATURAL GAS
--------------------------
   Coastal                   Cogen                    54  Transportation        interconnected to Tennessee
   Hartford Hospital                                   7  Transportation        interconnected to Tennessee
   DCA                       Cogen                     4  Sales                 interconnected to Tennessee and Algonquin
   Pratt and Whitney                                  20  Sales                 interconnected to Algonquin
   Loctite                                             2  Sales                 interconnected to Algonquin


BY MAINE NATURAL GAS
--------------------
   Westbrook Power                                   530
                                               ---------

BY RGS GROUP                                           0
                                               ---------


Total                                              2,786

                                                         Exhibit No. J-11 (WHH-11)

                       NEW YORK STATE ELECTRIC & GAS CORP.
                          FIRM TRANSPORTATION CONTRACTS


                           MAX. DAILY
TERMINATION                 QUANTITY
   DATE      PIPELINE        (MCF/D)
===========  ============  ===========
31-Oct-2013  Algonquin          16,779
31-Mar-2006  Dominion          100,840
31-Mar-2006  Dominion            2,300
31-Mar-2006  Dominion            8,000
31-Mar-2006  Dominion          110,302
31-Oct-2004  Columbia Gas       24,146
31-Oct-2008  Empire State       20,000
31-Oct-2013  Iroquois           17,199
31-Aug-2003  Transco             7,425
31-Oct-2004  Transco            36,794
31-Oct-2001  Tennessee           9,744
31-Oct-2001  Tennessee          18,816
31-Oct-2001  Tennessee           5,000
31-Oct-2005  TransCanada         3,600
31-Oct-2005  TransCanada         4,518
31-Oct-2008  TransCanada        10,000
31-Oct-2005  Texas Gas          15,406
             ------------  -----------

                                                     Exhibit No. J-12 (WHH-12)


                            ROCHESTER GAS & ELECTRIC
                          FIRM TRANSPORTATION CONTRACTS


                                          MAX. DAILY
TERMINATION                       RATE     QUANTITY
   DATE      PIPELINE           SCHEDULE    (MCF/D)
===========  =================  ========  ==============
31-Mar-2004  Dominion           FTNN-GSS       90,600
31-Mar-2004  Dominion           FTNN-GSS      124,000
31-Mar-2004  Dominion           FT             18,000
31-Mar-2002  Dominion Allegany  FT             12,100
31-Oct-2005  Texas Gas          FT             15,100
31-Oct-2012  Transco            FT              9,633 (1)
31-Oct-2008  ANR SE             FT             22,470 (1)
31-Oct-2008  ANR SW             FT             43,000 (1)
31-Oct-2008  Great Lakes        FT            160,054 (1)
31-Oct-2008  Great Lakes        FT             56,222 (1)
31-Oct-2008  TransCanada        FT             35,317
31-Oct-2008  TransCanada        FT            101,929
31-Oct-2008  Empire             FT            172,500
             -----------------  --------  ------------


1 Capacity on these pipelines has been released and therefore is not relevant to capacity under contract to Applicants.

                                                                      Exhibit No. J-13 (WHH-13)

                 PIPELINE CAPACITY INTO NEW YORK AND NEW ENGLAND


                             IMPORT
                            CAPACITY
               PIPELINE      (MMCF/D)                    APPLICANTS' SHARE (EST.)
=====================================      =====================================================
                                                    ENERGY EAST               RG&E   POST-MERGER
                                           --------------------------------          -----------
NEW YORK                                   NYSEG                    TOTAL
          Empire                 503          20                               173
          North Country           56           0                                 0
          St. Lawrence Gas        62           0                                 0
          Tennessee            2,043          34                                 0
          Texas Eastern          562           0                                 0
          Transcontinental     1,110          44                                 0
          CNG (Dominion)       1,415         221                               233
          Columbia               131          24                                 0
          National Fuel Gas      116           0                                 0
          Penn York Energy        95           0                                 0
          Iroquois             1,178          17                                 0
          Algonquin            1,150          17                                 0
          ---------------------------      ------                            ------
                               8,421         377                               405          9.3%


NEW ENGLAND                          Receiving                 MAINE NAT.
                                       State       SCG   CNGC   GAS
                                     --------
          Tennessee              150     CT          50     75
          Algonquin            1,030     CT          80     72
          Iroquois               470     CT          35     25
          Maritimes              400     ME
          Tennessee            1,139     MA
          Algonquin              560     MA
          Maritimes              588     NH
          Granite State          240     NH
          Tennessee               75     NH
          ---------------------------            ----------------------
                               4,652                165    172        0                   4.0%

NEW YORK + NEW ENGLAND        10,364(1)                                  715   405       10.8%

1  Adjusted  to  eliminate  double-counting.

Source:   EIA

                                                       Exhibit No. J-14 (WHH-14)

                          SOUTHERN CONNECTICUT GAS CO.
                          FIRM TRANSPORTATION CONTRACTS


                                         MAX. DAILY
TERMINATION                      RATE     QUANTITY
   DATE      PIPELINE          SCHEDULE    (MCF/D)
===========  ================  ========  ===========
31-Oct-2012  Algonquin         AFT-E          45,593
31-Oct-2012  Algonquin         AFT-1          10,896
31-Oct-2005  Algonquin         AFT-1F         16,853
31-Oct-2012  Algonquin         AFT-1           6,593
31-Mar-2012  Texas Eastern     FTS-5           6,667
31-Mar-2005  Texas Eastern     FT-1           16,853
31-Oct-2012  Texas Eastern     CDS            26,017
31-Oct-2012  Texas Eastern     FT-1            5,249
31-Oct-2009  Texas Eastern     FT-1            4,922
31-Oct-2003  Texas Eastern     FT-1            2,970
 1-Nov-2001  Tennessee         FT-A           37,632
 1-Nov-2001  Tennessee         FT-A            9,408
 1-Nov-2001  Tennessee         FT-A              595
 1-Nov-2001  Tennessee         FT-A              892
31-May-2004  Tennessee         FT-A            1,025
 1-Nov-2011  Iroquois          RTS            35,409
31-Mar-2003  National Fuel     EFT             1,457
 1-Jun-2008  Transcontinental  FT              1,457
31-Mar-2003  Dominion          FTNN            2,902
-----------  ----------------  --------  -----------

                                                    Exhibit No. J-15 (WHH-15)

                       CONNECTICUT NATURAL GAS CORPORATION
                          FIRM TRANSPORTATION CONTRACTS


                                          MAX. DAILY
TERMINATION                     RATE       QUANTITY
   DATE        PIPELINE       SCHEDULE      (MCF/D)
===========  =============  ============  ===========
31-Mar-2000  Algonquin      AFT-1 (ATAP)       14,639
31-Mar-1999  Algonquin      AFT-1 (F-2)         6,340
31-Mar-2000  Algonquin      AFT-1 (F-1)        23,016
15-Apr-2000  Algonquin      AFT-1 (STB)         4,230
15-Apr-2004  Algonquin      AFT-1 (WS-1)       23,712
31-Mar-2007  Dominion       FT (FT-GSS)        19,658
 1-Nov-2011  Iroquois       RTS-2              25,292
31-Mar-2001  National Fuel  FST                 6,900
31-Mar-2002  National Fuel  FST                 8,964
31-Oct-2009  Tennessee      FT-A                6,174
14-Jan-2003  Tennessee      CGT-NE                802
 1-Nov-2010  Tennessee      FT-A                5,099
31-Oct-2006  Tennessee      FT-A               32,652
14-Jan-2003  Tennessee      FT-A                1,212
31-Mar-2005  Tennessee      FT-A               15,375
 1-Nov-2006  Tennessee      FT-A               13,884
31-Oct-2004  Texas Eastern  FT-1                6,340
31-Oct-2004  Texas Eastern  FT-1                4,231
 1-Nov-2003  Texas Eastern  FT-1                2,376
 1-Nov-2003  Texas Eastern  FT-1                4,290
 1-Nov-2004  Texas Eastern  FT-1                3,393
 1-Nov-2004  Texas Eastern  FT-1                6,129
31-Oct-2012  Texas Eastern  CDS                   851
 1-Jun-2008  Transco        FT                  1,877
-----------  -------------  ------------  -----------

                                                             Exhibit No. J-16 (WHH-16)

                                       STORAGE CONTRACTS


                             MAX. STORAGE   MAX. DAILY   MAX. DAILY
TERMINATION                    QUANTITY     INJECTION   WITHDRAWAL
DATE            PIPELINE        (DTH/D)     (DTH/D)      (DTH/D)
===========  ==============  =============  ===========  ===========
NYSEG
31-Mar-2006  Dominion            5,851,555       30,774      103,817
31-Mar-2006  Dominion              275,000        1,528        3,750
31-Mar-2006  Dominion               70,445          391          805
31-Oct-2004  Transco             4,221,767       30,794       62,407
31-Oct-2001  Tennessee             879,818        5,798        9,632
                             --------------------------  -----------
                                11,298,585       69,285      180,411

             Seneca (NYSEG)      1,450,000                         -   (1) Total
                                   300,000                    30,000       Under Contract

SCG
31-Mar-2006  Dominion              650,588                     6,090
31-Mar-2012  Dominion              366,668                     3,668
31-Mar-2012  Dominion              299,999                     2,999
31-Mar-2003  Dominion              145,733                     2,020
30-Apr-2012  Texas Eastern       1,183,438                    16,934
13-Oct-2012  Texas Eastern         184,940                     2,642
1-Nov-2001   Tennessee           1,231,189                    13,679
                             --------------------------  -----------
                                 4,062,555                    48,032

CNG
31-Mar-2006  Dominion               66,755          371          607
31-Mar-2006  Dominion            1,235,603        6,865       11,553
31-Mar-2007  Dominion            1,800,000       10,000       10,000
31-Mar-2001  National Fuel         531,300        3,125        6,900
31-Mar-2002  National Fuel       1,000,000        5,478        9,091
1-Nov-2010   Tennessee             610,003       13,826       13,826
31-Oct-2009  Tennessee             555,702        6,174        6,174
16-Feb-2006  Tennessee             100,000       10,000       19,658
30-Apr-2004  Texas Eastern       1,798,459        9,244       27,207
30-Apr-2012  Texas Eastern          51,060          262          851
                             --------------------------  -----------
                                 7,748,882       65,345      105,867

RGE
31-Mar-2004  Dominion            5,000,000       27,778      124,000
31-Oct-2008  ANR                 8,429,795       42,072      153,269   (2)
31-Mar-2004  Union               2,690,000       20,175       32,280
31-Mar-2004  Union                 610,000       15,250       61,000
                             --------------------------  -----------
                                 8,300,000       63,203      217,280

TOTALS                          32,560,022                   521,590   (1)

1    The totals reflect the portion of Seneca not available for interstate sale.

2 Storage capacity on ANR has been released temporarily and replaced with storage on Union. The subtotals do not reflect the released capacity.

                                    AFFIDAVIT


COUNTY  OF  MIDDLESEX               )
COMMONWEALTH  OF  MASSACHUSETTS     )
                                    )


     WILLIAM H. HIERONYMUS being duly sworn, deposes and states: that he prepared the Affidavit and Exhibits of William H. Hieronymus and that the statements contained therein and the Exhibits attached hereto are true and correct to the best of his knowledge and belief.


                                             -------------------------------
                                                 William  H.  Hieronymus



     SUBSCRIBED  AND  SWORN  TO  BEFORE  ME,  this  the  ___day  of April, 2001.


                                     ---------------------------------------
                                         Notary  Public,  Commonwealth  of
                                         Massachusetts


                              Printed  Name:
                                             -------------------------------
                              My  Commission  Expires:
                                                       ---------------------

                                                                   EXHIBIT  J-17

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy  East  Corporation               )
                                        )
and                                     )            Docket No. EC01-___-000
                                        )
RGS  Energy  Group                      )


    TESTIMONY OF THOMAS T. FOGG, STEVEN S. GARWOOD, AND JEFFREY L. MCKINNEY ON
                               TRANSMISSION ISSUES


INTRODUCTION

ROCHESTER  GAS  AND  ELECTRIC  CORPORATION

Q.   PLEASE  STATE  YOUR  NAME  AND  TITLE.

A. My name is Thomas T. Fogg. I am the Group Manager - Regulatory Policy for Rochester Gas and Electric Corporation ("RG&E").

Q.   MR.  FOGG,  PLEASE  STATE  YOUR  PROFESSIONAL  EXPERIENCE.

A. I am responsible for managing the group that maintains RG&E's relationships with the New York Public Service Commission ("NYPSC") and the Federal Energy Regulatory Commission ("FERC"). During my tenure with the RG&E, which began in 1982, I have worked on cost of service studies, rate design, regulatory settlements and retail access programs. I have testified regarding these issues on numerous occasions before the NYPSC, and have participated in or led all key rate and restructuring negotiations regarding the Company's electric and gas businesses since 1993.

                                                                   EXHIBIT  J-17

Q.   MR.  FOGG,  WHAT  IS  THE  PURPOSE  OF  YOUR  TESTIMONY?

A. I will describe RG&E's transmission system. My testimony is in support of the merger transaction involving RGS Energy Group and Energy East Corporation. In particular, I, along with Messrs. McKinney and Garwood, explain how the three principal public utility subsidiaries of the merging companies, RG&E, Central Maine Power Company ("Central Maine" or "CMP") and New York State Electric & Gas Corporation ("NYSEG") (for purposes of this testimony, "Applicants"), intend to integrate their Open-Access Transmission Tariffs ("OATTs") to ensure that customers who use two or more of the transmission systems are not required to pay more than one company's embedded cost, transmission charge.

CENTRAL  MAINE  POWER  COMPANY

Q.   PLEASE  STATE  YOUR  NAME  AND  TITLE

A. My name is Steven S. Garwood. I am Managing Director - Transmission Operations of Energy East Management Corporation and was until recently Managing Director-Transmission for CMP.

Q.   MR.  GARWOOD,  PLEASE  STATE  YOUR  PROFESSIONAL  EXPERIENCE.

A. My primary responsibilities before I left CMP were to provide management oversight and direction to the areas of Transmission Planning, Transmission Services, Interconnection Agreement Administration, and CMP's Control/Dispatch Center. During my career at CMP, which began in June 1985, I worked in various capacities in the areas of Engineering, Licensing, Cost of Service, and Rate Design. I have participated extensively in the restructuring of the New England Power Pool ("NEPOOL") as part of the NEPOOL Regional Transmission Group negotiating team and as Chair of the Regional Transmission Operations Committee. I serve as CMP's primary representative on the NEPOOL Participant's Committee (formerly the NEPOOL Executive Committee) and have primary responsibility for CMP's participation in the New England Regional Transmission Organization ("NERTO") development process.

                                                                   EXHIBIT  J-17

Q.   MR.  GARWOOD,  WHAT  IS  THE  PURPOSE  OF  YOUR  TESTIMONY?

A. I will describe CMP's transmission system, as well as transmission services within NEPOOL and CMP. My testimony is in support of the merger transaction involving RGS Energy Group and Energy East Corporation.

NEW  YORK  STATE  ELECTRIC  &  GAS  CORPORATION

Q.   PLEASE  STATE  YOUR  NAME  AND  TITLE.

A. My name is Jeffrey L. McKinney. I am Manager of Transmission Services & Regulatory Matters in the Customer Engineering & Delivery Department of NYSEG.

Q.   MR.  MCKINNEY,  PLEASE  STATE  YOUR  PROFESSIONAL  EXPERIENCE.

A. I am responsible for directing and aiding the work of the Transmission Services & Regulatory Matters Section with the primary goals of providing transmission contractual services and formulating strategies and policies related to transmission issues. I coordinate and have ultimate responsibility for filings before FERC related to transmission services and contracts and manage the day-to-day administrative matters of the Section. I have been a member of several New York Power Pool ("NYPP") and Northeast Power Coordinating Council ("NPCC") system study working groups and am familiar with transmission pricing under the New York Independent System Operator ("NYISO") tariff described below.

Q.   MR.  MCKINNEY,  WHAT  IS  THE  PURPOSE  OF  YOUR  TESTIMONY?

A. I will describe NYSEG's transmission services, as well as transmission services within NYISO and NYSEG. My testimony is in support of the merger involving RGS Energy Group and Energy East Corporation.

                                                                   EXHIBIT  J-17

DESCRIPTION  OF  THE  TRANSMISSION  SYSTEMS

Q.   MR.  FOGG,  PLEASE  DESCRIBE  RG&E'S  TRANSMISSION  SYSTEM.

A. RG&E supplies regulated electric and gas service within a 2,700-square-mile service territory with a population of one million people. RG&E's transmission and distribution systems are comprised of 171 substations with a rated transformer capacity of approximately 5,201,771 kilovolt amperes, approximately 716 circuit miles of overhead transmission lines, 400 cable miles of underground transmission cable, and 16,262 miles of overhead distribution cable. RG&E is a member of NYISO. Facilities designated in the NYISO-Transmission Owners Agreement filed and approved in FERC Docket No. ER97-1523-000 are under the operational control of the NYISO, and the NYISO provides transmission services on all RG&E transmission facilities pursuant to the NYISO Open Access Transmission Tariff ("OATT"). RG&E does not own or control any of the transmission lines that comprise the New York to New England interface. All these lines are owned by other New York utilities and are under the operational control of the NYISO.

Q.   MR.  GARWOOD,  PLEASE  DESCRIBE  CMP'S  TRANSMISSION  SYSTEM.

A. Central Maine's transmission system serves approximately 533,000 native load retail customers within an 11,000 square mile territory in southern, central, and western Maine. CMP's transmission system consists of 208 miles of 345 kV lines, 1,065 miles of 115 kV lines and 1,021 miles of 34.5 kV lines. CMP is a member of NEPOOL. As such, all of its qualifying 345 kV and 115 kV transmission facilities are classified as Pool Transmission Facilities ("PTF"), and are under the operational control of the independent system operator for New England ("ISO-NE"). The remainder of CMP's transmission system, consisting of its 34.5 kV transmission lines and its 345 and 115 kV facilities not qualifying as PTF are classified as

------------------------
(1) See Rochester Gas and Electric Corporation's FERC Form No.1, filed May 1, 2000, at pages 426.5, 427.4, 427.5, 429.

                                                                   EXHIBIT  J-17

     non-PTF. Central Maine has retained operational control only over its non-PTF facilities. CMP does not own or control any of the tie lines that comprise the New England to New York interface. These lines, owned by other New England utilities, are within NEPOOL and under the operational control of the ISO-NE.

Q.   MR.  MCKINNEY,  PLEASE  DESCRIBE  NYSEG'S  TRANSMISSION  SYSTEM.

A. NYSEG is a combination electric and gas utility serving approximately 826,000 electric customers and 243,000 gas customers in upstate New York.
     NYSEG's electric transmission system consists of approximately 4,482 circuit miles of line. NYSEG's electric distribution system consists of 35,967 miles of line. Like RG&E, NYSEG is a member of the NYISO. Facilities designated in the NYISO-Transmission Owners Agreement filed and approved in FERC Docket No. ER97-1523-000 are under the operational control of the NYISO, and the NYISO provides transmission services on all NYSEG transmission facilities pursuant to the NYISO OATT. As was the case with RG&E and CMP, NYSEG does not own or control any of the transmission lines that comprise the New York to New England interface. All these lines are owned by other New York utilities and are under the operational control of the NYISO.

TRANSMISSION  SERVICES  WITHIN  NYISO  AND  ON  RG&E  AND  NYSEG

Q.   PLEASE  DESCRIBE  TRANSMISSION  SERVICE WITHIN NYISO AND ON RG&E AND NYSEG.

A. Under the NYISO tariff, all unbundled transmission services, with the exception of certain grandfathered contracts, are administered by the NYISO and offered under the terms of the NYISO OATT. With its "license plate" rate design, transmission service under the NYISO OATT is subject to a single, zonal, embedded cost rate equal to the transmission service charge ("TSC") of the transmission owner on whose system the customer withdraws the energy. Wheels to loads within RG&E and NYSEG's service territories are subject to RG&E's TSC or NYSEG's TSC, as applicable. New York utilities do not offer any new transmission service under their individual OATTs. The NYISO administers all transmission services across all eight New York transmission owners' systems.

                                                                   EXHIBIT  J-17

Q. PLEASE DESCRIBE TRANSMISSION SERVICE WITHIN NYISO ASSOCIATED WITH EXPORTS AND WHEELS THROUGH.

A. Transmission service associated with exports of power from a generator in the NYISO control area out of the NYISO control area ("Exports") or Wheels Through (transmission of energy from another control area, such as NEPOOL, through the NYISO control area to another control area, such as PJM(2)) is subject to the non-pancaked TSC of each system at which the energy exits the NYISO control area. The NYISO calculates generator shift factors to determine the megawatt flow on each of the transmission owner's facilities that comprise the interface to the control area importing the energy. These distribution factors are used in determining each utility's billing units for application of its TSC, but only one TSC applies to each MWh of Export or Wheel Through.

Q.   DO  EITHER  RG&E  OR  NYSEG  APPLY  ITS  TSC TO EXPORTS AND WHEELS THROUGH?

A. Neither RG&E nor NYSEG owns any of the tie lines that comprise the NYISO-to-ISO-NE interface. Therefore, neither RG&E nor NYSEG applies its TSC to Wheels Through and Exports to NEPOOL. RG&E does not own any of the lines comprising the interface between the NYISO control area and any other control area. Accordingly, RG&E does not apply its TSC to Wheels Through and Exports to PJM or any other control area and is not allocated a shift factor for use of its facilities. NYSEG applies its TSC to Wheels Through and Exports to PJM in accordance with the shift factors. RG&E and NYSEG, each, also, receives revenues for wheeling to loads located on or within its service territory.

-------------------------
(2)  The  Pennsylvania-New  Jersey-Maryland  Interconnection.

                                                                   EXHIBIT  J-17

TRANSMISSION  SERVICES  WITHIN  NEPOOL  AND  CMP

Q.   PLEASE  DESCRIBE  TRANSMISSION  SERVICES  WITHIN  NEPOOL  AND  CMP.

A. Within NEPOOL, transmission service over PTF is governed by the NEPOOL OATT, which is administered by ISO-NE.(3) ISO-NE has operational control of all New England utilities' PTF, including CMP's PTF. The provision of open access transmission service over these facilities is provided under the terms of the Restated NEPOOL Agreement and the NEPOOL OATT. The NEPOOL OATT provides for Regional Network Service; Internal Point to Point Service; and service through and exports from NEPOOL ("Through and Out Service") at non-pancaked rates.

Q.   HOW  DOES  ISO-NE  ADMINISTER  TRANSMISSION  SERVICE  OVER  THE PTF SYSTEM?

A. Under the NEPOOL OATT, New England load pays for Regional Network Service over PTF. As a result, generators, power marketers, and other power suppliers do not pay for transmission service to serve load in New England, unless they purchase Internal Point to Point Service. The NEPOOL OATT provides for zonal rates for Regional Network Service and Internal Point to Point Service, which will ultimately be replaced with a system-wide, postage-stamp rate equal to the NEPOOL PTF Rate. Transmission service over the PTF of all NEPOOL member-utilities is subject to NEPOOL OATT charges only and not charges under company-specific OATTs. Through and Out Service, transmission service to wheel power through or export power out of NEPOOL to another control area, such as NYISO, is provided at the NEPOOL PTF Rate. The NEPOOL PTF Rate is a postage stamp rate; thus, a wheel from a generator anywhere on PTF to another control area such as NYISO, is subject only to a single NEPOOL transmission charge under the NEPOOL OATT, irrespective of how many individual transmission systems are used. A New England power marketer or generator that desires to wheel power through or out of NEPOOL must arrange with the ISO-NE and pay for NEPOOL Through and Out Service.

------------------------
(3) The Restated NEPOOL Agreement and NEPOOL OATT became effective on March 1, 1997. ISO-NE took over management and administration of the NEPOOL PTF on July 1, 1998.

                                                                   EXHIBIT  J-17

Q.   HOW  DOES  CMP  ADMINISTER  TRANSMISSION  SERVICE  OVER ITS NON-PTF SYSTEM?

A. Central Maine administers transmission service over its non-PTF system under the terms of its Local OATT. This tariff provides for Local Network Service to network transmission customers connected to CMP's non-PTF transmission system. The CMP Local OATT also provides for Local Point to Point Service to customers, such as generators, connected to CMP's non-PTF system. A generator, for example, could use Local Point to Point Service ("PTP") to transmit power from CMP's local network to the NEPOOL PTF. Thus, a generator located on CMP's local network that wishes to serve load in New England under NEPOOL Regional Network Service would pay only a CMP Local Point to Point Service rate, and New England load would pay for the Regional Network Service. That same generator wishing to serve load in New York must pay for NEPOOL Through and Out Service, in addition to CMP Local Point to Point Service.

RG&E,  NYSEG  AND  CMP  TRANSMISSION  CHARGES  POST-MERGER

Q.   IF  THE  MERGER CONTEMPLATED IN THIS APPLICATION IS CONSUMMATED, WILL THERE
     BE ANY TRANSACTIONS THAT MAY RESULT IN THE ASSESSMENT OF MORE THAN ONE OF RG&E'S, NYSEG'S OR CMP'S TRANSMISSION CHARGE?

A. Following the merger, there will be only three types of transactions that, absent a tariff or billing modification, could result in the assessment of more than one of the RG&E TSC under the NYISO OATT, the NYSEG TSC under the NYISO OATT or the CMP Local PTP charge under the CMP's Local OATT. These three types of transactions are: wheels from a generator on CMP's non-PTF System (a) to wholesale load on either RG&E or NYSEG's system, such as a municipal utility; (b) to a retail load within RG&E or NYSEG's service territory; and (c) through NYSEG's system to a buyer or transmitter in PJM.

                                                                   EXHIBIT  J-17

Q.   DO  THE APPLICANTS PLAN TO PREVENT THE APPLICATION OF MORE THAN ONE CHARGE?

A. Yes. In order to avoid the assessment of more than one charge, RG&E, NYSEG and CMP commit that, upon approval of the merger and for as long as CMP maintains a Local OATT, they will waive otherwise applicable charges such that transmission customers in the types of transactions described above shall not have to pay more than one transmission service charge(4) to RG&E, NYSEG and CMP for transmission service.

Q. WHAT DO THE APPLICANTS PLAN TO DO FOLLOWING THE MERGER TO PREVENT THE ASSESSMENT OF MULTIPLE TRANSMISSION CHARGES?

A. The Applicants commit to amend CMP's Local OATT and to adopt a billing protocol governing NYSEG and RG&E's application of their TSCs under the NYISO OATT to be effective upon consummation of the merger to address the three situations described above in which both the CMP Local Point to Point transmission service charge and either a NYSEG or RG&E TSC would apply.

Q.   PLEASE  DESCRIBE  THE  CMP,  NYSEG  AND  RG&E  BILLING  PROTOCOL.

A. Under this tariff modification - billing protocol proposal, the Applicants agree to assess the greater of the applicable CMP Local PTP transmission charge or the applicable NYSEG or RG&E TSC for transactions where a generator on CMP's non-PTF System wheels power to (a) a wholesale load on NYSEG or RG&E's system, such as a municipal utility, but not a load under their retail access programs, addressed below or (b) PJM. The Applicants will determine the transmission service charges due under the CMP Local OATT, and through the application of the NYSEG or RG&E TSC under the NYISO OATT on a monthly basis and, as long as CMP maintains a Local OATT, to apply only the higher of the two transmission service charges, but not both.

-----------------------
(4) As discussed in this testimony and in the Section 203 Application, the "transmission service charge" under either the CMP OATT or the NYISO OATT includes only the embedded cost charge defined in the applicable tariff and no other charges. For example, it does not include ancillary service charges, congestion charges, losses, contributions in aid of construction, direct assignment of facilities charges, the application of which will remain unchanged by the rate treatment discussed in this testimony.

                                                                   EXHIBIT  J-17

Q.   PLEASE  DESCRIBE  THE  CMP  LOCAL  OATT  AMENDMENT.

A.   As  long  as  CMP  maintains a Local OATT, CMP commits to amend CMP's Local
     OATT to be effective upon consummation of the merger, to waive CMP's otherwise applicable Local Point to Point Service transmission service charge when a generator on CMP's non-PTF System wheels power to a load within RG&E's or NYSEG's service territory pursuant to the applicable retail access program and tariff.

Q.   HOW  WOULD  THIS  PROPOSAL  ELIMINATE  MULTIPLE  CHARGES?

A. Without the CMP OATT protocol below, a generator located on CMP's non-PTF system wheeling power: (a) to a load located on RG&E's or NYSEG's system would have to pay both a CMP Local Point to Point Service charge and the applicable RG&E or NYSEG TSC; (b) pursuant to RG&E or NYSEG's retail access program and tariff provisions to a retail load located in RG&E's or NYSEG's service territory would have to pay both a CMP Local Point to Point Service charge and the applicable RG&E or NYSEG TSC or (c) through NYSEG's system to a buyer or transmitter in the PJM, would have to pay both a CMP Local Point to Point Service charge for the entire transaction and the NYSEG TSC for that portion of the transaction that uses NYSEG's system as determined by the NYISO.

Q. COULD ANY TRANSACTIONS BETWEEN OR ON NYSEG AND RG&E'S TRANSMISSION SYSTEMS CAUSE AN ASSESSMENT OF MORE THAN ONE NYSEG OR RG&E TSC?

A. No. Transactions between NYSEG and RG&E's service territories will not cause a transmission customer to incur both the NYSEG TSC and the RG&E TSC.

                                                                   EXHIBIT  J-17

     The NYISO OATT provides for a license plate rate design so that if a Generator(5) located in RG&E's service territory serves retail access load or wholesale load in NYSEG's service territory or if that generator wheels power through NYSEG's territory to PJM, that generator does not pay the RG&E TSC. The license plate rate design provides that the generator pays the NYSEG TSC based on where the generator withdraws the power, not based on where the power is injected or the systems across which the power is delivered. The same is true where a generator located in NYSEG's service territory serves retail access load or wholesale load in RG&E's service territory. The license plate rate design provides that the generator in NYSEG's service territory will pay the RG&E TSC based on where the generator withdraws the power, but not the NYSEG TSC.

SUMMARY  AND  CONCLUSIONS

Q.   PLEASE  SUMMARIZE  YOUR  CONCLUSIONS.

A. RG&E, NYSEG and CMP have relinquished operational control of their transmission systems to their respective ISOs consistent with FERC-approved tariffs and agreements. Services over the intervening NEPOOL and NYISO transmission systems are offered under the non-discriminatory terms of the NEPOOL OATT and NYISO OATT. RG&E, CMP and NYSEG commit to eliminate the potential effects of multiple transmission charges that would otherwise result from application of CMP's Local OATT, as long as CMP maintains a Local OATT, and the RG&E TSC and the NYSEG TSC under the NYISO OATT. Through these changes, the applicants will eliminate the affects of rate pancaking for those transactions in which both (a) CMP or (b) NYSEG or RG&E would otherwise apply transmission service charges.

------------------------
(5) In this testimony, the term "generator" is used for ease of reference. Under the NYISO OATT, however, the "transmission customer" is required to pay the applicable charges. Applicants recognize that the transmission customer may be a party other than a generator.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


ENERGY  EAST  CORPORATION               )
                                        )
     AND                                )     DOCKET  NO.  EC01-___-000
                                        )
RGS  ENERGY  GROUP,  INC.               )


                                    AFFIDAVIT


CITY  OF  ROCHESTER                     )
                                        )
STATE  OF  NEW  YORK                    )     SS


     NOW, BEFORE ME, the undersigned authority, personally came and appeared Thomas T. Fogg, who, after first being duly sworn by me, did depose and say:

     That the contents of the foregoing testimony on behalf of Energy East Corporation and RGS Energy Group, Inc. are true, correct, accurate and complete to the best of his knowledge information and belief.


                                        /s/  THOMAS  J.  FOGG
                                        ---------------------


Subscribed  and  sworn  to  before  me,  this  27th  day  of  April  2001



                       /s/  JEFFREY  R.  CLARK
                       -----------------------
                           Notary  Public

My  Commission  Expires:          JEFFEREY R. CLARK
County  of  Residence:    Notary Public, State of New York
                                   Monroe County
                          Commission Expires Aug. 24, 2006

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


ENERGY  EAST  CORPORATION               )
                                        )
     AND                                )     DOCKET  NO.  EC01-___-000
                                        )
RGS  ENERGY  GROUP,  INC.               )


                                    AFFIDAVIT


CITY  OF  BOSTON                        )
                                        )
STATE  OF  MASSACHUSETTS                )     SS


     NOW, BEFORE ME, the undersigned authority, personally came and appeared Steven S. Garwood, who, after first being duly sworn by me, did depose and say:

     That the contents of the foregoing testimony on behalf of Energy East Corporation and RGS Energy Group, Inc. are true, correct, accurate and complete to the best of his knowledge, information and belief.


                                     /s/  STEVEN  S.  GARWOOD
                                     ------------------------
                                     Steven  S.  Garwood


Subscribed  and  sworn  to  before  me,  this  27  day  of  April  2001
                                               --


                     /s/
                   ----------------------
                       Notary  Public

My  Commission  Expires:  My  Commission  Expires Sept. 18, 2003
                          --------------------------------------
County  of  Residence:    USA
                          --------------------------------------

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



ENERGY  EAST  CORPORATION               )
                                        )
     AND                                )     DOCKET  NO.  EC01-___-000
                                        )
RGS  ENERGY  GROUP,  INC.               )


                                    AFFIDAVIT


CITY  OF  BINGHAMTON                    )
                                        )
STATE  OF  NEW  YORK                    )     SS


     NOW, BEFORE ME, the undersigned authority, personally came and appeared Jeffrey L. McKinney, who, after first being duly sworn by me, did depose and say:

     That the contents of the foregoing testimony on behalf of Energy East Corporation and RGS Energy Group, Inc. are true, correct, accurate and complete to the best of his knowledge information and belief.


                                /s/  JEFFREY  L.  MCKINNEY
                                --------------------------
                                   Jeffrey  L.  McKinney


Subscribed  and  sworn  to  before  me,  this  27th  day  of  April  2001
                                               ----


                       /s/  GAIL  A.  MARION
                      ---------------------
                         Notary  Public

My  Commission  Expires:  10/26/02
                         --------------------
County  of  Residence:  Broome
                       ----------------------

             GAIL A. MARION
      Notary Public, State of New York
               No. 5003473
       Residing in Broome County
   My Commission Expires Oct. 26, 2002

                                    Exhibit M
                           Proposed Accounting Entries
                                   (thousands)

     Rochester Gas and Electric Corporation is the only company required to maintain its books of account in accordance with the Commission's Uniform System of Accounts that will be affected by the entries to recognize the acquisition of RGS Energy by Energy East Corporation (the merger). The proposed accounting entries for RGE illustrate the effect of using the purchase method of accounting to recognize the merger. Under the purchase method of accounting the excess of the purchase price paid by Energy East over the estimated net fair value of RGS Energy's assets acquired and liabilities assumed plus the estimated transaction costs related to the merger will be "pushed down" as an acquisition adjustment to RGE and be amortized over 40 years, subject to any change in generally accepted accounting principles.

     The proposed accounting entries give effect to the merger as if it occurred December 31, 2000 and reflect preliminary purchase accounting adjustments. Actual amounts may differ from those reflected below and other transactions may be recorded to reflect asset and liabilities as permitted under purchase accounting. The entries do not affect the income statement. The balance sheet lines affected are reflected in the entries.




A.  Determination  of  Acquisition  Premium



Purchase Price                                $1,365,808    (a)


Merger Costs                                       9,500    (b)

Net Book Value                                  (767,115)   (c)
                                        -----------------

Excess Purchase Price                            608,193
                                        -----------------

Nonutility  Subsidiaries
Effect of Fair Market Value Appraisal                  -    (d)
                                        -----------------
Acquisition Adjustment                          $608,193
                                        =================


a) The purchase price is based on a conversion of 45% of the RGS Energy's common stock outstanding at December 31, 2000, into 2.0637 Energy East shares per RGS share and the conversion of 55% of RGS Energy's common stock outstanding at December 31, 2000, into $39.50 per share. The exchange ratio of 2.0637 is based on a value of $39.50 per RGS energy share and a market price of $19.14 per energy East share. If the average market price is between $16.57 per share and $22.41 per share, then each RGS Energy share converted into stock will be exchanged for $39.50 worth of Energy East shares. If the average market price is less than or equal to $16.57, then each RGS Energy share converted into stock will be exchanged for 2.3838 Energy East shares, irrespective of the value of the Energy East shares. Finally, if the average market price is greater than or equal to $22.41 per share, then each RGS Energy share will be exchanged for 1.7626 Energy East shares, again irrespective of the value of Energy East shares.

b)   This  amount  reflects  Energy  East's  estimated  merger-related  costs.

c)   This  amount  reflects  RGS  Energy's  net book value at December 31, 2000.

d) RGS Energy's nonutility assets and liabilities will be revalued to fair market value, including an allocation to goodwill, if appropriate. The net change will decrease or increase the goodwill/acquisition adjustment pushed down to RGE.


B.   Rochester  Gas  and  Electric  Corporation
     ------------------------------------------

1.  To  record  the  acquisition  adjustment  entry  to  Account  102.


 FERC    Description                       Debit      Credit
 ----    -----------                       -----      ------
Account
-------
  No.
  ---

    102  Utility plant purchased or sold  $608,193
    211  Miscellaneous paid in capital
                                                    ($608,193)


2.  To  transfer  the  acquisition  premium  in  Account  102  to  Account  114.

 FERC    Description                       Debit      Credit
 ----    -----------                       -----      ------
Account
-------
  No.
  ---

    114  Plant acquisition adjustment  $608,193
    102  Plant purchased or sold                 ($608,193)


3. To record the difference between RGE's net pension benefit and the previously recognized liability.

 FERC    Description                       Debit      Credit
 ----    -----------                       -----      ------
Account
-------
  No.
  ---

    174  Other asset- pension benefit     $239,900
    254  Regulatory liability- pension
         benefit                                   ($239,900)


4. To record the difference between RGE's net other postretirement benefit obligation and the previously recognized liability.

 FERC    Description                       Debit      Credit
 ----    -----------                       -----      ------
Account
-------
  No.
  ---

    182.3  Regulatory asset- other
           postretirement obligation     $30,800
    228.3  Other postretirement benefit
           obligation                              ($30,800)


5.  To  reclass  retained  earnings  to  miscellaneous  paid  in  capital.

 FERC    Description                       Debit      Credit
 ----    -----------                       -----      ------
Account
-------
  No.
  ---

215, 216  Retained earnings              $166,184
211       Miscellaneous paid in capital            ($166,184)

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy East Corporation               )
                                      )
       and                            )                Docket No. EC01-97-000
                                      )
RGS Energy Group, Inc.                )

                                NOTICE OF FILING

     Take notice that on May 9, 2001, Energy East Corporation ("Energy East") and RGS Energy Group, Inc. ("RGS Group") filed with the Federal Energy Regulatory Commission, on behalf of their jurisdictional subsidiaries, a joint application pursuant to section 203 of the Federal Power Act for authorization of the disposition of jurisdictional facilities resulting from the transaction between Energy East and RGS Group pursuant to an "Agreement and Plan of Merger" dated February 16, 2001, by and among Energy East, RGS Group and Eagle Merger Corp. ("Eagle").

     Energy East will acquire 100 percent of the common stock of RGS Group. RGS Group will merge with and into Eagle, which will be a wholly owned subsidiary of Energy East at the effective time of the merger. Eagle will survive the merger as New RGS and will continue to conduct RGS Group's businesses under the name RGS Energy Group, Inc. as a direct, wholly owned subsidiary of Energy East. As soon as practicable after the merger, Energy East will transfer all of NYSEG's common stock to New RGS, so that NYSEG and RG&E can be operated under a combined management structure.

     Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR 385.211 and 385.214). All such motions and protests should be filed on before ______, 2001. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).
    --------------------------------------

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy  East  Corporation               )
                                        )
         and                            )          Docket  No.  EC01-97-000
                                        )
RGS  Energy  Group,  Inc.               )


                                  VERIFICATION


     New  York,  New  York              )

     NOW, BEFORE ME, the undersigned authority, personally came and appeared, Kenneth M. Jasinski, who, after first being duly sworn by me, did say:

     That he is the Executive Vice President, General Counsel and Secretary of Energy East Corporation, that he has the authority to verify the foregoing information and exhibits on behalf of Energy East Corporation, that he has knowledge of the matters therein; and that to the best of his knowledge, information and belief, the representations made are true and correct.


                                        /s/  KENNETH  M.  JASINSKI
                                        --------------------------
                                        Kenneth  M.  Jasinski


SUBSCRIBED  AND  SWORN  to  before  me  this  25  day  of  April,  2001.
                                              --


/s/  LORRAINE  VECCHIONE
------------------------
Notary  Public

[SEAL]

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy  East  Corporation               )
                                        )
         and                            )          Docket  No.  EC01-97-000
                                        )
RGS  Energy  Group,  Inc.               )


                                  VERIFICATION


     City  of  Rochester                )
     County  of  Monroe                 )
     State  of  New  York               )


     NOW, BEFORE ME, the undersigned authority, personally came and appeared, Michael T. Tomaino, who, after first being duly sworn by me, did say:

     That he is the Senior Vice President and General Counsel of RGS Energy Group, that he has the authority to verify the foregoing information and exhibits on behalf of RGS Energy Group, that he has knowledge of the matters therein; and that to the best of his knowledge, information and belief, the representations made are true and correct.


                                        /s/  MICHAEL  T.  TOMAINO
                                        -------------------------
                                        Michael  T.  Tomaino


SUBSCRIBED  AND  SWORN  to  before  me
this  26th  day  of  April,  2001.
      ----


/s/  CHRISTINA  K.  SARDOU
--------------------------
Notary  Public

[SEAL]

                                   Exhibit Q-1


                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy  East  Corporation               )
                                        )           Docket No.: EC01-97-000
         and                            )
                                        )
RGS  Energy  Group,  Inc.               )

                                PROTECTIVE ORDER

                                 (Issued      )

     1. This Protective Order shall govern the use of all Protected Materials produced by, or on behalf of, any Participant. Notwithstanding any order terminating this proceeding, this Protective Order shall remain in effect until specifically modified or terminated by the Federal Energy Regulatory Commission ("Commission") or the Presiding Administrative Law Judge ("Presiding Judge").

     2. A Participant may designate as protected those materials which customarily are treated by that Participant as sensitive or proprietary, which are not available to the public, and which, if disclosed freely, would subject that Participant or its customers to risk of competitive disadvantage or other business injury.

     3.   Definitions - for purposes of this Order:

          (a) The term "Participant" shall mean a Participant as defined in 18 CFR Sec. 385.102(b).

          (b) (1) The term "Protected Materials" means (A) materials (including depositions) provided by a Participant in response to discovery requests and designated by such Participant as protected; (B) any information contained in or obtained from such designated materials; (C) any other materials which are made subject to this Protective Order by the Commission, by the Presiding Judge, by any court or other body having appropriate authority, or by agreement of the Participants; (D) notes of Protected Materials; and (E) copies of Protected Materials. The Participant producing the Protected Materials shall physically mark them on each page as "PROTECTED MATERIALS" or with words of similar import as long as the term "Protected Materials" is included in that designation to indicate that they are Protected Materials.

                (2) The term "Notes of Protected Materials" means memoranda, handwritten notes, or any other form of information (including electronic form) which copies or discloses materials described in Paragraph 3(b)(1). Notes of Protected Materials are subject to the same restrictions provided in this Order for Protected Materials except as specifically provided in this Protective Order.

                (3) Protected Materials shall not include (A) any information or document contained in the files of the Commission, or any other federal or state agency, or any federal or state court, unless the information or document has been determined to be protected by such agency or court, or (B) information that is public knowledge, or which becomes public knowledge, other than through disclosure in violation of this Protective Order.

           (c) The term "Non-Disclosure Certificate" shall mean the certificate annexed hereto by which Participants who have been granted access to Protected Materials shall certify their understanding that such access to Protected Materials is provided pursuant to the terms and restrictions of this Protective Order, and that such Participants have read the Protective Order and agree to be bound by it. All Non-Disclosure Certificates shall be served on all parties on the official service list maintained by the Secretary in this proceeding.

           (d) The term "Reviewing Representative" shall mean a person who has signed a Non-Disclosure Certificate and who is:

               (1)  Commission  Litigation  Staff;

               (2) an attorney who has made an appearance in this proceeding for a Participant;

               (3) attorneys, paralegals, and other employees associated for purposes of this case with an attorney described in (2);

               (4) an expert or an employee of an expert retained by a Participant for the purpose of advising, preparing for or testifying in this proceeding;

               (5) a person designated as a Reviewing Representative by order of the Commission or the Presiding Judge; or

               (6) employees or other representatives of Participants appearing in this proceeding with significant responsibility for this docket.

     4. Protected Materials shall be made available under the terms of this Protective Order only to Participants and only through their Reviewing Representatives as provided in Paragraphs 7, 8, and 9.

     5. Protected Materials shall remain available to Participants until the later of the date that an order terminating this proceeding becomes no longer subject to judicial review, or the date that any other Commission proceeding relating to the Protected Material is concluded and no longer subject to judicial review. If requested to do so in writing after that date, the Participants shall, within fifteen days of such request, return the Protected Materials (excluding Notes of Protected Materials) to the Participant that produced them, or shall destroy the materials, except that copies of filings, official transcripts and exhibits in this proceeding that contain Protected Materials, and Notes of Protected Material may be retained, if they are maintained in accordance with Paragraph 6, below. Within such time period each Participant, if requested to do so, shall also submit to the producing Participant an affidavit stating that, to the best of its knowledge, all Protected Materials and all Notes of Protected Materials have been returned or have been destroyed or will be maintained in accordance with Paragraph 6. To the extent Protected Materials are not returned or destroyed, they shall remain subject to the Protective Order.

     6. All Protected Materials shall be maintained by the Participant in a secure place. Access to those materials shall be limited to those Reviewing Representatives specifically authorized pursuant to Paragraphs 8 and 9. The Secretary shall place any Protected Materials filed with the Commission in a non-public file. By placing such documents in a non-public file, the Commission is not making a determination of any claim of privilege. The Commission retains the right to make determinations regarding any claim of privilege and the discretion to release information necessary to carry out its jurisdictional responsibilities.

     For documents submitted to Commission Litigation Staff ("Staff"), Staff shall follow the notification procedures of 18 CFR Sec. 388.112 before making public any Protected Materials.

     7. Protected Materials shall be treated as confidential by each Participant and by the Reviewing Representative in accordance with the certificate executed pursuant to Paragraph 9. Protected Materials shall not be used except as necessary for the conduct of this proceeding, nor shall they be disclosed in any manner to any person except a Reviewing Representative who is engaged in the conduct of this proceeding and who needs to know the information in order to carry out that person's responsibilities in this proceeding.
Reviewing representatives may make copies of Protected Materials, but such copies become Protected Materials. Reviewing Representatives may make notes of

Protected Materials, which shall be treated as Notes of Protected Materials if they disclose the contents of Protected Materials.

     8. (a) If a Reviewing Representative's scope of employment includes the marketing of energy, the direct supervision of any employee or employees whose duties include the marketing of energy, the provision of consulting services to any person whose duties include the marketing of energy, or the direct supervision of any employee or employees whose duties include the marketing of energy, such Reviewing Representative may not use information contained in any Protected Materials obtained through this proceeding to give any Participant or any competitor of any Participant a commercial advantage.

           (b) In the event that a Participant wishes to designate as a Reviewing Representative a person not described in Paragraph 3(d) above, the Participant shall seek agreement from the Participant providing the Protected Materials. If an agreement is reached that person shall be a Reviewing Representative pursuant to Paragraph 3(d) above with respect to those materials. If no agreement is reached, the Participant shall submit the disputed designation to the Commission or to the Presiding Judge for resolution.

     9.     (a)     A  Reviewing  Representative  shall  not  be  permitted  to inspect, participate in discussions regarding, or otherwise be permitted access to Protected Materials pursuant to this Protective Order unless that Reviewing Representative has first executed a Non-Disclosure Certificate provided that if an attorney qualified as a Reviewing Representative has executed such a certificate, the paralegals, secretarial and clerical personnel under the attorney's instruction, supervision or control need not do so. A copy of each Non-Disclosure Certificate shall be provided to counsel for the Participant asserting confidentiality prior to disclosure of any Protected Material to that Reviewing Representative.

           (b) Attorneys qualified as Reviewing Representatives are responsible for ensuring that persons under their supervision or control comply with this order.

     10. Any Reviewing Representative may disclose Protected Materials to any other Reviewing Representative as long as the disclosing Reviewing Representative and the receiving Reviewing Representative both have executed a Non-Disclosure Certificate. In the event that any Reviewing Representative to whom the Protective Materials are disclosed ceases to be engaged in these proceedings, or is employed or retained for a position whose occupant is not qualified to be a Reviewing Representative under Paragraphs 3(d), access to Protected Materials by that person shall be terminated. Even if no longer engaged in this proceeding, every person who has executed a Non-Disclosure Certificate shall continue to be bound by the provisions of this Protective Order and the certification.

     11. Subject to Paragraph 17, the Presiding Administrative Law Judge shall resolve any disputes arising under this Protective Order. Prior to presenting any dispute under this Protective Order to the Presiding Administrative Law Judge, the parties to the dispute shall use their best efforts to resolve it. Any participant that contests that the designation of materials as protected shall notify the party that provided the protected materials by specifying in writing the materials whose designation is contested. This Protective Order shall automatically cease to apply to such materials five
(5) business days after the notification is made unless the designator, within said five-day period, files a motion with the Presiding Administrative Law Judge, with supporting affidavits, demonstrating that the materials should continue to be protected. In any challenge to the designation of materials as protected, the burden of proof shall be on the participant seeking protection. If the Presiding Administrative Law Judge finds that the materials at issue are not entitled to protection, the procedures of Paragraph 17 shall apply.

     12. All copies of all documents reflecting Protected Materials, including the portion of the hearing testimony, exhibits, transcripts, briefs, and other documents which refer to Protected Materials, shall be filed and served in sealed envelopes or other appropriate containers endorsed to the effect that they are sealed pursuant to this Protective Order. Such documents shall be marked "PROTECTED MATERIALS" and shall be filed under seal and served under seal upon the Commission or the Presiding Judge and all Reviewing
Representatives who are on the service list for anything filed under seal, redacted versions or, where an entire document is protected, a letter indicating such, will also be filed with the Commission and served on all parties on the service list and the Presiding Judge. Counsel for the producing Participant shall provide to all Participants who request the same, a list of Reviewing Representatives who are entitled to receive such material. Counsel shall take all reasonable precautions necessary to assure that Protected Materials are not distributed to unauthorized persons.

     If any Participant desires to include, utilize or refer to any Protected Materials or information derived therefrom in testimony or exhibits during the hearing in this proceeding in such a manner that might require disclosure of such material to persons other than reviewing representatives, such participant shall first notify both counsel for the disclosing participant and the Commission or the Presiding Judge of such desire, identifying with particularity each of the Protected Materials. Thereafter, use of such Protected Material will be governed by procedures determined by the Commission or the Presiding Judge.

     13. Nothing in this Protective Order shall be construed as precluding any Participant from objecting to the use of Protected Materials on any legal grounds.

     14. Nothing in this Protective Order shall preclude any Participant from requesting the Commission, the Presiding Judge, or any other body having appropriate authority, to find that this Protective Order should not apply to all or any materials previously designated as Protected Materials pursuant to this Protective Order. The Commission or the Presiding Judge may alter or amend this Protective Order as circumstances warrant at any time during the course of this proceeding.

     15. Each party governed by this Protective Order has the right to seek changes in it as appropriate from the Commission or the Presiding Judge.

     16. All Protected Materials filed with the Commission, the Presiding Judge, or any other judicial or administrative body, in support of, or as a part of, a motion, other pleading, brief, or other document, shall be filed and served in sealed envelopes or other appropriate containers bearing prominent markings indicating that the contents include Protected Materials subject to this Protective Order.

     17. If the Commission or the Presiding Judge finds at any time in the course of this proceeding that all or part of the Protected Materials need not be protected, those materials shall, nevertheless, be subject to the protection afforded by this Protective Order for three (3) business days from the date of issuance of the Commission's or the Presiding Judge's decision, and if the

Participant seeking protection files an interlocutory appeal or requests that the issue be certified to the Commission, for an additional seven (7) business days. None of the Participants waives its right to seek additional administrative or judicial remedies after the Commission's or the Presiding Judge's decision respecting Protected Materials or Reviewing Representatives, or the Commission's denial of any appeal thereof. The provisions of 18 CFR Sec.
388.112 shall apply to any requests for Protected Materials in the files of the Commission under the Freedom of Information Act. (5 U.S.C. Sec. 552)

     18. Nothing in this Protective Order shall be deemed to preclude any Participant from independently seeking through discovery in any other administrative or judicial proceeding information or materials produced in this proceeding under this Protective Order.

     19. None of the Participants waives the right to pursue any other legal or equitable remedies that may be available in the event of actual or anticipated disclosure of Protected Materials.

     20. The contents of Protected Materials or any other form of information that copies or discloses Protected Materials shall not be disclosed to anyone other than in accordance with this Protective Order and shall be used only in connection with this proceeding. Any violation of this Protective Order and of any Non-Disclosure Certificate executed hereunder shall constitute a violation of an order of the Commission.

                                   Exhibit Q-1


                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Energy East Corporation                  )
                                         )          Docket No.: EC01-97-000
     and                                 )
                                         )
RGS Energy Group, Inc.                   )


                           NON-DISCLOSURE CERTIFICATE
                           --------------------------

     I hereby certify my understanding that access to Protected Materials is provided to me pursuant to the terms and restrictions of the Protective Order in this proceeding, that I have been given a copy of and have read the Protective Order, and that I agree to be bound by it. I understand that the contents of the Protected Materials, any notes or other memoranda, or any other form of information that copies or discloses Protected Materials shall not be disclosed to anyone other than in accordance with that Protective Order. I acknowledge that a violation of this certificate constitutes a violation of an order of the Federal Energy Regulatory Commission.


                                              By:
                                                 -------------------------------
                                              Title:
                                                     ---------------------------
                                              Representing:
                                                           ---------------------
                                              Date:
                                                   -----------------------------

                                   Exhibit Q-2

                            CONFIDENTIALITY AGREEMENT
                            -------------------------

This  Confidentiality  Agreement  is  dated  ___________________________

WHEREAS PA Consulting Group ("PA") has developed the Competitive Analysis Screening model ("CASm") for the specific purpose of performing analyses related to Appendix A of the FERC Merger Policy Statement, Order No. 592;

WHEREAS CASm is confidential and valuable proprietary property of PA, and is considered to be a trade secret;

WHEREAS in connection with the application of Energy East Corporation and RGS Energy Group, Inc. ("Applicants") (before the Federal Energy Regulatory Commission, Docket No. EC01-__-000) (the "Application"), _________________ requires disclosure of CASm (the "Confidential Information") to certain of its staff and to outside technical experts (collectively, the "Recipients"), and agrees that such disclosure will be subject to the terms and conditions set forth in this Confidentiality Agreement; and

WHEREAS, in consideration of the disclosure of CASm, the undersigned Recipient is willing to keep the Confidential Information confidential in accordance with the terms and conditions set forth in this Agreement.

NOW,  THEREFORE,  PA  and  the  undersigned  Recipient  hereby agree as follows:

1.   CONFIDENTIALITY.  The  Recipient  agrees to hold CASm in strict confidence,
     ----------------
     not to disclose, distribute or disseminate it in any way to any third party who has not already signed a copy of this Agreement, and not to use CASm for its own benefit or the benefit of others, except in connection with the consideration of the Application as expressly authorized in this Agreement. This Agreement does not extend to the results of runs performed by Recipient using CASm. In order to comply with this obligation, the Recipient further agrees to make only two copies of CASm, and to restrict the access to CASm to only those persons who have a need to know and who specifically agree in writing to the terms of this Agreement. The obligations set forth herein do not apply to information which is (1) publicly known or becomes publicly known through no fault or unauthorized act of the Recipient, (2) received from a third party not bound to secrecy to PA, or (3) independently developed by the Recipient without use of PA's proprietary property so long as such independent development can be clearly documented and verified.

2.   RETURN  OF  CASM.  Upon  completion  of  its review of the Application, the
     -----------------
     Recipient agrees to return all copies of CASm it received or made, and any and all derivatives thereof, to PA. Nothing in this Agreement shall require the Recipient to return to PA any of the runs performed by Recipient using CASm.

3.   NO FURTHER RIGHTS.  Nothing  contained in this Agreement shall be construed
     -----------------
     as granting or conferring any rights by license or otherwise in CASm, except as expressly provided herein.

4.   INJUNCTIVE  RELIEF.  The  Recipient  acknowledges  and  agrees that CASm is
     ------------------
     the confidential, proprietary property of PA, and that the unauthorized use or disclosure of CASm could cause irreparable harm and significant injury to PA for which PA would have no adequate remedy at law. Therefore, PA shall have the right, in addition to any other rights PA may have at law or in equity, to seek immediate injunctive relief enjoining any breach or potential breach of this Agreement by the Recipient. The Recipient hereby waives the necessity of posting any form of bond relating to the issuance of injunctive relief.

5.   NO  MODIFICATIONS.  This  Agreement  may  only  be  modified  by  a written
     -----------------
     document  executed  by  authorized  representatives  of  the  parties.

6.   OTHER  AGREEMENTS.  Nothing  in  this Agreement provides for the disclosure
     ------------------
     of information that Applicants contend is privileged and confidential. To the extent that the disclosure of CASm-related data files includes the disclosure of Applicants' privileged or confidential information, the Recipients must obtain all necessary approvals for the disclosure of such information from the Applicants prior to PA's disclosure of CASm-related data files.

IN WITNESS WHEREOF, PA and the undersigned Recipient have each caused this Agreement to be signed and delivered as of the date first set forth above.

PA  CONSULTING  GROUP                    THE  RECIPIENT

By:_________________________________     By:______________________________

Name:_______________________________     Name:____________________________

Title:______________________________     Title:___________________________

                             CERTIFICATE OF SERVICE


     I hereby certify that I have served, by first-class mail, postage prepaid, a copy of the foregoing document on the New York Public Service Commission and the Maine Public Utilities Commission.

     Dated at Washington, D.C., this 9th day of May, 2001.


                                            -----------------------------------

                                            Donna  J.  Bobbish
                                            Vinson  &  Elkins,  L.L.P.
                                            1455  Pennsylvania  Avenue,  N.W.
                                            Washington,  D.C.  20004-1008
                                            (202)  639-6618

                                            Attorney for Energy East Corporation